EXHIBIT 4



             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.,
                                    DEPOSITOR

                      GMAC COMMERCIAL MORTGAGE CORPORATION,
                                    Servicer

                             LENNAR PARTNERS, INC.,
                                Special Servicer

                                       and

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                            Trustee and Paying Agent

                         POOLING AND SERVICING AGREEMENT

                                   Dated as of

                                November 23, 2004

        J.P.Morgan Chase Commercial Mortgage Securities Corp. Commercial
                       Mortgage Pass-Through Certificates

                               Series 2004-CIBC10

                                TABLE OF CONTENTS



                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Defined Terms................................................
Section 1.02  Certain Calculations.........................................

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01  Conveyance of Mortgage Loans.................................
Section 2.02  Acceptance by Trustee........................................
Section 2.03  Representations, Warranties and Covenants of the
               Depositor; Mortgage Loan Sellers' Repurchase or
               Substitution of Mortgage Loans for Defects in Mortgage
               Files and Breaches of Representations and Warranties........
Section 2.04  Execution of Certificates; Issuance of Uncertificated
               Lower-Tier Interests........................................
Section 2.05  Grantor Trust Designations...................................

                                   ARTICLE III

                               ADMINISTRATION AND
                           SERVICING OF THE TRUST FUND

Section 3.01  Servicer to Act as Servicer; Special Servicer to Act as
               Special Servicer; Administration of the Mortgage Loans......
Section 3.02  Collection of Mortgage Loan Payments.........................
Section 3.03  Collection of Taxes, Assessments and Similar Items;
               Servicing Accounts..........................................
Section 3.04  The Certificate Account, the Lower-Tier and Upper-Tier
               Distribution Accounts, the Companion Distribution
               Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the Excess Interest Distribution
               Account.....................................................
Section 3.05  Permitted Withdrawals from the Certificate Account, the
               Distribution Accounts and the Companion Distribution
               Account.....................................................
Section 3.06  Investment of Funds in the Certificate Account and the
               REO Account.................................................
Section 3.07  Maintenance of Insurance Policies; Errors and Omissions
               and Fidelity Coverage.......................................
Section 3.08  Enforcement of Due-on-Sale Clauses; Assumption Agreements....
Section 3.09  Realization Upon Defaulted Mortgage Loans....................
Section 3.10  Trustee to Cooperate; Release of Mortgage Files..............
Section 3.11  Servicing Compensation.......................................
Section 3.12  Inspections; Collection of Financial Statements..............
Section 3.12  [RESERVED]...................................................
Section 3.13  Annual Statement as to Compliance............................
Section 3.14  Reports by Independent Public Accountants....................
Section 3.15  Access to Certain Information................................
Section 3.16  Title to REO Property; REO Account...........................
Section 3.17  Management of REO Property...................................
Section 3.18  Sale of Defaulted Mortgage Loans and REO Properties..........
Section 3.19  Additional Obligations of Servicer and Special Servicer......
Section 3.20  Modifications, Waivers, Amendments and Consents..............
Section 3.21  Transfer of Servicing Between Servicer and Special
               Servicer; Recordkeeping; Asset Status Report................
Section 3.22  Sub-Servicing Agreements.....................................
Section 3.23  [RESERVED]...................................................
Section 3.24  Representations, Warranties and Covenants of the Servicer....
Section 3.25  Representations, Warranties and Covenants of the Special
               Servicer....................................................
Section 3.26  Interest Reserve Account.....................................
Section 3.27  Excess Interest Distribution Account.........................
Section 3.28  Directing Certificateholder Contact with Servicer............
Section 3.29  Controlling Class Certificateholders and Directing
               Certificateholder; Certain Rights and Powers of
               Directing Certificateholder.................................
Section 3.30  Intercreditor Agreements.....................................
Section 3.31  Companion Paying Agent.......................................
Section 3.32  Companion Register...........................................

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01  Distributions................................................
Section 4.02  Statements to Certificateholders; CMSA Investor Reporting
               Package (IRP)s..............................................
Section 4.03  P&I Advances.................................................
Section 4.04  Allocation of Collateral Support Deficit.....................
Section 4.05  Appraisal Reductions.........................................
Section 4.06  Certificate Deferred Interest................................
Section 4.07  Grantor Trust Reporting......................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Registration of Transfer and Exchange of Certificates........
Section 5.03  Book-Entry Certificates......................................
Section 5.04  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.05  Persons Deemed Owners........................................
Section 5.06  Certificate Ownership Certification..........................
Section 5.07  Appointment of Paying Agent..................................

                                   ARTICLE VI

                          THE DEPOSITOR, THE SERVICER,
                            THE SPECIAL SERVICER AND
                         THE DIRECTING CERTIFICATEHOLDER

Section 6.01  Liability of the Depositor, the Servicer and the Special
               Servicer....................................................
Section 6.02  Merger, Consolidation or Conversion of the Depositor, the
               Servicer or the Special Servicer............................
Section 6.03  Limitation on Liability of the Depositor, the Servicer,
               the Special Servicer and Others.............................
Section 6.04  Depositor, Servicer and Special Servicer Not to Resign.......
Section 6.05  Rights of the Depositor in Respect of the Servicer and
               the Special Servicer........................................
Section 6.06  The Servicer and the Special Servicer as Certificate
               Owner.......................................................
Section 6.07  The Directing Certificateholder, the Highland Hotel
               Portfolio B Note Representative and the Poipu Shopping
               Village B Note Representative...............................

                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default; Servicer and Special Servicer
               Termination.................................................
Section 7.02  Trustee to Act; Appointment of Successor.....................
Section 7.03  Notification to Certificateholders...........................
Section 7.04  Waiver of Events of Default..................................
Section 7.05  Trustee as Maker of Advances.................................

                                  ARTICLE VIII

                 CONCERNING THE TRUSTEE AND THE Paying Agent

Section 8.01  Duties of the Trustee and the Paying Agent...................
Section 8.02  Certain Matters Affecting the Trustee and the Paying
               Agent.......................................................
Section 8.03  Trustee and Paying Agent Not Liable for Validity or
               Sufficiency of Certificates or Mortgage Loans...............
Section 8.04  Trustee or Paying Agent May Own Certificates.................
Section 8.05  Fees and Expenses of Trustee and Paying Agent;
               Indemnification of Trustee and Paying Agent.................
Section 8.06  Eligibility Requirements for Trustee and the Paying Agent....
Section 8.07  Resignation and Removal of the Trustee and Paying Agent......
Section 8.08  Successor Trustee or Paying Agent............................
Section 8.09  Merger or Consolidation of Trustee or Paying Agent...........
Section 8.10  Appointment of Co-Trustee or Separate Trustee................
Section 8.11  Appointment of Custodians....................................
Section 8.12  Access to Certain Information................................
Section 8.13  Representations and Warranties of the Trustee................
Section 8.14  Representations and Warranties of the Paying Agent...........

                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination upon Repurchase or Liquidation of All
               Mortgage Loans..............................................
Section 9.02  Additional Termination Requirements..........................

                                    ARTICLE X

                           ADDITIONAL REMIC PROVISIONS

Section 10.01 REMIC Administration.........................................
Section 10.02 Use of Agents................................................
Section 10.03 Depositor, Servicer and Special Servicer to Cooperate
               with Paying Agent...........................................
Section 10.04 Appointment of REMIC Administrators..........................

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 11.01 Amendment....................................................
Section 11.02 Recordation of Agreement; Counterparts.......................
Section 11.03 Limitation on Rights of Certificateholders...................
Section 11.04 Governing Law................................................
Section 11.05 Notices......................................................
Section 11.06 Severability of Provisions...................................
Section 11.07 Grant of a Security Interest.................................
Section 11.08 Successors and Assigns; Third Party Beneficiaries............
Section 11.09 Article and Section Headings.................................
Section 11.10 Notices to the Rating Agencies...............................

                                    EXHIBITS

Exhibit A-1       Form of Class A-1 Certificate
Exhibit A-2       Form of Class A-2 Certificate
Exhibit A-3       Form of Class A-3 Certificate
Exhibit A-4       Form of Class A-4 Certificate
Exhibit A-5       Form of Class A-5 Certificate
Exhibit A-6       Form of Class A-6 Certificate
Exhibit A-7       Form of Class A-1A Certificate
Exhibit A-8       Form of Class A-J Certificate
Exhibit A-9       Form of Class X-1 Certificate
Exhibit A-10      Form of Class X-2 Certificate
Exhibit A-11      Form of Class B Certificate
Exhibit A-12      Form of Class C Certificate
Exhibit A-13      Form of Class D Certificate
Exhibit A-14      Form of Class E Certificate
Exhibit A-15      Form of Class F Certificate
Exhibit A-16      Form of Class G Certificate
Exhibit A-17      Form of Class H Certificate
Exhibit A-18      Form of Class J Certificate
Exhibit A-19      Form of Class K Certificate
Exhibit A-20      Form of Class L Certificate
Exhibit A-21      Form of Class M Certificate
Exhibit A-22      Form of Class N Certificate
Exhibit A-23      Form of Class P Certificate
Exhibit A-24      Form of Class Q Certificate
Exhibit A-25      Form of Class NR Certificate
Exhibit A-26      Form of Class S Certificate
Exhibit A-27      Form of Class R Certificate
Exhibit A-28      Form of Class LR Certificate
Exhibit B         Mortgage Loan Schedule
Exhibit C         Form of Investment Representation Letter
Exhibit D-1       Form of Transfer Affidavit
Exhibit D-2       Form of Transferor Letter
Exhibit E         Form of Request for Release
Exhibit F         Form of ERISA Representation Letter
Exhibit G         Form of Statement to Certificateholders
Exhibit H         Form of Omnibus Assignment
Exhibit I-1       Form of Regulation S Transfer Certificate during Restricted
                  Period
Exhibit I-2       Form of Regulation S Transfer Certificate after Restricted
                  Period
Exhibit J         Form of Purchase Option Notice
Exhibit K         Form of Transfer Certificate for Rule 144A Book-Entry
                  Certificate to Regulation S Book-Entry Certificate during
                  Restricted Period
Exhibit L         Class X Reference Rates
Exhibit M         Controlling Class Certificateholder's Reports Checklist
Exhibit N         Form of Transfer Certificate for Rule 144A Book-Entry
                  Certificate to Regulation S Book-Entry Certificate after
                  Restricted Period
Exhibit O         Form of Transfer Certificate of Regulation S Book-Entry
                  Certificate to Rule 144A Global Book-Entry during Restricted
                  Period
Exhibit P         Form of Transfer Certificate for Regulation S Book-Entry
                  Certificate during Restricted Period
Exhibit Q         Form Certification to be Provided with Form 10-K
Exhibit R-1       Form of Certification to be Provided to Depositor by Paying
                  Agent
Exhibit R-2       Form of Certification to be Provided to Depositor by
                  Servicer
Exhibit R-3       Form of Certification to be Provided to Depositor by
                  Special Servicer
Exhibit S         Initial Companion Holders
Exhibit T         Form of Notice and Certification regarding Defeasance of
                  Mortgage Loan
Exhibit U         Information Request From Certificateholder, Beneficial
                  Owner or Prospective Purchaser
Exhibit V         Trustee Certification/Exception Report
Exhibit W         Monthly Additional Report on Recoveries and Reimbursements
Exhibit X         Realized Loss Report Form


Schedule 1        Mortgage Loans Containing Additional Debt
Schedule 2        Mortgage Loans which Initially Pay Interest Only
Schedule 3        Assumption Fees on Certain Mortgage Loans

            This Pooling and Servicing Agreement (the "Agreement") is dated and effective as of November 23, 2004, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corporation, as Servicer, Lennar Partners, Inc., as Special Servicer and Wells Fargo Bank, National Association, as Trustee and Paying Agent.

                             PRELIMINARY STATEMENT:

            The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the "Certificates"), to be issued hereunder in multiple classes (each, a "Class"), which in the aggregate will evidence the entire beneficial ownership interest in the trust fund (the "Trust Fund") to be created hereunder, the primary assets of which will be a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"). As provided herein, the Paying Agent shall elect or shall cause an election to be made to treat the Trust Fund (exclusive of the Excess Interest and the Excess Interest Distribution Account) for federal income tax purposes as two separate real estate mortgage investment conduits (the "Upper-Tier REMIC" and the "Lower-Tier REMIC" as described herein).

            The parties intend that the portions of the Trust Fund representing the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof will be treated as a grantor trust under subpart E of Part 1 of subchapter J of the Code and that the beneficial interest therein will be represented by the Class S Certificates.

                                LOWER-TIER REMIC

            The Class LA-1-1, Class LA-1-2, Class LA-2-1, Class LA-2-2, Class LA-3-1, Class LA-3-2, lass LA-3-3, Class LA-4-1, Class LA-4-2, Class LA-5-1, Class LA-5-2, Class LA-6-1, Class LA-6-2, Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7, Class LA-1A-8, Class LA-J, Class LB, Class LC, Class LD, Class LE, Class LF-1, Class LF-2, Class LG-1, Class LG-2, Class LG-3, Class LH, Class LJ-1, Class LJ-2, Class LK, Class LL, Class LM, Class LN, Class LP, Class LQ and Class LNR Uncertificated Interests will evidence "regular interests" in the Lower-Tier REMIC created hereunder. The sole Class of "residual interests" in the Lower-Tier REMIC will be evidenced by the Class LR Certificates.

            The following table sets forth the Original Lower-Tier Principal Amounts and per annum rates of interest for the Uncertificated Lower-Tier Interests and the Class LR Certificates:

     Class                                 Original Lower-Tier
  Designation       Interest Rate            Principal Amount
  -----------       -------------            ----------------
Class LA-1-1             (1)                   $20,557,000
Class LA-1-2             (1)                   $15,910,000
Class LA-2-1             (1)                   $60,091,000
Class LA-2-2             (1)                   $31,501,000
Class LA-3-1             (1)                   $47,370,000
Class LA-3-2             (1)                   $74,444,000
Class LA-3-3             (1)                  $128,722,000
Class LA-4-1             (1)                  $156,172,000
Class LA-4-2             (1)                   $24,724,000
Class LA-5-1             (1)                   $32,090,000
Class LA-5-2             (1)                  $142,784,000
Class LA-6-1             (1)                   $72,387,000
Class LA-6-2             (1)                  $312,481,000
Class LA-1A-1            (1)                    $3,499,000
Class LA-1A-2            (1)                   $21,500,000
Class LA-1A-3            (1)                   $22,785,000
Class LA-1A-4            (1)                   $22,110,000
Class LA-1A-5            (1)                   $52,878,000
Class LA-1A-6            (1)                   $24,088,000
Class LA-1A-7            (1)                   $43,991,000
Class LA-1A-8            (1)                  $259,769,000
Class LA-J               (1)                  $117,739,000
Class LB                 (1)                   $61,323,000
Class LC                 (1)                   $17,170,000
Class LD                 (1)                   $14,717,000
Class LE                 (1)                   $17,171,000
Class LF-1               (1)                   $12,064,000
Class LF-2               (1)                   $10,012,000
Class LG-1               (1)                      $260,000
Class LG-2               (1)                   $20,400,000
Class LG-3               (1)                    $6,322,000
Class LH                 (1)                   $22,076,000
Class LJ-1               (1)                   $23,221,000
Class LJ-2               (1)                    $3,761,000
Class LK                 (1)                    $4,905,000
Class LL                 (1)                    $7,359,000
Class LM                 (1)                   $12,265,000
Class LN                 (1)                    $4,905,000
Class LP                 (1)                    $7,359,000
Class LQ                 (1)                    $2,453,000
Class LNR                (1)                   $26,982,332
Class LR              None (2)

------------

(1) The interest rate for such Class of Uncertificated Lower-Tier Interests shall be the Weighted Average Net Mortgage Rate.

(2) The Class LR Certificates do not have a Certificate Balance or Notional Amount, do not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Regular Distribution Amount shall be distributed to the Holders of the Class LR Certificates (but only to the extent of the Available Distribution Amount for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).

                                UPPER-TIER REMIC

            The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-1A, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class NR, Class X-1 and Class X-2 Certificates will evidence "regular interests" in the Upper-Tier REMIC created hereunder. The sole Class of "residual interests" in the Upper-Tier REMIC created hereunder will be evidenced by the Class R Certificates.

            The following table sets forth the designation, the pass-through rate (the "Pass-Through Rate"), the aggregate initial principal amount (the "Original Certificate Balance") or Notional Amount ("Original Notional Amount"), as applicable, and the initial ratings given each Class by the Rating Agencies (the "Original Ratings") for each Class of Certificates comprising the interests in the Upper-Tier REMIC created hereunder:

                             Initial
                          Pass-Through                     Original Certificate         Ratings (1)
                              Rate                      Balance or Notional Amount     (Moody's/S&P)
----------------------------------------------------------------------------------------------------
Class A-1 (2)             3.1750%                               $36,467,000               Aaa/AAA
Class A-2 (2)             3.8900%                               $91,592,000               Aaa/AAA
Class A-3 (2)             4.1840%                              $250,536,000               Aaa/AAA
Class A-4 (2)             4.5290%                              $180,896,000               Aaa/AAA
Class A-5 (2)             4.6540%                              $174,874,000               Aaa/AAA
Class A-6 (2)             4.8990%                              $384,868,000               Aaa/AAA
Class A-1A (2)            4.7610%                              $450,620,000               Aaa/AAA
Class A-J                 4.9510% (3)                          $117,739,000               Aaa/AAA
Class B                   5.0210% (3)                           $61,323,000                Aa2/AA
Class C                   5.0660% (3)                           $17,170,000               Aa3/AA-
Class D                   5.0970% (3)                           $14,717,000                 A1/A+
Class E                   5.2160% (3)                           $17,171,000                  A2/A
Class F                   5.2150% (3)                           $22,076,000                 A3/A-
Class G                   5.3488% (4)                           $26,982,000             Baa1/BBB+
Class H                   5.5668% (4)                           $22,076,000             Baa2/ BBB
Class J                   5.5798% (5)                           $26,982,000             Baa3/BBB-
Class K                   4.6920% (3)                            $4,905,000               Ba1/BB+
Class L                   4.6920% (3)                            $7,359,000                Ba2/BB
Class M                   4.6920% (3)                           $12,265,000               Ba3/BB-
Class N                   4.6920% (3)                            $4,905,000                 B1/B+
Class P                   4.6920% (3)                            $7,359,000                  B2/B
Class Q                   4.6920% (3)                            $2,453,000                 B3/B-
Class NR                  4.6920% (3)                           $26,982,332                 NR/NR
Class R                      None (8)                                                          */*
Class X-1                 0.0739% (6)                        $1,962,317,332 (7)           AAA/AAA
Class X-2                 0.8623% (6)                        $1,896,562,000 (7)           AAA/AAA

(1) The Certificates marked with an asterisk have not been rated by the applicable Rating Agency.

(2) For purposes of making distributions to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-1A Certificates, the pool of Mortgage Loans will be deemed to consist of two distinct Loan Groups, Loan Group 1 and Loan Group 2.

(3) Subject to a maximum Pass Through Rate equal to the Weighted Average Net Mortgage Rate.

(4) The Pass-Through Rate for any Distribution Date for the Class G Certificates will be the Weighted Average Net Mortgage Rate for the Distribution Date minus 0.2310%. The Pass-Through Rate for any Distribution Date for the Class H Certificates will be the Weighted Average Net Mortgage Rate for the Distribution Date minus 0.0130%.

(5) The Pass-Through Rate for any Distribution Date for the Class J Certificates will be the Weighted Average Net Mortgage Rate.

(6) The Pass-Through Rates for each of the Class X-1 and Class X-2 Certificates will be calculated in accordance with the related definitions of "Class X-1 Pass-Through Rate" and "Class X-2 Pass-Through Rate," as applicable.

(7) The Class X-1 and Class X-2 Certificates will not have a Certificate Balance; rather, each such Class of Certificates will accrue interest as provided herein on the related Class X-1 Notional Amount and Class X-2 Notional Amount, as applicable.

(8) The Class R Certificates do not have a Certificate Balance or Notional Amount, do not bear interest and will not be entitled to distributions of Yield Maintenance Charges. Any Available Distribution Amount remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates, will be distributed to the Holders of the Class R Certificates.

            As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $1,962,317,333.

            Ten mortgage loans (or groups of mortgage loans), the Highland Hotel Portfolio Companion Loan, Poipu Shopping Village Companion Loan, URS Office Tower Companion Loan, South Shore Lakes Companion Loan, Shafer Crossing Phase II Companion Loan, Frisco Gate Shopping Center Companion Loan, Northwood and Gypsy Lane Manor Apartments Companion Loan, University Commons Companion Loan, Durango Crossing II Companion Loan and Maple Crossing Companion Loan (collectively, the "Companion Loans") are not part of the Trust Fund, but are secured by the same Mortgage that secures the related Mortgage Loan (each an "AB Mortgage Loan" and, collectively, the "AB Mortgage Loans") that is part of the Trust Fund. As and to the extent provided herein, the Companion Loans will be serviced and administered in accordance with this Agreement. Amounts attributable to the Companion Loans will not be assets of the Trust Fund, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the Companion Holders.

            In consideration of the mutual agreements herein contained, the Depositor, the Servicer, the Special Servicer, the Trustee and the Paying Agent agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms. Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

            "AB Mortgage Loan": As defined in the recitals to this Agreement.

            "Acceptable Insurance Default": With respect to any Mortgage Loan or Loan Pair, other than a Mortgage Loan or a Loan Pair that expressly requires the Mortgagor to maintain insurance coverage for acts of terrorism, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to terrorist or similar acts upon terms not materially less favorable than those in place as of November 23, 2004, in each case, as to which default the Servicer and the Special Servicer may forbear taking any enforcement action, provided that the Special Servicer has determined based on inquiry consistent with the Servicing Standards and after consultation with the Directing Certificateholder, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, the Directing Certificateholder, will not have more than 30 days to respond to the Special Servicer's request for consultation; provided, further, that upon the Special Servicer's determination, consistent with the Servicing Standards, that exigent circumstances do not allow the Special Servicer to consult with the Directing Certificateholder, the Special Servicer will not be required to do so. The Special Servicer shall be entitled to rely on insurance consultants in making determinations described above. The cost of such insurance consultants shall be paid from the Certificate Account as a Servicing Advance to the extent the Mortgage Loan documents do not prohibit such amounts from being collected from the related Mortgagor and otherwise as an expense of the Trust Fund.

            "Accrued Certificate Interest": With respect to each Distribution Date and each Class of Certificates (other than the Class S and Residual Certificates), an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate applicable to such Class of Certificates for such Distribution Date, accrued on the related Certificate Balance (or with respect to the Class X-1 and Class X-2 Certificates, the Notional Amount of such Class) outstanding immediately prior to such Distribution Date (provided that for interest accrual purposes any distributions in reduction of Certificate Balance or Notional Amount or reductions in Certificate Balance or Notional Amount as a result of allocations of Collateral Support Deficit, as applicable, on the Distribution Date occurring in an Interest Accrual Period shall be deemed to have been made on the first day of such Interest Accrual Period). Accrued Certificate Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

            "Accrued Interest From Recoveries" in respect of each Distribution Date and any Class of Certificates (other than the Class X, Class S and the Residual Certificates) that had an increase to its Certificate Balance as a result of a recovery of Nonrecoverable Advances, an amount equal to interest at the Pass-Through Rate applicable to that Class on the amount of such increase to its Certificate Balance accrued from the Distribution Date on which Collateral Support Deficit was allocated to such Class as a result of the reimbursement of Nonrecoverable Advances from the Trust to, but not including, the Distribution Date on which the Certificate Balance was so increased.

            "Act": The Securities Act of 1933, as it may be amended from time to time.

            "Actual/360 Mortgage Loans": The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

            "Additional Debt": With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate loan documents (including any subordination agreement).

            "Additional Exclusions": Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on September 11, 2001.

            "Administrative Cost Rate": With respect to each Mortgage Loan, the sum of the Servicing Fee Rate and the Trustee Fee Rate, in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan and in the same manner as interest is calculated on such Mortgage Loan.

            "Advance": Any P&I Advance or Servicing Advance.

            "Adverse REMIC Event": As defined in Section 10.01(f).

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agent": As defined in Section 5.02(c)(i)(A).

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Anticipated Repayment Date": With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

            "Applicable Procedures": As defined in Section 5.02(b)(i).

            "Applicable State and Local Tax Law": For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York and the State of Minnesota; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee and the Paying Agent by either (i) an opinion of counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

            "Appraisal": An appraisal prepared by an Independent MAI appraiser with at least five years experience in properties of like kind and in the same area, prepared in accordance with 12 C.F.R. 225.64, or, in connection with an Appraisal Reduction, a valuation meeting the requirements of clause (b)(i)(A)(2) in the definition of Appraisal Reduction.

            "Appraisal Reduction": For any Distribution Date and for any Mortgage Loan as to which an Appraisal Reduction Event has occurred, will be an amount calculated by the Special Servicer, in consultation with the Directing Certificateholder, as of the first Determination Date following the date on which the Special Servicer receives or performs the related Appraisal, equal to the excess of (a) the Stated Principal Balance of such Mortgage Loan and any related Companion Loan, over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the Servicer as an Advance) or (2) by an internal valuation performed by the Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) with an outstanding principal balance less than $2,000,000 minus, with respect to any Appraisals, such downward adjustments as the Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisal and any other information it deems relevant and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan as of the date of calculation over
(ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the Servicer or the Trustee, all unpaid interest on such Mortgage Loan at a per annum rate equal to its Mortgage Rate (and any accrued and unpaid interest on any related Companion
Loan), (B) all unreimbursed Advances and any Advances that were not reimbursed out of collections on such Mortgage Loan and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid with respect to such Mortgage Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Servicer or the Trustee, as applicable); provided, however, without limiting the Special Servicer's obligation to order and obtain such Appraisal, if the Special Servicer has not obtained the Appraisal or valuation, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or with respect to the reduction event set forth in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within 120 days after the initial delinquency for the related Appraisal Reduction Event), the amount of the Appraisal Reduction shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or AB Mortgage Loan and its related Companion Loan in the case of an AB Mortgage Loan), as applicable, until such time as such appraisal or valuation referred to above is received and the Appraisal Reduction is calculated. Within 60 days after the Appraisal Reduction Event, the Special Servicer shall order and receive an Appraisal (the cost of which shall be paid as a Servicing Advance); provided, however, that with respect to an Appraisal Reduction Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the Special Servicer shall order and receive such Appraisal within the 120-day period set forth in such clause (i), which Appraisal shall be delivered by the Special Servicer to the Servicer, the Directing Certificateholder, the Paying Agent and the Trustee.

            With respect to each Mortgage Loan as to which an Appraisal Reduction has occurred (unless such Mortgage Loan has become a Corrected Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan), the Special Servicer shall, within 30 days of each anniversary of the related Appraisal Reduction Event, order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Servicer as a Servicing Advance or to conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal, shall deliver a copy thereof to the Servicer, the Directing Certificateholder, the Paying Agent and the Trustee. Based upon such Appraisal, the Special Servicer shall redetermine (in consultation with the Directing Certificateholder, which consultation shall not be binding on the Special Servicer) and report to the Directing Certificateholder (and, in the case of the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative), the Servicer, the Paying Agent and the Trustee the amount of the Appraisal Reduction with respect to such Mortgage Loan and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan. The Directing Certificateholder shall have ten (10) Business Days to review each calculation of an Appraisal Reduction; provided, however, that if the Directing Certificateholder fails to approve or disapprove any calculation of the Appraisal Reduction within ten (10) Business Days of receipt of the initial Appraisal Reduction, such consent shall be deemed given. Notwithstanding the foregoing, the Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan which is the subject of an Appraisal Reduction Event to the extent the Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction with respect to such Mortgage Loan; provided that the Special Servicer is not aware of any material change to the related Mortgaged Property having occurred and affecting the validity of such appraisal or valuation, as applicable.

            Any Mortgage Loan previously subject to an Appraisal Reduction which such Mortgage Loan has become a Corrected Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction.

            Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date on which such Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

            "Appraisal Reduction Event": With respect to any Mortgage Loan, the earliest of (i) 120 days after an uncured delinquency (without regard to the application of any grace period) occurs in respect of such Mortgage Loan, (ii) the date on which a reduction in the amount of Monthly Payments on such Mortgage Loan, or a change in any other material economic term of such Mortgage Loan (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, (iii) the date on which a receiver has been appointed, (iv) 60 days after a Mortgagor declares bankruptcy, (v) 60 days after the date on which an involuntary petition of bankruptcy is filed with respect to a Mortgagor if not dismissed within such time, (vi) 90 days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan except where a refinancing is anticipated within 120 days after the Maturity Date of the Mortgage Loan in which case 120 days after such uncured delinquency, and (vii) immediately after such Mortgage Loan becomes an REO Loan; provided, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Certificates (other than the Class A Certificates) have been reduced to zero. The Special Servicer shall notify the Servicer, or the Servicer shall notify the Special Servicer, as applicable, promptly upon the occurrence of any of the foregoing events.

            "Appraised Value": With respect to any Mortgaged Property, the appraised value thereof as determined by an Appraisal of the Mortgaged Property securing the related Mortgage Loan.

            "ARD Loan": Any Mortgage Loan that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Mortgage Loan will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

            "Asset Status Report": As defined in Section 3.21(d).

            "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

            "Assumed Scheduled Payment": For any Due Period and with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule thereof (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy or similar proceedings, and (b) interest on the Stated Principal Balance of such Mortgage Loan at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate).

            "Authenticating Agent": The Paying Agent or any agent of the Trustee appointed to act as Authenticating Agent pursuant to Section 5.01.

            "Available Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (without duplication):

            (a) the aggregate amount relating to the Mortgage Loans on deposit in the Certificate Account (exclusive of any Net Investment Earnings contained therein and exclusive of any amount on deposit in or credited to any portion of the Certificate Account that is held for the benefit of the Companion Holders) and the Lower-Tier Distribution Account as of the close of business on the related P&I Advance Date, exclusive of (without duplication):

            (i) all Monthly Payments paid by the Mortgagors that are due on a Due Date following the end of the related Due Period;

            (ii) all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds or Insurance and Condemnation Proceeds, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, the related Due Date);

            (iii) all amounts payable or reimbursable to any Person from the Certificate Account pursuant to clauses (ii) through (xvii), inclusive, and clauses (xix) and (xx) of Section 3.05(a);

            (iv) all amounts payable or reimbursable to any Person from the Lower-Tier Distribution Account pursuant to clauses (iv) through (ix), inclusive, of Section 3.05(b);

            (v) Excess Interest;

            (vi) all Yield Maintenance Charges;

            (vii) all amounts deposited in the Certificate Account, the Lower-Tier Distribution Account and, without duplication, the REO Account in error; and

            (viii) with respect to the Interest Reserve Loans and any Distribution Date relating to each Interest Accrual Period ending in (1) each January or (2) any December in a year immediately preceding a year which is not a leap year, an amount equal to one day of interest on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs at the related Mortgage Rate to the extent such amounts are to be deposited in the Interest Reserve Account and held for future distribution pursuant to
      Section 3.26;

            (b) if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Account to the Certificate Account for such Distribution Date pursuant to Section 3.16(c);

            (c) the aggregate amount of any P&I Advances made by the Servicer or the Trustee, as applicable, for such Distribution Date pursuant to Section 4.03 or 7.05 (net of the related Trustee Fee with respect to the Mortgage Loans for which such P&I Advances are made);

            (d) for the Distribution Date occurring in each March, the Withheld Amounts remitted to the Lower-Tier Distribution Account pursuant to Section 3.26(b); and

            (e) with respect to the first Distribution Date, the Closing Date Deposit Amount deposited into the Distribution Account pursuant to Section 2.01(g).

Notwithstanding the investment of funds held in the Certificate Account pursuant to Section 3.06, for purposes of calculating the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

            "B Note Representative": With respect to the Highland Hotel Portfolio Whole Loan, the Highland Hotel Portfolio B Note Representative and with respect to the Poipu Shopping Village Whole Loan, the Poipu Shopping Village B Note Representative.

            "Balloon Mortgage Loan": Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its Maturity Date.

            "Balloon Payment": With respect to any Balloon Mortgage Loan as of any date of determination, the Monthly Payment payable on the Maturity Date of such Mortgage Loan.

            "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

            "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class A, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificate is a fraction (a) whose numerator is the greater of (x) zero and (y) the amount by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the amount by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment. However, under no circumstances shall the Base Interest Fraction be greater than one. If such discount rate is greater than the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will equal zero. The Servicer shall provide to the Paying Agent the discount rate references above for purposes of calculating the Base Interest Fraction.

            "Bid Allocation": With respect to the Servicer and each Sub-Servicer and the proceeds of any bid pursuant to Section 7.01(c), the amount of such proceeds (net of any expenses incurred in connection with such bid and the transfer of servicing), multiplied by a fraction equal to (a) the Servicing Fee Amount for the Servicer or such Sub-Servicer, as the case may be, as of such date of determination, over (b) the aggregate of the Servicing Fee Amounts for the Servicer and all Sub-Servicers as of such date of determination.

            "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

            "Breach": As defined in Section 2.03(b).

            "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, Chicago, Columbia, Maryland, Minneapolis, Minnesota, or the city and state in which the Corporate Trust Office of the Trustee, or the principal place of business of the Servicer, the Paying Agent, or the Special Servicer is located, are authorized or obligated by law or executive order to remain closed.

            "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Certificate": Any one of the Depositor's Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

            "Certificate Account": A segregated custodial account or accounts created and maintained by the Servicer pursuant to Section 3.04(a) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "GMAC Commercial Mortgage Corporation, as Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Certificate Account." Any such account or accounts shall be an Eligible Account. Subject to the related Intercreditor Agreement and taking into account that each Companion Loan is subordinate to the related AB Mortgage Loan to the extent set forth in the related Intercreditor Agreement, the subaccount described in the next to last paragraph of Section 3.04(a) that is part of the Certificate Account shall be for the benefit of the related Companion Holder, to the extent funds on deposit in such subaccount are attributed to such Companion Loan and shall not be an asset of the Trust Fund or the Upper-Tier REMIC or Lower-Tier REMIC formed hereunder.

            "Certificate Balance": With respect to any Class of Certificates (other than the Residual Certificates, the Class S Certificates and the Class X Certificates), (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)).

            "Certificate Deferred Interest": For any Distribution Date with respect to any Class of Certificates, the amount of Mortgage Deferred Interest allocated to such Class pursuant to Section 4.06(a).

            "Certificate Factor": With respect to any Class of Certificates, as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then related Certificate Balance, and the denominator of which is the related Original Certificate Balance.

            "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

            "Certificate Register" and "Certificate Registrar": The register maintained and registrar appointed pursuant to Section 5.02.

            "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement, any Certificate registered in the name of the Servicer, the Special Servicer, the Trustee, the Paying Agent, the Depositor, or any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver has been obtained, if such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations as Servicer, Special Servicer, Depositor or Trustee, as applicable, hereunder; provided, however, so long as there is no Event of Default with respect to the Servicer or the Special Servicer, the Servicer and the Special Servicer shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party's compensation or increase its obligations or liabilities hereunder; and provided, further, however, that such restrictions shall not apply to the exercise of the Special Servicer's rights (or the Servicer's rights, if any) or any of their Affiliates as a member of the Controlling Class. The Trustee and the Paying Agent shall each be entitled to request and rely upon a certificate of the Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

            "Class": With respect to any Certificates or Uncertificated Lower-Tier Interests, all of the Certificates bearing the same alphabetical (and, if applicable, numerical) Class designation and each designated Uncertificated Lower-Tier Interest.

            "Class A Certificate": Any Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-J Certificate.

            "Class A-1 Certificate": A Certificate designated as "Class A-1" on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-1 Pass-Through Rate": With respect to any Distribution Date, a fixed rate per annum equal to 3.1750%.

            "Class A-1A Certificate": A Certificate designated as "Class A-1A" on the face thereof, in the form of Exhibit A-7 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-1A Pass-Through Rate": With respect to any Distribution Date, a fixed rate per annum equal to 4.7610%

            "Class A-2 Certificate": A Certificate designated as "Class A-2" on the face thereof, in the form of Exhibit A-2 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-2 Pass-Through Rate": With respect to any Distribution Date, a fixed rate per annum equal to 3.8900%.

            "Class A-3 Certificate": A Certificate designated as "Class A-3" on the face thereof, in the form of Exhibit A-3 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-3 Pass-Through Rate": With respect to any Distribution Date, a fixed rate per annum equal to 4.1840%.

            "Class A-4 Certificate": A Certificate designated as "Class A-4" on the face thereof, in the form of Exhibit A-4 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-4 Pass-Through Rate": With respect to any Distribution Date, a fixed rate per annum equal to 4.5290%.

            "Class A-5 Certificate": A Certificate designated as "Class A-5" on the face thereof, in the form of Exhibit A-5 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-5 Pass-Through Rate": With respect to any Distribution Date, a fixed rate per annum equal to 4.6540%.

            "Class A-6 Certificate": A Certificate designated as "Class A-6" on the face thereof, in the form of Exhibit A-6 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-6 Pass-Through Rate": With respect to any Distribution Date, a fixed rate per annum equal to 4.8990%.

            "Class A-J Certificate": A Certificate designated as "Class A-J" on the face thereof, in the form of Exhibit A-8 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class A-J Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 4.9510% and (ii) the Weighted Average Net Mortgage Rate.

            "Class B Certificate": A Certificate designated as "Class B" on the face thereof, in the form of Exhibit A-11 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class B Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.0210% and (ii) the Weighted Average Net Mortgage Rate.

            "Class C Certificate": A Certificate designated as "Class C" on the face thereof, in the form of Exhibit A-12 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class C Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.0660% and (ii) the Weighted Average Net Mortgage Rate.

            "Class D Certificate": A Certificate designated as "Class D" on the face thereof, in the form of Exhibit A-13 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class D Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.0970% and (ii) the Weighted Average Net Mortgage Rate.

            "Class E Certificate": A Certificate designated as "Class E" on the face thereof, in the form of Exhibit A-14 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class E Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.1260% and (ii) the Weighted Average Net Mortgage Rate.

            "Class F Certificate": A Certificate designated as "Class F" on the face thereof, in the form of Exhibit A-15 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class F Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 5.2150% and (ii) the Weighted Average Net Mortgage Rate.

            "Class G Certificate": A Certificate designated as "Class G" on the face thereof, in the form of Exhibit A-16 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class G Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate minus 0.2310%.

            "Class H Certificate": A Certificate designated as "Class H" on the face thereof, in the form of Exhibit A-17 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class H Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate minus 0.0130%.

             "Class J Certificate": A Certificate designated as "Class J" on the face thereof, in the form of Exhibit A-18 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class J Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate.

            "Class K Certificate": A Certificate designated as "Class K" on the face thereof, in the form of Exhibit A-19 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class K Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 4.6920% and (ii) the Weighted Average Net Mortgage Rate.

            "Class L Certificate": A Certificate designated as "Class L" on the face thereof, in the form of Exhibit A-20 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class L Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 4.6920% and (ii) the Weighted Average Net Mortgage Rate.

            "Class LA-1-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-2-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-3-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-4-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-4-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-5-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-5-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-6-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-6-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-4 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-5 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-6 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-7 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LA-1A-8 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

             "Class LA-J Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LB Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LC Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LD Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LE Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LF-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LF-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LG-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LG-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LG-3 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            Class LH Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LJ-1 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LJ-2 Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LK Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LL Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LM Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LN Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LNR Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LP Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LQ Uncertificated Interest": An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

            "Class LR Certificate": A Certificate designated as "Class LR" on the face thereof, in the form of Exhibit A-28 hereto, evidencing the sole class of "residual interests" in the Lower-Tier REMIC for purposes of the REMIC Provisions.

            "Class M Certificate": A Certificate designated as "Class M" on the face thereof, in the form of Exhibit A-21 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class M Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 4.6920% and (ii) the Weighted Average Net Mortgage Rate.

            "Class Notional Amount": The Class X-1 Notional Amount or the Class X-2 Notional Amount, as the context requires.

            "Class N Certificate": A Certificate designated as "Class N" on the face thereof, in the form of Exhibit A-22 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class N Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 4.6920% and (ii) the Weighted Average Net Mortgage Rate.

            "Class NR Certificate": A Certificate designated as "Class NR" on the face thereof, in the form of Exhibit A-25 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class NR Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 4.6920% and (ii) the Weighted Average Net Mortgage Rate.

            "Class P Certificate": A Certificate designated as "Class P" on the face thereof, in the form of Exhibit A-23 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class P Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 4.6920% and (ii) the Weighted Average Net Mortgage Rate.

            "Class Q Certificate": A Certificate designated as "Class Q" on the face thereof, in the form of Exhibit A-24 hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class Q Pass-Through Rate": With respect to any Distribution Date, a rate per annum equal to the lesser of (i) 4.6920% and (ii) the Weighted Average Net Mortgage Rate.

            "Class R Certificate": A Certificate designated as "Class R" on the face thereof in the form of Exhibit A-27 hereto, and evidencing the sole class of "residual interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class S Certificate": A Certificate designated as "Class S" on the face thereof, in the form of Exhibit A-26 hereto, and evidencing the undivided beneficial interest in the Grantor Trust.

            "Class Unpaid Interest Shortfall": As to any Distribution Date and any Class of Certificates, the excess, if any, of (a) the sum of (i) the Distributable Certificate Interest in respect of such Class for the immediately preceding Distribution Date and (ii) any outstanding Class Unpaid Interest Shortfall payable to such Class on such preceding Distribution Date over (b) the aggregate amount in respect of interest actually distributed to such Class on such immediately preceding Distribution Date. The Class Unpaid Interest Shortfall with respect to any Class of Certificates as of the initial Distribution Date is zero. No interest shall accrue on Class Unpaid Interest Shortfalls.

            "Class X Certificates": The Class X-1 Certificates and the Class X-2 Certificates.

            "Class X Reference Rate": With respect to any Distribution Date, the rate for such Distribution Date specified in Exhibit L hereto.

            "Class X-1 Certificate": Any one of the Certificates with a "Class X-1" designation on the face thereof, substantially in the form of Exhibit A-9 attached hereto, and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class X-1 Notional Amount": As of any date of determination, the sum of the then Component Notional Amounts of all the Components.

            "Class X-1 Pass-Through Rate": With respect to any Distribution Date, the weighted average of the Class X-1 Strip Rates for the respective Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

            "Class X-1 Strip Rate": (A) With respect to any Class of the Components (other than those Components that are Class X-2 Components which are included for purposes of calculating the Class X-2 Notional Amount for such Distribution Date) for any Distribution Date, a rate per annum equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Related Certificates and (B) with respect to any Components that are Class X-2 Components which are included for purposes of calculating the Class X-2 Notional Amount for such Distribution Date (i) for any Distribution Date occurring on or before the Class X-2 Termination Date, (x) the Weighted Average Net Mortgage Rate for such Distribution Date minus (y)(1) with respect to Component XG-1, Component XG-2, Component XG-3, Component XH, Component XJ-1 and Component XJ-2, the sum of (I) the Class X-2 Strip Rate for the applicable Class X-2 Component and (II) the Pass-Through Rate for the Related Certificates for such Distribution Date and (2) for each other Class X-2 Component, the greater of (I) the Class X Reference Rate for such Distribution Date and (II) the Pass-Through Rate for the Related Certificate for such Distribution Date, and (ii) for any Distribution Date occurring after the Class X-2 Termination Date, a rate per annum equal to (x) the Weighted Average Net Mortgage Rate for such Distribution Date, minus (y) the Pass-Through Rate for the Related Certificates for such Distribution Date; provided, that in no event shall any Class X-1 Strip Rate be less than zero.

            "Class X-2 Certificate": Any one of the Certificates with a "Class X-2" designation on the face thereof, substantially in the form of Exhibit A-10 attached hereto and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class X-2 Components": Each of Component XA-1-2, Component XA-2-1, Component XA-2-2, Component XA-3-1, Component XA-3-2, Component XA-3-3, Component XA-4-1, Component XA-4-2, Component XA-5-1, Component XA-5-2, Component XA-6-1, Component XA-6-2, Component XA-1A-2, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-J, Component XB, Component XC, Component XD, Component XE, Component XF-1, Component XF-2, Component XG-1, Component XG-2, Component XG-3, Component XH, Component XJ-1, Component XJ-2, Component XK, Component XL and Component XM.

            "Class X-2 Notional Amount": (i) With respect to any Distribution Date on or prior to the Distribution Date in November 2005, the sum of the then Component Notional Amounts of Component XA-1-2, Component XA-2-1, Component XA-2-2, Component XA-3-1, Component XA-3-2, Component XA-3-3, Component XA-4-1, Component XA-4-2, Component XA-5-1, Component XA-5-2, Component XA-6-1, Component XA-6-2, Component XA-1A-2, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-J, Component XB, Component XC, Component XD, Component XE, Component XF-1, Component XF-2, Component XG-1, Component XG-2, Component XG-3, Component XH, Component XJ-1, Component XJ-2, Component XK, Component XL and Component XM.

            (ii) With respect to any Distribution Date after the Distribution Date in November 2005 through and including the Distribution Date in November 2006, the sum of the then Component Notional Amounts of Component XA-2-2, Component XA-3-1, Component XA-3-2, Component XA-3-3, Component XA-4-1, Component XA-4-2, Component XA-5-1, Component XA-5-2, Component XA-6-1, Component XA-6-2, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-J, Component XB, Component XC, Component XD, Component XE, Component XF-1, Component XF-2, Component XG-1, Component XG-2, Component XG-3, Component XH, Component XJ-1, Component XJ-2, Component XK, Component XL and Component XM.

            (iii) With respect to any Distribution Date after the Distribution Date in November 2006 through and including the Distribution Date in November 2007, the sum of the then Component Notional Amounts of Component XA-3-2, Component XA-3-3, Component XA-4-1, Component XA-4-2, Component XA-5-1, Component XA-5-2, Component XA-6-1, Component XA-6-2, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-J, Component XB, Component XC, Component XD, Component XE, Component XF-1, Component XF-2, Component XG-1, Component XG-2, Component XG-3, Component XH, Component XJ-1, Component XJ-2 and Component XK.

            (iv) With respect to any Distribution Date after the Distribution Date in November 2007 through and including the Distribution Date in November 2008, the sum of the then Component Notional Amounts of Component XA-3-3, Component XA-4-1, Component XA-4-2, Component XA-5-1, Component XA-5-2, Component XA-6-1, Component XA-6-2, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-J, Component XB, Component XC, Component XD, Component XE, Component XF-1, Component XF-2, Component XG-1, Component XG-2, Component XG-3, Component XH and Component XJ-2.

            (v) With respect to any Distribution Date after the Distribution Date in November 2008 through and including the Distribution Date in November 2009, the sum of the then Component Notional Amounts of Component XA-4-2, Component XA-5-1, Component XA-5-2, Component XA-6-1, Component XA-6-2, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-J, Component XB, Component XC, Component XD, Component XE, Component XF-1, Component XF-2, Component XG-2 and Component XG-3.

            (vi) With respect to any Distribution Date after the Distribution Date in November 2009 through and including the Distribution Date in November 2010, the sum of the then Component Notional Amounts of Component XA-5-2, Component XA-6-1, Component XA-6-2, Component XA-1A-7, Component XA-1A-8, Component XA-J, Component XB, Component XC, Component XD, Component XE, Component XF-1, Component XF-2 and Component XG-3.

            (vii) With respect to any Distribution Date after the Distribution Date in November 2010 through and including the Distribution Date in November 2011, the sum of the then Component Notional Amounts of Component XA-6-2, Component XA-1A-8, Component XA-J, Component XB, Component XC, Component XD, Component XE and Component XF-2.

            (viii) after the Distribution Date in November 2011, $0.

            "Class X-2 Pass-Through Rate": With respect to any Distribution Date, the weighted average of the Class X-2 Strip Rates for the respective Class X-2 Components that are Class X-2 Components which are included for purposes of calculating the Class X-2 Notional Amount for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date).

            "Class X-2 Strip Rate": With respect to each Class X-2 Component for any Distribution Date, a rate per annum equal to (i) for any Distribution Date occurring on or before the Class X-2 Termination Date, (x) with respect to Component XG-1, Component XG-2 and Component XG-3, the lesser of (A) 0.201% and
(B) the Weighted Average Net Mortgage Rate for such Distribution Date minus the Pass-Through Rate in effect on such Distribution Date for the Class G Certificates, (y) with respect to Component XH the lesser of (A) 0.000% and (B) the Weighted Average Net Mortgage Rate for such Distribution Date minus the Pass-Through Rate in effect on such Distribution Date for the Class H Certificates, (y) with respect to Component XJ-1 and XJ-2, the lesser of (A) 0.000% and (B) the Weighted Average Net Mortgage Rate for such Distribution Date minus the Pass-Through Rate in effect on such Distribution Date for the Class J Certificates, and (z) with respect to each other Class X-2 Component, (A) the lesser of (I) the Weighted Average Net Mortgage Rate for such Distribution Date and (II) the Class X Reference Rate for such Distribution Date, minus (B) the Pass-Through Rate for the Related Certificates (provided that in no event shall any Class X-2 Strip Rate be less than zero) and (ii) for any Distribution Date occurring after the Class X-2 Termination Date, 0% per annum.

            "Class X-2 Termination Date": The distribution Date in November,
2011.

            "Clearstream": Clearstream Banking, societe anonyme or any successor thereto.

            "Closing Date": November 23, 2004.

            "Closing Date Deposit Amount": $702,336.74, representing the aggregate amount of interest that would have accrued at the related Net Mortgage Rates during the Due Period ending in December 2004, for those Mortgage Loans that do not have their first Monthly Payment due until January 2005.

            "CMSA": The Commercial Mortgage Securities Association, or any successor organization reasonably acceptable to the Trustee, the Paying Agent, the Servicer and the Directing Certificateholder.

            "CMSA Bond Level File": The data file in the "CMSA Bond Level File" format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Bond Level File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Paying Agent.

            "CMSA Collateral Summary File": The data file in the "CMSA Collateral Summary File" format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Collateral Summary File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Paying Agent and Servicer.

            "CMSA Comparative Financial Status Report": The monthly report in "Comparative Financial Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer or the Special Servicer, as applicable.

            "CMSA Delinquent Loan Status Report": The monthly report in the "Delinquent Loan Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for the form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer or the Special Servicer, as applicable.

            "CMSA Financial File": The data file in the "CMSA Financial File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Financial File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer or the Special Servicer, as applicable.

            "CMSA Historical Liquidation Report": The monthly report in the "Historical Liquidation File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer or the Special Servicer, as applicable.

            "CMSA Historical Loan Modification and Corrected Mortgage Loan Report": The monthly report in the "Historical Loan Modification and Corrected Mortgage Loan Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer or the Special Servicer, as applicable.

            "CMSA Investor Reporting Package (IRP)": The collection of reports specified by the CMSA from time to time as the "CMSA Investor Reporting Package." As of the Closing Date, the CMSA IRP contains seven electronic files ((1) CMSA Loan Set up File, (2) CMSA Loan Periodic Update File, (3) CMSA Property File, (4) CMSA Bond Level File, (5) CMSA Collateral Summary File, (6) CMSA Financial File and (7) CMSA Special Servicer Loan File) and ten surveillance reports ((1) CMSA Servicer Watch list, (2) CMSA Delinquent Loan Status Report, (3) CMSA REO Status Report, (4) CMSA Comparative Financial Status Report, (5) CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (6) CMSA Historical Liquidation Report, (7) CMSA Operating Statement Analysis Report, (8) CMSA NOI Adjustment Worksheet, (9) CMSA Loan Level Reserve/LOC Report and (10) CMSA Reconciliation of Funds Report). In addition, the CMSA Investor Reporting Package shall include the Monthly Additional Report on Recoveries and Reimbursements (notwithstanding that such form of report has not been adopted or recommended by the CMSA) and the Realized Loss Report in the form attached hereto as Exhibit X (the "Realized Loss Report"). The CMSA IRP shall be substantially in the form of, and containing the information called for in, the downloadable forms of the "CMSA IRP" available as of the Closing Date on the CMSA website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CMSA for commercial mortgage backed securities transaction generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA IRP" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Servicer, the Special Servicer and the Paying Agent. For the purposes of the production of the CMSA Comparative Financial Status Report by the Servicer or the Special Servicer of any such report that is required to state information for any period prior to the Cut off Date, the Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by the Servicer, by the Special Servicer (if other than the Servicer or an Affiliate thereof) and
(y) in the case of such a report produced by the Special Servicer, by the Servicer (if other than the Special Servicer or an Affiliate thereof).

            "CMSA Loan Level Reserve/LOC Report": The monthly report in the "CMSA Loan Level Reserve/LOC Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer.

            "CMSA Loan Periodic Update File": The data file in the "CMSA Loan Periodic Update File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Periodic Update File" available as of the Closing Date on the CMSA website, as is reasonably acceptable to the Servicer, the Paying Agent and the Trustee, and further provided that each CMSA Loan Periodic Update File prepared by the Servicer shall be accompanied by a Monthly Additional Report on Recoveries and Reimbursements and all references herein to "CMSA Loan Periodic Update File" shall be construed accordingly.

            "CMSA Loan Setup File": The data file in the "CMSA Loan Setup File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Setup File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer and the Paying Agent.

            "CMSA NOI Adjustment Worksheet": The worksheet in the "NOI Adjustment Worksheet" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA NOI Adjustment Worksheet" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer or the Special Servicer, as applicable.

            "CMSA Operating Statement Analysis Report": The monthly report in the "Operating Statement Analysis Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Operating Statement Analysis Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer or the Special Servicer, as applicable.

            "CMSA Property File": The data file in the "CMSA Property File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Property File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer or the Special Servicer, as applicable.

            "CMSA Reconciliation of Funds Report": The monthly report in the "Reconciliation of Funds" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Reconciliation of Funds" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Trustee.

            "CMSA REO Status Report": The report in the "REO Status Report" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA REO Status Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer or the Special Servicer, as applicable.

            "CMSA Servicer Watch list and Portfolio Review Guidelines": As of each Determination Date a report, including and identifying each Non Specially Serviced Mortgage Loan satisfying the "CMSA Portfolio Review Guidelines" approved from time to time by the CMSA in the "CSMA Servicer Watch list" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Servicer Watch list" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Servicer.

            "CMSA Special Servicer Loan File": The data file in the "CMSA Special Servicer Loan File" format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Special Servicer Loan File" available as of the Closing Date on the CMSA website, is reasonably acceptable to the Special Servicer.

            "Code": The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

            "Collateral Support Deficit": As defined in Section 4.04.

            "Commission": The Securities and Exchange Commission.

            "Companion Distribution Account": With respect to the Companion Loans, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Companion Holders, which shall be entitled "GMAC Commercial Mortgage Corporation, as Companion Paying Agent for the Companion Holders of the Companion Loans, relating to the J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10." The Companion Distribution Account shall not be an asset of the Trust Fund, but instead shall be held by the Companion Paying Agent on behalf of the Companion Holders. Any such account shall be an Eligible Account. Notwithstanding the foregoing, if the Servicer and the Companion Paying Agent are the same entity, the Companion Distribution Account may be the subaccount referenced in the second to the last paragraph of
Section 3.04(a).

            "Companion Holder": The holders of the Companion Loans.

            "Companion Loan": As defined in the Preliminary Statement.

            "Companion Paying Agent": The Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.31.

            "Companion Register": The register maintained by the Companion Paying Agent pursuant to Section 3.32.

            "Compensating Interest Payments": With respect to each Mortgage Loan (or REO Loan), an amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls, and (ii) the aggregate of (A) that portion of Servicing Fees for such Distribution Date that is, in the case of each and every Mortgage Loan and REO Loan for which such Servicing Fees are being paid for such Distribution Date, calculated at 0.02% per annum, and
(B) all Prepayment Interest Excesses and, to the extent earned on Principal Prepayments, Net Investment Earnings for such Distribution Date. However, if a Prepayment Interest Shortfall occurs as a result of the Servicer's allowing the related Mortgagor to deviate from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (X) subsequent to a default under the related Mortgage Loan documents (with the consent of the Special Servicer), (Y) pursuant to applicable law or a court order, or (Z) at the request or with the consent of the Directing Certificateholder), then, for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the amount in clause (ii) above shall be the aggregate of (A) all Servicing Fees for such Distribution Date and (B) all Prepayment Interest Excesses and (C) to the extent earned on Principal Prepayments, Net Investment Earnings received by the Servicer for such Distribution Date. In no event will the rights of the Certificateholders to offset the aggregate Prepayment Interest Shortfalls be cumulative.

            "Component": Each of Component XA-1-1, Component XA-1-2, Component XA-2-1, Component XA-2-2, Component XA-3-1, Component XA-3-2, Component XA-3-3, Component XA-4-1, Component XA-4-2, Component XA-5-1, Component XA-5-2, Component XA-6-1, Component XA-6-2, Component XA-1A-1, Component XA-1A-2, Component XA-1A-3, Component XA-1A-4, Component XA-1A-5, Component XA-1A-6, Component XA-1A-7, Component XA-1A-8, Component XA-J, Component XB, Component XC, Component XD, Component XE, Component XF-1, Component XF-2, Component XG-1, Component XG-2, Component XG-3, Component XH, Component XJ-1, Component XJ-2, Component XK, Component XL, Component XM, Component XN, Component XP, Component XQ and Component XNR.

            "Component Notional Amount": With respect to each Component and any date of determination, an amount equal to the then Lower-Tier Principal Amount of its Related Uncertificated Lower-Tier Interest.

            "Component XA-1-1": One of the 41 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-1 Uncertificated Interest as of any date of determination.

            "Component XA-1-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1-2 Uncertificated Interest as of any date of determination.

            "Component XA-2-1": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-2-1 Uncertificated Interest as of any date of determination.

            "Component XA-2-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-2-2 Uncertificated Interest as of any date of determination.

            "Component XA-3-1": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3-1 Uncertificated Interest as of any date of determination.

            "Component XA-3-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3-2 Uncertificated Interest as of any date of determination.

            "Component XA-3-3": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-3-3 Uncertificated Interest as of any date of determination.

            "Component XA-4-1": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-4-1 Uncertificated Interest as of any date of determination.

            "Component XA-4-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-4-2 Uncertificated Interest as of any date of determination.

            "Component XA-5-1": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-5-1 Uncertificated Interest as of any date of determination.

            "Component XA-5-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-5-2 Uncertificated Interest as of any date of determination.

            "Component XA-6-1": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-6-1 Uncertificated Interest as of any date of determination.

            "Component XA-6-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-6-2 Uncertificated Interest as of any date of determination.

            "Component XA-1A-1": One of the 41 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-1 Uncertificated Interest as of any date of determination.

            "Component XA-1A-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-2 Uncertificated Interest as of any date of determination.

            "Component XA-1A-3": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-3 Uncertificated Interest as of any date of determination.

            "Component XA-1A-4": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-4 Uncertificated Interest as of any date of determination.

            "Component XA-1A-5": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-5 Uncertificated Interest as of any date of determination.

            "Component XA-1A-6": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-6 Uncertificated Interest as of any date of determination.

            "Component XA-1A-7": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-7 Uncertificated Interest as of any date of determination.

            "Component XA-1A-8": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-1A-8 Uncertificated Interest as of any date of determination.

             "Component XA-J": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LA-J Uncertificated Interest as of any date of determination.

            "Component XB": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LB Uncertificated Interest as of any date of determination.

            "Component XC": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LC Uncertificated Interest as of any date of determination.

            "Component XD": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LD Uncertificated Interest as of any date of determination.

            "Component XE": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LE Uncertificated Interest as of any date of determination.

            "Component XF-1": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LF-1 Uncertificated Interest as of any date of determination.

            "Component XF-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LF-2 Uncertificated Interest as of any date of determination.

            "Component XG-1": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LG-1 Uncertificated Interest as of any date of determination.

            "Component XG-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LG-2 Uncertificated Interest as of any date of determination.

            "Component XG-3": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LG-3 Uncertificated Interest as of any determination date.

            "Component XH": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LH Uncertificated Interest as of any date of determination.

            "Component XJ-1": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the current Lower-Tier Principal Amount of the Class LJ-1 Uncertificated Interest as of any date of determination.

            "Component XJ-2": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LJ-2 Uncertificated Interest as of any date of determination.

            "Component XK": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LK Uncertificated Interest as of any date of determination.

            "Component XL": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LL Uncertificated Interest as of any date of determination.

            "Component XM": One of the 41 components of the Class X-1 Certificates and one of the 35 components of the Class X-2 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LM Uncertificated Interest as of any date of determination.

            "Component XN": One of the 41 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LN Uncertificated Interest as of any date of determination.

            "Component XNR": One of the 41 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LNR Uncertificated Interest as of any date of determination.

            "Component XP": One of the 41 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LP Uncertificated Interest as of any date of determination.

            "Component XQ": One of the 41 components of the Class X-1 Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Amount of the Class LQ Uncertificated Interest as of any date of determination.

            "Control Appraisal Event": With respect to the Highland Hotel Portfolio Whole Loan, the Highland Hotel Portfolio Control Appraisal Event and with respect to the Poipu Shopping Village Whole Loan, the Poipu Shopping Village Control Appraisal Event.

            "Controlling Class": As of any date of determination, the most subordinate Class of Regular Certificates (other than the Class X Certificates) then outstanding that has a then aggregate Certificate Balance at least equal to 25% of the initial Certificate Balance of such Class of Certificates. As of the Closing Date, the Controlling Class will be the Class NR Certificates. In determining the most subordinate Class of Regular Certificates for the purpose of determining the Controlling Class, such determination shall be made without consideration of Appraisal Reductions, if any, allocated to any Class of Regular Certificates.

            "Controlling Class Certificateholder's Option Period": As defined in Section 3.18(a)(ii).

            "Controlling Class Certificateholders": Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified by the Certificate Registrar to the Trustee from time to time by such Holder (or Certificate Owner).

            "Controlling Class Option Holder": As defined in
Section 3.18(a)(i).

            "Corporate Trust Office": The corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS), J.P. Morgan Chase Commercial Mortgage Securities Corp., Series 2004-CIBC10 (telecopy number (410) 715-2380).

            "Corrected Mortgage Loan": Any Specially Serviced Mortgage Loan that has become current and remained current for three consecutive Monthly Payments (for such purposes taking into account any modification or amendment of such Mortgage Loan or Companion Loan, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no additional default is foreseeable in the reasonable judgment of the Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan to otherwise constitute a Specially Serviced Mortgage Loan) the servicing of which the Special Servicer has returned to the Servicer pursuant to Section 3.21(a).

            "Crossed Group": With respect to any Mortgage Loan, such Mortgage Loan and all other Mortgage Loans that are cross-collateralized and cross-defaulted with such Mortgage Loan.

            "Crossed Loan": A Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Mortgage Loans.

            "Crossed Loan Repurchase Criteria": (i) The weighted average Debt Service Coverage Ratio for all remaining related Crossed Loans for the four calendar quarters immediately preceding the repurchase or substitution shall not be less than the greater of (a) the Debt Service Coverage Ratio for all such related Crossed Loans, including the affected Crossed Loan, for the four calendar quarters immediately preceding the repurchase or substitution, and (b) 1.25x, (ii) the weighted average LTV Ratio for all remaining related Crossed Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the lesser of (a) the weighted average LTV Ratio for all such related Crossed Loans, including the affected Crossed Loan, determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller and (b) 75%, (iii) the Mortgage Loan Seller, at its expense, shall have furnished the Trustee with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Loan shall not cause an Adverse REMIC Event, (iv) the related Mortgage Loan Seller causes the related Crossed Loans to become not cross-collateralized and cross-defaulted with each other prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against any Crossed Loan remaining in the Trust Fund and (v) the Directing Certificateholder shall have consented to the repurchase of the affected Crossed Loan, which consent shall not be unreasonably withheld.

            "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, either of the Mortgage Loan Sellers or an Affiliate of any of them. The Trustee shall be the initial Custodian.

            "Cut-off Date": With respect to each Mortgage Loan, the related Due Date of the Mortgage Loan in November 2004, or, with respect to those Mortgage Loans that were originated in October 2004 and have their first Due Date in December 2004, November 1, 2004, or, with respect to those Mortgage Loans that were originated in November 2004 and have their first Due Date in January 2005, the origination date.

            "Cut-off Date Principal Balance": With respect to any Mortgage Loan or Companion Loan, the outstanding principal balance of such Mortgage Loan or Companion Loan as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

            "Debt Service Coverage Ratio": With respect to any Mortgage Loan for any twelve month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Mortgage Loan during such period, provided that with respect to the Mortgage Loans indicated on Schedule 2, which pay interest only for a specified period of time set forth in the related Mortgage Loan documents and then pay principal and interest, the related Monthly Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).

            "Default Interest": With respect to any Mortgage Loan or Companion Loan, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Due Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

            "Defaulted Mortgage Loan": A Mortgage Loan (i) that is delinquent at least sixty days in respect of its Monthly Payments or more than thirty days (or sixty days with respect to the circumstances described in clause (ii) of the definition of Servicing Transfer Event) delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a "Defaulted Mortgage Loan".

            "Defaulting Party": As defined in Section 7.01(b).

            "Defect": As defined in Section 2.02(f).

            "Deficient Valuation": With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

            "Definitive Certificate": Any Certificate in definitive, fully registered form without interest coupons.

            "Denomination": As defined in Section 5.01(a).

            "Depositor": J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, or its successor in interest.

            "Depository": The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

            "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Depository Rules": As defined in Section 5.02(b).

            "Determination Date": With respect to any Distribution Date, the fourth Business Day preceding such Distribution Date.

            "Determination Information": As defined in Section 3.18(a)(i).

            "Directing Certificateholder": The Controlling Class Certificateholder selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as certified by the Certificate Registrar from time to time; provided, however, that (i) absent such selection, or (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class will be the Directing Certificateholder which will initially be Delaware Securities Holdings, Inc.

            "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space "for occupancy only" within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust Fund or on behalf of a Companion Holder or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations
Section 1.856-4(b)(5)(ii).

            "Disqualified Organization": Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by such governmental unit),
(ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Paying Agent based upon an Opinion of Counsel as provided to the Paying Agent (at no expense to the Paying Agent) that the holding of an Ownership Interest in a Residual Certificate by such Person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            "Distributable Certificate Interest": With respect to any Distribution Date, as to any Class of Regular Certificates, the Accrued Certificate Interest in respect of such Class of Regular Certificates for such Distribution Date, reduced (to not less than zero) by any allocations to such Class of Certificates (other than in the case of the Class X Certificates) of
(i) the product of (a) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (b) a fraction, expressed as a decimal, the numerator of which is the Accrued Certificate Interest in respect of such Class of Certificates for such Distribution Date, and the denominator of which is the aggregate Accrued Certificate Interest in respect of all the Classes of Regular Certificates (other than the Class X Certificates) for such Distribution Date, and (ii) any Certificate Deferred Interest for such Distribution Date allocated to such Class pursuant to Section 4.06(a).

            "Distribution Accounts": Collectively, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account and the Excess Interest Distribution Account, all of which may be subaccounts of a single Eligible Account.

            "Distribution Date": The 12th day of each month, or, if such 12th day is not a Business Day, on the next succeeding Business Day, beginning in December 2004.

            "Due Date": With respect to (i) any Mortgage Loan or Companion Loan, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan or Companion Loan had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan or Companion Loan had been scheduled to be first due.

            "Due Period": With respect to any Distribution Date and any Mortgage Loan or Companion Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan or Companion Loan occurring in the month preceding the month in which such Distribution Date occurs and ending on and including the Due Date for such Mortgage Loan or Companion Loan occurring in the month in which such Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Due Period (or applicable grace period) is not a Business Day, any Monthly Payments received with respect to the Mortgage Loans or Companion Loan relating to such Due Period on the Business Day immediately following such day shall be deemed to have been received during such Due Period and not during any other Due Period.

            "Durango Crossing II AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 173.

            "Durango Crossing II Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Durango Crossing II AB Mortgage Loan.

            "Durango Crossing II Intercreditor Agreement": That certain Intercreditor Agreement among noteholders, dated as of September 28, 2004, between JPMorgan Chase Bank, N.A., as Note A Holder, and CBA Mezzanine Capital Finance, LLC, as Note B Holder. The Durango Crossing II Intercreditor Agreement relates to the Durango Crossing II Mortgage Loan.

            "Eligible Account": Either (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee), (A)(x) the long-term unsecured debt obligations of which are rated at least "Aa3" by Moody's, if the deposits are to be held in such account for 30 days or more and (y) the short term debt obligations of which have a short-term rating of not less than "P-1" from Moody's, if the deposits are to be held in such account for less than 30 days or, (B)(x) the long-term unsecured debt obligations of which are rated at least "A+" by S&P, if the deposits are to be held in such account for 30 days or more and (y) the short-term debt obligations of which have a short-term rating of not less than "A-1" from S&P, if the deposits are to be held in such account for less than 30 days and (C) such other account or accounts with respect to which each of the Rating Agencies shall have confirmed in writing that the then current rating assigned to any of the Certificates will not be qualified, downgraded or withdrawn by reason thereof, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. ss. 9.10(b). Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

            "Eligible Investor": Either (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) an Institutional Accredited Investor.

            "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society of Testing Materials Standard Sections 1527-99 or any successor thereto published by the American Society of Testing Materials.

            "Environmental Indemnity Agreement": With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor's obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

            "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Prohibited Holder": As defined in Section 5.02(c)(i)(A).

            "ERISA Restricted Certificate": Any Class K, Class L, Class M, Class N, Class P, Class Q or Class NR Certificate; provided that any such Certificate:
(a) will cease to be considered an ERISA Restricted Certificate and (b) will cease to be subject to the transfer restrictions contained in Section 5.02(c) if, as of the date of a proposed transfer of such Certificate, either (i) it is rated in one of the four highest generic ratings categories by a Rating Agency or (ii) relevant provisions of ERISA would permit the transfer of such Certificate to a Plan.

            "Escrow Payment": Any payment received by the Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

            "Euroclear": Euroclear Bank societe anonyme or any successor thereto.

            "Event of Default": One or more of the events described in
Section 7.01(a).

            "Excess Interest": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, interest accrued on such Mortgage Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon. The Excess Interest shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

            "Excess Interest Distribution Account": The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution Account) by the Paying Agent pursuant to Section 3.04(c), which shall be entitled "LaSalle Bank National Association, as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Excess Interest Distribution Account," and which must be an Eligible Account (or a subaccount of an Eligible Account). The Excess Interest Distribution Account shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC formed hereunder.

            "Excess Rate": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

            "Exchange Act": The Securities Exchange Act of 1934, as amended from time to time.

            "Fannie Mae": Federal National Mortgage Association or any successor thereto.

            "FDIC": Federal Deposit Insurance Corporation or any successor thereto.

            "Final Recovery Determination": A reasonable determination by the Special Servicer, in consultation with the Directing Certificateholder, with respect to any Defaulted Mortgage Loan or Corrected Mortgage Loan (and, if applicable, any defaulted Companion Loan) or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by any of the Mortgage Loan Sellers pursuant to Section 3 of the applicable Mortgage Loan Purchase Agreement, the Controlling Class Option Holder, the applicable Companion Holder or the Special Servicer pursuant to Section 3.18 or the Servicer, Special Servicer, the Holders of the Controlling Class, or the Holders of the Class LR Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the Special Servicer's judgment, which judgment was exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable. The Directing Certificateholder shall have ten (10) Business Days to review and approve each such recovery determination by the Special Servicer; provided, however, that if the Directing Certificateholder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.

            "FIRREA": The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as it may be amended from time to time.

            "Fitch": Fitch, Inc., and its successors in interest. If neither Fitch nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Paying Agent, the Servicer and the Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

             "Freddie Mac": Federal Home Loan Mortgage Corporation or any successor thereto.

            "Frisco Gate Shopping Center II AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 103.

            "Frisco Gate Shopping Center Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Frisco Gate Shopping Center AB Mortgage Loan.

            "Frisco Gate Shopping Center Intercreditor Agreement": That certain Intercreditor Agreement among noteholders, dated as of October 8, 2004, between JPMorgan Chase Bank, N.A., as Note A Holder, and CBA Mezzanine Capital Finance, LLC, as Note B Holder. The Frisco Gate Shopping Center Intercreditor Agreement relates to the Frisco Gate Shopping Center Mortgage Loan.

            "Gain-on-Sale Proceeds": With respect to any Mortgage Loan or Companion Loan, as applicable, the excess of (i) Liquidation Proceeds of the Mortgage Loan or Companion Loan or related REO Property net of any related Liquidation Expenses, Unliquidated Advances, unreimbursed Advances, Liquidation Fees, interest on Advances, unpaid Servicing Fees, and unpaid Special Servicing Fees and additional Trust Fund expenses over (ii) the Purchase Price for such Mortgage Loan or Companion Loan, as applicable, on the date on which such Liquidation Proceeds were received.

            "Gain-on-Sale Reserve Account": A custodial account or accounts created and maintained by the Paying Agent, pursuant to Section 3.04(d) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank, National Association, as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Gain-on-Sale Reserve Account." Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

            "Grantor Trust": A segregated asset pool within the Trust Fund consisting of the Excess Interest and amounts held from time to time in the Excess Interest Distribution Account, beneficial ownership of which is represented by the Class S Certificates.

            "Ground Lease": The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

            "Group 1 Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 1.

            "Group 2 Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Highland Hotel Portfolio AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 1.

            "Highland Hotel Portfolio Control Appraisal Event": Means "Control Appraisal Event" as defined in the Highland Hotel Portfolio Intercreditor Agreement.

            "Highland Hotel Portfolio Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Highland Hotel Portfolio AB Mortgage Loan.

            "Highland Hotel Portfolio Intercreditor Agreement": That certain Intercreditor Agreement among noteholders, dated as of November 22, 2004, between JPMorgan Chase Bank, N.A., as Note A Holder, and Teachers Insurance and Annuity Association of America, as Note B Holder. The Highland Hotel Portfolio Intercreditor Agreement relates to the Highland Hotel Portfolio Mortgage Loan.

            "Highland Hotel Portfolio B Note Representative": The holder of the Highland Hotel Portfolio Companion Loan.

            "Highland Hotel Portfolio Whole Loan": The Highland Hotel Portfolio AB Mortgage Loan, together and the Highland Hotel Portfolio Companion Loan, each of which is secured by the same Mortgage on the Highland Hotel Portfolio Mortgaged Property.

            "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Paying Agent, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder, the related B Note Representative, and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Paying Agent, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder, the related B Note Representative, or any Affiliate thereof and (iii) is not connected with the Trustee, the Paying Agent, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder, the related B Note Representative, or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Trustee, the Paying Agent, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Paying Agent, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder, the related B Note Representative, or any Affiliate thereof, as the case may be, provided ownership constitutes less than 1% of the total assets of such person.

            "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Paying Agent, the Servicer, any Companion Holder or the Trust, delivered to the Trustee, the Paying Agent, any Companion Holder and the Servicer), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that the Servicer or the Special Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee (and with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan to the applicable B Note Representative) to that effect) or (ii) any other Person (including the Servicer and the Special Servicer) upon receipt by the Trustee, the Paying Agent and the Servicer of an Opinion of Counsel, which shall be at no expense to the Trustee, the Paying Agent, the Servicer or the Trust Fund, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

            "Initial Purchaser": J.P. Morgan Securities Inc.

            "Initial Sub-Servicer": With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with the Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement.

            "Initial Sub-Servicing Agreement": Any Sub-Servicing Agreement in effect as of the Closing Date.

            "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Act.

            "Insurance and Condemnation Proceeds": All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standards.

            "Insurance Policy": With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

            "Intercreditor Agreements": Each of the Highland Hotel Portfolio Intercreditor Agreement, Poipu Shopping Village Intercreditor Agreement, URS Office Tower Intercreditor Agreement, South Shore Lakes Intercreditor Agreement, Shafer Crossing Phase II Intercreditor Agreement, Frisco Gate Shopping Center Intercreditor Agreement, Northwood and Gypsy Lane Manor Apartments Intercreditor Agreement, University Commons Intercreditor Agreement, Durango Crossing II Intercreditor Agreement and Maple Crossing Intercreditor Agreement.

            "Interest Accrual Period": With respect to any Class of Regular Certificates or Uncertificated Lower-Tier Interests and any Distribution Date, the period beginning on the first day of the calendar month preceding the calendar month in which the related Distribution Date occurs and ending on the last day of the calendar month preceding the calendar month in which such Distribution Date occurs, calculated assuming that each month has 30 days and each year has 360 days.

            "Interest Distribution Amount": With respect to any Class of Regular Certificates for any Distribution Date, an amount equal to the sum of the Distributable Certificate Interest and the Class Unpaid Interest Shortfall with respect to such Class of Regular Certificates for such Distribution Date and any Accrued Interest From Recoveries for such Class, to the extent not previously paid for all prior Distribution Dates.

            "Interest Reserve Account": The trust account or subaccount of the Distribution Account created and maintained by the Paying Agent pursuant to
Section 3.26 in the name of "Wells Fargo Bank, National Association, as Paying Agent, in trust for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Interest Reserve Account," into which the amounts set forth in
Section 3.26 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

            "Interest Reserve Loan": Each Actual/360 Mortgage Loan.

            "Interested Person": The Depositor, the Servicer, the Special Servicer, any Independent Contractor engaged by the Special Servicer, any Holder of a Certificate, each Companion Holder (but only with respect to the related AB Mortgage Loan) or any Affiliate of any such Person.

            "Investment Account": As defined in Section 3.06(a).

            "Investment Representation Letter": As defined in Section 5.02(b).

            "Late Collections": With respect to any Mortgage Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Companion Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date prior to the immediately preceding Determination Date and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Companion Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or Companion Loan by reason of default) on a Due Date prior to the immediately preceding Determination Date and not previously recovered. The term "Late Collections" shall specifically exclude Penalty Charges.

            "Liquidation Event": With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 3 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by the Controlling Class Option Holder or the Special Servicer pursuant to Section 3.18(b); (v) such Mortgage Loan is purchased by the Special Servicer, the Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates pursuant to Section 9.01 or acquired by the Sole Certificateholder in exchange for its Certificates pursuant to Section 9.01; or
(vi) such Mortgage Loan is purchased by (a) the applicable Companion Holder pursuant to or as contemplated by Section 3.18(d) or (b) a mezzanine lender pursuant to the related mezzanine intercreditor agreement. With respect to any REO Property (and the related REO Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; (ii) such REO Property is purchased by the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates pursuant to Section 9.01; or (iii) such REO Property is purchased by (a) the applicable Companion Holder pursuant to or as contemplated by Section 3.18(d) or
(b) a mezzanine lender pursuant to the related mezzanine intercreditor agreement.

            "Liquidation Expenses": All customary, reasonable and necessary "out of pocket" costs and expenses incurred by the Special Servicer in connection with a liquidation of any Specially Serviced Mortgage Loan or REO Property pursuant to Section 3.18 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

            "Liquidation Fee": A fee payable to the Special Servicer with respect to each Specially Serviced Mortgage Loan or REO Property as to which the Special Servicer receives a full or discounted payoff (or an unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a work out) with respect thereto from the related Mortgagor or any Liquidation Proceeds or Insurance and Condemnation Proceeds with respect to the related Mortgage Loan, or REO Property (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Mortgage Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to any event described in (1) clause (iii)(A) of the definition of "Liquidation Proceeds," (2) clause (iv) of the definition of "Liquidation Proceeds" if such repurchase occurs within the time parameters set forth in this Agreement and in the related Mortgage Loan Purchase Agreement or
(3) clause (v) and clause (vi) of the definition of "Liquidation Proceeds," as long as, with respect to a purchase pursuant to clause (vi)(a) related to the Highland Hotel Portfolio Whole Loan or the Poipu Shopping Village Whole Loan, the repurchase occurs within 60 days from the transfer of servicing of the related AB Mortgage Loan or the Companion Loan to the Special Servicer) and with respect to a purchase pursuant to clause (vi)(b), the repurchase occurs within 60 days after such option is exercisable by the related mezzanine lender.

            "Liquidation Fee Rate": A rate equal to 1.00%.

            "Liquidation Proceeds": Cash amounts received by or paid to the Servicer or the Special Servicer in connection with: (i) the liquidation (including a payment in full) of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan or Corrected Mortgage Loan through a trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii) (A) the purchase of a Defaulted Mortgage Loan by the Majority Controlling Class Certificateholder, the Special Servicer or the Servicer pursuant to Section 3.18(a) or (B) any other sale thereof pursuant to Section 3.18(c), Section 3.18(e), Section 3.18(f) or Section 3.18(g); (iv) the repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement;
(v) the purchase of a Mortgage Loan or REO Property by the Holders of the Controlling Class, the Special Servicer, the Servicer or the Holders of the Class LR Certificates pursuant to Section 9.01 or; (vi) the purchase of a Mortgage Loan or an REO Property by (a) the Companion Holder pursuant to Section 3.18(d) or (b) any other mezzanine lender of the related Mortgage Loan or REO Loan.

            "Loan Group": Either Loan Group 1 or Loan Group 2.

            "Loan Group 1": Collectively, all of the Mortgage Loans that are Group 1 Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 1 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 1.

            "Loan Group 1 Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (a) the Loan Group 1 Principal Shortfall for such Distribution Date, (b) that portion, if any, of the Scheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 1 and (c) that portion, if any, of the Unscheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 1; provided, that the Loan Group 1 Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Group 1 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 1 Principal Distribution Amount for such Distribution Date, (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Group 1 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 1 Principal Distribution Amount for such Distribution Date and (iii) following the reimbursements provided for in clauses (i) and (ii) above, the excess, if any of (A) the total amount of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, plus interest on such Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, that would have been paid or reimbursed from principal collections on the Group 2 Mortgage Loans as provided for in clauses (i) and (ii) of the definition of "Loan Group 2 Principal Distribution Amount" had the Loan Group 2 Principal Distribution Amount been sufficient to make such reimbursements in full, over (B) the Loan Group 2 Principal Distribution Amount (prior to giving effect to clauses (i), (ii) and (iii) of the definition of "Loan Group 2 Principal Distribution Amount") for that Distribution Date (provided, further, that, with respect to the amounts identified in clauses (i), (ii) and (iii) above, if any of such amounts reimbursed from principal collections on the Group 1 Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will be applied to increase the Loan Group 1 Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

            "Loan Group 1 Principal Shortfall": With respect to any Distribution Date, the amount, if any, by which (1) the lesser of (a) the Loan Group 1 Principal Distribution Amount for the prior Distribution Date and (b) the Certificate Balance of the Class A-1, Class A-2, Class A-3 and Class A-4, Class A-5, Class A-6 Certificates, exceeds (2) the aggregate amount distributed in respect of principal on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates on the prior Distribution Date. There will be no Loan Group 1 Principal Shortfall on the first Distribution Date.

            "Loan Group 2": Collectively, all of the Mortgage Loans that are Group 2 Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 2 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Available Distribution Amount attributable to Loan Group 2.

            "Loan Group 2 Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the sum of (a) the Loan Group 2 Principal Shortfall for such Distribution Date, (b) that portion, if any, of the Scheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 2 and (c) that portion, if any, of the Unscheduled Principal Distribution Amount for such Distribution Date attributable to Loan Group 2; provided, that the Loan Group 2 Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Group 2 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 2 Principal Distribution Amount for such Distribution Date, (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Group 2 Mortgage Loans in a period during which such principal collections would have otherwise been included in the Loan Group 2 Principal Distribution Amount for such Distribution Date and (iii) following the reimbursements provided for in clauses (i) and (ii) above, the excess, if any of (A) the total amount of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, plus interest on such Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts, that would have been paid or reimbursed from principal collections on the Group 1 Mortgage Loans as provided for in clauses (i) and (ii) of the definition of "Loan Group 1 Principal Distribution Amount" had the Loan Group 1 Principal Distribution Amount been sufficient to make such reimbursements in full, over (B) the Loan Group 1 Principal Distribution Amount (prior to giving effect to clauses (i), (ii) and (iii) of the definition of "Loan Group 1 Principal Distribution Amount") for that Distribution Date provided, further, that, with respect to the amounts identified in clauses (i), (ii) and (iii) above, if any of such amounts reimbursed from principal collections on the Group 2 Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will be applied to increase the Loan Group 2 Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

            "Loan Group 2 Principal Shortfall": With respect to any Distribution Date, the amount, if any, by which (1) the lesser of (a) the Loan Group 2 Principal Distribution Amount for the prior Distribution Date and (b) the Certificate Balance of the Class A-1A Certificates, exceeds (2) the aggregate amount distributed in respect of principal on the Class A-1A Certificates on the prior Distribution Date. There will be no Loan Group 2 Principal Shortfall on the first Distribution Date.

            "Loan Pair": Collectively, a Companion Loan and the related AB Mortgage Loan.

            "Lower-Tier Distribution Account": The segregated account, accounts or sub-accounts created and maintained by the Paying Agent pursuant to Section 3.04(b) in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank, National Association, as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Lower-Tier Distribution Account." Any such account, accounts or sub-accounts shall be an Eligible Account.

            "Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii), and in the case of the Class LA-1-1, Class LA-1-2, Class LA-2-1, Class LA-2-2, Class LA-3-1, Class LA-3-2, Class LA-3-3, LA-4-1, Class LA-4-2, Class LA-5-1, Class LA-5-2, Class LA-6-1, Class LA-6-2, Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7, Class LA-1A-8, Class LF-1, Class LF-2, Class LG-1, Class LG-2, Class LG-3, Class LJ-1 and Class LJ-2, Uncertificated Interests, as set forth in Section 4.01(b)).

            "Lower-Tier Regular Distribution Amount": As defined in Section 4.01(b).

            "Lower-Tier REMIC": One of two separate REMICs comprising the Trust Fund, the assets of which consist of the Mortgage Loans (exclusive of Excess Interest), any REO Property with respect thereto (or an allocable portion thereof, in the case of the AB Mortgage Loans), such amounts as shall from time to time be held in the Certificate Account, the REO Account, if any, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the Lower-Tier Distribution Account, and all other property included in the Trust Fund that is not in the Upper-Tier REMIC or the Grantor Trust.

            "LTV Ratio": With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

            "MAI": Member of the Appraisal Institute.

            "Majority Controlling Class Certificateholder": As of any date, the Controlling Class Certificateholder owning a majority of the Percentage Interests in the Controlling Class.

            "Maple Crossing AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 187.

            "Maple Crossing Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Maple Crossing AB Mortgage Loan.

            "Maple Crossing Intercreditor Agreement": That certain Intercreditor Agreement among noteholders, dated as of September 28, 2004, between JPMorgan Chase Bank, N.A., as Note A Holder, and CBA Mezzanine Capital Finance, LLC, as Note B Holder. The Maple Crossing Intercreditor Agreement relates to the Maple Crossing Mortgage Loan.

            "Maturity Date": With respect to any Mortgage Loan or Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan or Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Mortgage Note.

            "Mezz Cap B Loan": Each of the Companion Loans other than the Highland Hotel Portfolio Companion Loan and the Poipu Shopping Village Companion Loan.

            "Monthly Additional Report on Recoveries and Reimbursements": With respect to the one-month period immediately prior to the related Determination Date, a report, containing the information and in the form as set forth on Exhibit W with respect to such period, in all cases both on a loan-by-loan basis and in the aggregate. The preparation of each Monthly Additional Report on Recoveries and Reimbursements shall constitute a responsibility of the Servicer and shall not constitute a responsibility of any other party. Each CMSA Loan Periodic Update File prepared by the Servicer shall be accompanied by a Monthly Additional Report on Recoveries and Reimbursements; provided that the Servicer shall not be responsible for the failure to properly prepare such report to the extent that such failure is the result of the Special Servicer's failure to provide information required to be provided by the Special Servicer hereunder.

            "Monthly Payment": With respect to any Mortgage Loan or Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess Interest) on such Mortgage Loan or Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder and without respect to any Excess Interest.

            "Moody's": Moody's Investors Service, Inc. If neither Moody's nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Paying Agent, the Servicer and the Special Servicer, and specific ratings of Moody's herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Mortgage": With respect to any Mortgage Loan and Companion Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note and creating a lien on the fee and/or leasehold interest in the related Mortgaged Property.

            "Mortgage Deferred Interest": With respect to any Mortgage Loan as of any Due Date that has been modified to reduce the rate at which interest is paid currently below the Mortgage Rate and capitalize the amount of such interest reduction, the excess, if any, of (a) interest accrued on the Stated Principal Balance thereof during the one-month interest accrual period set forth in the related Mortgage Note at the related Mortgage Rate over (b) the interest portion of the related Monthly Payment, as so modified or reduced, or, if applicable, Assumed Scheduled Payment due on such Due Date.

            "Mortgage File": With respect to each Mortgage Loan and Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:

            (i) the original executed Mortgage Note bearing, or accompanied by, all prior and intervening endorsements, assignments or allonge showing a complete chain of endorsement or assignment from the originator of the Mortgage Loan to the most recent endorsee, and further endorsed (at the direction of the Depositor given pursuant to the applicable Mortgage Loan Purchase Agreement), on its face or by allonge attached thereto, without recourse, representation or warranty, express or implied to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank, National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10"; or in blank provided that the requirements of this clause (i) will be satisfied by delivery of a signed lost note affidavit and indemnity properly assigned or endorsed to the Trustee as described above, with a copy of the Mortgage Note attached to it;

            (ii) the original Mortgage (or a certified or other copy thereof from the applicable recording office) and originals (or certified or other copies from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent mortgagee of record, in each case with evidence of recording indicated thereon;

            (iii) an original assignment of the Mortgage, in complete and recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), executed by the most recent assignee of record thereof prior to the Trustee, or if none, by the originator to "Wells Fargo Bank, National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10";

            (iv) an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record, in each case with evidence of recording thereon;

            (v) an original assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage and to the extent not already assigned pursuant to preceding clause (iii)), in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), executed by the applicable assignee of record to "Wells Fargo Bank, National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10";

            (vi) an original or copy of any related Security Agreement (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the applicable Mortgage Loan Seller;

            (vii) an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage), in complete form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), executed by the applicable Mortgage Loan Seller to "Wells Fargo Bank, National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10";

            (viii) originals or copies of all consolidation, assumption, modification, written assurance and substitution agreements, with evidence of recording thereon, where appropriate, in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been consolidated or modified or the Mortgage Loan has been assumed;

            (ix) the original lender's title insurance policy or a copy thereof, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgagor's fee or leasehold interest in the Mortgaged Property, or if the policy has not yet been issued, an original or copy of a "marked-up" written commitment, or the pro forma or specimen title insurance policy (marked as binding and in all cases countersigned by the title insurer or its authorized agent) or an agreement to provide the same pursuant to lender's escrow trust instructions executed by an authorized representative of the title insurance company, provided the policy is issued within twelve (12) months from the Closing Date, in connection with the related Mortgage Loan;

            (x) the original or copy of any guaranty of the obligations of the Mortgagor under the Mortgage Loan and any intervening assignments;

            (xi) all UCC Financing Statements, assignments or copies thereof, as filed or recorded, or in form that is complete and suitable for filing or recording, as appropriate, or other evidence of filing or recording sufficient to perfect (and maintain the perfection of) the security interest held by the originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Mortgagor at the Mortgaged Property (in each case with evidence of filing or recording thereon), and to transfer such security interest to the Trustee;

            (xii) the original power of attorney or a copy thereof (with evidence of recording thereon) granted by the Mortgagor if the Mortgage, Mortgage Note or other document or instrument referred to above was not signed by the Mortgagor;

            (xiii) with respect to any Mortgage Loans with Additional Debt, a co-lending agreement, a subordination agreement or other intercreditor agreement, pursuant to which such Additional Debt will be subordinated to such Mortgage Loan as set forth in such intercreditor agreement;

            (xiv) any additional documents required to be added to the Mortgage File pursuant to this Agreement;

            (xv) with respect to any Mortgage Loan secured by a ground lease, the related ground lease or a certified copy thereof and any related ground lessor estoppels;

            (xvi) a copy of any letter of credit securing such Mortgage Loan and, within thirty (30) days of the Closing Date or such earlier date as required by the issuer of the letter of credit, a copy of the appropriate transfer or assignment documents for such letter of credit;

            (xvii) a copy of any Environmental Indemnity Agreement, together with a copy of any environmental insurance policy;

            (xviii) a copy of any loan agreement(s);

            (xix) a copy of any escrow agreement(s);

            (xx) a copy of any property management agreement(s);

            (xxi) a copy of any franchise agreements and comfort letters related thereto;

            (xxii) a copy of any lock-box or cash management agreement(s);

            (xxiii) a list related to such Mortgage Loan indicating the related Mortgage Documents included in the related Mortgage File (the "Mortgage Loan Checklist");

            (xxiv) a copy of all environmental reports that were received by the applicable Mortgage Loan Seller relating to the relevant Mortgaged Property;

            (xxv) with respect to each Mortgage Loan that has one or more Companion Loan(s), the related Intercreditor Agreement and a copy of each mortgage note relating to such Companion Loan(s), rather than the original;

provided, however, that (a) whenever the term "Mortgage File" is used to refer to documents held by the Trustee, or a Custodian appointed thereby, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Trustee or a Custodian appointed thereby, (b) if there exists with respect to any Crossed Group only one original or certified copy of any document referred to in the definition of "Mortgage File" covering all of the Mortgage Loans in such Crossed Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a "Mortgage File" for any Companion Loan, such "Mortgage File" shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note) and (d) the execution and/or recordation of any assignment of Mortgage, any separate assignment of Assignment of Leases and any assignment of any UCC Financing Statement in the name of the Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the Trustee shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the Trustee, the Servicer, or the Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by Trustee, the Servicer or the Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively.

            "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund. As used herein, the term "Mortgage Loan" includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. As used in this Agreement, the term "Mortgage Loan" does not include any Companion Loan.

            "Mortgage Loan Checklist": As defined in the definition of "Mortgage File."

            "Mortgage Loan Purchase Agreement": Each of the agreements between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller's right, title and interest in and to the related Mortgage Loans.

            "Mortgage Loan Schedule": The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, which list sets forth the following information with respect to each Mortgage Loan:

            (i) the loan i.d. number and loan servicing number (as specified in Anned A-1 to the Prospectus);

            (ii) the Mortgagor's name;

            (iii) the street address (including city, state, county and zip code) and name of the related Mortgaged Property;

            (iv) the Mortgage Rate in effect at origination;

            (v) the Net Mortgage Rate in effect at the Cut-off Date;

            (vi) the original principal balance;

            (vii) the Cut-off Date Principal Balance;

            (viii) the (a) original term to stated maturity, (b) remaining term to stated maturity and (c) Maturity Date;

            (ix) the original and remaining amortization terms;

            (x) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

            (xi) the applicable Servicing Fee Rate;

            (xii) whether the Mortgage Loan is a 30/360 Mortgage Loan or an Actual/360 Mortgage Loan;

            (xiii) the Anticipated Repayment Date, if applicable;

            (xiv) the Revised Rate of such Mortgage Loan, if any;

            (xv) whether such Mortgage Loan is secured by the related Mortgagor's interest in a ground lease;

            (xvi) identifying any Mortgage Loans with which such Mortgage Loan is cross-defaulted or cross-collateralized;

            (xvii) the originator of such Mortgage Loan and the Mortgage Loan Seller;

            (xviii) whether such Mortgage Loan has a guarantor;

            (xix) whether such Mortgage Loan is secured by a letter of credit;

            (xx) amount of any reserve or escrowed funds that were deposited at origination and any ongoing periodic deposit requirements;

            (xxi) number of grace days;

            (xxii) whether a cash management agreement or lock-box agreement is in place;

            (xxiii) the general property type of the related Mortgaged Property;

            (xxiv) whether the Mortgage Loan permits defeasance;

            (xxv) the interest accrual period;

            (xxvi) the applicable Loan Group to which the Mortgage Loan belongs; and

            (xxvii) the number of units, pads or square feet with respect to each Mortgaged Property.

            Such Mortgage Loan Schedule shall also set forth the aggregate of the amounts described under clause (vii) above for all of the Mortgage Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

            "Mortgage Loan Seller": Each of: (1) JPMorgan Chase Bank, N.A., a national banking association, or its successor in interest, (2) CIBC Inc., a Delaware corporation, or its successor in interest, and (3) Barclays Capital Real Estate Inc., a Delaware corporation or its successor in interest.

            "Mortgage Note": The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, together with any rider, addendum or amendment thereto.

            "Mortgage Rate": With respect to: (i) any Mortgage Loan or Companion Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Companion Loan from time to time in accordance with the related Mortgage Note and applicable law, exclusive of the Excess Rate; or (ii) any Mortgage Loan or Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date.

            "Mortgaged Property": The real property subject to the lien of a Mortgage.

            "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note.

            "Net Aggregate Prepayment Interest Shortfall": With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments on the Mortgage Loans during the related Due Period, exceeds (b) the aggregate amount deposited by the Servicer in the Certificate Account for such Distribution Date pursuant to Section 3.19 in connection with such Prepayment Interest Shortfalls.

            "Net Investment Earnings": With respect to the Certificate Account, the Servicing Accounts or the REO Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

            "Net Investment Loss": With respect to the Certificate Account, the Servicing Accounts or the REO Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust Fund held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

            "Net Mortgage Rate": With respect to any Mortgage Loan or REO Loan as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect, minus the Administrative Cost Rate; provided, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Mortgagor; provided, further, that if any Mortgage Loan does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating Pass-Through Rates, the Net Mortgage Rate of such Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued (exclusive of Default Interest or Excess Interest) in respect of such Mortgage Loan during such one-month period at the related Net Mortgage Rate; provided, further, that, with respect to each Interest Reserve Loan, the Net Mortgage Rate for the one month period (A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year, and (B) preceding the Due Date in March, will be the per annum rate stated in the related Mortgage Note less the related Administrative Cost Rate. With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding.

            "Net Operating Income": With respect to any Mortgaged Property, for any Mortgagor's fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of "Net Operating Income" approved from time to time endorsed and put forth by the CMSA.

            "New Lease": Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

            "Non-Registered Certificate": Unless and until registered under the Securities Act, any Class X-1, Class X-2, Class A-1A, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class NR, Class S, Class R or Class LR Certificate.

            "Non-Specially Serviced Mortgage Loan": Any Mortgage Loan or Companion Loan that is not a Specially Serviced Mortgage Loan.

            "Non-U.S. Person": Any person other than a U.S. Person, unless, with respect to the Transfer of a Residual Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Certificate Registrar with an effective Internal Revenue Service Form W-8ECI (or successor form) or (ii) the Transferee delivers to both the Transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes. A Person shall be treated as a Non-U.S. Person, (A) notwithstanding clause (i) of the preceding sentence, if it is a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) any interest in which is owned, directly or indirectly, through one more partnerships, trusts or other pass-through entities by a Non-U.S. Person or (B) if such Person is a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment of fixed base, within the meaning of an applicable income treaty, of such Person or any other U.S. Person.

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance.

            "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the Servicer or the Trustee, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, however, that the Special Servicer may, at its option, in consultation with the Directing Certificateholder, make a determination in accordance with the Servicing Standards, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the Servicer or the Trustee notice of such determination. Any such determination shall be conclusive and binding on the Servicer and the Trustee, provided, however the Special Servicer shall have no such option to make an affirmative determination that any P&I Advance is or would be recoverable and in the absence of a determination by the Special Servicer that such Advance is or will be a Non-Recoverable Advance, such decision shall remain with the Servicer or Trustee, as applicable. In making such recoverability determination, the Servicer, Special Servicer or Trustee, as applicable, will be entitled to consider (among other things) only the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the Servicing Standards in the case of the Servicer and the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (consistent with the Servicing Standards in the case of the Servicer and the Special Servicer) (among other things) the timing of recoveries. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout Delayed Reimbursement Amount with respect to other Mortgage Loans which, at the time of such consideration, the reimbursement of which is being deferred or delayed by the Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related Mortgage Loan are a source of reimbursement not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standards, in the case of the Servicer, may obtain, promptly upon request, from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for making a recoverability determination. Absent bad faith, the Servicer's, Special Servicer's or the Trustee's determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders. The determination by the Servicer or the Special Servicer or the Trustee, as applicable, that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer's Certificate delivered by either the Special Servicer or the Servicer to the other and to the Trustee, the Paying Agent, the Directing Certificateholder (and in the case of the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative), the Depositor, or by the Trustee to the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Directing Certificateholder. The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the Servicer, the Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or Mortgaged Property). The Trustee shall be entitled to conclusively rely on the Servicer's or Special Servicer's determination that a P&I Advance is or would be nonrecoverable, and the Servicer shall be entitled to conclusively rely on the Special Servicer's determination that a P&I Advance is or would be nonrecoverable. In the case of a cross-collateralized Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.

            "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property which, in the reasonable judgment of the Servicer, the Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Property. In making such recoverability determination, such Person will be entitled to consider (among other things) only the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the Servicing Standards in the case of the Servicer or the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (consistent with the Servicing Standards in the case of the Servicer or the Special Servicer) (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout Delayed Reimbursement Amounts with respect to other Mortgage Loans which, at the time of such consideration, the recovery of which are being deferred or delayed by the Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standards, in the case of the Servicer, may obtain, promptly upon request, from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer's possession for making a recoverability determination. The determination by the Servicer, the Special Servicer or the Trustee, as the case may be, that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer's Certificate delivered by either of the Special Servicer or Servicer to the other and to the Trustee, the Paying Agent, the Directing Certificateholder (and in the case of the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative), and the Depositor, or by the Trustee to the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Directing Certificateholder; provided, however, that the Special Servicer may, at its option, in consultation with the Directing Certificateholder, make a determination in accordance with the Servicing Standards, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the Servicer and the Trustee notice of such determination. Any such determination shall be conclusive and binding on the Servicer, the Special Servicer and the Trustee, provided, however the Special Servicer shall have no such option to make an affirmative determination that any P&I Advance is or would be recoverable and in the absence of a determination by the Special Servicer that such Advance is or will be a Non-Recoverable Advance, such decision shall remain with the Servicer or Trustee, as applicable. The Officer's Certificate shall set forth such determination of nonrecoverability and the considerations of the Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, such as related income and expense statements, rent rolls, occupancy status and property inspections, and shall include an Appraisal of the related Mortgage Loan or Mortgaged Property). The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. The Trustee shall be entitled to conclusively rely on the Servicer's or Special Servicer's, as the case may be, determination that a Servicing Advance is or would be nonrecoverable, and the Servicer shall be entitled to conclusively rely on the Special Servicer's determination that a Servicing Advance is or would be nonrecoverable. In the case of a cross collateralized Mortgage Loan, such recoverability determination shall take into account the cross collateralization of the related cross collateralized Mortgage Loan.

            "Northwood and Gypsy Lane Manor Apartments AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 117.

            "Northwood and Gypsy Lane Manor Apartments Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Northwood and Gypsy Lane Manor Apartments AB Mortgage Loan.

            "Northwood and Gypsy Lane Manor Apartments Intercreditor Agreement":
That certain Intercreditor Agreement among noteholders, dated as of July 8, 2004, between CIBC Inc., as Note A Holder, and CBA Mezzanine Capital Finance, LLC, as Note B Holder. The Northwood and Gypsy Lane Manor Apartments Intercreditor Agreement relates to the Northwood and Gypsy Lane Manor Apartments Mortgage Loan.

            "Notional Amount": In the case of the Class X-1 Certificates, the Class X-1 Notional Amount. In the case of the Class X-2 Certificates, the Class X-2 Notional Amount. In the case of each Component, the amount set forth in the applicable definition thereof.

            "Offered Certificates": The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-J, Class B, Class C, Class D and Class E Certificates.

            "Officer's Certificate": A certificate signed by a Servicing Officer of the Servicer or the Special Servicer, as the case may be, or a Responsible Officer of the Trustee.

            "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the Servicer or the Special Servicer, acceptable in form and delivered to the Trustee and the Paying Agent, except that any opinion of counsel relating to (a) the qualification of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) qualification of the Grantor Trust as a grantor trust under subpart E, Part I of subchapter J of the Code for federal income tax purposes or
(d) the resignation of the Servicer, the Special Servicer or the Depositor pursuant to Section 6.04, must be an opinion of counsel who is in fact Independent of the Depositor, the Servicer or the Special Servicer, as applicable.

            "Option Price": As defined in Section 3.18(a).

            "Original Certificate Balance": With respect to any Class of Certificates (other than the Class S, the Class X and the Residual Certificates), the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

            "Original Lower-Tier Principal Amount": With respect to any Class of Uncertificated Lower-Tier Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

            "Original Notional Amount": With respect to the Class X-1 Notional Amount and Class X-2 Notional Amount, the initial Notional Amount thereof as of the Closing Date, as specified in the Preliminary Statement.

            "OTS": The Office of Thrift Supervision or any successor thereto.

            "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "P&I Advance": As to any Mortgage Loan or REO Loan, any advance made by the Servicer or the Trustee, as applicable, pursuant to Section 4.03 or
Section 7.05.

            "P&I Advance Date": The Business Day immediately prior to each Distribution Date.

            "P&I Advance Determination Date": With respect to any
Distribution Date, the Business Day prior to the P&I Advance Date.

            "Pass-Through Rate": Any of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-5 Pass-Through Rate, the Class A-6 Pass-Through Rate, the Class A-1A Pass-Through Rate, the Class A-J Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G Pass-Through Rate, the Class H Pass-Through Rate, the Class J Pass-Through Rate, the Class K Pass-Through Rate, the Class L Pass-Through Rate, the Class M Pass-Through Rate, the Class N Pass-Through Rate, the Class P Pass-Through Rate, the Class Q Pass-Through Rate, the Class NR Pass-Through Rate, the Class X-1 Pass-Through Rate or the Class X-2 Pass-Through Rate.

            "Paying Agent": Wells Fargo Bank, National Association, a national banking association, or any successor appointed thereto pursuant to Section 5.07 or any successor paying agent appointed hereunder.

            "Penalty Charges": With respect to any Mortgage Loan (or successor REO Loan) or Companion Loan (or successor REO Loan), any amounts actually collected thereon (or, in the case of a Mortgage Loan or Companion Loan (or successor REO Loan thereto) that is part of a Loan Pair, actually collected on such Loan Pair and allocated and paid on such Mortgage Loan or Companion Loan (or successor REO Loan) in accordance with the related Intercreditor Agreement) that represent late payment charges or Default Interest, other than a Yield Maintenance Charge, and other than any Excess Interest.

            "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Regular Certificate, the percentage interest is equal to the Denomination of such Certificate divided by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates as of the Closing Date. With respect to a Residual Certificate, the percentage interest is set forth on the face thereof.

            "Permitted Investments": Any one or more of the following obligations or securities (including obligations or securities of the Paying Agent, if otherwise qualifying hereunder), regardless whether issued by the Depositor, the Servicer, the Special Servicer, the Trustee or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

            (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, Fannie Mae or Freddie Mac, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency or Fitch to any Certificate as evidenced in writing;

            (ii) time deposits, unsecured certificates of deposit, or bankers' acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short- term debt obligations of such depository institution or trust company are rated in the highest rating categories of each Rating Agency or such other rating as would not result in the downgrading, withdrawal or qualification of the then current rating assigned by each Rating Agency to any Class of Certificates as evidenced in writing;

            (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

            (iv) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition, which debt obligations are rated in the highest rating categories of each Rating Agency or such other rating as would not result in the downgrading, withdrawal or qualification of the then current rating assigned by each Rating Agency to any Class of Certificates as evidenced in writing; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

            (v) commercial paper (including both non interest bearing discount obligations and interest bearing obligations) of any corporation or other entity organized under the laws of the United States or any state thereof payable on demand or on a specified date maturing in one (1) year or less from the date of acquisition thereof and which is rated in the highest rating category of each Rating Agency (or such lower rating as will not result in qualification, downgrading or withdrawal of the ratings then assigned by each Rating Agency to any Class of Certificates as evidenced in writing);

            (vi) any other demand, money market or time deposit, obligation, security or investment, (a) with respect to which each Rating Agency shall have confirmed in writing that such investment will not result in a downgrade, qualification or withdrawal of the then current rating assigned by such Rating Agency to any Class of Certificates as evidenced in writing and (b) which qualifies as a "cash flow investment" pursuant to Section 860G(a)(6) of the Code;

provided, however, that in each case if the investment is rated by S&P, (a) it shall not have an "r" highlighter affixed to its rating from S&P, (b) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (c) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

            "Permitted Transferee": Any Person who is a Qualified Institutional Buyer.

            "Person": Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(c).

            "Poipu Shopping Village AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 26.

            "Poipu Shopping Village Control Appraisal Event": Means "Control Appraisal Event" as defined in the Poipu Shopping Village Intercreditor Agreement.

            "Poipu Shopping Village Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Poipu Shopping Village AB Mortgage Loan.

            "Poipu Shopping Village Intercreditor Agreement": That certain Intercreditor Agreement among noteholders, dated as of November 23, 2004, between Barclays Capital Real Estate Inc., as Note A Holder, and Deleware Securities Holdings, Inc., as Note B Holder. The Poipu Shopping Village Intercreditor Agreement relates to the Poipu Shopping Village Mortgage Loan.

            "Poipu Shopping Village B Note Representative": The holder of the Poipu Shopping Village Companion Loan.

            "Poipu Shopping Village Whole Loan": The Poipu Shopping Village AB Mortgage Loan, together and the Poipu Shopping Village Companion Loan, each of which is secured by the same Mortgage on the Poipu Shopping Village Mortgaged Property.

            "Prepayment Assumption": A "constant prepayment rate" of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates for federal income tax purposes; provided it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

            "Prepayment Interest Excess": For any Distribution Date and with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Due Period, which Principal Prepayment was applied to such Mortgage Loan after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Trustee Fee Rate, on the amount of such Principal Prepayment from and after such Due Date and ending on the date of such prepayment.

            "Prepayment Interest Shortfall": For any Distribution Date and with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Due Period, which Principal Prepayment was applied to such Mortgage Loan after the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Trustee Fee Rate, on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on such Due Date.

            "Primary Collateral": With respect to any Crossed Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Loan.

            "Primary Servicing Fee": The monthly fee payable by the Servicer from the Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub-Servicing Agreement with such Initial Sub-Servicer.

            "Prime Rate": The "Prime Rate" as published in the "Money Rates" section of the New York city edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Paying Agent in its reasonable discretion) as may be in effect from time to time, or, if the "Prime Rate" no longer exists, such other comparable rate (as determined by the Paying Agent in its reasonable discretion) as may be in effect from time to time.

            "Principal Distribution Amount": With respect to any Distribution Date and any Class of Regular Certificates, an amount equal to the sum of (a) the Principal Shortfall for such Distribution Date, (b) the Scheduled Principal Distribution Amount for such Distribution Date and (c) the Unscheduled Principal Distribution Amount for such Distribution Date; provided, that the Principal Distribution Amount for any Distribution Date shall be reduced by the amount of any reimbursements of (i) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (ii) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided, that, in the case of clause (i) and (ii) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans are subsequently recovered on the related Mortgage Loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

            "Principal Prepayment": Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            "Principal Shortfall": For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount distributed in respect of principal on the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q and Class NR Certificates for such preceding Distribution Date pursuant to Section 4.01(a) on such preceding Distribution Date. The Principal Shortfall for the initial Distribution Date will be zero.

            "Privileged Person": Each Rating Agency, any of the Holders of each Class of Certificates, each Underwriter, the Initial Purchasers, each Mortgage Loan Seller, Trepp, LLC, Intex Solutions LLC and a certain financial market publisher (which initially shall be Bloomberg, L.P.), any Companion Holder, each party to this Agreement, the Directing Certificateholder, any designee of the Depositor and any other Person who shall have provided the Paying Agent with a certificate, using the form attached hereto as Exhibit V, which form is available from the Paying Agent, certifying that such Person is a Certificateholder, a beneficial owner or a prospective purchaser of a Certificate.

            "Prospectus": The Prospectus dated November 15, 2004, as supplemented by the Prospectus Supplement dated November 15, 2004, relating to the offering of the Offered Certificates.

            "Purchase Option Notice": As defined in Section 3.18 (a)(iii).

            "Purchase Price": With respect to any Mortgage Loan (or REO Loan) or, if applicable, Loan Pair to be purchased by a Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement, by the Majority Controlling Class Certificateholder, the Special Servicer or the Servicer pursuant to Section 3.18(b), by the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates pursuant to
Section 9.01 or to be otherwise sold pursuant to Section 3.18(d), a price equal to:

            (i) the outstanding principal balance of such Mortgage Loan (or related REO Loan) as of the date of purchase; plus

            (ii) all accrued and unpaid interest on such Mortgage Loan (or the related REO Loan) at the related Mortgage Rate in effect from time to time (exclusive of Excess Interest) to but not including the Due Date immediately preceding the Determination Date for the related Distribution Date in which such Purchase Price is included in the Available Distribution Amount; plus

            (iii) all related Servicing Advances that are unreimbursed out of collections from the Mortgage Loan and accrued and unpaid interest on related Advances at the Reimbursement Rate, and any Special Servicing Fees whether paid or then owing allocable to such Mortgage Loan and all additional Trust Fund expenses in respect of such Mortgage Loan; plus

            (iv) if such Mortgage Loan (or REO Loan) is being purchased by a Mortgage Loan Seller pursuant to Section 3 of the applicable Mortgage Loan Purchase Agreement, to the extent not otherwise included pursuant to clause (iii), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Servicer, the Special Servicer, the Depositor and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation, including, without limitation, all legal fees and expenses and any expenses of the Trust Fund relating to such Mortgage Loan (or REO Loan); plus

            (v) Liquidation Fees payable with respect to such Mortgage Loan.

With respect to any REO Property to be sold pursuant to Section 3.18(c), the amount calculated in accordance with the preceding sentence in respect of the related REO Loan. With respect to any REO Property to be purchased or sold pursuant to Section 3.18(b) that relates to a Loan Pair, the term "REO Loan" shall mean the REO Loan with respect to both the related Mortgage Loan and the related Companion Loans.

            "Qualified Bidder": As defined in Section 7.01(c).

            "Qualified Institutional Buyer": A "qualified institutional buyer" as defined in Rule 144A under the Act.

            "Qualified Insurer": (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with a minimum claims paying ability rating of at least "A2" by Moody's and "A- " by S&P and (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), except as set forth in Section 3.07(c), an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) rated no lower than two ratings below the rating assigned to the then highest rated outstanding Certificate, but in no event lower than "A2" by Moody's and "A- " by S&P (or, if not rated by one of such Rating Agencies, then at least "A" by Fitch or "A" by two other nationally recognized statistical rating organizations (which may include the other Rating Agency)) or, in the case of clauses (i) and (ii), such other rating as each Rating Agency shall have confirmed in writing will not cause such Rating Agency to downgrade, qualify or withdraw the then current rating assigned by such Rating Agency to any Class of Certificates as evidenced in writing.

            "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as and grace period no longer than that of the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan;
(vi) have a then current loan-to-value ratio not higher than that of the deleted Mortgage Loan as of the Closing Date and a current loan-to-value ratio not higher than the then current loan-to-value ratio of the deleted Mortgage Loan, in each case using the "value" as determined using an MAI appraisal; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File;
(ix) have a then current debt service coverage ratio of not less than the original debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and a current debt service coverage ratio of not less than the current debt service coverage ratio of the deleted Mortgage Loan; (x) constitute a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller's expense); (xi) not have a maturity date or an amortization schedule after the date two years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions; (xiii) not be substituted for a deleted Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved by the Directing Certificateholder; (xv) prohibit defeasance within two years of the Closing Date; (xvi) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either of the REMICs established under this Agreement or the imposition of tax on either of such REMICs other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel; and (xvii) have an engineering report with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File. In the event that more than one mortgage loan is substituted for a deleted Mortgage Loan, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in (i) through
(xvi) and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate and the Trustee Fee Rate) shall be lower than the highest fixed Pass-Through Rate (and not subject to a cap equal to the Weighted Average Net Mortgage Rate) of any class of Regular Certificates having a principal balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, (i) the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee and the Directing Certificateholders and (ii) such Qualified Substitute Mortgage Loan shall become part of the same Loan Group as the deleted Mortgage Loan.

            "Rated Final Distribution Date": As to each Class of Certificates, January 12, 2037.

            "Rating Agency": Each of Moody's and S&P or their successors in interest. If neither such rating agency nor any successor remains in existence, "Rating Agency" shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee and the Servicer, and specific ratings of Moody's and S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Record Date": With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

            "Registrar Office": As defined in Section 5.02(a).

            "Regular Certificate": Any of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class NR, Class X-1 and Class X-2 Certificates.

            "Regulation D": Regulation D under the Act.

            "Regulation S": Regulation S under the Act.

            "Regulation S Book-Entry Certificates": The Regular Certificates sold in offshore transactions in reliance on Regulation S and represented by one or more Book-Entry Certificates deposited with the Paying Agent as custodian for the Depository.

            "Regulation S Investor": With respect to a transferee of a Regulation S Book-Entry Certificate, a transferee that acquires such Certificate pursuant to Regulation S.

            "Regulation S Transfer Certificate": A certificate substantially in the form of Exhibit I-1 or Exhibit I-2 hereto, as applicable.

            "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the Prime Rate.

            "Related Certificates," "Related Uncertificated Lower-Tier Interests" and "Related Components of Class X Certificates": For each of the following Classes of Uncertificated Lower-Tier Interests, the related Class of Certificates and the related Components of Class X Certificates; for the following Components of the Class X Certificates, the related Class of Uncertificated Lower-Tier Interests and the related Class of Certificates set forth below; and for the following Classes of Uncertificated Lower-Tier Interests, the related Components of the Class X Certificates and the related Class of Certificates set forth below:

                           Related Uncertificated Related Components of Related Certificate Lower-Tier Interest Class X Certificates
   -------------------      -------------------     --------------------

Class A-1 Certificate      Class LA-1-1                    XA-1-1
                           Uncertificated
                           Interest

                           Class LA-1-2                    XA-1-2
                           Uncertificated
                           Interest

Class A-1A Certificate     Class LA-1A-1                  XA-1A-1
                           Uncertificated
                           Interest

                           Class LA-1A-2                  XA-1A-2
                           Uncertificated
                           Interest

                           Class LA-1A-3                  XA-1A-3
                           Uncertificated
                           Interest

                           Class LA-1A-4                  XA-1A-4
                           Uncertificated
                           Interest

                           Class LA-1A-5                  XA-1A-5
                           Uncertificated
                           Interest

                           Class LA-1A-6                  XA-1A-6
                           Uncertificated
                           Interest

                           Class LA-1A-7                  XA-1A-7
                           Uncertificated
                           Interest

                           Class LA-1A-8                  XA-1A-8
                           Uncertificated
                           Interest

Class A-2 Certificate      Class LA-2-1                    XA-2-1
                           Uncertificated
                           Interest

                           Class LA-2-2                    XA-2-2
                           Uncertificated
                           Interest

Class A-3 Certificate      Class LA-3-1                    XA-3-1
                           Uncertificated
                           Interest

                           Class LA-3-2                    XA-3-2
                           Uncertificated
                           Interest

                           Class LA-3-3                    XA-3-3
                           Uncertificated
                           Interest

Class A-4 Certificate      Class LA-4-1                    XA-4-1
                           Uncertificated
                           Interest

                           Class LA-4-2                    XA-4-2
                           Uncertificated
                           Interest

Class A-5 Certificate      Class LA-5-1                    XA-5-1
                           Uncertificated
                           Interest

                           Class LA-5-2                    XA-5-2
                           Uncertificated
                           Interest

Class A-6 Certificate      Class LA-6-1                    XA-6-1
                           Uncertificated
                           Interest

                           Class LA-6-2                    XA-6-2
                           Uncertificated
                           Interest

Class A-J Certificate      Class LA-J                       XA-J
                           Uncertificated
                           Interest

Class B Certificate        Class LB                          XB
                           Uncertificated
                           Interest

Class C Certificate        Class LC                          XC
                           Uncertificated
                           Interest

Class D Certificate        Class LD                          XD
                           Uncertificated
                           Interest

Class E Certificate        Class LE                          XE
                           Uncertificated
                           Interest

Class F Certificate        Class LF-1                       XF-1
                           Uncertificated
                           Interest

                           Class LF-2                       XF-2
                           Uncertificated
                           Interest

Class G Certificate        Class LG-1                       XG-1
                           Uncertificated
                           Interest

                           Class LG-2
                           Uncertificated                   XG-2
                           Interest

                           Class LG-3
                           Uncertificated                   XG-3
                           Interest

Class H Certificate
                           Class LH                          XH
                           Uncertificated
                           Interest

Class J Certificate        Class LJ-1                       XJ-1
                           Uncertificated
                           Interest

                           Class LJ-2                       XJ-2
                           Uncertificated
                           Interest

Class K Certificate        Class LK                          XK
                           Uncertificated
                           Interest

Class L Certificate        Class LL                          XL
                           Uncertificated
                           Interest

Class M Certificate        Class LM                          XM
                           Uncertificated
                           Interest

Class N Certificate        Class LN                          XN
                           Uncertificated
                           Interest

Class P Certificate        Class LP                          XP
                           Uncertificated
                           Interest

Class Q Certificate        Class LQ                          XQ
                           Uncertificated
                           Interest

Class NR Certificate       Class LNR                        XNR
                           Uncertificated
                           Interest

            "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code (or any successor thereto).

            "REMIC Administrator": The Paying Agent or any REMIC administrator appointed pursuant to Section 10.01.

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and temporary and final Treasury regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings promulgated thereunder, as the foregoing may be in effect from time to time.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

            "REO Account": A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "Lennar Partners, Inc., or the applicable successor Special Servicer, as Special Servicer, for the benefit of Wells Fargo Bank, National Association, as trustee, in trust for registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, REO Account." Any such account or accounts shall be an Eligible Account.

            "REO Acquisition": The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

            "REO Disposition": The sale or other disposition of the REO Property pursuant to Section 3.18.

            "REO Extension": As defined in Section 3.16(a).

            "REO Loan": The Mortgage Loan or Companion Loan deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the related REO Property remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan or Companion Loan, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or Companion Loan). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan or Companion Loan as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan or Companion Loan as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of a REO Loan. All amounts payable or reimbursable to the Servicer, the Special Servicer or the Trustee, as applicable, in respect of the predecessor Mortgage Loan or Companion Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees and any unreimbursed Advances, additional Trust Fund expenses, together with any interest accrued and payable to the Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the Servicer or the Trustee, as applicable, in respect of an REO Loan. In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount", "Loan Group 1 Principal Distribution Amount" or "Loan Group 2 Principal Distribution Amount" shall be deemed outstanding until recovered. Collections in respect of each REO Loan (exclusive of the amounts to be applied to the payment of, or to be reimbursed to the Servicer or the Special Servicer for the payment of the costs of operating, managing, selling, leasing and maintaining the related REO Property) shall be treated: first, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate in effect from time to time to, but not including, the Due Date in the Due Period of receipt (exclusive of any portion that constitutes Excess Interest); second, as a recovery of Unliquidated Advances with respect to such REO Loan; third, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; fourth, as a recovery of Nonrecoverable Advances with respect to such REO Loan; and fifth, in accordance with the Servicing Standards of the Servicer, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Penalty Charges, (ii) Yield Maintenance Charges and (iii) Excess Interest and other amounts, in that order.

            "REO Loan Accrual Period": With respect to any REO Loan and any Due Date therefor, the one-month period immediately preceding such Due Date.

            "REO Property": A Mortgaged Property acquired by the Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders (subject to the related Intercreditor Agreement with respect to a Mortgaged Property securing a Loan Pair) and the Trustee (as holder of the Uncertificated Lower-Tier Interests) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan.

            "REO Revenues": All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

             "Request for Release": A release signed by a Servicing Officer of the Servicer or the Special Servicer, as applicable, in the form of Exhibit E attached hereto.

            "Residual Certificate": Any Class R Certificate or Class LR Certificate issued, authenticated and delivered hereunder.

            "Responsible Officer": When used with respect to each of the initial Trustee or the Paying Agent, any Vice President, Assistant Vice-President, Assistant Secretary or corporate trust officer in the corporate trust department of the Trustee and Paying Agent, and with respect to any successor Trustee or the Paying Agent, any officer or assistant officer in the corporate trust department of the Trustee or the Paying Agent or any other officer of the Trustee or the Paying Agent customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the Trustee or the Paying Agent because of such officer's knowledge of and familiarity with the particular subject.

            "Restricted Period": The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the Initial Purchasers and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

            "Revised Rate": With respect to those Mortgage Loans on the Mortgage Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

            "Rule 144A": Rule 144A under the Act.

            "Rule 144A Book-Entry Certificate": With respect to any Class of Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If S&P nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Paying Agent, the Servicer and the Special Servicer, and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Scheduled Principal Distribution Amount": With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of (a) all Monthly Payments (excluding Balloon Payments and Excess Interest) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Distribution Date, prior to, the related Due Period, and all Assumed Scheduled Payments for the related Due Period, in each case to the extent either
(i) paid by the Mortgagor as of the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable) (and not previously distributed to Certificateholders) or
(ii) advanced by the Servicer or the Trustee, as applicable, pursuant to Section
4.03 in respect of such Distribution Date, and (b) all Balloon Payments to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Servicer as of the Business Day preceding the related P&I Advance Date), and to the extent not included in clause (a) above.

            "Securities Act": The Securities Act of 1933, as it may be amended from time to time.

            "Security Agreement": With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

            "Servicer": GMAC Commercial Mortgage Corporation, and its successors in interest and assigns, or any successor Servicer appointed as allowed herein.

            "Servicer Servicing Standard": As defined in Section 3.01(a)(i).

            "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03.

            "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and expenses and fees of real estate brokers) incurred by the Servicer, the Special Servicer or the Trustee, as applicable, in connection with the servicing and administering of
(a) a Mortgage Loan (and in the case of an AB Mortgage Loan, the related Companion Loan in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) an REO Property, including (in the case of each of such clause (a) and clause (b)), but not limited to, (x) the cost of (i) compliance with the Servicer's obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i)-(iv) of the definition of "Liquidation Proceeds," (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a "Servicing Advance". Notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of the Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

            "Servicing Fee": With respect to each Mortgage Loan, Companion Loan and REO Loan, the fee payable to the Servicer pursuant to the first paragraph of
Section 3.11(a).

            "Servicing Fee Amount": With respect to the Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan, (a) the Stated Principal Balance of such Mortgage Loan as of the end of the immediately preceding Due Period and (b) the difference between the Servicing Fee Rate for such Mortgage Loan over the servicing fee rate (if any) applicable to such Mortgage Loan as specified in any Sub-Servicing Agreement related to such Mortgage Loan. With respect to each Sub-Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan serviced by such Sub-Servicer, (a) the Stated Principal Balance of such Mortgage Loan as of the end of the immediately preceding Due Period and (b) the servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan.

            "Servicing Fee Rate": With respect to each Mortgage Loan and REO Loan, a rate equal to the per annum rate set forth on the Mortgage Loan Schedule under the heading "Servicing Fee Rate," in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan. With respect to each Companion Loan (other than the Highland Hotel Portfolio Companion Loan and the Poipu Shopping Village Companion Loan), the rate payable to the Servicer with respect to the related Mortgage Loan to the extent not inconsistent with the related Intercreditor Agreement. With respect to the Highland Hotel Portfolio Companion Loan a rate per annum equal to 0.02% and with respect to the Poipu Shopping Village Companion Loan a rate per annum equal to 0.04%.

            "Servicing File": Shall mean a photocopy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the related Mortgage Loan Seller with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller to the Servicer: (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the Mortgage Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions, Mortgagor's Certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Mortgagor, which documents were required to be delivered in connection with the closing of such Mortgage Loan; and (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease.

            "Servicing Officer": Any officer and/or employee of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, (and in the case of an AB Mortgage Loan, the related Companion Loan) whose name and specimen signature appear on a list of servicing officers furnished by the Servicer and the Special Servicer to the Paying Agent, the Trustee and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

            "Servicing-Released Bid": As defined in Section 7.01(c).

            "Servicing-Retained Bid": As defined in Section 7.01(c).

            "Servicing Standards": With respect to the Servicer, the Servicer Servicing Standard and with respect to the Special Servicer, the Special Servicer Servicing Standard.

            "Servicing Transfer Event": With respect to any Mortgage Loan or Companion Loan, the occurrence of any of the following events:

            (i) with respect to a Mortgage Loan or Companion Loan that is not a Balloon Mortgage Loan, (a) a payment default shall have occurred at its original maturity date, or (b) if the original maturity date of such Mortgage Loan or Companion Loan has been extended, a payment default shall have occurred at such extended maturity date; or

            (ii) with respect to each Mortgage Loan or Companion Loan that is a Balloon Mortgage Loan, the Balloon Payment is delinquent; provided that if the Mortgagor delivers a refinancing commitment acceptable to the Special Servicer prior to the date such Balloon Payment was due, a Servicing Transfer Event will not occur until the earlier of (x) 60 days following the due date of the Balloon Payment and (y) the date on which the refinancing commitment terminates; or

            (iii) any Monthly Payment (other than a Balloon Payment) is more than 60 days delinquent; or

            (iv) the Servicer makes a judgment, or receives from the Special Servicer a written determination of the Special Servicer concurred in by the Directing Certificateholder that a payment default is imminent and is not likely to be cured by the related Mortgagor within 60 days; or

            (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the related Mortgagor; provided, that if such decree or order is discharged or stayed within 60 days of being entered, or if, as to a bankruptcy, the automatic stay is lifted within 60 days of a filing for relief or the case is dismissed, upon such discharge, stay, lifting or dismissal such Mortgage Loan or Companion Loan shall no longer be a Specially Serviced Mortgage Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto and any such fees actually paid shall be reimbursed by the Special Servicer); or

            (vi) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

            (vii) the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (viii) a default of which the Servicer or Special Servicer has notice (other than a failure by such Mortgagor to pay principal or interest) and which the Servicer or Special Servicer (in the case of the Special Servicer, with Directing Certificateholder consent) determines in its good faith reasonable judgment may materially and adversely affects the interests of the Certificateholders or the holders of the related Companion Loan, if applicable, has occurred and remained unremedied for the applicable grace period specified in such Mortgage Loan or Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

            (ix) the Servicer has received notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property; or

            (x) the Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (iv) above) under the Mortgage Loan or Companion Loan is imminent, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan and Companion Loan (if any) or otherwise materially adversely affect the interests of Certificateholders (and/or, with respect to each AB Mortgage Loan, the related Companion Holder), and
      (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or Companion Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or Companion Loan); provided that any determination that a Servicing Transfer Event has occurred under this clause (x) with respect to any Mortgage Loan or Companion Loan solely by reason of the failure (or imminent failure) of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Special Servicer (with the consent of the Directing Certificateholder).

      If any Companion Loan becomes a Specially Serviced Mortgage Loan, the corresponding AB Mortgage Loan, shall also become a Specially Serviced Mortgage Loan. If any AB Mortgage Loan becomes a Specially Serviced Mortgage Loan, the corresponding Companion Loan shall become a Specially Serviced Mortgage Loan. If any Mortgage Loan in a Crossed Group becomes a Specially Serviced Mortgage Loan, each other Mortgage Loan in such Crossed Group shall also become a Specially Serviced Mortgage Loan.

            "Shafer Crossing Phase II AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 94.

            "Shafer Crossing Phase II Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the Shafer Crossing Phase II AB Mortgage Loan.

            "Shafer Crossing Phase II Intercreditor Agreement": That certain Intercreditor Agreement among noteholders, dated as of September 28, 2004, between JPMorgan Chase Bank, as Note A Holder, and CBA Mezzanine Capital Finance, LLC, as Note B Holder. The Shafer Crossing Phase II Intercreditor Agreement relates to the Shafer Crossing Phase II Mortgage Loan.

            "Similar Law": As defined in Section 5.02(c).

            "Sole Certificateholder": Any Certificate Owner of a book-entry Certificate or a Holder of a definitive Certificate holding 100% of the Class X-1, Class X-2, Class A-1A, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q and Class NR Certificates or, with respect to such Classes of Certificates an assignment of the voting rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-J, Class B, Class C, and Class D Certificates have been retired.

            "South Shore Lakes AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 46.

            "South Shore Lakes Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the South Shore Lakes AB Mortgage Loan.

            "South Shore Lakes Intercreditor Agreement": That certain Intercreditor Agreement among noteholders, dated as of September 13, 2004, between CIBC Inc., as Note A Holder, and CBA Mezzanine Capital Finance, LLC, as Note B Holder. The South Shore Lakes Intercreditor Agreement relates to the South Shore Lakes Mortgage Loan.

            "Special Servicer": Lennar Partners, Inc., and its successors and assigns, or any successor Special Servicer appointed as herein provided.

            "Special Servicer Servicing Standard": As defined in
Section 3.01(a)(ii).

            "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and REO Loan, the fee payable to the Special Servicer pursuant to the first paragraph of Section 3.11(b).

            "Special Servicing Fee Rate": With respect to each Specially Serviced Mortgage Loan and each REO Loan, 0.25% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan, Companion Loan or REO Loan in the same manner as interest is calculated on the Specially Serviced Mortgage Loans.

            "Specially Serviced Mortgage Loan": As defined in Section 3.01(a).

            "Startup Day": The day designated as such in Section 10.01(b).

            "Stated Principal Balance": With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Principal Balance of such Mortgage Loan, plus (y) any Mortgage Deferred Interest added to the principal balance of such Mortgage Loan on or before the end of the immediately preceding Due Period minus (z) the sum of:

            (i) the principal portion of each Monthly Payment due on such Mortgage Loan after the Cut-off Date, to the extent received from the Mortgagor or advanced by the Servicer;

            (ii) all Principal Prepayments received with respect to such Mortgage Loan after the Cut-off Date;

            (iii) the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage
      Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date; and

            (iv) any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation that occurred prior to the end of the Due Period for the most recent Distribution Date.

            With respect to any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

            (i) the principal portion of any P&I Advance made with respect to such REO Loan; and

            (ii) the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage
      Loan), Liquidation Proceeds, REO Revenues received with respect to such REO Loan.

            A Mortgage Loan or a REO Loan that is a successor to a Mortgage Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

            With respect to any Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan.

            "Statement to Certificateholders": As defined in Section 4.02(a).

            "Sub-Servicer": Any Person with which the Servicer has entered into a Sub-Servicing Agreement.

            "Sub-Servicing Agreement": The written contract between the Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

            "Subordinate Certificate": Any Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q or Class NR Certificate.

            "Substitution Shortfall Amount": With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more deleted Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan or Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loans.

            "Successful Bidder": As defined in Section 7.01(c).

            "Tax Returns": The federal income tax returns on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions, and the applicable federal income tax returns to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

            "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

            "Transfer Affidavit": As defined in Section 5.02(d).

            "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

            "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

            "Transferor Letter": As defined in Section 5.02(d).

            "Trust": The trust created hereby and to be administered hereunder.

            "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-Off Date (or after the date of substitution with respect to a Qualified Substitute Mortgage Loan); (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Servicing Accounts (to the extent of the Trust Fund's interest therein), amounts on deposit in the Certificate Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and any REO Account (to the extent of the Trust Fund's interest in such REO Account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust Fund's interest therein); (x) the rights and remedies under each Mortgage Loan Purchase Agreement; (xi) the Uncertificated Lower-Tier Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Mortgagor).

            "Trustee": Wells Fargo Bank, National Association, a national banking association, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

            "Trustee Exception Report": As defined in Section 2.02(f).

            "Trustee Fee": The fee to be paid to the Trustee as compensation for the Trustee's activities under this Agreement. No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the principal balance of any Companion Loan.

            "Trustee Fee Rate": A rate equal to 0.0011% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan (and in the same manner as interest is calculated on the related Mortgage Loan) as of the preceding Distribution Date.

             "Trustee's Direction": As defined in Section 7.01(a).

            "UCC": The Uniform Commercial Code, as enacted in each applicable state.

            "UCC Financing Statement": A financing statement executed and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

            "Uncertificated Lower-Tier Interests": Any of Class LA-1-1, Class LA-1-2, Class LA-2-1, Class LA-2-2, Class LA-3-1, Class LA-3-2, Class LA-3-3, Class LA-4-1, Class LA-4-2, Class LA-5-1, Class LA-5-2, Class LA-6-1, Class LA-6-2, Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7, Class LA-1A-8 Class LA-J, Class LB, Class LC, Class LD, Class LE, Class LF-1, Class LF-2, Class LG-1, Class LG-2, Class LG-3, Class LH, Class LJ-1, Class LJ-2, Class LK, Class LL, Class LM, Class LN, Class LP, Class LQ and Class LNR Uncertificated Interests.

             "Underwriters": J.P. Morgan Securities Inc., CIBC World Markets Corp., Barclays Capital Inc., Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC.

            "Uninsured Cause": Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

            "University Commons AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 153.

            "University Commons Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the University Commons AB Mortgage Loan.

            "University Commons Intercreditor Agreement": That certain Intercreditor Agreement among noteholders, dated as of September 27, 2004, between JPMorgan Chase Bank, N.A., as Note A Holder, and CBA Mezzanine Capital Finance, LLC, as Note B Holder. The University Commons Intercreditor Agreement relates to the University Commons Mortgage Loan.

            "Unliquidated Advance": Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of
Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

            "Unscheduled Principal Distribution Amount": With respect to any Distribution Date and the Mortgage Loans, the aggregate of (a) all Principal Prepayments received on such Mortgage Loans on or prior to the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Servicer as of the Business Day preceding the related P&I Advance Date) and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional Trust Fund expenses incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loans and any REO Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date.

            "Upper-Tier Distribution Account": The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Paying Agent pursuant to Section 3.04(b) in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank, National Association, as Paying Agent, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Upper-Tier Distribution Account." Any such account or accounts shall be an Eligible Account (or a subaccount of the Distribution Account).

            "Upper-Tier REMIC": One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

            "U.S. Dollars": Lawful money of the United States of America.

            "U.S. Person": A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            "URS Office Tower AB Mortgage Loan": That certain Mortgage Loan identified on the Mortgage Loan Schedule as loan number 33.

            "URS Office Tower Companion Loan": That certain loan evidenced by a promissory B note, which is not an asset of the Trust Fund, secured by the Mortgaged Property securing the URS Office Tower AB Mortgage Loan.

            "URS Office Tower Intercreditor Agreement": That certain Intercreditor Agreement among noteholders, dated as of November 5, 2004, between CIBC Inc., as Note A Holder, and CBA Mezzanine Capital Finance, LLC, as Note B Holder. The URS Office Tower Intercreditor Agreement relates to the URS Office Tower Mortgage Loan.

            "Voting Rights": The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows: (i) 4% in the case of the Class X Certificates (allocated pro rata, between the Class X-1 and Class X-2 Certificates based upon their Class Notional Amounts) and (ii) in the case of any other Class of Regular Certificates (other than the Class X certificates) a percentage equal to the product of 96% and a fraction, the numerator of which is equal to the aggregate Certificate Balance of such Class, in each case, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance of the Regular Certificates, each determined as of the Distribution Date immediately preceding such time. None of the Class S Certificates, the Class R Certificates and the Class LR Certificates will be entitled to any Voting Rights. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests evidenced by their respective Certificates. Appraisal Reductions shall not result in a change in the Class Voting Rights of any Class of Regular Certificates.

            "Weighted Average Net Mortgage Rate": With respect to any Distribution Date, the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Due Period (after giving effect to any payments received during any applicable grace period).

            "Withheld Amounts": As defined in Section 3.26(a).

            "Workout-Delayed Reimbursement Amounts": With respect to any Mortgage Loan, the amount of any Advance made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Monthly Payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

            "Workout Fee": The fee paid to the Special Servicer with respect to each Corrected Mortgage Loan.

            "Workout Fee Rate": A fee of 1.00% of each collection (other than Penalty Charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Monthly Payments, (ii) Balloon Payments and (iii) payments (other than those included in clause (i) or (ii) of this definition) at maturity, received on each Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan.

            "Yield Maintenance Charge": With respect to any Mortgage Loan or REO Loan, the yield maintenance charge or prepayment premium set forth in the related Mortgage Loan documents; provided that no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts due under the related Mortgage Loan.

            Section 1.02 Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

            (i) All calculations of interest (other than as provided in the Mortgage Loan documents) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

            (ii) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the Servicer, the Special Servicer, the Paying Agent or the Trustee; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standards consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

            (iii) Any reference to the Certificate Balance of any Class of Certificates on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Certificates on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a), (b) any Collateral Support Deficit allocated to such Class on the immediately preceding Distribution Date pursuant to Section 4.04, (c) the addition of any Certificate Deferred Interest allocated to such Class and added to such Certificate Balance pursuant to Section 4.06(b) and (d) any recoveries on the related Mortgage Loan of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the Mortgage Loans that resulted in a reduction of the Principal Distribution Amount, Loan Group 1 Principal Distribution Amount or Loan Group 2 Principal Distribution Amount, which recoveries are allocated to such Class and added to the Certificate Balance pursuant to Section 4.04 (a).

            (iv) For purposes of calculations required herein, Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related Loan Documents may provide otherwise.

                               [End of Article I]

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the trust, assign, sell, transfer and convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders and the Trustee (as holder of the Uncertificated Lower-Tier Interests) all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 1, 2, 3, 4, 5, 6(a), 6(c), 6(d), 6(e), 6(f), 6(g), 11, 12, 14, 15, 16, 18, 19 and 20
of each of the Mortgage Loan Purchase Agreements, (iii) the Intercreditor Agreements and (iv) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (other than payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.07, is intended by the parties to constitute a sale. In connection with the assignment to the Trustee of Sections 1, 2, 3, 4, 5, 6(a), 6(c), 6(d), 6(e), 6(f), 6(g), 11, 12,
14, 15, 16, 18, 19 and 20 of each of the Mortgage Loan Purchase Agreements, it is intended that the Trustee get the benefit of Sections 11, 12 and 15 thereof in connection with any exercise of rights under the assigned Sections, and the Depositor shall use its best efforts to make available to the Trustee the benefits of Sections 11, 12 and 15 in connection therewith.

            (b) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby, on or before the Closing Date, the Mortgage File for each Mortgage Loan so assigned, with copies to the Servicer. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and indemnifying the Trustee. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of the definition of "Mortgage File," with evidence of filing or recording thereon, solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for filing or recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder's office, in the case of the documents and/or instruments referred to in clause (ii) of the definition of "Mortgage File," to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Trustee or such Custodian within 180 days of the Closing Date (or within such longer period, not to exceed 18 months, after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, attempting in good faith to obtain from the appropriate public filing office or county recorder's office such original or photocopy). If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii) and (xi) of the definition of "Mortgage File," with evidence of filing or recording thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, provided that a photocopy of such non-delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause
(ii) of the definition of "Mortgage File" by the appropriate county recorder's office to be a true and complete copy of the original thereof submitted for recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date. Neither the Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). If, on the Closing Date as to any Mortgage Loan, the applicable Mortgage Loan Seller cannot deliver in complete and recordable form (or form suitable for filing, if applicable) any one of the assignments in favor of the Trustee referred to in clause (iii), (v) (to the extent not already assigned pursuant to clause (iii)), (vii) (to the extent not already assigned pursuant to clause (iii)) or (xi) of the definition of "Mortgage File" solely because of the unavailability of filing or recording information as to any existing document or instrument and/or because such assignments are assignments in blank and have not been completed in favor of the Trustee as specified in the related clause(s) of the definition of "Mortgage File," such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit H; provided that all required original assignments with respect to such Mortgage Loan, in fully complete and recordable form (or form suitable for filing, if applicable), are delivered to the Trustee or its Custodian within 180 days of the Closing Date (or within such longer period, not to exceed 18 months, as the Trustee in its discretion may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee no less often than every 90 days, attempting in good faith to obtain from the appropriate public filing office or county recorder's office the applicable filing or recording information as to the related document or instrument). Notwithstanding anything herein to the contrary, with respect to letters of credit, the applicable Mortgage Loan Seller shall deliver to the Servicer and the Servicer shall hold the original (or copy, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect an assignment or amendment of such letter of credit that may be required in order for the Servicer to draw on such letter of credit on behalf of the Trustee in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents) and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Trustee together with an officer's certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the Servicer or an officer's certificate from the Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b), the original or a copy shall be delivered to the Trustee on the Closing Date. If a letter of credit referred to in the previous sentence is not in a form that would allow the Servicer to draw on such letter of credit in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Servicer within 30 days of the Closing Date. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the Servicer to draw on such letter(s) of credit.

            (c) Pursuant to each Mortgage Loan Purchase Agreement, the related Mortgage Loan Seller is required at its sole cost and expense, to itself, or to engage a third party to, put each Assignment of Mortgage and each assignment of each UCC Financing Statement ("Assignments" and, individually, "Assignment") relating to the Mortgage Loans conveyed by it under the applicable Mortgage Loan Purchase Agreement in proper form for filing or recording, as applicable, and to submit such Assignments for filing or recording, as the case may be, in the applicable public filing or recording office, and on the Closing Date, such Mortgage Loan Seller may deliver one (1) omnibus assignment for all such Mortgage Loans to the Trustee or its Custodian as provided in Section 2.01(b). Except under the circumstances provided for in the last sentence of this subsection (c), the related Mortgage Loan Seller will itself, or a third party at such Mortgage Loan Seller's expense will, promptly (and in any event within 120 days of the later of the Closing Date and the Trustee's actual receipt of the related documents and the necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each assignment to the Trustee referred to in clauses (iii) and (v) of the definition of "Mortgage File" and each UCC assignment to the Trustee referred to in clause (xi) of the definition of "Mortgage File." Each such Assignment submitted for recording shall reflect that it should be returned by the public recording office to the Trustee or its designee following recording (or to the agent of the Mortgage Loan Seller who will then be responsible for delivery of the same to the Trustee or its designee), and each such UCC assignment submitted for recording or filing shall reflect that the file copy thereof should be returned to the Trustee or its designee following recording or filing (or to the agent of the Mortgage Loan Seller who will then be responsible for delivery of the same to the Trustee or its designee). If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about 180 days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the Mortgage Loan Seller or its designee shall, at the expense of the related Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed. If, by the first anniversary of the Closing Date, the Trustee has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Trustee pursue such confirmation at the related Mortgage Loan Seller's expense, and upon such a request and provision for payment of such expenses satisfactory to the Trustee, the Trustee, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each jurisdiction and of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File. In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Trustee or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Trustee shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment. The related Mortgage Loan Seller shall pay the expenses for the preparation of replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Trustee, fail to appear of record and must be resubmitted. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee referred to in clause (iii) or (v) of the definition of "Mortgage File," or to file any UCC-3 to the Trustee referred to in clause (xi) of the definition of "Mortgage File," in those jurisdictions where, in the written opinion of local counsel (which opinion shall be an expense of the related Mortgage Loan Seller) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee's interest in the related Mortgage Loans against sale, further assignment, satisfaction or discharge by the related Mortgage Loan Seller, the Servicer, the Special Servicer, any Sub-Servicer or the Depositor.

            (d) All documents and records in the Depositor's or the applicable Mortgage Loan Seller's possession relating to the Mortgage Loans (including financial statements, operating statements and any other information provided by the respective Mortgagor from time to time, but excluding draft documents, privileged or internal communications or credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan, together with copies of all documents in each Mortgage File, shall be delivered by the Depositor or the applicable Mortgage Loan Seller to the Servicer within 5 business days after the Closing Date and shall be held by the Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and as holder of the Uncertificated Lower-Tier Interests) and, if applicable, on behalf of the related Companion Holder. Such documents and records shall be any documents and records that would otherwise be a part of the Servicing File.

            (e) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall deliver, and hereby represents and warrants that it has delivered, to the Trustee and the Servicer, on or before the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

            (f) The Depositor shall use its best efforts to require that, promptly after the Closing Date, but in all events within three Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans in the name of the applicable Mortgage Loan Seller or any other name to be transferred to the Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

            (g) The Paying Agent hereby acknowledges the receipt by it of the Closing Date Deposit Amount. The Paying Agent shall hold such Closing Date Deposit Amount in the Distribution Account and shall include the Closing Date Deposit Amount in the Available Distribution Amount for the initial Distribution Date. The Closing Date Deposit Amount shall remain uninvested.

            Section 2.02 Acceptance by Trustee. (a) The Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or a Custodian on its behalf, subject to the provisions of Section 2.01 and the further review provided for in this Section 2.02 and to any exceptions noted on the Trustee Exception Report, in good faith and without notice of any adverse claim, of the applicable documents specified in clause (i), (ii), (ix), (xv),
(xvi) (or, with respect to clause (xvi), a copy of such letter of credit and an officer's certificate as contemplated by Section 2.01(b) hereof) and (xxiii) of the definition of "Mortgage File" with respect to each Mortgage Loan, of a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, and of all other assets included in the Trust Fund and (2) declares (a) that it or a Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files, and (b) that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and, with respect to any original document in the Mortgage File for each Loan Pair, for any present or future Companion Holder (and for the benefit of the Trustee as holder of the Uncertificated Lower-Tier Interests), as applicable.

            (b) Within 90 days of the Closing Date, the Trustee or a Custodian on its behalf, shall review the Mortgage Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than 90 days after the Closing Date), the Trustee shall, in the form attached as Exhibit V, certify in writing to each of the Rating Agencies, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder) and the Mortgage Loan Sellers (and in the case of the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full) and except as specifically identified in any exception report annexed to such writing (the "Trustee Exception Report"), (i) all documents specified in clauses
(i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and an officer's certificate as contemplated by the third to last sentence of Section 2.01(b) hereof), if any, of the definition of "Mortgage File," as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of "Mortgage Loan Schedule" is correct. With respect to each Mortgage Loan listed on the Trustee Exception Report, the Trustee shall specifically identify such Mortgage Loan together with the nature of such exception (in the form reasonably acceptable to the Trustee and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for recording and have not been returned by the recorder's office).

            (c) The Trustee, or a Custodian on its behalf, shall review the Mortgage Loan documents received thereby subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Trustee shall, in the form attached as Exhibit V, certify in writing to each of the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder (and in the case of the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) and the applicable Mortgage Loan Seller that, as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any Mortgage Loan as to which a Liquidation Event has occurred) or any Mortgage Loan specifically identified in any exception report annexed to such writing (i) all documents specified in clauses (i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and an officer's certificate as contemplated by the third to last sentence of Section 2.01(b) hereof), if any, of the definition of "Mortgage File," as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of "Mortgage Loan Schedule" is correct.

            (d) Notwithstanding anything contained in this Section 2.02 and
Section 2.03(b) to the contrary, in the case of a deficiency in any of the documents specified in clauses (ii) through (v), (viii), (ix) and (xi) in the definition of "Mortgage File," resulting solely from a delay in the return of the related documents from the applicable recording office, which deficiency (i) is continuing for (a) in the case of any Mortgage Loan, more than eighteen (18) months following the Closing Date or (b) if within 18 months of the Closing Date, in the case of any Specially Serviced Mortgage Loan, thirty (30) days following a Servicing Transfer Event, and (ii) impairs or prohibits in any material way the Servicer's or Special Servicer's ability to act upon, or enforce, any of the Trust Fund's rights and remedies under the related Mortgage Loan, or Specially Serviced Mortgage Loan, as applicable, at the time the Servicer or Special Servicer attempts to act upon, or enforce, any such right or remedy, the Directing Certificateholder, in its sole judgment, may permit the related Mortgage Loan Seller, in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the Trustee an amount, to be held in trust in a segregated Eligible Account, equal to 25% of the Stated Principal Balance of the related Mortgage Loan (in the alternative, the related Mortgage Loan Seller may deliver to the Trustee a letter of credit in such amount). Such funds or letter of credit, as applicable, shall be held by the Trustee until the date on which the Servicer certifies to the Trustee that such document deficiency has been cured or the related Mortgage Loan is no longer part of the Trust Fund, at which time the Trustee shall return such funds (or letter of credit) to the related Mortgage Loan Seller. If the Servicer or the Special Servicer certifies to the Trustee that it has determined in the exercise of its reasonable judgment that the document with respect to which such document deficiency exists is required in connection with an imminent enforcement of the mortgagee's rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the Mortgage Loan or for any immediate significant servicing obligation, the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with the terms and conditions of Section 2.03(b) or Section 3 of the related Mortgage Loan Purchase Agreement; provided, however, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable recording office and provides an officer's certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery. In the event of a repurchase or substitution, upon such date, the Trustee shall deposit, or cause the Servicer to deposit, such funds, or shall draw upon the letter of credit and deposit the proceeds of such draw, into the Certificate Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable) in accordance with Section 2.03(b). All such funds deposited with the Trustee shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller. Such funds shall be treated as an "outside reserve fund" under the REMIC Provisions, which, together with any reimbursement from the Lower-Tier REMIC, is beneficially owned by the related Mortgage Loan Seller for federal income tax purposes, which Mortgage Loan Seller shall remain liable for any taxes payable on income or gain with respect thereto.

            (e) It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (vi), (vii), (viii), (xiii), (xiv) and (xv) through (xxvi) of the definition of "Mortgage File" exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person (unless identified on the Mortgage Loan Checklist) or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (ix), whether the insurance is effective as of the date of the recordation, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the related Mortgage Loan funding. Further, with respect to the UCC financing statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC financing statements delivered to the Trustee as part of the Mortgage File indicating otherwise, the Trustee may assume, for the purposes of the filings and the certification to be delivered in accordance with this Section 2.02 that the related Mortgage File should include one state level UCC financing statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor), or if the Trustee has received notice that a particular UCC financing statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC financing statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor). The assignments of the UCC's to be assigned to the Trust will be delivered on the new national forms (or on such other form as may be acceptable for filing in the applicable jurisdiction) and in recordable format and will be filed in the jurisdiction(s) where such UCC financing statements were originally filed, as indicated in the documents provided, and in accordance with then current laws.

            (f) If, in the process of reviewing the Mortgage Files or at any time thereafter, the Trustee or any Custodian finds any document or documents constituting a part of a Mortgage File (1) not to have been properly executed or
(2) subject to Section 2.01(b), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a "Defect" in the related Mortgage File), the Trustee shall promptly so notify the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder (and in the case of the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) and the applicable Mortgage Loan Seller (and in no event later than 90 days after the Closing Date and every quarter thereafter, commencing with the quarter ending December 30, 2004 until December 30, 2006, by providing a written report (the "Trustee Exception Report") setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect (in a form reasonably acceptable to the Trustee and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording and have not been returned by the recorder's office).

            Section 2.03 Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers' Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties.
(a) The Depositor hereby represents and warrants that:

            (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

            (ii) Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (iii) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

            (iv) There is no action, suit or proceeding pending or, to the Depositor's knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and

            (v) The Depositor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans to the Trust and the Mortgage Loans have been validly transferred to the Trust.

            (b) If any Certificateholder, the Servicer, the Special Servicer, the Paying Agent or the Trustee discovers (without implying any duty of such person to make, or to attempt to make, such a discovery) or receives notice of a Defect in any Mortgage File or a breach of any representation or warranty with respect to a Mortgage Loan set forth in, or required to be made with respect to, a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement (a "Breach"), which Defect or Breach, as the case may be, materially and adversely affects the value of any Mortgage Loan, the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein, such Certificateholder, the Servicer, the Special Servicer, the Trustee, the Paying Agent or the Directing Certificateholder, as applicable, shall give prompt written notice of such Defect or Breach, as the case may be, to the Depositor, the Servicer, the Special Servicer, the applicable Mortgage Loan Seller, the Trustee, the Paying Agent and the Directing Certificateholder and shall request that the applicable Mortgage Loan Seller, not later than the earlier of 90 days from the applicable Mortgage Loan Seller's receipt of such notice or the applicable Mortgage Loan Seller's discovery of such Defect or Breach (the "Initial Cure Period") that materially and adversely affects the value of any Mortgage Loan, the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein, (i) cure such Defect or Breach, as the case may be, in all material respects, (ii) repurchase the affected Mortgage Loan or REO Loan at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (iii) substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan or REO Loan (provided that in no event shall any such substitution occur later than the second anniversary of the Closing Date) and pay the Servicer for deposit into the Certificate Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that, except with respect to a Defect resulting solely from the failure by a Mortgage Loan Seller to deliver to the Trustee or Custodian the actual policy of lender's title insurance required pursuant to clause (ix) of the definition of Mortgage File by a date not later than 12 months following the Closing Date, if such Breach or Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Breach or Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional 90 days commencing immediately upon the expiration of the Initial Cure Period (such additional 90 day period, the "Extended Cure Period") to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or REO Loan or substitute a Qualified Substitute Mortgage Loan)) and provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan Seller shall have delivered an officer's certificate to the Rating Agencies, the Servicer, the Special Servicer, the Trustee and the Directing Certificateholder, setting forth the reason such Breach or Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Breach or Defect will be cured within the Extended Cure Period. Notwithstanding the foregoing, any Defect or Breach which causes any Mortgage Loan not to be a "qualified mortgage" (within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) shall be deemed to materially and adversely affect the interest of Certificateholders therein, and such Mortgage Loan shall be repurchased or substituted for without regard to the extended cure period described in the preceding sentence. If the affected Mortgage Loan is to be repurchased, the funds in the amount of the Purchase Price are to be deposited by wire transfer in the Certificate Account. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related date of substitution, and Monthly Payments due with respect to each corresponding replaced Mortgage Loan (if any) after the related Cut-off Date and received by the Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related date of substitution, and Monthly Payments due with respect to each corresponding replaced Mortgage Loan (if any) and received by the Servicer or the Special Servicer on behalf of the Trust after the related date of substitution, shall not be part of the Trust Fund and are to be remitted by the Servicer to the Mortgage Loan Seller effecting the related substitution promptly following receipt. Notwithstanding anything contained in this Agreement or the related Mortgage Loan Purchase Agreement, no delay in either the discovery of a Defect or Breach or delay on the part of any party to this Agreement in providing notice of such Defect or Breach shall relieve the Mortgage Loan Seller of its obligation to repurchase if it is otherwise required to do so under the related Mortgage Loan Purchase Agreement and/or this Agreement.

            Any of the following will cause a document in the Mortgage File to be deemed to have a "Defect" and to be conclusively presumed to materially and adversely affect the interests of Certificateholders in a Mortgage Loan and to be deemed to materially and adversely affect the interest of the Certificateholders in and the value of a Mortgage Loan: (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage (including any related assignments) that appears to be regular on its face, unless there is included in the Mortgage File a certified copy of the Mortgage and a certificate stating that the original signed Mortgage was sent for recordation; (c) the absence from the Mortgage File of the item called for by paragraph (ix) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignment to the Trustee on behalf of the Trust, unless there is included in the Mortgage File a certified copy of the intervening assignment and a certificate stating that the original intervening assignments were sent for recordation; (e) the absence from the Mortgage File of any required letter of credit; or (f) with respect to any leasehold mortgage loan, the absence from the related Mortgage File of the related Ground Lease; provided, however, that no Defect (except the Defects previously described clauses (a) through (f)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the Mortgagee's rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation. Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender's title insurance policy, as provided in clause (ix) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender's title insurance, shall not be considered a Defect or Breach with respect to any Mortgage File if such actual policy is delivered to the Trustee or a Custodian on its behalf not later than 12 months following the Closing Date.

            (c) In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by this
Section 2.03, the Trustee, the Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Trustee, the Servicer and the Special Servicer of a trust receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by each of the Trustee, the Servicer and the Special Servicer, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be, to the applicable Mortgage Loan Seller in the same manner as provided in Section 3 of the related Mortgage Loan Purchase Agreement, so as to vest in such Mortgage Loan Seller the legal and beneficial ownership of such repurchased or substituted for Mortgage Loan (including property acquired in respect thereof or proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents.

            (d) Section 6(e) of each of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders (subject to the limitations on the rights of the Certificateholders under this Agreement), or the Trustee on behalf of the Certificateholders, with respect to any Defect in a Mortgage File or any Breach of any representation or warranty with respect to a Mortgage Loan set forth in or required to be made pursuant to Section 6 of each of the Mortgage Loan Purchase Agreements.

            (e) The Servicer or Special Servicer (in the case of Specially Serviced Mortgage Loans) shall, for the benefit of the Certificateholders and the Trustee (as holder of the Uncertificated Lower-Tier Interests), enforce the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in such form, to such extent and at such time as the Servicer or the Special Servicer, as the case may be, would require were it, in its individual capacity, the owner of the affected Mortgage Loan(s). The Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery of costs, expenses or attorneys' fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(viii) herein out of general collections on the Mortgage Loans on deposit in the Certificate Account.

            (f) If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust Fund under the Mortgage Loan, to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller's rights pursuant to this Section 2.03(f) shall be junior, subject and subordinate to the rights of the Trustee, the Paying Agent, the Trust Fund, the Servicer and the Special Servicer to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan, including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate and unpaid or unreimbursed expenses of the Trustee, the Paying Agent, the Trust Fund, the Servicer or the Special Servicer allocable to such Mortgage Loan. The Servicer shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standards, but taking into account the subordinate nature of the reimbursement to the Mortgage Loan Seller; provided, however, that the Servicer determines in the exercise of its sole discretion consistent with the Servicing Standards that such actions by it will not impair the Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan which would otherwise be payable to the Servicer, the Special Servicer, the Trustee, the Paying Agent and the Certificateholders pursuant to the terms of this Agreement; provided, further, that if the Mortgage Loan Seller has not been notified that it must repurchase the Mortgage Loan, the Special Servicer may waive the collection of amounts due on behalf of the Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standards.

            (g) If (i) any Mortgage Loan is required to be repurchased or substituted for in the manner described in this Section, (ii) such Mortgage Loan is a Crossed Loan, and (iii) the applicable Defect or Breach does not constitute a Defect or Breach, as the case may be, as to any other Crossed Loan in such Crossed Group (without regard to this paragraph), then the applicable Defect or Breach, as the case may be, will be deemed to constitute a Defect or Breach, as the case may be, as to any other Crossed Loan in the Crossed Group for purposes of this paragraph, and the related Mortgage Loan Seller will be required to repurchase or substitute for such other Crossed Loan(s) in the related Crossed Group as provided in Section 2.03(b) unless such other Crossed Loans satisfy the Crossed Loan Repurchase Criteria and satisfy all other criteria for substitution and repurchase of Mortgage Loans set forth herein. In the event that the remaining Crossed Loans in such Crossed Group satisfy the aforementioned criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Breach or Defect exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed Group. Any reserve or other cash collateral or letters of credit securing the Crossed Loans shall be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents. All other terms of the Mortgage Loans shall remain in full force and effect without any modification thereof.

            (h) With respect to any Crossed Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Mortgage Loan in the manner prescribed in Section 2.03(g) while the Trustee continues to hold any other Crossed Loans in the related Crossed Group, the applicable Mortgage Loan Seller and the Depositor will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other's Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loans can be modified in a manner that complies with the Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

            (i) Notwithstanding the foregoing, if the related Mortgage provides for the partial release of one or more of the Crossed Loans, the Depositor may cause the related Mortgage Loan Seller to repurchase only that Mortgage Loan required to be repurchased pursuant to this Section 2.03, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining Mortgage Loan(s) fully comply with the terms and conditions of the related Mortgage, this Agreement and the related Mortgage Loan Purchase Agreement, including the Crossed Loan Repurchase Criteria, (ii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller's expense) to the effect that the contemplated action will not, with respect to the Upper-Tier REMIC or the Lower-Tier REMIC created hereunder, endanger such status or result in the imposition of any tax and (iii) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

            Section 2.04 Execution of Certificates; Issuance of Uncertificated Lower-Tier Interests. The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Sections 2.01 and 2.02, the delivery to it, or a Custodian on its behalf, of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC. Concurrently with such assignment and delivery, and in exchange for the Mortgage Loans (other than Excess Interest), receipt of which is hereby acknowledged, the Trustee (i) acknowledges the issuance of the Uncertificated Lower-Tier Interests by the Paying Agent to the Depositor and (ii) acknowledges the authentication and delivery of the Class LR Certificates by the Paying Agent to or upon the order of the Depositor, and (iii) immediately thereafter, the Trustee acknowledges that it has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Uncertificated Lower-Tier Interests, the Regular Certificates and the Class R Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations evidencing the entire beneficial ownership of the Upper-Tier REMIC.

            Section 2.05 Grantor Trust Designations. In exchange for the Excess Interest, the Trustee acknowledges that it has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor the Class S Certificates in authorized denominations. The Class S Certificates are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of Excess Interest and the Excess Interest Distribution Account, which portion shall be treated as a grantor trust within the meaning of subpart E, Part I of subchapter J of the Code.

                               [End of Article II]

                                   ARTICLE III

                               ADMINISTRATION AND
                           SERVICING OF THE TRUST FUND

            Section 3.01 Servicer to Act as Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans. (a)(i) The Servicer shall service and administer the Mortgage Loans and the Companion Loans it is obligated to service pursuant to this Agreement as an independent contractor on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders and, in the case of the Companion Loans, the Companion Holders and the Trustee (as holder of the Uncertificated Lower-Tier Interests) as a collective whole, taking into account the subordinate nature of the Companion Loans, as the case may be (as determined by the Servicer in its reasonable judgment) in accordance with applicable law, the terms of this Agreement (and with respect to each Loan Pair, the related Intercreditor Agreement) and the terms of the respective Mortgage Loans and, if applicable, the Companion Loans, and to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) with the same care, skill and diligence as is normal and usual in its mortgage servicing activities on behalf of third-parties or on behalf of itself, whichever is higher, with respect to mortgage loans that are comparable to the Mortgage Loans, (2) with a view to the timely collection of all principal and interest and other amounts due and payable under the Mortgage Loans or, if applicable, the Companion Loans and the AB Mortgage Loan as a collective whole, taking into account the subordination nature of the Companion Loans, as applicable, and without regard to: (1) any relationship that the Servicer or any Affiliate of the Servicer may have with any Mortgagor; (2) the ownership of any Certificate by the Servicer or any Affiliate of the Servicer; (3) the Servicer's obligation to make Advances and (4) the adequacy of the Servicer's right to receive compensation payable to it and reimbursement for its costs hereunder or with respect to any particular transaction (the foregoing, collectively referred to as the "Servicer Servicing Standards"). With respect to a Loan Pair, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the Intercreditor Agreement shall control; provided, in no event shall the Servicer or Special Servicer be required to violate the REMIC Provisions or the Servicer Servicing Standard. Pursuant to the terms of the Intercreditor Agreements relating to the AB Mortgage Loans that has a Mezz Cap B Loan as its Companion Loan, it is contemplated that the Mortgagor under such AB Mortgage Loan and its related Mezz Cap B Loan will remit payments on such AB Mortgage Loan to the Servicer hereunder, and for each Mezz Cap B Loan that has been securitized and for each Mezz Cap B Loan that is securitized in the future, the related Mortgagor will remit payments on such Mezz Cap B Loans directly to the servicer for such securitizations; provided, however, that under the circumstances identified in the related Intercreditor Agreements, the Mortgagor under each Mezz Cap B Loan (even after such Mezz Cap B Loan has been securitized) will be required to remit payments on such Mezz Cap B Loan directly to the Servicer under this Agreement.

            (ii) The Special Servicer shall diligently service and administer the Mortgage Loans and the Companion Loans it is obligated to service pursuant to this Agreement on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders and, in the case of the Companion Loans, the related Companion Holders and the Trustee (as holder of the Uncertificated Lower-Tier Interests) (as determined by the Special Servicer in its reasonable judgment) in accordance with applicable law, the terms of this Agreement (and, with respect to each Loan Pair, the related Intercreditor Agreement) and the terms of the respective Mortgage Loans, and, if applicable, the related Companion Loan, taking into account the subordinate nature of the subject Companion Loans, as the case may be. With respect to each Loan Pair, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided, in no event shall the Special Servicer take any action or omit to take any action in accordance with the terms of any Intercreditor Agreement that would cause the Special Servicer to violate the Special Servicer Servicing Standard. To the extent consistent with the foregoing, the Special Servicer shall service the Mortgage Loans in accordance with the higher of the following standards of care: (1) in the same manner in which, and with the same care, skill, prudence and diligence with which the Special Servicer services and administers similar mortgage loans for other third-party portfolios and (2) the same care, skill, prudence and diligence with which the Special Servicer services and administers similar mortgage loans owned by the Special Servicer, in either case, with a view to the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans or Specially Serviced Mortgage Loans and any related Companion Loan, as applicable, and the best interests of the Trust and the Certificateholders (and in the case of AB Mortgage Loans, the holder of the Regular Certificates or the related Companion Holder, as applicable, taking into account the subordinate nature of the subject Companion Loan as determined by the Special Servicer in its reasonable judgment, but without regard to: (i) any relationship that the Special Servicer or any Affiliate of the Special Servicer may have with any Mortgagor or any Affiliate of such Mortgagor, any Mortgage Loan Seller, or any other parties to this Agreement; (ii) the ownership of any Certificate by the Special Servicer or any Affiliate of the Special Servicer; (iii) the Special Servicer's right to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (iv) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by the Special Servicer; and
      (v) any other debt the Special Servicer or any of its Affiliates have extended to any Mortgagor or any of its known Affiliates (the foregoing, collectively, referred to as the "Special Servicer Servicing Standard").

            Without limiting the foregoing, subject to Section 3.21, the Special Servicer shall be obligated to service and administer (i) any Mortgage Loans and Companion Loans as to which a Servicing Transfer Event has occurred and is continuing (the "Specially Serviced Mortgage Loans") and (ii) any REO Properties; provided that the Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, further, however, that the Servicer shall not be liable for failure to comply with such duties insofar as such failure results solely from a failure of the Special Servicer to provide sufficient information to the Servicer to comply with such duties or failure by the Special Servicer to otherwise comply with its obligations hereunder. Each Mortgage Loan or Companion Loan that becomes a Specially Serviced Mortgage Loan shall continue as such until satisfaction of the conditions specified in Section 3.21(a). Without limiting the foregoing, subject to Section 3.21, the Servicer shall be obligated to service and administer all Mortgage Loans and Companion Loans, which are not Specially Serviced Mortgage Loans. The Special Servicer shall make the inspections, use its reasonable efforts to collect the statements and forward to the Servicer to prepare the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Mortgage Loans in accordance with Section 3.12. After notification to the Servicer, the Special Servicer may contact the Mortgagor of any Non-Specially Serviced Mortgage Loan if efforts by the Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of the Servicer. No provision herein contained shall be construed as an express or implied guarantee by the Servicer or the Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to the Servicer or the Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon). Any provision in this Agreement for any Advance by the Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans. No provision hereof shall be construed to impose liability on the Servicer or the Special Servicer for the reason that any recovery to the Certificateholders in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

            (b) Subject only to the Servicing Standards and the terms of this Agreement and of the respective Mortgage Loans and, if applicable, the Companion Loans, and any applicable Intercreditor Agreements (and intercreditor agreements entered into after the Closing Date with respect to any Mortgage Loan in connection with mezzanine debt permitted under the related Mortgage Loan documents), and applicable law, the Servicer and the Special Servicer each shall have full power and authority, acting alone or, in the case of the Servicer, subject to Section 3.22, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Servicer and the Special Servicer, in its own name (or in the name of the Trustee and, if applicable, the Companion Holder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders and the Trustee or any of them, with respect to each Mortgage Loan (and, with respect to a Companion Loan, the Companion Holder) it is obligated to service under this Agreement: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) subject to Section 3.20, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments. Subject to Section 3.10, the Trustee shall furnish, or cause to be furnished, to the Servicer or the Special Servicer any powers of attorney and other documents necessary or appropriate to enable the Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any negligence with respect to, or misuse of, any such power of attorney by the Servicer or the Special Servicer. Notwithstanding anything contained herein to the contrary, the Servicer shall not, without the Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating the Servicer's representative capacity or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

            (c) To the extent the Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including the related Intercreditor Agreement) to exercise its discretion with respect to any action which requires a confirmation of the Rating Agencies that such action will not result in the downgrade, withdrawal or qualification of the ratings of any Class of Certificates, the Servicer shall require the costs of such written confirmation to be borne by the related Mortgagor. To the extent the terms of the related Mortgage Loan documents or Companion Loan documents require the Mortgagor to bear the costs of any confirmation of the Rating Agencies that an action will not result in the downgrade, withdrawal or qualification of the ratings of any Class of Certificates, the Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor. To the extent that the terms of the related Mortgage Loan documents, Companion Loan documents are silent as to who bears the costs of any confirmation of the Rating Agencies that an action will not result in the downgrade, withdrawal or qualification of the ratings of any Class of Certificates, the Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses. The Servicer shall not be responsible for the payment of such costs and expenses out of pocket.

            (d) The relationship of each of the Servicer and the Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

            (e) The Servicer shall, to the extent permitted by the related Mortgage Loan documents and Companion Loan documents and consistent with the Servicing Standards, permit Escrow Payments to be invested only in Permitted Investments.

            (f) Within 60 days, or such shorter time period as is required by the terms of the applicable document, after the later of (i) the receipt thereof and (ii) the Closing Date, the Servicer shall notify each provider of a letter of credit for each Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the Servicer or the Special Servicer on behalf of the Trustee for the benefit of the Certificateholders shall be the beneficiary under each such letter of credit and notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the Servicer or the Special Servicer shall service such Mortgage Loan for the benefit of the Certificateholders. If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses. If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then the Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor. Neither the Servicer nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

            (g) Notwithstanding anything herein to the contrary, in no event shall the Servicer (or the Trustee, as applicable) make a Servicing Advance with respect to any Companion Loan to the extent the related AB Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

            (h) Servicing and administration of each Companion Loan shall continue hereunder for so long as the corresponding AB Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as any amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

            Section 3.02 Collection of Mortgage Loan Payments. (a) Each of the Servicer and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and Companion Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standards), provided that with respect to the Mortgage Loans that have Anticipated Repayment Dates, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the Servicer and the Special Servicer, shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the maturity date of the related Mortgage Loan or the outstanding principal balance of such Mortgage Loan has been paid in full; provided that the Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. The Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Companion Loan it is obligated to service hereunder three times during any period of twenty-four consecutive months with respect to any Mortgage Loan or Companion Loan. Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made only after the Servicer or Special Servicer, as applicable, has given notice of a proposed waiver to the Directing Certificateholder and, prior to the related Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative, and the Directing Certificateholder and, prior to the related Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative has consented to such additional waiver (provided that if the Servicer or Special Servicer, as applicable, fails to receive a response to such notice from the Directing Certificateholder and, prior to the related Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative in writing within five (5) days of giving such notice, then the Directing Certificateholder and, prior to the related Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative shall be deemed to have consented to such proposed waiver).

            (b) All amounts collected on any Mortgage Loan or Companion Loan in the form of payments from Mortgagors, Insurance and Condemnation Proceeds or Liquidation Proceeds shall be applied to amounts due and owing under the related Mortgage Note and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Note and Mortgage (and, with respect to each Loan Pair, the related Intercreditor Agreement) and, in the absence of such express provisions, such payments from Mortgagors, Insurance and Condemnation Proceeds or Liquidation Proceeds shall be applied (after reimbursement first to the Trustee and second to the Servicer for any related outstanding Servicing Advances (including Workout Delayed Reimbursement Amounts that have not been reimbursed to the Servicer) and interest thereon as provided herein and unpaid servicing compensation, Liquidation Expenses and related additional Trust Fund expenses): first, as a recovery of accrued and unpaid interest on such Mortgage Loan or Companion Loan, as applicable, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Due Period of receipt; second, as a recovery of Unliquidated Advances, third as a recovery of principal of such Mortgage Loan then due and owing, in each case, that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of "Principal Distribution Amount", "Loan Group 1 Principal Distribution Amount" or "Loan Group 2 Principal Distribution Amount"; fourth, as a recovery of Nonrecoverable Advances; fifth, in accordance with the Servicing Standards, as a recovery of any other amounts due and owing on such Mortgage Loan or Companion Loan, as applicable, including, without limitation, Penalty Charges, Yield Maintenance Charges and Excess Interest; and sixth, as a recovery of principal of such Mortgage Loan or Companion Loan, as applicable, to the extent of its entire unpaid principal balance. Notwithstanding the preceding, such provisions shall not be deemed to affect the priority of distributions of payments. To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, in accordance with the preceding sentence. Amounts collected on any REO Loan shall be deemed to be applied in accordance with the definition thereof.

            (c) To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Loan Pair(s), the related Companion Loan and Intercreditor Agreement) and applicable law, the Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which such Insurance and Condemnation Proceeds were received.

            (d) In the event that the Servicer or Special Servicer receives Excess Interest prior to the Determination Date for any Due Period, or receives notice from the related Mortgagor that the Servicer or Special Servicer will be receiving Excess Interest prior to the Determination Date for any Due Period, the Servicer or Special Servicer, as applicable, will promptly notify the Paying Agent. None of the Servicer, the Special Servicer or the Paying Agent shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest. The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).

            (e) With respect to any Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage Loan documents, the Servicer shall, to the extent consistent with the Servicing Standards, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Mortgage Loan unless otherwise required to do so pursuant to the applicable Mortgage Loan documents.

            Section 3.03 Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a) The Servicer shall establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the Mortgage Loan documents and Companion Loan documents. Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents or in Permitted Investments in accordance with the provisions of Section 3.06. Servicing Accounts shall be Eligible Accounts. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Trustee, and then the Servicer for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error; or (vii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, the Servicer shall pay or cause to be paid to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, however, that in no event shall the Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account. If allowed by the related Mortgage Loan documents and applicable law, the Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

            (b) The Special Servicer, in the case of REO Loans, and the Servicer, in the case of all other Mortgage Loans (and each Companion Loan), shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The Special Servicer, in the case of REO Loans, and the Servicer, in the case of all other Mortgage Loans and Companion Loans, shall use reasonable efforts consistent with the Servicing Standards to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the Servicer at the written direction of the Special Servicer in the case of REO Loans) as allowed under the terms of the related Mortgage Loan or Companion Loan. The Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the Servicing Standards. To the extent that a Mortgage Loan (or a Companion Loan) does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of REO Loans, and the Servicer, in the case of all other Mortgage Loans and Companion Loans, shall use reasonable efforts consistent with the Servicing Standards to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

            (c) In accordance with the Servicing Standards and for all Mortgage Loans and Loan Pairs, the Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, however, that with respect to the payment of taxes and assessments, the Servicer shall not be required to make such advance until the later of five Business Days after the Servicer, the Special Servicer or the Trustee, as applicable, has received confirmation that such item has not been paid or the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The Special Servicer shall give the Servicer and the Trustee no less than five Business Days' written (facsimile) notice before the date on which the Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Mortgage Loan or REO Property; provided, however, that only two Business Days' written (facsimile) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis; provided, further, that the Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). In addition, the Special Servicer shall provide the Servicer and the Trustee with such information in its possession as the Servicer or the Trustee, as applicable, may reasonably request to enable the Servicer or the Trustee, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Advance. Any request by the Special Servicer that the Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and the Servicer shall be entitled to conclusively rely on such determination, provided that the determination shall not be binding on the Servicer or Trustee. On the first Business Day after the Determination Date for each Distribution Date, the Special Servicer shall report to the Servicer if the Special Servicer determines any Servicing Advance previously made by the Servicer with respect to a Specially Serviced Mortgage Loan or REO Loan is a Nonrecoverable Servicing Advance. The Servicer shall be entitled to conclusively rely on such a determination, and such determination shall be binding upon the Servicer, but shall in no way limit the ability of the Servicer, in the absence of such determination, to make its own determination that any Advance is a Nonrecoverable Advance. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in
Section 3.05. No costs incurred by the Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Paying Agent's calculation of monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans or the Companion Loans, notwithstanding that the terms of such Mortgage Loans or the Companion Loans so permit. If the Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Servicing Advance pursuant to Section 7.05. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In addition, the Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverable determinations. The Special Servicer shall have no obligation under this Agreement to make any Servicing Advances.

            Notwithstanding anything to the contrary contained in this Section 3.03(c), the Servicer may in its good faith judgment elect (but shall not be required unless directed by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Loans) to make a payment from amounts on deposit in the Certificate Account (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that the Servicer (or Special Servicer, as applicable) has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Mortgage Loans or REO Loans, the Special Servicer has notified the Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, the Servicer determines in accordance with the Servicing Standards (as evidenced by an Officer's Certificate delivered to the Trustee) that making such expenditure is in the best interest of the Certificateholders (and, if applicable the Companion Holders), all as a collective whole. The Servicer or Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust Fund pursuant to the terms of 3.19(c).

            (d) In connection with its recovery of any Servicing Advance out of the Certificate Account pursuant to Section 3.05(a), the Trustee and then the Servicer, as the case may be, shall be entitled to receive, out of any amounts then on deposit in the Certificate Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement. The Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the Certificate Account.

            (e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan, the Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan, the Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Servicer shall report any such failure to the Special Servicer within a reasonable time after December 15, 2004.

            Section 3.04 The Certificate Account, the Lower-Tier and Upper-Tier Distribution Accounts, the Companion Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the Excess Interest Distribution Account. (a) The Servicer shall establish and maintain, or cause to be established and maintained, a Certificate Account in which the Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the Business Day following receipt of available funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans or Companion Loans;

            (ii) all payments on account of interest on the Mortgage Loans or Companion Loans, including Excess Interest, Yield Maintenance Charges and Default Interest;

            (iii) late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional Trust Fund expenses (other than Special Servicing Fees, Workout Fees or Liquidation Fees) as required by Section 3.11;

            (iv) all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Companion Loan or REO Property (other than (i) Liquidation Proceeds that are received in connection with the purchase by the Servicer, the Special Servicer, the Holders of the Controlling Class, or the Holders of the Class LR Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01 and (ii) Liquidation Proceeds that are received in connection with the purchase of a Companion Loan from a securitization by the related mortgage loan seller, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

            (v) any amounts required to be transferred from the REO Account pursuant to Section 3.16(c);

            (vi) any amounts required to be deposited by the Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Certificate Account; and

            (vii) any amounts required to be deposited by the Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

            Notwithstanding the foregoing requirements, the Servicer need not deposit into the Certificate Account any amount that the Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto.

            The foregoing requirements for deposit in the Certificate Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, or amounts collected for Mortgagor checks returned for insufficient funds need not be deposited by the Servicer in the Certificate Account. If the Servicer shall deposit in the Certificate Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Certificate Account, any provision herein to the contrary notwithstanding. Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Mortgage Loans shall be promptly delivered to the Special Servicer as additional servicing compensation.

            Upon receipt of any of the foregoing amounts in clauses (i)-(iv) above with respect to any Specially Serviced Mortgage Loans, the Special Servicer shall remit within one (1) Business Day such amounts to the Servicer for deposit into the Certificate Account, in accordance with this Section 3.04(a). Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the Servicer for deposit into the Certificate Account, pursuant to
Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Servicer and shall promptly deliver any such check to the Servicer by overnight courier.

            The Servicer (as Companion Paying Agent) shall maintain, as part of the Certificate Account, a subaccount for each Companion Loan on behalf of and in trust for the benefit of the related Companion Holder into which subaccount the Servicer shall deposit or cause to be deposited all amounts described in the first paragraph of this Section 3.04(a) to the extent allocable to the related Companion Loan in accordance with this Agreement and the related Intercreditor Agreement, and out of which subaccount the Servicer may make withdrawals to the extent withdrawals of such funds are provided for in Section 3.05(a) of this Agreement or in the related Intercreditor Agreement. Each such subaccount shall be an Eligible Account and shall be entitled, with respect to the respective Companion Loans, GMAC Commercial Mortgage Corporation, as Servicer, on behalf of the "[related Companion Holder]."

            Funds in the Certificate Account may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. As of the Closing Date, the Certificate Account shall be located at Escrow Bank in Salt Lake City, Utah. The Servicer shall give notice to the Trustee, the Special Servicer, the Paying Agent and the Depositor of the new location of the Certificate Account prior to any change thereof.

            (b) The Paying Agent, on behalf of the Trustee, shall establish and maintain the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders (and the Trustee as holder of the Uncertificated Lower-Tier Interests). With respect to the Companion Loans, the Companion Paying Agent shall establish and maintain an account for distributions to each Companion Holder (the "Companion Distribution Account") to be held for the benefit of the related Companion Holder. The Servicer shall deliver to the Paying Agent each month on or before the P&I Advance Date therein, for deposit in the Lower-Tier Distribution Account, that portion of the Available Distribution Amount attributable to the Mortgage Loans (in each case, calculated without regard to clauses (a)(iv), (a)(vii) , (c) and (d) of the definition of Available Distribution Amount) for the related Distribution Date then on deposit in the Certificate Account.

            The Servicer shall deliver to the Companion Paying Agent each month with respect to the Companion Loans on the date specified in the related Intercreditor Agreement for deposit in the Companion Distribution Account, an aggregate amount of immediately available funds actually received by the Servicer equal to the amount available to be distributed to the related Companion Holder pursuant to the related Intercreditor Agreement and Section 4.01(j) or, if the Servicer is the Companion Paying Agent, the Servicer shall pay such amounts to the related Companion Holder, notwithstanding Section 3.05(a)(i).

            Notwithstanding anything to the contrary, with respect to the Highland Hotel Portfolio Companion Loan and the December 1, 2004 Monthly Payment due on such Companion Loan, the Companion Paying Agent shall remit to JPMorgan Chase Bank, N.A. solely from such Monthly Payment received from the Related Mortgagor, an amount of interest that JPMorgan Bank, N.A. is entitled to receive pursuant to Section 2 of the Highland Hotel Portfolio Intercreditor Agreement, which amount shall be equal to interest accrued on such Companion Loan from November 1, 2004 through November 21, 2004. The remaining amount of such Monthly Payment received from the Related Mortgagor shall be remitted by the Companion Payment Agent to the applicable Companion Holder.

            If, as of the close of business (New York City time), on any P&I Advance Date, the Companion Paying Agent shall not have delivered to the Companion Holder of the Highland Hotel Portfolio Companion Loan the amounts required to be remitted thereto pursuant to the provisions of this Agreement, the Companion Paying Agent shall pay out of its own funds and without right of reimbursement from the Trust Fund, the related Companion Holder interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any grace period) until (but not including) the date such late payment is received by the related Companion Holder. The provisions set forth above in this paragraph shall not affect any of the rights and obligations of the Companion Holders, the Companion Paying Agent and the Servicer otherwise set forth in this Agreement.

            The Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Interest Reserve Account may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

            In addition to the amounts required to be deposited in the Lower-Tier Distribution Account pursuant to the third preceding paragraph, the Servicer shall, as and when required hereunder, deliver to the Paying Agent for deposit in the Lower-Tier Distribution Account:

            (i) any amounts required to be deposited by the Servicer pursuant to
      Section 3.19 in connection with Prepayment Interest Shortfalls;

            (ii) any P&I Advances required to be made by the Servicer in accordance with Section 4.03;

            (iii) any Liquidation Proceeds paid by the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the Certificate Account pursuant to Section 9.01);

            (iv) any Yield Maintenance Charges actually collected; and

            (v) any other amounts required to be so delivered for deposit in the Lower-Tier Distribution Account pursuant to any provision of this Agreement.

            If, as of the close of business (New York City time), on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) are required to be delivered hereunder, the Servicer shall not have delivered to the Paying Agent for deposit in the Lower-Tier Distribution Account and the Excess Interest Distribution Account the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance pursuant to Section 4.03(a) hereof), the Servicer shall pay the Paying Agent interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any grace period set forth in Section 7.01(a)(i)(B)) until (but not including) the date such late payment is received by the Paying Agent.

            The Paying Agent shall, upon receipt, deposit in the Lower-Tier Distribution Account or the Excess Interest Distribution Account any and all amounts received by the Paying Agent that are required by the terms of this Agreement to be deposited therein.

            Promptly on each Distribution Date, the Paying Agent shall be deemed to withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Regular Distribution Amount and the amount of any Yield Maintenance Charges for such Distribution Date allocated in payment of the Uncertificated Lower-Tier Interests as specified in Sections 4.01(b) and 4.01(d), respectively.

            Funds on deposit in the Gain-on-Sale Reserve Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account shall remain uninvested. As of the Closing Date, the Interest Reserve Account, the Upper-Tier Distribution Account and the Lower-Tier Distribution Account shall be located at the offices of the Paying Agent. The Paying Agent shall give notice to the Trustee, the Servicer and the Depositor of the location of the Interest Reserve Account, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account and, if established, the Gain-on-Sale Reserve Account and the Excess Interest Distribution Account, and of the new location of the Distribution Accounts, the Interest Reserve Account and the Gain-on-Sale Reserve Account prior to any change thereof.

            (c) Prior to any Determination Date for the first Due Period during which Excess Interest is received on any Mortgage Loan, and upon notification from the Servicer or Special Servicer pursuant to Section 3.02(d), the Paying Agent, on behalf of the Certificateholders, shall establish and maintain the Excess Interest Distribution Account in the name of the Paying Agent in trust for the benefit of the Class S Certificateholders. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, the Servicer shall remit to the Paying Agent for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received prior to the Determination Date for the applicable Due Period.

            Following the distribution of Excess Interest to Class S Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Paying Agent shall terminate the Excess Interest Distribution Account.

            (d) The Paying Agent shall establish (upon notice from the Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders. The Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Paying Agent.

            Upon the disposition of any REO Property in accordance with Section
3.09 or Section 3.18, the Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized in connection with such sale and remit such funds to the Paying Agent for deposit into the Gain-on-Sale Reserve Account, other than Gain-on-Sale Proceeds allocable to the Companion Loans, which shall be remitted to the Companion Paying Agent for deposit into the Companion Distribution Account.

            Section 3.05 Permitted Withdrawals from the Certificate Account, the Distribution Accounts and the Companion Distribution Account. (a) The Servicer may, from time to time, make withdrawals from the Certificate Account for any of the following purposes:

            (i) (A) no later than 4:00 p.m. New York City time on each P&I Advance Date, to remit to the Paying Agent for deposit in the Lower-Tier Distribution Account and the Excess Interest Distribution Account the amounts required to be remitted pursuant to the first paragraph of Section 3.04(b) and Section 3.04(c) or that may be applied to make P&I Advances pursuant to Section 4.03(a) and (B) pursuant to the second paragraph of
      Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Companion Distribution Account the amounts required to be so deposited on the date specified in the related Intercreditor Agreement with respect to the Companion Loans;

            (ii) (A) to pay itself unpaid Servicing Fees in respect of each Mortgage Loan, Companion Loan, Specially Serviced Mortgage Loan and REO Loan, as applicable, the Servicer's rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, Companion Loan, Specially Serviced Mortgage Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) to pay the Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Mortgage Loan or REO Loan or Corrected Mortgage Loan, as applicable, and any expense incurred by the Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties;

            (iii) to reimburse the Trustee and itself, as applicable (in that order), for unreimbursed P&I Advances, the Servicer's or the Trustee's right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest on and principal of the particular Mortgage Loans and REO Loans with respect to which such P&I Advances were made; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Certificate Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below (to be allocated between the Loan Groups as set forth in the last paragraph of the Section 3.05 (a));

            (iv) to reimburse the Trustee and itself, as applicable (in that order), for unreimbursed Servicing Advances, the Servicer's or the Trustee's respective rights to receive payment pursuant to this clause
      (iv) with respect to any Mortgage Loan, Companion Loan or REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in case of such reimbursement relating to an AB Mortgage Loan, such reimbursements shall apply and/or relate only to Nonrecoverable Servicing Advances and shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan in accordance with the terms of the related Intercreditor Agreement; provided, however, that if such Servicing Advance becomes a Workout Delayed Reimbursement Amount, then such Servicing Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Certificate Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below (to be allocated between the Loan Groups as set forth in the last paragraph of the Section 3.05(a));

            (v) to reimburse Trustee and itself, as applicable (in that order)
      (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds received on the related Mortgage Loan and Companion Loan (only for Nonrecoverable Servicing Advances), then, out of the principal portion of general collections on the Mortgage Loans and REO Properties (to be allocated between the Loan Groups as set forth in the last paragraph of the Section 3.05 (a)), then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.19(c), out of other collections on the Mortgage Loans and REO Properties and, (2) with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties (to be allocated between the Loan Groups as set forth in the last paragraph of the Section 3.05 (a)), net of such amounts being reimbursed pursuant to (1) above (provided that, in case of such reimbursement relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan in accordance with the terms of the related Intercreditor Agreement or to pay itself, with respect to any Mortgage Loan and the Companion Loans, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the Certificate Account of all amounts received in connection therewith;

            (vi) at such time as it reimburses the Trustee and itself, as applicable (in that order) for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) above, to pay itself and/or the Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Sections 4.03(d) and 3.11(c), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause
      (iv) above, to pay itself or the Trustee, as the case may be, any interest accrued and payable thereon in accordance with Sections 3.03(d) and 3.11(c) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself or the Trustee or such other servicing party, as the case may be, any interest accrued and payable thereon;

            (vii) to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller under
      Section 3 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation, each such Person's right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan or Companion Loan being limited to that portion of the Purchase Price or Substitution Shortfall Amount paid with respect to such Mortgage Loan or Companion Loan that represents such expense in accordance with clause
      (iv) of the definition of Purchase Price;

            (viii) in accordance with Section 2.03(e), to reimburse itself or the Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of the applicable Mortgage Loan Seller's obligations under
      Section 3 of the applicable Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause
      (vii) above or otherwise (provided that, in case of such reimbursement relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan in accordance with the terms of the related Intercreditor Agreement);

            (ix) to pay for costs and expenses incurred by the Trust Fund pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties (provided that, in case of such reimbursement relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan in accordance with the terms of the related Intercreditor Agreement);

            (x) to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (A) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Certificate Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the Certificate Account for the period from the prior P&I Advance Date to the P&I Advance Date related to such Distribution Date) and (B) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan is a Specially Serviced Mortgage Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust Fund (other than Special Servicing Fees) in accordance with Section 3.11(a); and (b) to pay the Special Servicer, as additional servicing compensation in accordance with the second paragraph of Section 3.11(b), Penalty Charges collected on Specially Serviced Mortgage Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Mortgage Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust Fund in accordance with Section 3.11(c));

            (xi) to recoup any amounts deposited in the Certificate Account in error;

            (xii) to pay itself out of general collections, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) or 6.03(b) (provided that, in case of such payments relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan to the extent in accordance with the terms of the related Intercreditor Agreement) prior to being payable out of general collections);

            (xiii) to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.16(a), 3.17(b), 3.20(a), 3.20(d) and
      10.01(f) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Section 11.01(a) or 11.01(c) in connection with an amendment to this Agreement requested by the Trustee or the Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.16(a) (provided that, in case of such payments relating to an AB Mortgage Loan, such reimbursements shall be made first, from amounts collected on the related Companion Loan and then from the related Mortgage Loan to the extent in accordance with the terms of the related Intercreditor Agreement prior to being payable out of general collections);

            (xiv) to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Servicer, the Special Servicer, the Paying Agent or the Trustee is liable therefor pursuant to Section 10.01(g);

            (xv) to reimburse the Paying Agent out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund pursuant to Section 10.01(c);

            (xvi) to pay itself, the Special Servicer or the Mortgage Loan Sellers, as the case may be, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller pursuant to Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution in accordance with the last sentence of the first paragraph of Section 2.03(b);

            (xvii) to remit to the Paying Agent for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.26;

            (xviii) to clear and terminate the Certificate Account at the termination of this Agreement pursuant to Section 9.01;

            (xix) to remit to the Companion Paying Agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to Section 3.04(b); and

            (xx) to pay for any expenditures to be borne by the Trust Fund pursuant to the second paragraph of Section 3.03(c).

            The Servicer shall keep and maintain separate accounting records, on a loan by loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from the Certificate Account.

            The Servicer shall pay to the Special Servicer or the Paying Agent from the Certificate Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of the Special Servicer or a Responsible Officer of the Paying Agent describing the item and amount to which the Special Servicer or the Paying Agent is entitled. The Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Certificate Account. To the extent a Nonrecoverable Advance or Workout Delayed Reimbursement Amount with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans pursuant to clauses
(iii), (iv) or (v) of this Section 3.05(a), such reimbursement shall be made first, from the principal collection available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout Delayed Reimbursement Amounts related to such other Loan Group. To the extent a Nonrecoverable Advance with respect to a Mortgage Loan is required to be reimbursed from the interest portion of the general collections on the Mortgage Loans pursuant to clauses (iii), (iv) or (v) of this Section 3.05(a), such reimbursement shall be made first, from the interest collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the interest collections in such Loan Group are not sufficient to make such reimbursement in full, then from the interest collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances related to such other Loan Group); provided, however, that this provision shall not result in any change in the interest distributions required under Section 4.01(a)(i) of this Agreement.

            (b) The Paying Agent, may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes:

            (i) to make deposits of the Lower-Tier Regular Distribution Amount pursuant to Section 4.01(b) and the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(d) in the Upper-Tier Distribution Account and to make distributions on the Class LR Certificates pursuant to Section 4.01(b);

            (ii) [RESERVED];

            (iii) [RESERVED];

            (iv) to pay to the Trustee and the Paying Agent or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person, with respect to the Mortgage Loans, pursuant to Section 8.05(b);

            (v) to pay the Trustee, the Trustee Fee as contemplated by Section 8.05(a) hereof with respect to the Mortgage Loans;

            (vi) to pay for the cost of the Opinions of Counsel sought by the Trustee or the Paying Agent (A) as provided in clause (v) of the definition of "Disqualified Organization," (B) as contemplated by Section 3.20(d), 8.02(ii) and 10.01(f), or (C) as contemplated by Section 11.01(a) or 11.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Paying Agent, which amendment is in furtherance of the rights and interests of Certificateholders, in each case, to the extent not paid pursuant to Section 11.01(g);

            (vii) to pay any and all federal, state and local taxes imposed on either the Lower-Tier REMIC or Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Paying Agent, the REMIC Administrator, the Servicer or the Special Servicer is liable therefor pursuant to Section 10.01(g);

            (viii) to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(e);

            (ix) to pay to the Servicer any amounts deposited by the Servicer in the Distribution Account not required to be deposited therein; and

            (x) to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

            (c) The Paying Agent shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(i).

            (d) The Paying Agent on behalf of the Trustee may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

            (i) to make distributions to Certificateholders (other than Holders of the Class LR Certificates) on each Distribution Date pursuant to
      Section 4.01 or 9.01, as applicable;

            (ii) [RESERVED]; and

            (iii) to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

            (e) Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the Certificate Account and the Lower-Tier Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii) and the Trustee Fee listed in
Section 3.05(b)(iv) and 3.05(c)(v), then the Trustee Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in the Certificate Account and the Lower-Tier Distribution Account are not sufficient to pay the full amount of such Trustee Fee, the Trustee shall be paid based on the amount of such fees and
(ii) if amounts on deposit in the Certificate Account are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(iii), (iv), (v) and (vi), then reimbursements shall be paid first to the Trustee and second to the Servicer.

            (f) The Companion Paying Agent may, from time to time, make withdrawals from the Companion Distribution Account to make distributions pursuant to Section 4.01(j).

            Section 3.06 Investment of Funds in the Certificate Account and the REO Account. (a) The Servicer may direct any depository institution maintaining the Certificate Account, or any Servicing Account (for purposes of this Section 3.06, an "Investment Account"), the Special Servicer may direct any depository institution maintaining the REO Account (also for purposes of this Section 3.06, an "Investment Account") to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand,
(i) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The Servicer (in the case of the Certificate Account, or any Servicing Account maintained by or for the Servicer) or the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer), on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in the Certificate Account, the Servicing Accounts or REO Account, as applicable, that is either (i) a "certificated security," as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law. In the case of any Permitted Investment held in the form of a "security entitlement" (within the meaning of Section 8-102(a)(17) of the UCC), the Servicer or the Special Servicer, as applicable, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer (in the case of the Certificate Account, or any Servicing Account maintained by or for the Servicer), the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall:

            (i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

            (ii) demand payment of all amounts due thereunder promptly upon determination by the Servicer, the Special Servicer or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) Interest and investment income realized on funds deposited in the Certificate Account, or any Servicing Account maintained by or for the Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for the period from the prior P&I Advance Date to the P&I Advance Date related to such Distribution Date, shall be for the sole and exclusive benefit of the Servicer to the extent not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Sections 3.03 or Section 3.05(a), as the case may be. Interest and investment income realized on funds deposited in the REO Account or any Servicing Account maintained by or for the Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from any Distribution Date to the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(c). In the event that any loss shall be incurred in respect of any Permitted Investment directed to be made by the Servicer or Special Servicer, as applicable, and on deposit in any of the Certificate Account, the Servicing Account or the REO Account, the Servicer (in the case of the Certificate Account or any Servicing Account maintained by or for the Servicer) and the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from the prior P&I Advance Date to the P&I Advance Date related to such Distribution Date, provided that neither the Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to the Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of the Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency).

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer may and, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) The Servicer (with respect to Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans and REO Properties) shall use its efforts consistent with the Servicing Standards to cause the Mortgagor to maintain, to the extent required by the terms of the related Mortgage Note all insurance coverage as is required under the related Mortgage. If the Mortgagor does not so maintain such insurance coverage, the Servicer (with respect to Mortgage Loans and at the direction of the Special Servicer in the case of a Specially Serviced Mortgage Loan) or the Special Servicer (with respect to REO Properties) shall maintain all insurance coverage as is required under the related Mortgage and only in the event the Trustee has an insurable interest therein and such insurance is available to the Servicer or the Special Servicer and, if available, can be obtained at commercially reasonable rates, as determined by the Servicer (or in the case of insurance against property damage resulting from terrorist or similar acts or insurance with respect to REO Properties, the Special Servicer) except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default; provided, however, that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, the Servicer or the Special Servicer, as applicable, shall impose such insurance requirements as are consistent with the Servicing Standards taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, the Servicer will be obligated to maintain insurance against property damage resulting from terrorist or similar acts unless the Mortgagor's failure is an Acceptable Insurance Default and only in the event the Trustee has an insurable interest therein and such insurance is available to the Servicer and, if available, can be obtained at commercially reasonable rates as determined by the Special Servicer, provided that the Servicer shall be entitled to conclusively rely on such determination. Subject to Section 3.17(a) and the costs of such insurance being reimbursed or paid to the Special Servicer as provided in the penultimate sentence of this paragraph, the Special Servicer shall maintain for each REO Property no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan and Companion Loan unless the Special Servicer, with Directing Certificateholder consent, determines that such insurance is not available at commercially reasonable rates, provided that the Servicer shall be entitled to conclusively rely on such determination. All Insurance Policies maintained by the Servicer or the Special Servicer shall (i) contain a "standard" mortgagee clause, with loss payable to the Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans and Companion Loans other than REO Properties) or to the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, or
(y) the outstanding principal balance owing on the related Mortgage Loan, Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents),
(v) be noncancellable without 30 days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without 10 days prior notice) and (vi) be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Servicer or the Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standards and the provisions of the related Mortgage Loan and Companion Loan) shall be deposited in the Certificate Account, subject to withdrawal pursuant to
Section 3.05(a). Any costs incurred by the Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans and Companion Loans (other than REO Properties) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by the Servicer as a Servicing Advance and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan and Companion Loan, notwithstanding that the terms of such Mortgage Loan or Companion Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, advanced by the Servicer as a Servicing Advance.

            Notwithstanding the foregoing, with respect to the Mortgage Loans that either (x) require the Mortgagor to maintain "all risk" property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan reasonably requires from time to time in order to protect its interests, the Servicer will be required to (A) actively monitor whether the insurance policies for the related Mortgaged Property contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if any insurance policy contains Additional Exclusions or if any borrower fails to purchase the insurance requested to be purchased by the Servicer pursuant to clause (B) above. If the Special Servicer determines in accordance with the Servicing Standards that such failure is not an Acceptable Insurance Default, the Special Servicer shall notify the Servicer and the Servicer shall cause such insurance to be maintained. Furthermore, the Special Servicer shall inform the Rating Agencies as to such conclusions for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust. During the period that the Special Servicer is evaluating the availability of such insurance, the Servicer will not be liable for any loss related to its failure to require the Mortgagor to maintain such insurance and will not be in default of its obligations as a result of such failure and the Servicer will not itself maintain such insurance or cause such insurance to be maintained.

            (b) (i) If the Servicer or the Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans or REO Properties, as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the Servicer or the Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Certificate Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standards. In connection with its activities as administrator and Servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The Special Servicer, to the extent consistent with the Servicing Standards, may maintain, earthquake insurance on REO Properties, provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.

            (ii) If the Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming the Servicer or the Special Servicer on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event the Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by the Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case the Servicer or the Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Certificate Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standards.

            (c) Each of the Servicer and the Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions Insurance Policy with a Qualified Insurer covering the Servicer's and the Special Servicer's, as applicable, officers and employees acting on behalf of the Servicer and the Special Servicer in connection with its activities under this Agreement. Notwithstanding the foregoing, so long as the long term debt or the deposit obligations or claims-paying ability of the Servicer or the Special Servicer, as applicable, is rated at least "Baa3" by Moody's and "A" by S&P, the Servicer or the Special Servicer, as applicable, shall be allowed to provide self-insurance with respect to a fidelity bond and an Errors and Omissions Insurance Policy. Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standards. Coverage of the Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). The Special Servicer and the Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect. The Servicer and the Special Servicer shall each cause the Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 3.07(c).

            (d) At the time the Servicer determines in accordance with the Servicing Standards that any Mortgaged Property is in a federally designated special flood hazard area (and such flood insurance has been made available), the Servicer will use efforts consistent with the Servicing Standards to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent available at commercially reasonable rates (as determined by the Servicer in accordance with the Servicing Standards and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan or Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standards. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan or Companion Loan, and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. If the cost of any insurance described above is not borne by the Mortgagor, the Servicer shall promptly make a Servicing Advance for such costs.

            (e) During all such times as any REO Property shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standards), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, paid by the Servicer as a Servicing Advance.

            Section 3.08 Enforcement of Due-on-Sale Clauses; Assumption Agreements. (a) As to each Mortgage Loan or Companion Loan which contains a provision in the nature of a "due-on-sale" clause (including, without limitation, if so provided in the "due-on-sale" provision of the related Mortgage Loan documents, sales or transfers of Mortgaged Property (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests of a Mortgagor or its owners), which by its terms:

            (i) provides that such Mortgage Loan or Companion Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

            (ii) provides that such Mortgage Loan or Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer,

then, for so long as such Mortgage Loan or Companion Loan is being serviced under this Agreement, the Special Servicer or, with respect to all Non-Specially Serviced Mortgage Loans, the Servicer, on behalf of the Trustee as the mortgagee of record, shall exercise (or waive its right to exercise) any right it might have with respect to such Mortgage Loan or Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent, provided that, (i) with respect to all Non-Specially Serviced Mortgage Loans, the Servicer has obtained the prior written consent of the Special Servicer, which consent shall be deemed given 15 Business Days after receipt by the Special Servicer from the Servicer of the Servicer's analysis and recommendation with respect to such waiver or exercise of such right together with such other information reasonably required by the Special Servicer, (ii) with respect to all Specially Serviced Mortgage Loans and Non-Specially Serviced Mortgage Loans, the Special Servicer shall, prior to consenting to such a proposed action of the Servicer, obtain, and, prior to itself taking such an action, the Special Servicer shall obtain, the prior written consent of the Directing Certificateholder, which consent shall be deemed given 10 Business Days after receipt by the Directing Certificateholder of the Servicer's or Special Servicer's, as applicable, analysis and recommendation with respect to such waiver together with such other information reasonably required by the Directing Certificateholder, and (iii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than 5% of the aggregate Stated Principal Balance of all the Mortgage Loans then outstanding (provided, however, if the Mortgage Loan is greater than or equal to 5% of the Stated Principal Balance of the outstanding Mortgage Loans, but less than $5,000,000, a confirmation from S&P will not be required) or (z) together with any other Mortgage Loans cross-collateralized with such Mortgage Loan, or together with all other Mortgage Loans with the same or an affiliated Mortgagor, is one of the ten largest of the then outstanding Mortgage Loans, by Stated Principal Balance, the Servicer or the Special Servicer, as the case may be, shall not take such action unless it has obtained confirmation from each Rating Agency stating that none of the then-current rating or ratings of all outstanding Classes of the Certificates would be qualified, downgraded or withdrawn by such Rating Agency, as a result of such waiver) any right it may have with respect to such Mortgage Loan or Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the sale or transfer.

            If any Mortgage Loan or Companion Loan provides that such Mortgage Loan or Companion Loan may be assumed or transferred without the consent of the mortgagee provided that certain conditions are satisfied, then for so long as such Mortgage Loan or Companion Loan is being serviced under this agreement, the Special Servicer, on behalf of the Trustee as the mortgagee of record, shall determine whether such conditions have been satisfied, or, with respect to all Non-Specially Serviced Mortgage Loans, the Servicer, on behalf of the Trustee as mortgagee of record, shall provide the Special Servicer with the Servicer's analysis and determination with respect to whether such conditions have been satisfied, together with all information reasonably requested by the Special Servicer, and the Special Servicer shall indicate its agreement or disagreement with such determination, which agreement shall be deemed five (5) Business Days after receipt by the Special Servicer of the Servicer's analysis and determination together with all information reasonably requested by the Special Servicer.

The Servicer shall not process or permit such assumption or transfer if:

            (i) the Servicer determines that such conditions have been satisfied but the Special Servicer disagrees; or

            (ii) the Servicer determines that such conditions have not been satisfied and the Special Servicer agrees; or

            (iiii) the Servicer determines that such conditions have not been satisfied and the Special Servicer's agreement is deemed.

The Servicer shall not process or permit any such assumption or transfer for Specially Serviced Mortgage Loans.

The Servicer shall process or permit such assumption or transfer if:

            (i) the Servicer determines that such conditions have not been satisfied but the Special Servicer disagrees; or

            (ii) the Servicer determines that such conditions have been satisfied and the Special Servicer agrees; or

            (iiii) the Servicer determines that such conditions have been satisfied and the Special Servicer's agreement is deemed.

            (b) As to each Mortgage Loan and Companion Loan which contains a provision in the nature of a "due-on-encumbrance" clause (including, without limitation, if so provided in the "due-on-encumbrance" provisions of the related Mortgage Loan documents, any mezzanine financing of the Mortgagor or the Mortgaged Property or any sale or transfer of preferred equity in Mortgagor or its owners), which by its terms:

            (i) provides that such Mortgage Loan and Companion Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

            (ii) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property,

then, for so long as such Mortgage Loan and Companion Loan is serviced under this Agreement, the Special Servicer or, with respect to all Non-Specially Serviced Mortgage Loans, the Servicer, on behalf of the Trustee as the mortgagee of record, shall exercise (or waive its right to exercise) any right it may have with respect to such Mortgage Loan or Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent, provided that, (i) (a) with respect to all Non-Specially Serviced Mortgage Loans, the Servicer has made a recommendation and obtained the consent of the Special Servicer, which consent shall be deemed given ten (10) Business Days after receipt by the Special Servicer from the Servicer of the Servicer's analysis and recommendation with respect to such waiver or exercise of such right together with such other information reasonably required by the Special Servicer and (b) the Servicer or the Special Servicer, as the case may be, has obtained (i) the prior written consent of the Directing Certificateholder, which consent shall be deemed given 10 Business Days after receipt by the Directing Certificateholder of the Servicer's and/or Special Servicer's, as applicable, analysis and recommendation with respect to such waiver together with such other information reasonably required by the Directing Certificateholder, and (ii) from each Rating Agency a confirmation that such waiver would not result in the downgrade, withdrawal or qualification of the then-current ratings on any Class of outstanding Certificates if such Mortgage Loan (1) has an outstanding principal balance (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) that is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans (provided, however, if the Mortgage Loan is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans, but less than $5,000,000, a confirmation from S&P will not be required) or (2) has an LTV Ratio (including existing and proposed debt) greater than 85% (including any proposed debt) or (3) a Debt Service Coverage Ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and the principal amount of the proposed additional loan) or (4) is one of the ten (10) largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000) any right it may have with respect to such Mortgage Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any such additional lien or other encumbrance, in a manner consistent with the Servicing Standards.

            If any Mortgage Loan or Companion Loan provides that such Mortgage Loan or Companion Loan may be further encumbered without the consent of the mortgagee provided that certain conditions are satisfied, then for so long as such Mortgage Loan or Companion Loan is being serviced under this agreement, the Special Servicer, on behalf of the Trustee as the mortgagee of record, shall determine whether such conditions have been satisfied, or, with respect to all Non-Specially Serviced Mortgage Loans, the Servicer, on behalf of the Trustee as mortgagee of record, shall provide the Special Servicer with the Servicer's analysis and determination with respect to whether such conditions have been satisfied, together with all information reasonably requested by the Special Servicer, and the Special Servicer shall indicate its agreement or disagreement with such determination, which agreement shall be deemed five (5) Business Days after receipt by the Special Servicer of the Servicer's analysis and determination together with all information reasonably requested by the Special Servicer.

The Servicer shall not process or permit such further encumbrance if:

            (i) the Servicer determines that such conditions have been satisfied but the Special Servicer disagrees; or

            (ii) the Servicer determines that such conditions have not been satisfied and the Special Servicer agrees; or

            (iiii) the Servicer determines that such conditions have not been satisfied and the Special Servicer's agreement is deemed.

The Servicer shall not process or permit any such encumbrance for Specially Serviced Mortgage Loans.

The Servicer shall process or permit such further encumbrance if:

            (i) the Servicer determines that such conditions have not been satisfied but the Special Servicer disagrees; or

            (ii) the Servicer determines that such conditions have been satisfied and the Special Servicer agrees; or

            (iiii) the Servicer determines that such conditions have been satisfied and the Special Servicer's agreement is deemed.

            (c) Nothing in this Section 3.08 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

            (d) Except as otherwise permitted by Sections 3.20 and 3.08(e), neither the Servicer nor the Special Servicer shall agree to modify, waive or amend any term of any Mortgage Loan in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08. The Special Servicer shall provide copies of any waivers it effects pursuant to Section 3.08(a) or
(b) to the Servicer and each Rating Agency with respect to each Mortgage Loan. To the extent not previously provided, the Servicer shall provide copies of any waivers it effects pursuant to Section 3.08(a) or (b) to the Special Servicer and each Rating Agency with respect to each Mortgage Loan. To the extent any fee charged by each Rating Agency in connection with rendering such written confirmation pursuant to Section 3.08(a) or (b) is not paid by the related Mortgagor, such fee is to be an expense of the Trust.

            (e) Notwithstanding any other provisions of this Section 3.08 or
Section 3.20, the Servicer may with respect to Non-Specially Serviced Mortgage Loans, without any Directing Certificateholder approval, Rating Agency confirmation or Special Servicer approval (provided the Servicer delivers notice thereof to the Special Servicer and Directing Certificateholder, except to the extent that the Special Servicer or the Directing Certificateholder, as the case may be, notifies the Servicer that such party does not desire to receive copies of such items), (i) grant waivers of non-material covenant defaults (other than financial covenants), including late financial statements; (ii) consent to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan as and when due provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or right of way for utilities, access, parking, public improvements or another purpose or subordinations of the lien of Mortgage Loans to easements that do not materially affect the use or value of a Mortgaged Property or a Mortgagor's ability to make any payments with respect to the related Mortgage Loan; (iv) grant other routine approvals and leasing consents that affect the lesser of (a) leases for less than 5,000 square feet (provided that no subordination, non-disturbance and attornment agreement exists with respect to such lease) or (b) leases of more than 15,000 square feet and less than 20,000 square feet, provided (1) that no subordination, non-disturbance and attornment agreement exists with respect to such lease and (2) each such lease is not more than 20% of the related Mortgaged Property), and in the case of either clause (a) or (b), provided further that no such lease is a ground lease; and provided further that the Servicer may not grant or enter into any subordination, non-disturbance and attornment agreement without the prior written consent of the Special Servicer; (v) consents to actions related to condemnation of non-material, non-income producing parcels of the Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan or Companion Loan as and when due; (vi) consents to a change in property management relating to any Mortgage Loan or Companion Loan with respect to Mortgage Loans or Companion Loans with an outstanding principal balance of less than $5,000,000; and (vii) approve of annual operating budgets; provided that any such modification, waiver or amendment (w) would not in any way affect a payment term of the Certificates, (x) would not constitute a "significant modification" of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, Part I of subchapter J of the Code for federal income tax purposes, (y) agreeing to such modification, waiver or amendment would be consistent with the Servicing Standards, and (z) agreeing to such modification, waiver or amendment shall not violate the terms, provisions or limitations of this Agreement or any other document contemplated hereby.

            (f) Notwithstanding any other provision of this Agreement, the Special Servicer may not waive its rights or grant its consent under any "due-on-sale" or "due-on-encumbrance" clause relating to a Non-Specially Serviced Mortgage Loan having a Stated Principal Balance greater or equal to $2,500,000 or relating to any Specially Serviced Mortgage Loan without the consent of the Directing Certificateholder. The Directing Certificateholder shall have 10 Business Days after receipt of notice along with the Servicer's and Special Servicer's recommendation and analysis with respect to such waiver and any additional information the Directing Certificateholder may reasonably request from the Special Servicer of a proposed waiver or consent under any "due on sale" or "due on encumbrance" clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing Certificateholder in writing within such period, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver or consent).

            (g) Notwithstanding the foregoing provisions of this Section 3.08, if the Servicer or Special Servicer makes a determination under Sections 3.08(a) or 3.08(b) hereof that the applicable conditions in the related Mortgage Loan or Companion Loan documents, as applicable, with respect to assumptions or encumbrances permitted without the consent of the mortgagee have been satisfied, the applicable assumptions and transfters shall not be subject to an assumption or other fee, unless otherwise provided in the related Mortgage Loan or Companion Loan documents, as applicable.

            (h) Notwithstanding the foregoing, prior to the occurrence and continuance of a related Control Appraisal Event with respect to the Highland Hotel Portfolio Whole Loan and the Poipu Shopping Village Whole Loan, the rights set forth in Sections 3.08(a) and 3.08(b) of the Directing Certificateholder shall instead be exercised by the related Note B Representative, provided, that any direction provided by a B Note Representative shall not violate the Servicing Standards. In the event that the related B Note Representative fails to respond within 30 days after receipt of a request for consent to any action, the Special Servicer shall implement the action or inaction that it deems in accordance with the Servicing Standards.

            Section 3.09 Realization Upon Defaulted Mortgage Loans. (a) The Special Servicer shall, subject to subsections (b) through (d) of this Section
3.09 and Section 3.30, exercise reasonable efforts, consistent with the Servicing Standards, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing such Mortgage Loans or Companion Loans, as come into and continue in default as to which no satisfactory arrangements can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Servicer or Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders after reimbursement to the Servicer for such Servicing Advance, and the Servicer or Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance. The costs and expenses incurred by the Special Servicer in any such proceedings shall be advanced by the Servicer, provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance. Nothing contained in this Section
3.09 shall be construed so as to require the Servicer or the Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Servicer or the Special Servicer in its reasonable judgment taking into account the factors described in Section 3.18(b) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standards. If and when the Special Servicer or the Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Companion Loan, whether for purposes of bidding at foreclosure or otherwise, the Special Servicer or the Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by the Servicer as a Servicing Advance.

            (b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

            (i) such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

            (ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Trust Fund (to the extent not allocable to a Companion Loan) will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC under the REMIC Provisions or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate, or any security issued by such a commercial mortgage securitization trust, is outstanding.

            (c) Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.30, neither the Special Servicer nor the Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders and/or any related Companion Holder(s), would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer's Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standards, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six months prior to any such acquisition of title or other action, that:

            (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions, for such purposes taking into account any insurance coverage provided pursuant to any environmental insurance polices in effect and obtained on behalf of the Mortgagee with respect to the related Mortgaged Property; and

            (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could be required, that taking such actions with respect to such Mortgaged Property is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions.

            The cost of any such Environmental Assessment shall be paid by the Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Trust Fund) at the direction of the Special Servicer); and if any such Environmental Assessment so warrants, the Special Servicer shall (except with respect to any Companion Loan and any Environmental Assessment ordered after the related AB Mortgage Loan has been paid in full), at the expense of the Trust Fund, perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied. With respect to Non-Specially Serviced Mortgage Loans, the Servicer and, with respect to Specially Serviced Mortgage Loans, the Special Servicer shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders and the Trustee (as holder of the Uncertificated Lower-Tier Interests).

            (d) If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and
(ii) of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and any related Companion Loan(s) and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 2 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Mortgage Loan pursuant to
Section 3 of the applicable Mortgage Loan Purchase Agreement, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating Agencies, the Trustee, the Paying Agent, the Servicer and the Directing Certificateholder in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Paying Agent shall have notified the Certificateholders in writing of the Special Servicer's intention to so release such Mortgaged Property, (iii) the Holders of Certificates entitled to a majority of the Voting Rights shall have consented to such release within 30 days of the Paying Agent's distributing such notice (failure to respond by the end of such 30-day period being deemed consent), and
(iv) the Special Servicer shall have received written confirmation from each Rating Agency that such release will not cause the downgrade, withdrawal or qualification of any of the then-current ratings of any Class of Certificates. To the extent any fee charged by each Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust.

            (e) The Special Servicer shall provide written reports and a copy of any Environmental Assessments to the Trustee, the Paying Agent, the Directing Certificateholder, each Rating Agency and the Servicer monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property. The Paying Agent shall forward, or cause to be forwarded all such reports to each Rating Agency and the Certificateholders upon request.

            (f) The Special Servicer shall notify the Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide the Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Companion Loan which is abandoned or foreclosed and the Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and the Servicer shall report, via Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to the Servicer by the Special Servicer. Upon request, the Servicer shall deliver a copy of any such report to the Trustee and the Paying Agent.

            (g) The Special Servicer shall have the right to determine, in accordance with the Servicing Standards, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan and applicable Companion Loan permit such an action.

            (h) The Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Mortgage Loan, defaulted Companion Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's Certificate promptly delivered to the Trustee, the Paying Agent, the Directing Certificateholder and the Servicer and in no event later than the next succeeding P&I Advance Determination Date.

            Section 3.10 Trustee to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer or Special Servicer, as the case may be, will immediately notify the Trustee and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Certificate Account pursuant to Section 3.04(a) or remitted to the Servicer to enable such deposit, have been or will be so deposited. Within seven Business Days (or within such shorter period as release can reasonably be accomplished if the Servicer or the Special Servicer notifies the Trustee of an exigency) of receipt of such notice and request, the Trustee shall release, or cause any related Custodian to release, the related Mortgage File to the Servicer or Special Servicer, as the case may be. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Certificate Account.

            (b) From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan (and any related Companion Loan), the Servicer or the Special Servicer shall deliver to the Trustee a Request for Release signed by a Servicing Officer. Upon receipt of the foregoing, the Trustee shall deliver or cause the related Custodian to deliver, the Mortgage File or any document therein to the Servicer or the Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Trustee or the related Custodian, or the delivery to the Trustee of a certificate of a Servicing Officer of the Servicer or the Special Servicer, as the case may be, stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Certificate Account pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Trustee to the Servicer or the Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

            (c) Within seven Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee's sale or other documents necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing the related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Section 3.11 Servicing Compensation. (a) As compensation for its activities hereunder, the Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, each Companion Loan and REO Loan. As to each Mortgage Loan, Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or Companion Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan or Companion Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or Companion Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any Mortgage Loan, Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan, Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a). The Servicer shall be entitled to recover unpaid Servicing Fees in respect of any Mortgage Loan, Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a). The right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the Servicer's duties and obligations hereunder to a successor servicer in accordance with the terms hereof).

            The Servicer shall be entitled to retain, and shall not be required to deposit in the Certificate Account pursuant to Section 3.04(a), additional servicing compensation in the form of (i) 100% of modification, waiver and consent fees pursuant to Section 3.08(e), provided the consent of the Special Servicer is not required to take such action; provided that for the purposes of this Section 3.11(a), the Servicer will be entitled to receive 100% of the modification, waiver and consent fees pursuant to Section 3.08(e)(iv) if the grant of routine approval or leasing consent affects the lesser of (x) 25% of the net rentable area of the Mortgaged Property, or (y) 30,000 square feet of the Mortgaged Property, (ii) 100% of all defeasance fees and 50% of all application fees received on Non-Specially Serviced Mortgage Loans and (iii) 50% of all assumption, waiver and consent fees pursuant to Section 3.08(a) and
Section 3.08(b) on the Non-Specially Serviced Mortgage Loans, to the extent that such fees are paid by the Mortgagor and for which the Special Servicer's consent or approval is required on the Non-Specially Serviced Mortgage Loans and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid; provided, that for purposes of this Section 3.11(a), the Servicer will be entitled to receive 100% of the assumption, waiver and consent fees pursuant to Section 3.08(a) and Section 3.08(b) on the Non-Specially Serviced Mortgaged Loans if the related assumption, transfer or encumbrance is permitted without the consent of the mortgagee provided that certain conditions set forth in the related Mortgage Loan documents are satisfied, and provided further, that, nothwithstanding the foregoing with respect to each Mortgage Loan set forth on Schedule 3, the percentage of the fees to be paid to the Servicer with respect to assumptions shall be as set forth on Schedule 3. In addition, the Servicer shall be entitled to retain as additional servicing compensation any charges for processing Mortgagor requests, beneficiary statements or demands, reasonable and customary consent fees, fees in connection with defeasance, if any, and other customary charges, and amounts collected for checks returned for insufficient funds, in each case only to the extent actually paid by the related Mortgagor and shall not be required to deposit such amounts in the Certificate Account pursuant to Section 3.04(a). Subject to Section 3.11(d), the Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in subsection (d), (ii) interest or other income earned on deposits relating to the Trust Fund in the Certificate Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from the prior P&I Advance Date to the P&I Advance Date related to such Distribution Date), (iii) interest or other income earned on deposits in the Servicing Account which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor and (iv) the difference, if positive, between Prepayment Interest Excess and Prepayment Shortfalls collected on the Mortgage Loans during the related Due Period. The Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Certificate Account and the Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            (b) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and REO Loan. As to each Specially Serviced Mortgage Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Mortgage Loan and in the same manner as interest is calculated on the Specially Serviced Mortgage Loans and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement.

            (c) Additional servicing compensation in the form of (i) 100% of all fees with respect to application, assumption, extension, modification, waiver, consent, earnout and defeasance fees, in each case, received on any Specially Serviced Mortgage Loans to the extent such fees are paid by the Mortgagor, (ii) 50% of all application fees received on Non-Specially Serviced Mortgage Loans and (iii) 50% of all assumption, waiver and consent fees pursuant to Section 3.08(a) and 3.08(b) or 3.20 received with respect to all Non-Specially Serviced Mortgage Loans and for which the Special Servicer's consent or approval is required, shall be promptly paid to the Special Servicer by the Servicer to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the Certificate Account pursuant to Section 3.04(a); provided, that, nothwithstanding the foregoing with respect to each Mortgage Loan set forth on Schedule 3, the percentage of the fees to be paid to the Servicer with respect to assumptions shall be as set forth on Schedule 3. The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Mortgage Loan at the Workout Fee Rate on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if such loan again becomes a Specially Serviced Mortgage Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Mortgage Loan again becomes a Corrected Mortgage Loan. If the Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or Companion Loans that became Corrected Mortgage Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Mortgage Loan subsequently becomes a Specially Serviced Mortgage Loan. If the Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Mortgage Loans for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing with respect to which one (1) scheduled payment has been made, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Mortgage Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Monthly Payments and which subsequently becomes a Corrected Mortgage Loan as a result of the Mortgagor making such three consecutive timely Monthly Payments. The successor special servicer will not be entitled to any portion of such Workout Fees. A Liquidation Fee will be payable with respect to each Specially Serviced Mortgage Loan or REO Property as to which the Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds). Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with the repurchase of any Mortgage Loan by a Mortgage Loan Seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation so long as such repurchase is completed within the 90-day period or such other additional period provided for such repurchase in this Agreement and the Mortgage Loan Purchase Agreement, the purchase of any Specially Serviced Mortgage Loan by the Majority Controlling Class Certificateholder or the Special Servicer or the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the Trust Fund pursuant to Section 9.01. If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Mortgage Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. Subject to Section 3.11(d), the Special Servicer will also be entitled to additional fees in the form of Penalty Charges to the extent provided in subsection (d). The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the Certificate Account or the REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            (d) In determining the compensation of the Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan since the prior Distribution Date shall be applied (in such order) to reimburse (i) the Servicer or the Trustee for interest on Advances on such Mortgage Loan due on such Distribution Date, (ii) the Trust Fund for all interest on Advances previously paid to the Servicer or the Trustee pursuant to Section 3.05(a)(vi) hereof with respect to such Mortgage Loan and (iii) the Trust Fund for costs of all additional Trust Fund expenses (other than Special Servicing Fees), including without limitation, inspections by the Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan; Penalty Charges remaining thereafter shall be distributed to the Servicer, if and to the extent collected while the Mortgage Loan was a Non-Specially Serviced Mortgage Loan and to the Special Servicer if and to the extent collected on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Mortgage Loan.

            Section 3.12 Inspections; Collection of Financial Statements. (a) The Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property securing a Mortgage Note with a stated Principal Balance of (i) $2,000,000 or more at least once every 12 months and (ii) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2005 (and each Mortgaged Property shall be inspected on or prior to November 2005); provided, however, that if a physical inspection has been performed by the Special Servicer in the previous 12 months and the Servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection, the Servicer will not be required to perform or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the Special Servicer shall inspect the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Mortgage Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Mortgage Loan. The cost of such inspection by the Special Servicer shall be an expense of the Trust Fund, reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the Certificate Account pursuant to Section 3.05(a)(ii). The Special Servicer or the Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of the Mortgaged Property and specifying the existence of (i) any vacancy in the Mortgaged Property that the preparer of such report deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge, (iii) any adverse change in the condition of the Mortgaged Property that the preparer of such report deems material, (iv) any visible material waste committed on the Mortgaged Property and (v) photographs of each inspected Mortgaged Property. The Special Servicer and the Servicer shall deliver a copy of each such report prepared by the Special Servicer and the Servicer, respectively, to the other, to the Directing Certificateholder and, upon request, to the Trustee, the Paying Agent and the Rating Agencies within five
(5) Business Days after request (or if such request is received before such report is completed, within five (5) Business Days after completion of such report). The Paying Agent shall deliver a copy of each such report to the Controlling Class Certificateholder upon request and to each Holder of a Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q and Class NR Certificate, upon request (which such request may state that such items be delivered until further notice).

            (b) The Special Servicer, in the case of any Specially Serviced Mortgage Loans, and the Servicer, in the case of any Non-Specially Serviced Mortgage Loans, shall make reasonable efforts to collect promptly from each Mortgagor annual operating statements and rent rolls of the related Mortgaged Property, financial statements of such Mortgagor and any other reports required to be delivered under the terms of the Mortgage Loans (and each Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage.

            (c) The Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the Servicer, in the case of any Non-Specially Serviced Mortgage Loan shall make reasonable efforts to collect promptly from each related Mortgagor quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage. In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver all such items to the Servicer within five (5) days of receipt and the Servicer and the Special Servicer each shall deliver copies of all the foregoing items so collected thereby to the Trustee, the Paying Agent, the Directing Certificateholder and, upon request, to the Depositor and each other, in each case within 60 days of its receipt thereof, but in no event, in the case of annual statements, later than June 1 of each year commencing June 1, 2005. The Paying Agent shall, upon request, deliver copies (in hard copy, electronic format or make available on its Internet website) of the foregoing items to the Underwriters, the Trustee, the Rating Agencies, the Controlling Class Certificateholders, the Mortgage Loan Sellers or, to the extent the Certificate Registrar has confirmed the Ownership Interest in Certificates held thereby, any Certificate Owner, a copy (or image in suitable electronic media) of each such report prepared by the Servicer or the Special Servicer.

            Within 105 calendar days after the end of each of the first three calendar quarters (in each year) for the trailing or quarterly information received, commencing in the quarter ending on March 31, 2005, the Servicer (in the case of the Mortgage Loans that are Non-Specially Mortgage Loans) or the Special Servicer (in the case of the Specially Serviced Mortgage Loans) shall deliver to the Paying Agent and the Directing Certificateholder, a CMSA Operating Statement Analysis Report and a CMSA Financial File for each Mortgaged Property (in electronic format), prepared using the non-normalized quarterly and normalized year-end operating statements and rent rolls received from the related Mortgagor. Beginning in 2005 for year-end 2004, within 45 days after receipt by the Servicer, with respect to Non-Specially Serviced Mortgage Loans, or the Special Servicer with respect to Specially Serviced Mortgage Loans of any annual operating statements or rent rolls with respect to any Mortgaged Property or REO Property, or if such date would be after June 1 of any year, then within 30 days after receipt, the Servicer shall, based upon such operating statements or rent rolls received, prepare (or, if previously prepared, update) the analysis of operations and the CMSA NOI Adjustment Worksheet and the CMSA Operating Statement Analysis Report. Upon the occurrence and continuation of a Servicing Transfer Event, the Servicer shall provide the Special Servicer with all prior CMSA Operating Statement Analysis Reports and CMSA NOI Adjustment Worksheets for the related Mortgage Loan (including underwritten figures), and the Special Servicer's obligations hereunder shall be subject to its having received all such reports. The Servicer and Special Servicer shall forward to the other and the Directing Certificateholder electronically monthly all operating statements and rent rolls received from any Mortgagor from the prior month. All CMSA Operating Statement Analysis Reports and CMSA NOI Adjustment Worksheets shall be maintained by the Servicer with respect to each Mortgaged Property and REO Property, and the Servicer shall forward copies thereof and the related operating statements or rent rolls (in each case, promptly following the initial preparation and each material revision thereof) to the Paying Agent (in electronic format only), the Directing Certificateholder (and with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) and the Special Servicer. The Paying Agent shall, upon request and to the extent such items have been delivered to the Paying Agent by the Servicer, deliver to the Underwriters, the Rating Agencies, the Mortgage Loan Sellers, any Certificateholder or, to the extent the Certificate Registrar has confirmed the Ownership Interest in the Certificates held thereby, any Certificate Owner, a copy of such CMSA Operating Statement Analysis Report (or update thereof) and CMSA NOI Adjustment Worksheet (or update thereof), upon written request, and the related operating statement or rent rolls. The Servicer shall maintain a CMSA Operating Statement Analysis Report and a CMSA NOI Adjustment Worksheet with respect to each Mortgaged Property and REO Property.

            (d) At or before 12:00 p.m. (New York City time) on the first Business Day following each Determination Date, the Special Servicer shall prepare and deliver or cause to be delivered to the Servicer and the Directing Certificateholder the CMSA Special Servicer Loan File with respect to the Specially Serviced Mortgage Loans and any REO Properties, providing the information required of the Special Servicer in an electronic format, reasonably acceptable to the Servicer as of such Determination Date, which CMSA Special Servicer Loan File shall include data, to enable Servicer to produce the following CMSA Supplemental Reports: (i) a CMSA Delinquent Loan Status Report,
(ii) a CMSA Historical Liquidation Report, (iii) a CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (iv) a CMSA REO Status Report,
(v) a CMSA Comparative Financial Status Report and (vi) a CMSA NOI Adjustment Worksheet and a CMSA Operating Statement Analysis Report.

            (e) Not later than 1:00 p.m. (New York City time) on the P&I Advance Date, the Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Paying Agent the following reports and data files: (i) to the extent the Servicer has received the CMSA Special Servicer Loan File at the time required, the most recent CMSA Delinquent Loan Status Report, CMSA Historical Liquidation Report, CMSA Historical Loan Modification and Corrected Mortgage Loan Report, and CMSA REO Status Report,
(ii) CMSA Loan Setup File (with respect to the first Distribution Date), (iii) the most recent CMSA Property File, and CMSA Comparative Financial Status Report (in each case incorporating the data required to be included in the CMSA Special Servicer Loan File pursuant to Section 3.12(d) by the Special Servicer and Servicer), (iv) a CMSA Servicer Watch list with information that is current as of such Determination Date, (v) CMSA Financial File, (vi) CMSA Loan Level Reserve LOC Report, (vii) the Realized Loss Report and (viii) the Monthly Additional Report on Recoveries and Reimbursements. Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date, the Servicer shall deliver or cause to be delivered to the Paying Agent via electronic format the CMSA Loan Periodic Update File. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the Servicer, or any payments or collections not received by the Servicer, as of the Business Day prior to the Business Day on which the report is due.

            (f) The Special Servicer shall deliver to the Servicer the reports required of the Special Servicer pursuant to Section 3.12(c) and Section 3.12(d), and the Servicer shall deliver to the Paying Agent the reports and data files set forth in Section 3.12(e). The Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Special Servicer pursuant to Section 3.12(c) and Section 3.12(d). The Paying Agent may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Servicer pursuant to Section 3.12(e). In the case of information or reports to be furnished by the Servicer to the Paying Agent pursuant to
Section 3.12(e), to the extent that such information or reports are, in turn, based on information or reports to be provided by the Special Servicer pursuant to Section 3.12(c) or Section 3.12(d) and to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(c) or
Section 3.12(d), the Servicer shall have no obligation to provide such information or reports to the Paying Agent until it has received the requisite information or reports from the Special Servicer, and the Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(e) caused by the Special Servicer's failure to timely provide any information or report required under Section 3.12(c) or Section 3.12(d) of this Agreement.

            (g) Notwithstanding the foregoing, however, the failure of the Servicer or Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section
3.12 to the extent the Servicer or Special Servicer so fails because such disclosure, in the reasonable belief of the Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. The Servicer and Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standards. The Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (h) If the Servicer or the Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, the Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) except with respect to information to be provided to the Paying Agent and the Directing Certificateholder, making such statement, report or information available on the Servicer's or the Special Servicer's Internet website, unless this Agreement expressly specifies a particular method of delivery.

            The Servicer and the Paying Agent, as applicable, shall prepare and deliver electronically or, with respect to the Paying Agent, make available on its website, to the Directing Certificateholder, the reports and information described in Exhibit M in the forms and formats and within the timeframes set forth therein. None of the Servicer, the Special Servicer or the Paying Agent shall have any liability for disseminating information in accordance with the terms of this Agreement.

            Section 3.12 [RESERVED].

            Section 3.13 Annual Statement as to Compliance. Each of the Servicer and the Special Servicer will deliver to the Trustee, the Paying Agent and the Rating Agencies, with a copy to the Depositor, on or before March 15th of each year, beginning March 15, 2005, an Officer's Certificate stating, as to each signer thereof, that (i) a review of the activities of the Servicer or the Special Servicer, as the case may be, during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Servicer or the Special Servicer, as the case may be, has fulfilled in all material respects its obligations under this Agreement throughout such year, or, if there has been a material default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and (iii) the Servicer or the Special Servicer, as the case may be, has received no notice regarding qualification, or challenging the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body or, if it has received any such notice, specifying the details thereof. A copy of such Officer's Certificate may be obtained by Certificateholders upon written request to the Paying Agent pursuant to Section 8.12 hereof. However, to the extent the Securities and Exchange Commission promulgates new rules with respect to this annual statement of compliance that are required to be implemented with respect to this Agreement, the form of the compliance statement required by this Section 3.13 shall conform to the requirements of the Securities and Exchange Commission. Promptly after receipt of such Officer's Certificates, the Depositor shall review such Officer's Certificates and, if applicable, consult with the Servicer or the Special Servicer, as applicable, as to the nature of any defaults by the Servicer or the Special Servicer, as applicable, in the fulfillment of any of the Servicer's or the Special Servicer's obligations.

            Section 3.14 Reports by Independent Public Accountants. Each of the Servicer and the Special Servicer at their own expense shall cause a nationally recognized firm of independent certified public accountants to furnish to the Trustee, the Paying Agent and each Rating Agency, with a copy to the Depositor on or before March 15th of each year, commencing with March 15, 2005, a report stating that (i) it has obtained from the Servicer or the Special Servicer, as the case may be, a letter of representation regarding certain matters from the management of the Servicer or the Special Servicer, as the case may be, which includes an assertion that the Servicer or the Special Servicer, as the case may be, and has complied with certain minimum mortgage loan servicing standards (to the extent applicable to commercial and multifamily mortgage loans), identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the Servicer's or the Special Servicer's, as the case may be, servicing of commercial and multifamily mortgage loans during the most recently completed calendar year and
(ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such assertion is fairly stated in all material respects, subject to such exceptions and other qualifications that, in the opinion of such firm, such standards require it to report. In rendering its report such firm may rely, as to the matters relating to the direct servicing of commercial and multifamily mortgage loans by Sub-Servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered with respect to such Sub-Servicer's previous fiscal year) with respect to those Sub-Servicers. However, to the extent the Securities and Exchange Commission promulgates new rules with respect to these reports by firms of independent certified public accountants that are required to be implemented with respect to this Agreement, the form of these reports required by this Section 3.14 shall conform to the requirements of the Securities and Exchange Commission. Promptly after receipt of such reports, the Depositor shall review such reports and, if applicable, consult with the Servicer or the Special Servicer, as applicable, as to the nature of any defaults by the Servicer or the Special Servicer, as applicable, in the fulfillment of any of the Servicer's or the Special Servicer's obligations.

            Section 3.15 Access to Certain Information. Each of the Servicer and the Special Servicer shall provide or cause to be provided to any Certificateholder or Certificate Owner that is, or is affiliated with, a federally insured financial institution, the Trustee, the Paying Agent, the Depositor, each Mortgage Loan Seller, each Rating Agency, the Directing Certificateholder to the Servicer, or to the Special Servicer, as applicable, and to the OTS, the FDIC, the Federal Reserve Board and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, and to each Holder of a Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q or Class NR Certificate, and to each Companion Holder (solely with respect to the related AB Mortgage
Loan) access to any documentation or information regarding the Mortgage Loans and related Companion Loans and the Trust Fund within its control which may be required by this Agreement or by applicable law. At the election of the Servicer or the Special Servicer, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and the Servicer or the Special Servicer shall be permitted to require payment (other than from the Directing Certificateholder (and with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative and the Trustee) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Servicer or the Special Servicer, as the case may be, designated by it; provided, however, that Certificateholders and Certificate Owners shall be required to pay their own photocopying costs and execute a reasonable and customary confidentiality agreement with respect to such information. The failure of the Servicer or the Special Servicer to provide access as provided in this Section 3.15 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.15; provided that nothing in this paragraph shall provide a basis for not providing to the Directing Certificateholder any information specifically required to be delivered to it under the terms of this Agreement. The Servicer and the Special Servicer may each deny any of the foregoing persons access to confidential information or any intellectual property which the Servicer or the Special Servicer is restricted by license or contract from disclosing. In connection with providing access to information pursuant to this Section 3.15 to parties other than the Trustee or the Paying Agent, the Servicer and the Special Servicer may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of the Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that the Servicer or the Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the Servicing Standards, that such disclosure would violate applicable law or any provision of a Mortgage Loan document or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

            Section 3.16 Title to REO Property; REO Account. (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or a nominee thereof on behalf of the Certificateholders and, if applicable, on behalf of the Companion Holders. The Special Servicer, on behalf of the Trust Fund shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee, the Paying Agent and the Servicer an Opinion of Counsel, addressed to the Trustee, the Paying Agent and the Servicer, to the effect that the holding by the Trust Fund of such REO Property subsequent to the close of the third calendar year following the year in which such acquisition occurred will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding. If the Special Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust Fund payable out of the Certificate Account pursuant to Section 3.05(a).

            (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee in trust for the benefit of the Certificateholders and, if applicable, on behalf of the Companion Holder(s), as their interest shall appear, and the Trustee (as holder of the Uncertificated Lower-Tier Interests), for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the REO Account, within 1 Business Day after receipt, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section
3.06. The Special Servicer shall give notice to the Trustee and the Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

            (c) The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On or prior to each Determination Date, the Special Servicer shall withdraw from the REO Account and remit to the Servicer, which shall deposit into the Certificate Account (or such subaccount of the Certificate Account for each Companion Loan, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Due Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, however, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standards, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on or prior to each Determination Date, the Special Servicer shall provide the Servicer with a written accounting of amounts remitted to the Servicer for deposit in the Certificate Account, as applicable, on such date. The Servicer shall apply all such amounts as instructed by the Special Servicer on the Determination Date for the related Distribution Date.

            (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or (c).

            Section 3.17 Management of REO Property. (i) If title to any REO Property is acquired, the Special Servicer shall manage, consent, protect, operate and lease such REO Property for the benefit of the Certificateholders and the Companion Holders, as applicable, and the Trustee (as holder of the Uncertificated Lower-Tier Interests) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (and, in the case of each Loan Pair, the related Companion Holder(s)) and the Trustee (as holder of the Uncertificated Lower-Tier Interests) all as a collective whole (as determined by the Special Servicer in its reasonable judgment in accordance with the Servicing Standards). Subject to this Section 3.17, the Special Servicer may allow the Trust Fund to earn "net income from foreclosure property" within the meaning of Section 860G(d) of the Code if it determines that earning such income is in the best interests of Certificateholders and, if applicable, any related Companion Holder(s) on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than 1 Business Day following receipt of such funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

            (i) all insurance premiums due and payable in respect of such REO Property;

            (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

            (iii) any ground rents in respect of such REO Property, if applicable; and

            (iv) all costs and expenses necessary to maintain and lease such REO Property.

            To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) -
(iv) above with respect to such REO Property, the Servicer (subject to receiving notice from the Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee, the Depositor, the Paying Agent and the Directing Certificateholder) such advances would, if made, constitute Nonrecoverable Servicing Advances.

            (b) Without limiting the generality of the foregoing, the Special Servicer shall not:

            (i) permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than 90 days after its acquisition date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

            (c) The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within 90 days of the acquisition date thereof, provided that:

            (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

            (ii) the fees of such Independent Contractor (which shall be an expense of the Trust Fund) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

            (iii) any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

            (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

            (v) the Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standards.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

            (d) When and as necessary, the Special Servicer shall send to the Trustee, the Paying Agent and the Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

            Section 3.18 Sale of Defaulted Mortgage Loans and REO Properties.

            (a) (i) Within thirty (30) days after a Mortgage Loan has become a Specially Serviced Mortgage Loan with respect to any Defaulted Mortgage Loan, the Special Servicer shall order an Appraisal (but shall not be required to be received) and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Mortgage Loan in accordance with the Special Servicer Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Mortgage Loan contained herein may have on the value of such Defaulted Mortgage Loan; provided, further, that if the Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. The Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standards, conducted not less often than every 90 days. The Special Servicer shall notify the Trustee, the Servicer, the Paying Agent and the Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (the "Controlling Class Option Holder"), promptly upon its making a fair value determination and any subsequent adjustment thereto. The Special Servicer shall also deliver to the Servicer, the Rating Agencies, the Controlling Class Option Holder, the most recent Appraisal of the related Mortgaged Property then in the Special Servicer's possession, together with such other third-party reports and other information then in the Special Servicer's possession that the Special Servicer reasonably believes to be relevant to the fair value determination with respect to such Mortgage Loan (such materials are, collectively, the "Determination Information"). If the Special Servicer will not be determining whether the Option Price represents fair value of the Defaulted Mortgage Loan, pursuant to the second to last paragraph of Section 3.18(a)(iv), the Special Servicer shall also deliver the Determination Information to the Trustee.

            In determining the fair value of any Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Special Servicer shall refer to the Determination Information and all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in, the most recent related Appraisal. Furthermore, the Special Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Special Servicer may conclusively rely on the opinion and reports of Independent third parties in making such determination.

            (ii) Subject to the terms and conditions of clauses (d) and (e) of this Section 3.18, at the time a Mortgage Loan becomes a Defaulted Mortgage Loan, the Special Servicer and Controlling Class Option Holder (each, together with their assignees, an "Option Holder") will have an assignable option (the "Purchase Option") to purchase such Defaulted Mortgage Loan from the Trust Fund at a price (the "Option Price") equal to
      (A) if the Special Servicer has not yet determined the fair value of such Defaulted Mortgage Loan, the sum of (1) the Stated Principal Balance thereof, together with all accrued and unpaid interest thereon at the Mortgage Rate, (2) any related Yield Maintenance Charge or prepayment premium then payable (except if the Purchase Option is exercised by the Controlling Class Option Holder), (3) all related Advances for which the Trust Fund or the related Servicer has not been reimbursed, together with all accrued and unpaid interest thereon at the Reimbursement Rate to the extent not included in (1) above, and (4) all accrued Special Servicing Fees and additional Trust Fund expenses allocable to such Defaulted Mortgage Loan whether recovered or unrecovered from the related Mortgagor or (B) if the Special Servicer has determined the fair value of such Defaulted Mortgage Loan pursuant to clause (i) above, an amount at least equal to such fair value. Notwithstanding the foregoing, for a period of sixty (60) days after it receives notice of the Special Servicer's fair value determination (the "Controlling Class Certificateholder's Option Period"), only the Purchase Option held by the Controlling Class Option Holder may be exercised.

            Any Option Holder may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Defaulted Mortgage Loan to any party at any time after the related Mortgage Loan becomes a Defaulted Mortgage Loan. The transferor of any Purchase Option shall notify the Trustee, the Paying Agent and the Servicer of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee.

            Each Option Holder's Purchase Option with respect to any Defaulted Mortgage Loan, if not exercised, will automatically terminate (A) once the related Defaulted Mortgage Loan is no longer a Defaulted Mortgage Loan; provided, however, that if such Mortgage Loan subsequently becomes a Defaulted Mortgage Loan, the related Purchase Option shall again be exercisable, (B) upon the acquisition, by or on behalf of the Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure, (C) upon the modification or pay-off, in full or at a discount, of such Defaulted Mortgage Loan in connection with a workout or
      (D) subject to the Servicer's determination set forth in clause (iv) below, upon another Option Holder's exercise of its Purchase Option with respect to the related Mortgage Loan becoming effective pursuant to clause
      (iii) below.

            (iii) Upon receipt of notice from the Special Servicer indicating that a Mortgage Loan has become a Defaulted Mortgage Loan, and after the expiration of the Controlling Class Certificateholder's Option Period, each Option Holder (whether the original grantee of such option or any subsequent transferee) may exercise its Purchase Option by providing the Servicer, the Paying Agent and the Trustee written notice thereof (the "Purchase Option Notice"), in the form of Exhibit J, which notice shall identify the Person that, on its own or through an Affiliate, will acquire the related Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 11.05. Immediately upon receipt of such Purchase Option Notice, the Special Servicer shall notify the remaining Option Holders that a Purchase Option has been exercised. Within ten (10) days thereafter, each remaining Option Holder may submit to the Special Servicer a Purchase Option Notice for the related Defaulted Mortgage Loan. Upon the expiration of such ten (10) day period, or such sooner time as all remaining Option Holders have submitted Purchase Option Notices, the Special Servicer shall notify the Option Holder whose Purchase Option Notice included the highest exercise price that the exercise of its Purchase Option is effective. The Special Servicer shall also notify the Trustee of such effective exercise. In the event that more than one Option Holder exercises its Purchase Option at the same price, the Purchase Option Notice from the Controlling Class Option Holder or its assignee or if none, then the first Purchase Option Notice received by the Special Servicer shall be effective. The exercise of any Purchase Option pursuant to this clause (iii) shall be irrevocable; provided that the assignor of the Purchase Option shall have no liability to the Trust or any other party hereto for the failure of its third party assignee to close the sale of the Defaulted Mortgage Loan after its exercise of the option, and upon such failure, the Purchase Option shall revert to the Option Holder as provided herein as if the Purchase Option had not been exercised, and the Special Servicer shall pursue against such assignee whatever remedies it may have against the assignee.

            (iv) If the Special Servicer or any Controlling Class Option Holder, or any of their respective Affiliates, is identified in the Purchase Option Notice as the Person expected to acquire the related Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, the Servicer shall determine as soon as reasonably practicable (and, in any event, within thirty (30) days) after the Servicer has received the written notice and the Determination Information to be provided to the Servicer by the Special Servicer under Section 3.18(a)(i), whether the Option Price represents fair value for the Defaulted Mortgage Loan; provided that, if the Special Servicer is then in the process of obtaining a new Appraisal with respect to the related Mortgaged Property, then the Servicer shall make its fair value determination with respect to such Mortgage Loan as soon as reasonably practicable (but in any event within thirty (30) days) after the Servicer's receipt of such new Appraisal. Such fair value determination shall be made in accordance with Servicing Standards. In determining the fair value of any Defaulted Mortgage Loan, the Servicer shall take into account, among other factors, the period and amount of the delinquency on such Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Servicer shall refer to the Determination Information and all other relevant information delivered to it by the Special Servicer or otherwise contained in the Mortgage File; provided that the Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Servicer that has occurred subsequent to, and that would, in the Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in, such appraisal. Furthermore, the Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Servicer may conclusively rely on the opinion and reports of Independent third parties in making such determination. The Servicer shall be entitled to receive out of the Certificate Account as additional compensation a reasonable fee, not to exceed $2,500 plus reasonable out-of-pocket costs and expenses, for each determination made in accordance with this clause
      (iv), provided, however, with respect to any Mortgage Loan, such fee shall be collectible once in any six-month period. The reasonable cost of all third party consultants and related reports, including but not limited to appraisals, inspection reports and broker opinions of value, reasonably incurred by the Servicer pursuant to this Section 3.18(a)(iv) shall constitute, and be reimbursable as, Servicing Advances; provided that the Servicer may rely on the most current Appraisal and property inspection report obtained for the related Mortgaged Property pursuant to Section
      3.12. The other parties to this Agreement shall cooperate with all reasonable requests for information.

            Notwithstanding anything contained in this clause (iv) to the contrary, if the Special Servicer or the Controlling Class Option Holder, or any of their respective Affiliates, is identified in the Purchase Option Notice as the Person expected to acquire the related Mortgage Loan, and the Option Price is based upon the Special Servicer's fair value determination, and the Servicer and the Special Servicer are Affiliates, the Trustee, subject to the Directing Certificateholder's reasonable prior written consent, which consent shall not be unreasonably withheld, shall designate an Independent third party, independent of the Directing Certificateholder, to determine whether the Option Price represents fair value for the Defaulted Mortgage Loan, in the manner and within the time set forth in the first paragraph of this clause (iv). In the event that the Trustee is called upon to designate such a third party to make such determination, the Trustee will not assume any responsibility for such third party's determination which determination the Trustee shall be entitled to conclusively rely upon. The Trustee may pay such third party a fee of up to $2,500. The reasonable costs of such Independent third party appraisals, all inspection reports and broker opinions of value, reasonably incurred by the Trustee or any such third party pursuant to this paragraph shall be advanced by the Servicer and shall constitute, and be reimbursable as, Servicing Advances. In connection with the Trustee's designating an Independent third party, the Special Servicer shall deliver to the Trustee for such Independent third party's use the Determination Information.

            In the event the Servicer or any designated third party, as applicable, determines that the Option Price is less than the fair value of the Defaulted Mortgage Loan, such party shall provide its determination, together with all information and reports it relied upon in making such determination, to the Special Servicer, who may then adjust its fair value determination and, consequently, the Option Price, pursuant to Section 3.18(a)(i). The Special Servicer shall promptly provide written notice of any adjustment of the Option Price to the Option Holder whose Purchase Option has been declared effective pursuant to clause (iii) above. Upon receipt of such notice, such Option Holder shall have three
      (3) Business Days to (i) accept the Option Price as adjusted and proceed in accordance with clause (v) below, or (ii) reject the Option Price as adjusted, in which case such Option Holder shall not be obligated to close the purchase of the Defaulted Mortgage Loan. Upon notice from such Option Holder, or the Special Servicer, that such Option Holder rejects the Option Price as adjusted, the Servicer and the Trustee shall provide the notices described in the second paragraph of clause (v) below and thereafter any Option Holder may exercise its purchase option in accordance with Section 3.18(a), at the Option Price as adjusted.

            (v) The Option Holder whose Purchase Option is declared effective pursuant to clause (iii) above shall be required to pay the purchase price specified in its Purchase Option Notice to the Servicer within ten (10) Business Days of its receipt of the Servicer's notice confirming that the exercise of its Purchase Option is effective. Upon receipt of an Officer's Certificate from the Servicer specifying the date for closing the purchase of the related Defaulted Mortgage Loan, and the purchase price to be paid therefor, the Trustee shall deliver at such closing for release to or at the direction of such Option Holder, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it by such Option Holder and are reasonably necessary to vest in the purchaser or any designee thereof the ownership of such Mortgage Loan on a servicing released basis. In connection with any such purchase by any Person other than it, the Special Servicer shall deliver the related Mortgage File to or at the direction of the purchaser. In any case, the Servicer shall deposit the purchase price (except that portion of any purchase price constituting Gain-on-Sale Proceeds which shall be deposited in the Gain-on-Sale Reserve Account) into the Certificate Account within one (1) Business Day following the closing of the sale of the related Defaulted Mortgage Loan.

            The Servicer shall immediately notify the Trustee and the Special Servicer upon the holder of the effective Purchase Option's failure to remit the purchase price specified in its Purchase Option Notice pursuant to this clause (v). Thereafter, the Trustee shall notify each Option Holder of such failure and any Option Holder may then exercise its purchase option in accordance with this Section 3.18(a).

            (vi) Unless and until the Purchase Option with respect to any Defaulted Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies with respect to such Defaulted Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report and Servicing Standards; provided, however, the Special Servicer shall not sell any Defaulted Mortgage Loan (other than in connection with exercise of a related Purchase Option or as otherwise permitted in this
      Section 3.18).

            (b) (i) The Special Servicer may purchase any REO Property (at the Purchase Price therefor) (in the case of a Loan Pair, such purchase shall be a purchase of the entire REO Property, including the portion relating to the Companion Loans). The Special Servicer may also offer to sell to any Person any REO Property (in the case of a Loan Pair, such sale shall be a sale of the entire REO Property, including the portion relating to the Companion Loans), if and when the Special Servicer determines, consistent with the Servicing Standards, that such a sale would be in the best economic interests of the Trust Fund and the Companion Holders. The Special Servicer shall give the Trustee, the Servicer, the Paying Agent and the Directing Certificateholder not less than five (5) Business Days' prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or
(ii) sell any REO Property, in which case the Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to the Servicing Standards, the Servicer, an Affiliate of the Servicer, the Special Servicer or an Affiliate of the Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm's length.

            In the absence of any such offer, the Special Servicer shall accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such REO Property, if the highest bidder is a Person other than an Interested Person, or if such price is determined to be such a price by the Trustee, if the highest bidder is an Interested Person. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

            The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Special Servicer determines, in accordance with Servicing Standards, that rejection of such offer would be in the best interests of the Certificateholders. In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standards, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable).

            In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund. In determining whether any offer constitutes a fair price for any REO Property, the Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust Fund's obligation to comply with REMIC Provisions.

            (ii) Subject to Servicing Standards, the Special Servicer shall act on behalf of the Trust Fund and the Companion Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the Servicer, the Special Servicer, the Paying Agent or the Trust Fund (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust Fund) and, if consummated in accordance with the terms of this Agreement, none of the Servicer, the Special Servicer, the Depositor, the Paying Agent nor the Trustee shall have any liability to the Trust Fund or any Certificateholder or Companion Holder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

            (c) Any sale of a Defaulted Mortgage Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

            (d) Notwithstanding anything in this Section 3.18 to the contrary, pursuant to the terms of the related Intercreditor Agreement, the Companion Holder, will have the right to purchase the related AB Mortgage Loan, as applicable, or related REO Property. With respect to each AB Mortgage Loan, such right of the Companion Holder shall be given priority over any provision described in this Section 3.18. If the AB Mortgage Loan or REO Property is purchased by the Companion Holder, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related Companion Loan will no longer be subject to this Agreement.

            (e) In the event the Servicer or the Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Intercreditor Agreement, neither the Servicer nor the Special Servicer shall exercise such right.

            Section 3.19 Additional Obligations of Servicer and Special Servicer. (a) The Servicer shall deliver all Compensating Interest Payments to the Paying Agent for deposit in the Distribution Account on each P&I Advance Date, without any right of reimbursement therefor.

            (b) The Servicer shall provide to each Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement.

            (c) Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Certificate Account and available for distribution on the next Distribution Date, the Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then current Determination Date, for successive one-month periods for a total period not to exceed 12 months and any election to so defer shall be deemed to be in accordance with the Servicing Standard. If the Servicer (or the Trustee) makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the Servicer (or the Trustee) to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Distribution Date, the Servicer (or the Trustee) shall further be authorized to wait for principal collections on the Mortgage Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof) until the end of such collection period; provided, however, if, at any time the Servicer or the Trustee, as applicable, elects not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one-month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the Servicer or the Trustee, as applicable, shall use its reasonable efforts to give Moody's and S&P 15 days' notice of such determination, unless extraordinary circumstances make such notice impractical. Nothing herein shall give the Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the Certificate Account pursuant to
Section 3.05(a)(v).

            The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made. If the Servicer or the Trustee, as applicable, determines, in its sole discretion, that its ability to fully recover the Nonrecoverable Advances has been compromised, then the Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the Certificate Account for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The Servicer's or the Trustee's, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over the Servicer's or the Trustee's, as applicable, right to reimbursement for Advances (deferred or otherwise). In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and none of the Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election.

            Section 3.20 Modifications, Waivers, Amendments and Consents. (a) Except as set forth in Section 3.08(a), Section 3.08(b), Section 3.08(e) and
Section 6.07, further below in this Section 3.20(a) and Section 3.20(j), but subject to any other conditions set forth thereunder, and, with respect to an AB Mortgage Loan, subject to the rights of the related Companion Holder to advise the Servicer with respect to, or consent to, a modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement, the Servicer shall not modify, waive or amend a Mortgage Loan and/or a Companion Loan without the prior written consent of the Special Servicer; provided that, the Servicer shall forward to the Special Servicer requests to extend the maturity date of a Mortgage Loan and/or Companion Loan that is not a Specially Serviced Mortgage Loan, and the Special Servicer may approve such request, provided, further, that except as provided in the following sentence, no such extension entered into pursuant to this Section 3.20(a) shall extend the Maturity Date beyond the earlier of (i) two years prior to the Rated Final Distribution Date and (ii) in the case of a Mortgage Loan secured by a leasehold estate and not also the related fee interest, the date twenty years or, to the extent consistent with the Servicing Standards giving due consideration to the remaining term of the ground lease, ten years, prior to the expiration of such leasehold estate. If such extension would extend the Maturity Date of a Mortgage Loan and/or Companion Loan for more than twelve months from and after the original Maturity Date of such Mortgage Loan and/or Companion Loan and such Mortgage Loan and/or Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, the Servicer must provide the Trustee, the Special Servicer and the Directing Certificateholders with an Opinion of Counsel (at the expense of the related Mortgagor) that such extension would not constitute a "significant modification" of the Mortgage Loan and/or Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b). Notwithstanding the foregoing, the Servicer, with respect to Non-Specially Serviced Mortgage Loans without the consent of the Special Servicer, may modify or amend the terms of any Mortgage Loan and/or Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error, provided that, if the Mortgage Loan and/or Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, such modification or amendment would not be a "significant modification" of the Mortgage Loan and/or Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

            Subject to Section 6.07 herein, applicable law and the Mortgage Loan or Companion Loan documents, neither the Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan and/or Companion Loan is not in default pursuant to the terms of the related Mortgage Loan and/or Companion Loan documents or default with respect thereto is not reasonably foreseeable unless (i) the Servicer or the Special Servicer, as applicable, obtains from each Rating Agency (and delivers to the Directing Certificateholder) a written confirmation that such substitution will not cause a downgrade, qualification or withdrawal of the then current rating assigned to any of the Certificates and (ii) either (a) such substitution is at the unilateral option of the Mortgagor or otherwise occurs automatically pursuant to the terms of the Mortgage Loan in effect on the Startup Day, within the meaning of Treasury Regulations Section 1.1001-3, or (b) it has received an Opinion of Counsel to the effect that such substitution would not be a "significant modification" of the Mortgage Loan and/or Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b). Notwithstanding the foregoing, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, as applicable, prior to the occurrence and continuance of a related Control Appraisal Event, (i) the related B Note Representative, in lieu of the Directing Certificateholder, shall be entitled to take all actions under this Section, (ii) any references to the Directing Certificateholder in this Section shall be deemed to also include references to the Highland Hotel Portfolio B Note Representative or Poipu Shopping Village B Note Representative, as applicable and (iii) the Servicer and the Special Servicer shall, with respect to the proposed modification, follow the notice and approval procedures specified in Section 3.28. Following the occurrence and during the continuance of a Highland Hotel Portfolio Control Appraisal Event or Poipu Shopping Village Control Appraisal Event, as applicable, the Directing Certificateholder shall exercise such rights.

            (b) If the Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan and/or Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Mortgage Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the Special Servicer's judgment, reasonably foreseeable (as evidenced by an Officer's Certificate of the Special Servicer), is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders as the holders of such Companion Loans than liquidation of such Specially Serviced Mortgage Loan, then the Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Mortgage Loan, subject to (x) the provisions of this Section 3.20(b) and Section 3.20(c), (y) the approval of the Directing Certificateholder as provided in Section 3.21 and
(z) with respect to an AB Mortgage Loan, the rights of the related Companion Holder to advise the Special Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement.

            The Special Servicer shall use its reasonable efforts to the extent possible to cause each Specially Serviced Mortgage Loan to fully amortize prior to the Rated Final Distribution Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Mortgage Loan if such modification, waiver or amendment would extend the maturity date of any such Specially Serviced Mortgage Loan to a date occurring later than the earlier of
(a) two years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Mortgage Loan is secured by a leasehold estate and not also the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standards giving due consideration to the remaining term of the ground lease, with the consent of the Directing Certificateholder, ten years prior to the expiration of such leasehold estate.

            (c) Any provision of this Section 3.20 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this paragraph shall be collected by any Servicer or Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a "significant modification" of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

            (d) To the extent consistent with this Agreement (including, without limitation, the first sentence of Section 3.20(a) and Section 6.07), the Servicer (as provided in Section 3.08(a), (b) and (e)) or the Special Servicer may agree to any waiver, modification or amendment of a Mortgage Loan or Companion Loan that is not in default or as to which default is not reasonably foreseeable only if it provides the Trustee with an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid by the Servicer or Special Servicer as a Servicing Advance) to the effect that the contemplated waiver, modification or amendment (i) will not be a "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (ii) will not cause (x) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC for purposes of the Code or (y) either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to any tax under the REMIC Provisions. Notwithstanding the foregoing, neither the Servicer nor the Special Servicer may waive the payment of any Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan or Companion Loan that is not a Specially Serviced Mortgage Loan.

            (e) In the event of a modification which creates Mortgage Deferred Interest, such Mortgage Deferred Interest will be allocated to reduce the Distributable Certificate Interest of the Class or Classes of Certificates pursuant to Section 4.06.

            (f) Subject to Section 3.20(c), the Servicer and the Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within the Servicer's or the Special Servicer's, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to the Servicer or the Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request.

            (g) All modifications (including extensions), waivers and amendments of the Mortgage Loans and/or Companion Loans entered into pursuant to this
Section 3.20 shall be in writing, signed by the Servicer or the Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor's signature is required by the Special Servicer in accordance with the Servicing Standards).

            (h) Each of the Servicer and the Special Servicer shall notify the Rating Agencies, the Trustee, the Directing Certificateholder (or in the case of the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative and each other in writing of any modification, waiver or amendment of any term of any Mortgage Loan or Companion Loan and the date thereof, and shall deliver to the Trustee or the related Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution thereof. Following receipt of the Servicer's or the Special Servicer's, as applicable, delivery of the aforesaid modification, waiver or amendment to the Paying Agent, the Paying Agent shall forward a copy thereof to each Holder of a Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q and Class NR Certificate upon request.

            (i) [RESERVED].

            (j) Notwithstanding the foregoing, neither the Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8) and the Servicer or the Special Servicer, as applicable, has received (i) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (ii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust Fund, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iii) to the extent consistent with the related Mortgage Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor Mortgagor, if so required by the Rating Agencies, (iv) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor Mortgagor and (v) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, the Servicer shall obtain, at the expense of the related Mortgagor, written confirmation from the Rating Agencies that such defeasance will not cause the downgrade, withdrawal or modification of the then current ratings of the Certificates; provided, however, that no such confirmation: (A) from S&P shall be required to the extent that the Servicer has delivered a defeasance certificate substantially in the form of Exhibit T for any Mortgage Loan which (together with any Mortgage Loans cross collateralized with such Mortgage Loans) is: (i) a Mortgage Loan with a Cut-off Date Principal Balance less than $20,000,000, (ii) a Mortgage Loan that represents less than 5% of the Cut-off Date Principal Balance of all Mortgage Loans, and (iii) a Mortgage Loan that is not one of the ten largest Mortgage Loans by Stated Principal Balance; and (B) from Moody's shall be required for any Mortgage Loan which (together with any Mortgage Loans cross collateralized with such Mortgage Loans) is a Mortgage Loan with a Cut-off Date Principal Balance less than $20,000,000, or if the related Mortgage Loan represents less than 5% of the Cut-off Date Principal Balance of all Mortgage Loans, so long as such Mortgage Loan is not one of the ten largest Mortgage Loans by Stated Principal Balance.

            (k) Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable Companion Loan documents to the contrary, the Servicer or the Special Servicer may permit the substitution of "government securities," within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan or Companion Loan documents; provided that the Servicer or the Special Servicer reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the Servicer or the Special Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable, Companion Loan documents) to the effect that such use would not be and would not constitute a "significant modification" of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any REMIC and provided further that the requirements set forth in Section 3.20(j) (including the ratings confirmations) are satisfied; and further provided that such securities are backed by the full faith and credit of the United States government, or the Servicer or the Special Servicer shall obtain a written confirmation of each Rating Agency that the use of such securities will not result in the downgrade, withdrawal or qualification of the then current ratings of any Class of Certificates outstanding.

            (l) If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standards, the Servicer shall establish and maintain one or more accounts (the "Defeasance Accounts"), which shall be Eligible Accounts, into which all payments received by the Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall the Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of 90 days, unless such amounts are reinvested by the Servicer in "government securities," within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8). To the extent not required or permitted to be placed in a separate account, the Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Certificate Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause (a)(i) of the definition of Available Distribution Amount, and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the Servicer permit such amounts to be maintained in the Certificate Account for a period in excess of 365 days (or 366 days in the case of a leap year).

            Section 3.21 Transfer of Servicing Between Servicer and Special Servicer; Recordkeeping; Asset Status Report. (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan or Companion Loan, the Servicer or the Special Servicer, as applicable, shall promptly give notice to the Servicer or the Special Servicer, as applicable, and the Directing Certificateholder thereof, and the Servicer shall deliver the related Mortgage File and Servicing File to the Special Servicer and shall use its reasonable efforts to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and, if applicable, the related Companion Loan, either in the Servicer's possession or otherwise available to the Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto. The Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each related Servicing Transfer Event and in any event shall continue to act as Servicer and administrator of such Mortgage Loan and, if applicable, the related Companion Loan(s) until the Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Companion Loan. The Servicer shall deliver to the Trustee, the Paying Agent and the Directing Certificateholder a copy of the notice of such Servicing Transfer Event provided by the Servicer to the Special Servicer, or by the Special Servicer to the Servicer, pursuant to this Section. The Paying Agent shall deliver to each Controlling Class Certificateholder (and in the case of the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) a copy of the notice of such Servicing Transfer Event provided by the Servicer pursuant to this Section.

            Upon determining that a Specially Serviced Mortgage Loan or Companion Loan (other than an REO Loan) has become current and has remained current for three consecutive Monthly Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan(s)), and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall immediately give notice thereof to the Servicer and the Directing Certificateholder (and in the case of the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative), and shall return the related Mortgage File and Servicing File to the Servicer (or copies thereof if copies only were delivered to the Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to the Servicer, the Special Servicer's obligation to service such Corrected Mortgage Loan shall terminate and the obligations of the Servicer to service and administer such Mortgage Loan and, if applicable, the Companion Loan, shall recommence.

            (b) In servicing any Specially Serviced Mortgage Loans and Companion Loans, the Special Servicer will provide to the Trustee originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the Servicer), and provide the Servicer with copies of any additional related Mortgage Loan or Companion Loan information including correspondence with the related Mortgagor.

            (c) Notwithstanding the provisions of Section 3.12(d), the Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and Companion Loans and REO Properties and shall provide the Special Servicer with any information in its possession with respect to such records to enable the Special Servicer to perform its duties under this Agreement, provided that this statement shall not be construed to require the Servicer to produce any additional reports.

            (d) No later than 60 days after a Servicing Transfer Event for a Mortgage Loan and, if applicable, the Companion Loan, the Special Servicer shall deliver to the Servicer, each Rating Agency, the Trustee, the Paying Agent and the Directing Certificateholder and the related B Note Representative, if applicable, a report (the "Asset Status Report") with respect to such Mortgage Loan or Companion Loan and the related Mortgaged Property; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Directing Certificateholder if they are the same entity. Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer
Event:

            (i) summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Mortgagor;

            (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standards, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and whether outside legal counsel has been retained;

            (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

            (iv) the Special Servicer's recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the Servicer for regular servicing or otherwise realized upon;

            (v) a copy of the last obtained Appraisal of the Mortgaged Property; and

            (vi) such other information as the Special Servicer deems relevant in light of the Servicing Standards.

            If within ten Business Days of receiving an Asset Status Report, the Directing Certificateholder, and, prior to the related Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative, does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standards or the terms of the applicable Mortgage Loan documents. If the Directing Certificateholder disapproves such Asset Status Report within 10 Business Days of receipt, the Special Servicer will revise such Asset Status Report and deliver to the Directing Certificateholder, the Rating Agencies, the Mortgage Loan Sellers, the Trustee and the Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this Section 3.21(d) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten
(10) Business Days of receiving such revised Asset Status Report or until the Special Servicer makes one of the determinations described below. Notwithstanding the foregoing, in the event the Directing Certificateholder and the Special Servicer have been unable to agree upon an Asset Status Report with respect to a Specially Serviced Mortgage Loan within 90 days, of the Directing Certificateholder's receipt of the initial Asset Status Report, the Special Servicer, subject to the rights of the related Companion Holder pursuant to the related Intercreditor Agreement, if applicable, shall implement the actions described in the most recent Asset Status Report submitted to the Directing Certificateholder by the Special Servicer. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders or, if a Loan Pair is involved, the Companion Holder, and it has made a reasonable effort to contact the Directing Certificateholder and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interest of all the Certificateholders pursuant to the Servicing Standards. The approval or disapproval of an Asset Status Report by the Directing Certificateholder. Notwithstanding the foregoing, so long as the related B Note Representative is entitled to exercise the approval rights with respect to recommended actions pursuant to Section 6.07 hereof, the Directing Certificateholder shall not have any of the rights set forth under this Section
3.21 with respect to the Highland Hotel Portfolio Whole Loan and Poipu Shopping Village Whole Loan, and such rights shall be exercised by the applicable B Note Representative, provided that all notices required to be delivered to the B Note Representatives with respect to the Highland Hotel Portfolio Whole Loan and the Poipu Shopping Village Whole Loan under this Section 3.21 shall also be provided to the Directing Certificateholder. Following the occurrence and during the continuance of an applicable Control Appraisal Event, the Directing Certificateholder shall exercise such rights.

            The Special Servicer shall have the authority to meet with the Mortgagor for any Specially Serviced Mortgage Loan and take such actions consistent with the Servicing Standards and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standards.

            No direction or disapproval of the Directing Certificateholder (or with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standards and to maintain the REMIC status of each of the Lower-Tier REMIC and the Upper-Tier REMIC or (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (c) materially expand the scope of the Special Servicer's, Trustee's or the Servicer's responsibilities under this Agreement.

            (e) Upon receiving notice of (i) the occurrence of the events described in clause (iv) of the definition of Servicing Transfer Event (without regard to the 45 day period set forth therein), or (ii) the request by a Mortgagor for the amendment or modification of a Mortgage Loan or Companion Loan which is not a Specially Serviced Mortgage Loan for which the Special Servicer is responsible for such amendment or modification pursuant to Section 3.08 and
Section 3.20, the Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special Servicer with all information relating to the Mortgage Loan or Companion Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Mortgagor and prepare for any such proceedings. The Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each such event.

            Section 3.22 Sub-Servicing Agreements. (a) The Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations under Articles III and IV hereof; provided that the Sub-Servicing Agreement as amended or modified: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement;
(ii) provides that if the Servicer shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of Default), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Servicer under such agreement, or, alternatively, may act in accordance with Section 7.02 hereof under the circumstances described therein (subject to Section 3.22(g) hereof); (iii) provides that the Trustee for the benefit of the Certificateholders, the related Companion Holder (if applicable) and the Trustee (as holder of the Uncertificated Lower-Tier Interests) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the Servicer thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust Fund, the Trustee, the Paying Agent, the Special Servicer, any successor Servicer or any Certificateholder (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, however, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.22(g) hereof and in such additional manner as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund and (vi) does not permit the Sub-Servicer to modify any Mortgage Loan unless and to the extent the Servicer is permitted hereunder to modify such Mortgage Loan. Any successor Servicer hereunder shall, upon becoming successor Servicer, be assigned and shall assume any Sub-Servicing Agreements from the predecessor Servicer (subject to Section 3.22(g) hereof). In addition, each Sub-Servicing Agreement entered into by the Servicer may but need not provide that the obligations of the Sub-Servicer thereunder shall terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan; provided, however, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Mortgage Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement. The Servicer shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of the Servicer hereunder to make Advances shall be deemed to have been advanced by the Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between the Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, the Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Servicer shall notify the Special Servicer, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer, except that the Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

            (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the Servicer's obligations under this Agreement.

            (c) As part of its servicing activities hereunder, the Servicer for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust Fund) monitor the performance and enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standards. The Servicer shall have the right to remove a Sub-Servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement.

            (d) In the event the Trustee or its designee becomes successor Servicer and assumes the rights and obligations of the Servicer under any Sub-Servicing Agreement, the Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

            (e) Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.22, the Servicer shall remain obligated and responsible to the Trustee, Special Servicer, holders of the Companion Loans serviced hereunder and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the Servicer shall pay the fees of any Sub-Servicer thereunder as and when due from its own funds. In no event shall the Trust Fund bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer's termination under any Sub-Servicing Agreement.

            (f) The Trustee shall furnish to any Sub-Servicer any powers of attorney and other documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement; provided, however, that the Trustee shall not be held liable for any negligence, and shall be indemnified by the Sub-Servicer, with respect to, or misuse of, any such power of attorney by a Sub-Servicer, and provided further that the use of such power of attorney by a Sub-Servicer is subject to the last sentence of Section 3.01(b).

            (g) Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes successor Servicer, the Trustee or such successor Servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor Servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer's rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the Servicer's servicing rights under this Agreement; provided that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor Servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement without further action upon becoming the successor Servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

            (h) With respect to Mortgage Loans subject to a Sub-Servicing Agreement, the Special Servicer shall, to the extent required, remit amounts, deliver reports and information, and afford access to facilities and information to the related Sub-Servicer that would be required to be remitted, delivered or afforded, as the case may be, to the Servicer pursuant to the terms hereof (and within the same period of time required herein), within a sufficient period of time to allow the Sub-Servicer to fulfill its obligations under such Sub-Servicing Agreement and in no event later than 1 Business Day prior to the applicable Determination Date (or such other date as specified herein).

            (i) Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations herein.

            Section 3.23 [RESERVED].

            Section 3.24 Representations, Warranties and Covenants of the Servicer. (a) The Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders and to the Depositor, the Paying Agent and the Special Servicer, as of the Closing Date, that:

            (i) The Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, and the Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the Servicer, and the performance and compliance with the terms of this Agreement by the Servicer, will not (A) violate the Servicer's organizational documents,
      (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) The Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee, the Special Servicer, the Paying Agent and the Depositor, constitutes a valid, legal and binding obligation of the Servicer, enforceable against the Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer;

            (vi) No litigation is pending or, to the best of the Servicer's knowledge, threatened against the Servicer, the outcome of which, in the Servicer's good faith and reasonable judgment, could reasonably be expected to prohibit the Servicer from entering into this Agreement or materially and adversely affect either the ability of the Servicer to perform its obligations under this Agreement;

            (vii) The Servicer has errors and omissions insurance coverage which is in full force and effect and complies with the requirements of Section
      3.07 hereof;

            (viii) No consent, approval, authorization or order, registration, filing with or notice to any governmental authority or court is required under federal or state law, for the execution, delivery and performance by the Servicer, or compliance by the Servicer with, this Agreement or the consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (B) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Servicer under this Agreement; and

            (ix) The Servicer has full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement.

            Section 3.25 Representations, Warranties and Covenants of the Special Servicer. (a) The Special Servicer hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the Depositor, the Paying Agent and the Servicer, as of the Closing Date, that:

            (i) The Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, does not (A) violate the Special Servicer's articles of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee, the Servicer, the Paying Agent and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Special Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment could reasonably be expected to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

            (vii) Each officer, manager or employee of the Special Servicer that has or, following the occurrence of a Servicing Transfer Event, would have responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c);

            (viii) No consent, approval, authorization or order of any court or governmental agency or body under federal or state law is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder; and

            (ix) The Special Servicer has full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement.

            (b) The representations and warranties set forth in paragraph (a) above shall survive the execution and delivery of the Agreement.

            Section 3.26 Interest Reserve Account. (a) On each P&I Advance Date relating to any Interest Accrual Period ending in any January and on any P&I Advance Date which occurs in a year which is not a leap year relating to any Interest Accrual Period ending in any December, the Paying Agent, in respect of the Actual/360 Mortgage Loans, shall deposit into the Interest Reserve Account, an amount equal to one day's interest on the Stated Principal Balance of the Interest Reserve Loans as of the Due Date occurring in the month preceding the month in which such P&I Advance Date occurs at the related Net Mortgage Rate, to the extent a full Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January, "Withheld Amounts").

            (b) On each P&I Advance Date occurring in March, the Paying Agent shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier Distribution Account.

            Section 3.27 Excess Interest Distribution Account. Prior to the applicable Distribution Date, the Servicer is required to remit to the Paying Agent for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Due Period.

            Section 3.28 Directing Certificateholder Contact with Servicer. No less often than on a monthly basis, each of the Servicer and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from the Directing Certificateholder regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Servicer or the Special Servicer, as the case may be, is responsible.

            Section 3.29 Controlling Class Certificateholders and Directing Certificateholder; Certain Rights and Powers of Directing Certificateholder. (a) Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Paying Agent and to notify the Servicer, the Paying Agent and Special Servicer of the transfer of any Certificate of a Controlling Class, the selection of a Directing Certificateholder or the resignation or removal thereof. The Directing Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Servicer, Special Servicer and Paying Agent when such Certificateholder is appointed Directing Certificateholder and when it is removed or resigns. To the extent there is only one Controlling Class Certificateholder and it is also the Special Servicer, it shall be the Directing Certificateholder.

            (b) Once a Directing Certificateholder has been selected, each of the Servicer, the Special Servicer, the Depositor, the Trustee, the Paying Agent and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Controlling Class Certificateholders, by Certificate Balance, or such Directing Certificateholder shall have notified the Servicer, Special Servicer, the Trustee, the Paying Agent and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder. Upon the resignation of a Directing Certificateholder, the Paying Agent shall request the Controlling Class Certificateholders to select a new Directing Certificateholder.

            (c) Until it receives notice to the contrary each of the Servicer and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder, and the Directing Certificateholder.

            (d) Upon request, the Paying Agent shall deliver to the Trustee, the Special Servicer and the Servicer a list of each Controlling Class Certificateholder and the Directing Certificateholder, including names and addresses. In addition to the foregoing, within two (2) Business Days of receiving notice of the selection of a new Directing Certificateholder or the existence of a new Controlling Class Certificateholder, the Paying Agent shall notify the Trustee, the Servicer and the Special Servicer. Notwithstanding the foregoing, Delaware Securities Holdings, Inc. shall be the initial Directing Certificateholder and shall remain so until a successor is appointed pursuant to the terms of this Agreement.

            (e) If at any time a Book-Entry Certificate belongs to a Controlling Class, the Paying Agent shall notify the related Certificateholders (through the Depository) of such event.

            (f) [RESERVED]

            (g) [RESERVED]

            (h) All requirements of the Servicer and the Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) provided to the Directing Certificateholder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related AB Mortgage Loan. If a Highland Hotel Portfolio Control Appraisal Event or Poipu Shopping Village Control Appraisal Event has occurred and is continuing, then: (i) the related B Note Representative shall not be authorized to exercise any of its approval and consent rights in this Agreement with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, as applicable; and (ii) the Directing Certificateholder shall exercise such rights; provided, however, that the related B Note Representative shall nevertheless retain the right to receive distributions, notices and reports under this Agreement.

            (i) Until it receives notice to the contrary, each of the Servicer, the Special Servicer, the Paying Agent and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Directing Certificateholder.

            Section 3.30 Intercreditor Agreements. Each of the Servicer and Special Servicer acknowledges and agrees that each Loan Pair being serviced under this Agreement is subject to the terms and provisions of the related Intercreditor Agreement and each agrees to service each such Loan Pair in accordance with the related Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and, in the event of any conflict, the related Intercreditor Agreement shall govern. Notwithstanding anything contrary in this Agreement, each of the Servicer and Special Servicer agrees not to take any action with respect to a Loan Pair or the related Mortgaged Property without the prior consent of the related Companion Holder to the extent that the related Intercreditor Agreement provides that such Companion Holder is required to consent to such action. Each of the Servicer and Special Servicer acknowledges and agrees that each Companion Holder has the right to purchase the related AB Mortgage Loan in each case pursuant to the terms and conditions of the related Intercreditor Agreement.

            Neither the Servicer nor the Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement. Notwithstanding any provision of any Intercreditor Agreement that may otherwise require the Servicer or the Special Servicer to abide by any instruction or direction of a Companion Holder, neither the Servicer nor the Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance. In no event shall any expense arising from compliance with an Intercreditor Agreement constitute an expense to be borne by the Servicer or Special Servicer for its own account without reimbursement. In no event shall the Servicer or the Special Servicer be required to consult with or obtain the consent of any Companion Holder unless such Companion Holder has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely). As of the Closing Date, the contact information for the Companion Holders is set forth in Section 11.05 under this Agreement.

            No direction or disapproval of the Companion Holders shall (a) require or cause the Servicer or Special Servicer to violate the terms of a Mortgage Loan, applicable law or any provision of this Agreement, including the Servicer's or Special Servicer's obligation to act in accordance with the Servicing Standards and to maintain the REMIC status of each of the Lower-Tier REMIC and the Upper-Tier REMIC or (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (c) materially expand the scope of the Special Servicer's, Trustee's or the Servicer's responsibilities under this Agreement.

            Section 3.31 Companion Paying Agent. (a) The Servicer shall be the Companion Paying Agent hereunder. The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth herein.

            (b) No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement. The Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Companion Paying Agent. In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

            (c) Upon the resignation or removal of the Servicer pursuant to
Article VII of this Agreement, the Companion Paying Agent shall be deemed simultaneously to resign or be removed.

            (d) This Section shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards rights accrued prior to such resignation or removal.

            Section 3.32 Companion Register. The Companion Paying Agent shall maintain a register (the "Companion Register") on which it will record the names and address of, and wire transfer instructions for, the Companion Holders from time to time, to the extent such information is provided in writing to it by each Companion Holder. The initial Companion Holders, along with their respective name, address, wiring instructions and tax identification number, are listed on Exhibit S hereto. In the event a Companion Holder transfers a Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in the Companion Loan and shall have no obligation to recover and redirect such payment.

            The Companion Paying Agent shall promptly provide the name and address of the Companion Holder to any party hereto or any successor Companion Holder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

                              [End of Article III]

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions. (a) On each Distribution Date, to the extent of the Available Distribution Amount for such Distribution Date, the Paying Agent shall be deemed to transfer the Lower-Tier Regular Distribution Amount from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account in the amounts and priorities set forth in Section 4.01(b) with respect to each Class of Uncertificated Lower-Tier Interests, and immediately thereafter, shall make distributions thereof from the Upper-Tier Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

            (i) first, concurrently (A) to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates and the Class A-6 Certificates, pro rata, (based upon their respective entitlements to interest for such Distribution Date), in respect of interest, from the Loan Group 1 Available Distribution Amount and up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates for such Distribution Date, (B) to the Holders of the Class A-1A Certificates, in respect of interest, from the Loan Group 2 Available Distribution Amount and up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date and (C) to the Holders of the Class X-1 and Class X-2 Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount payable in respect of such Classes of Certificates for such Distribution Date; provided, however, that if the Loan Group 1 Available Distribution Amount and/or the Loan Group 2 Available Distribution Amount is insufficient to pay in full the Interest Distribution Amount provided above, payable in respect of any Class A (other than the Class A-J Certificates) or Class X Certificates on such Distribution Date, then the entire Available Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the Class A (other than the Class A-J Certificates) and Class X Certificates, up to an amount equal to, and pro rata as among such Classes in accordance with, the Interest Distribution Amount in respect of each such Class of Certificates for such Distribution Date;

            (ii) second, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates, the Class A-6 Certificates and the Class A-1A Certificates in reduction of the Certificate Balances thereof: (A)(1) to the Holders of the Class A-1 Certificates, in an amount equal to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Holders of the Class A-1A Certificates have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero, (2) to the Holders of the Class A-2 Certificates, in an amount equal to the Loan Group 1 Principal Distribution Amount remaining after distribution to the Class A-1 Certificates and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Holders of the Class A-1A and Class A-1 Certificates have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-2 Certificates has been reduced to zero, (3) to the Holders of the Class A-3 Certificates, in an amount equal to the Loan Group 1 Principal Distribution Amount remaining after distribution to the Class A-1 and Class A-2 Certificates and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Holders of the Class A-1A, Class A-1 and Class A-2 Certificates have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-3 Certificates has been reduced to zero, (4) to the Holders of the Class A-4 Certificates, in an amount equal to the Loan Group 1 Principal Distribution Amount remaining after distribution to the Class A-1, Class A-2 and Class A-3 Certificates and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Holders of the Class A-1A, Class A-1, Class A-2 and Class A-3 Certificates have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-4 Certificates has been reduced to zero, (5) to the Holders of the Class A-5 Certificates, in an amount equal to the Loan Group 1 Principal Distribution Amount remaining after distribution to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates and, after the outstanding Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Holders of the Class A-1A, Class A-1, Class A-2, Class A-3 and Class A-4 Certificates have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-5 Certificates has been reduced to zero, and then (6) to the holders of the Class A-6 Certificates, in an amount up to the Loan Group 1 Principal Distribution Amount remaining after distribution to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates have been made on such Distribution Date and, after the outstanding Certificate Balances of the Class A-1A Certificates have been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Holders of the Class A-1A, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-6 Certificates has been reduced to zero; and (B) to the Holders of the Class A-1A Certificates, in an amount up to the Loan Group 2 Principal Distribution Amount and, after the Certificate Balance of the Class A-6 Certificates has been reduced to zero, the Loan Group 1 Principal Distribution Amount remaining after payments to the Holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates have been made on such Distribution Date, until the Certificate Balance of the Class A-1A Certificates has been reduced to zero;

            (iii) third, to the Holders of the Class A-1, Class A-2, , Class A-3, Class A-4, Class A-5, Class A-6 and Class A-1A Certificates, pro rata (based upon the aggregate unreimbursed Collateral Support Deficit allocated to each such Class), until all amounts of Collateral Support Deficit previously allocated to such Classes, but not previously reimbursed, have been reimbursed in full;

            (iv) fourth, to the Holders of the Class A-J Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (v) fifth, after the Certificate Balances of the Class A Certificates (other than the Class A-J Certificates) have been reduced to zero, to the Holders of the Class A-J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates (other than the Class A-J Certificates) on such Distribution Date), until the outstanding Certificate Balance of the Class A-J Certificates has been reduced to zero;

            (vi) sixth, to the Holders of the Class A-J Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class A-J Certificates, but not previously reimbursed, have been reimbursed in full;

            (vii) seventh, to the Holders of the Class B Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (viii) eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Holders of the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class B Certificates has been reduced to zero;

            (ix) ninth, to the Holders of the Class B Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class B Certificates, but not previously reimbursed, have been reimbursed in full;

            (x) tenth, to the Holders of the Class C Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xi) eleventh, after the Certificate Balances of the Class A and Class B Certificates have been reduced to zero, to the Holders of the Class C Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A and Class B Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class C Certificates has been reduced to zero;

            (xii) twelfth, to the Holders of the Class C Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class C Certificates, but not previously reimbursed, have been reimbursed in full;

            (xiii) thirteenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xiv) fourteenth, after the Certificate Balances of the Class A, Class B and Class C Certificates have been reduced to zero, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B and Class C Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

            (xv) fifteenth, to the Holders of the Class D Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class D Certificates, but not previously reimbursed, have been reimbursed in full;

            (xvi) sixteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xvii) seventeenth, after the Certificate Balances of the Class A, Class B, Class C and Class D Certificates have been reduced to zero, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C and Class D Certificates on such Distribution
      Date), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

            (xviii) eighteenth, to the Holders of the Class E Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class E Certificates, but not previously reimbursed, have been reimbursed in full;

            (xix) nineteenth, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xx) twentieth, after the Certificate Balances of the Class A, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D and Class E Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

            (xxi) twenty-first, to the Holders of the Class F Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class F Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxii) twenty-second, to the Holders of the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxiii) twenty-third, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the Holders of the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E and Class F Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class G Certificates has been reduced to zero;

            (xxiv) twenty-fourth, to the Holders of the Class G Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class G Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxv) twenty-fifth, to the Holders of the Class H Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxvi) twenty-sixth, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the Holders of the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F and Class G Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class H Certificates has been reduced to zero;

            (xxvii) twenty-seventh, to the Holders of the Class H Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class H Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxviii) twenty-eighth, to the Holders of the Class J Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxix) twenty-ninth, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been reduced to zero, to the Holders of the Class J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class J Certificates has been reduced to zero;

            (xxx) thirtieth, to the Holders of the Class J Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class J Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxi) thirty-first, to the Holders of the Class K Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxxii) thirty-second, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates have been reduced to zero, to the Holders of the Class K Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class K Certificates has been reduced to zero;

            (xxxiii) thirty-third, to the Holders of the Class K Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class K Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxiv) thirty-fourth, to the Holders of the Class L Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxxv) thirty-fifth, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates have been reduced to zero, to the Holders of the Class L Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class L Certificates has been reduced to zero;

            (xxxvi) thirty-sixth, to the Holders of the Class L Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class L Certificates, but not previously reimbursed, have been reimbursed in full;

            (xxxvii) thirty-seventh, to the Holders of the Class M Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xxxviii) thirty-eighth, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K and Class L Certificates have been reduced to zero, to the Holders of the Class M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K and Class L Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class M Certificates has been reduced to zero;

            (xxxix) thirty-ninth, to the Holders of the Class M Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class M Certificates, but not previously reimbursed, have been reimbursed in full;

            (xl) fortieth, to the Holders of the Class N Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xli) forty-first, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L and Class M Certificates have been reduced to zero, to the Holders of the Class N Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L and Class M Certificates on such Distribution
      Date), until the outstanding Certificate Balance of the Class N Certificates has been reduced to zero;

            (xlii) forty-second, to the Holders of the Class N Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class N Certificates, but not previously reimbursed, have been reimbursed in full;

            (xliii) forty-third, to the Holders of the Class P Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xliv) forty-fourth, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M and Class N Certificates have been reduced to zero, to the Holders of the Class P Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M and Class N Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class P Certificates has been reduced to zero;

            (xlv) forty-fifth, to the Holders of the Class P Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class P Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlvi) forty-sixth, to the Holders of the Class Q Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (xlvii) forty-seventh, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class Q Certificates have been reduced to zero, to the Holders of the Class P Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class P Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class Q Certificates has been reduced to zero;

            (xlviii) forty-eighth, to the Holders of the Class Q Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class Q Certificates, but not previously reimbursed, have been reimbursed in full;

            (xlix) forty-ninth, to the Holders of the Class NR Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

            (l) fiftieth, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L Class M, Class N, Class P and Class Q Certificates have been reduced to zero, to the Holders of the Class NR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L Class M, Class N, Class P and Class Q Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class NR Certificates has been reduced to zero;

            (li) fifty-first, to the Holders of the Class NR Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class NR Certificates, but not previously reimbursed, have been reimbursed in full; and

            (lii) fifty-second, to the Holders of the Class R Certificates, the amount, if any, of the Available Distribution Amount remaining in the Upper-Tier Distribution Account with respect to such Distribution Date.

            If, in connection with any Distribution Date, the Paying Agent has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and additional Monthly Payments, balloon payments or unscheduled principal payments are subsequently received by the Servicer and required to be part of the Available Distribution Amount for such Distribution Date, the Servicer shall promptly notify the Paying Agent and the Paying Agent will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date. None of the Servicer, the Special Servicer or the Paying Agent shall be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders solely on the basis of the actions described in the preceding sentence.

            (b) On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of principal or reimbursement of Collateral Support Deficit in an amount equal to the amount of principal or reimbursement of Collateral Support Deficit actually distributable to its respective Related Certificates as provided in Sections 4.01(a) and 4.01(c) and (d) (in the case of (i) the Class A-1 Certificates, first to the Class LA-1-1 Uncertificated Interest and second, to the Class LA-1-2 Uncertificated Interest, in each case, until reduced to zero, (ii) the Class A-1A Certificates, first to the Class LA-1A-1 Uncertificated Interest, second, to the Class LA-1A-2 Uncertificated Interest, third, to the Class LA-1A-3 Uncertificated Interest, fourth, to the Class LA-1A-4 Uncertificated Interest, fifth, to the Class LA-1A-5 Uncertificated Interest, sixth, to the Class LA-1A-6 Uncertificated Interest, seventh, to the Class LA-1A-7 Uncertificated Interest and eighth, to the Class LA-1A-8 Uncertificated Interest, in each case, until reduced to zero, (iii) the Class A-2 Certificates, first to the Class LA-2-1 Uncertificated Interest and second, to the Class LA-2-2 Uncertificated Interest, in each case, until reduced to zero, (iv) the Class A-3 Certificates, first to the Class LA-3-1 Uncertificated Interest, second to the Class LA-3-2 Uncertificated Interest and third, to the Class LA-3-3 Uncertificated Interest, in each case, until reduced to zero, (v) the Class A-4 Certificates, first to the Class LA-4-1 Uncertificated Interest and second, to the Class LA-4-2 Uncertificated Interest, in each case, until reduced to zero, (vi) the Class A-5 Certificates, first to the Class LA-5-1 Uncertificated Interest and second, to the Class LA-5-2 Uncertificated Interest, in each case, until reduced to zero,
(vii) the Class A-6 Certificates, first to the Class LA-6-1 Uncertificated Interest and second, to the Class LA-6-2 Uncertificated Interest, in each case, until reduced to zero, (viii) the Class F Certificates, first to the Class LF-1 Uncertificated Interest and second to the Class LF-2 Uncertificated Interest, in each case, until reduced to zero, (ix) the Class G Certificates, first to the Class LG-1 Uncertificated Interest and second to the Class LG-2 Uncertificated Interest, in each case, until reduced to zero and (x) the Class J Certificates, first to the Class LJ-1 Uncertificated Interest and second to the Class LJ-2 Uncertificated Interest, in each case, until reduced to zero). On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of its Related Certificates (in the case of each of (i) the Class LA-1-1 and Class LA-1-2 Uncertificated Interests, (ii) the Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7 and Class LA-1A-8 Uncertificated Interests, (iii) the Class LA-2-1 and Class LA-2-2 Uncertificated Interests, (iv) the Class LA-3-1, Class LA-3-2 and Class LA-3-3 Uncertified Interests, (v) the Class LA-4-1 and Class LA-4-2 Uncertificated Interests, (vi) the Class LA-5-1 and Class LA-5-2 Uncertificated Interests, (vii) the Class LA-6-1 and Class LA-6-2 Uncertificated Interests, (viii) the Class LF-1 and Class LF-2 Uncertificated Interests, (ix) the Class LG-1, Class LG-2 and Class LG-3 Uncertificated Interests and (x) the Class LJ-1 and Class LJ-2 Uncertificated Interests, pro rata, based on their respective Certificate Balances) and its related Component of the Class X-1 Certificates and Class X-2 Certificates, in each case to the extent actually distributable thereon as provided in Section 4.01(a). For this purpose, interest distributed on the Class X-1 Certificates and Class X-2 Certificates shall be treated as having been paid to their respective Components pro rata, based on the interest accrued with respect thereto at its Class X-1 Strip Rate or Class X-2 Strip Rate. Such amounts distributed to the Uncertificated Lower-Tier Interests in respect of principal and interest with respect to any Distribution Date are referred to herein collectively as the "Lower-Tier Regular Distribution Amount," and shall be made by the Paying Agent by deeming such Lower-Tier Regular Distribution Amount to be deposited in the Upper-Tier Distribution Account.

            As of any date, the principal balance of each Uncertificated Lower-Tier Interest equals the Certificate Balance of the Related Certificates with respect thereto (in the case of the aggregate of (i) the Class LA-1-1 and Class LA-1-2, the Class A-1 Certificates, (ii) the Class LA-1A-1, Class LA-1A-2, Class LA-1A-3, Class LA-1A-4, Class LA-1A-5, Class LA-1A-6, Class LA-1A-7 and Class LA-1A-8 Uncertificated Interests, the Class A-1A Certificates, (iii) the Class LA-2-1 and Class LA-2-2, the Class A-2 Certificates, (iv) the Class LA-3-1, Class LA-3-2 and Class LA-3-3 Uncertificated Interests, the Class A-3 Certificates, (v) the Class LA-4-1 and Class LA-4-2 Uncertificated Interests, the Class A-4 Certificates, (vi) the Class LA-5-1 and Class LA-5-2 Uncertificated Interests, the Class A-5 Certificates, (vii) the Class LA-6-1 and Class LA-6-2 Uncertificated Interests, the Class A-6 Certificates, (viii) the Class LF-1 and Class LF-2 Uncertificated Interests, the Class F Certificates,
(ix) the Class LG-1, Class LG-2 and Class LG-3 Uncertificated Interests, the Class G Certificates and (x) the Class LJ-1 and Class LJ-2 Uncertificated Interests, the Class J Certificates), as adjusted for the allocation of Collateral Support Deficits, as provided in Sections 4.04(b) and 4.04(c) and of Certificate Deferred Interest as provided in Section 4.06. The initial principal balance of each Uncertificated Lower-Tier Interest equals the respective Original Lower-Tier Principal Amount. The pass-through rate with respect to each Uncertificated Lower-Tier Interest will be the rate per annum set forth in the Preliminary Statement hereto.

            Any amount that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Regular Distribution Amount and distribution of Yield Maintenance Charges pursuant to Section 4.01(d)(iii) shall be distributed to the Holders of the Class LR Certificates (but only to the extent of the Available Distribution Amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

            (c) Notwithstanding the priorities set forth in clause (a) above, on and after the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all been reduced to zero, the Principal Distribution Amount will be distributed, pro rata, among the Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates without regard to Loan Group, based on their respective Certificate Balances immediately prior to such Distribution Date, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class is reduced to zero, and any amounts representing reimbursements of Collateral Support Deficits previously allocated to such Classes, if available, will be distributed pro rata based on their respective Certificate Balances, without regard to Loan Group.

            (d) (i) On each Distribution Date, Yield Maintenance Charges calculated by reference to a U.S. treasury rate collected during the related Due Period will be distributed by the Paying Agent to the following Classes: to the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-6 Certificates, Class A-1A Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates and Class J Certificates, with respect to the related Loan Group on each Distribution Date, in an amount equal to the product of (a) a fraction whose numerator is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-6 Certificates, Class A-1A Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N Certificates, Class P Certificates, Class Q Certificates and Class NR Certificates on such Distribution Date, (b) the Base Interest Fraction for the related principal payment on such Class of Certificates, and (c) the aggregate amount of Yield Maintenance Charges calculated by reference to a U.S. treasury rate collected on such principal prepayments during the related Due Period. If more than one such Class of Certificates is entitled to distributions of principal with respect to the related Loan Group on any particular Distribution Date on which Yield Maintenance Charges are distributable, the aggregate amount of such Yield Maintenance Charges will be allocated among all such Classes up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with this Section 4.01(d)(i). Any Yield Maintenance Charge collected during the related Due Period remaining after such distributions will be distributed to the holders of the Class X-1 Certificates.

            (ii) No Yield Maintenance Charge will be distributed to the holders of the Class K, Class L, Class M, Class N, Class P, Class Q, Class NR, Class S or Residual Certificates. After the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-6 Certificates, Class A-1A Certificates, Class A-J Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates and Class J Certificates have been reduced to zero, all Yield Maintenance Charges with respect to the Mortgage Loans shall be distributed to the holders of the Class X-1 Certificates.

            (iii) All distributions of Yield Maintenance Charges made in respect of the respective Classes of Regular Certificates on each Distribution Date pursuant to Section 4.01(d)(i) shall first be deemed to be distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Uncertificated Lower-Tier Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Uncertificated Lower-Tier Interests for such Distribution Date pursuant to Section 4.01(b) above.

            (e) On each Distribution Date, the Paying Agent shall withdraw amounts from the Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of the Regular Certificates (in order of alphabetical Class designation) (first deeming such amounts to be distributed with respect to the Related Uncertified Lower-Tier Interests) up to an amount equal to all Collateral Support Deficits, if any, previously deemed allocated to them and unreimbursed after application of the Available Distribution Amount for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Certificate Balances of the Classes receiving such distributions. Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Collateral Support Deficits and related Collateral Support Deficits and upon termination of the Trust Fund, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Class LR Certificateholders.

            (f) All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(g), 4.01(h) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Paying Agent with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Registrar. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Collateral Support Deficit previously allocated to such Certificate) will be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Paying Agent, the Certificate Registrar, the Depositor, the Servicer, the Special Servicer or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

            (g) Except as otherwise provided in Section 9.01, whenever the Paying Agent expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Collateral Support Deficit previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Paying Agent shall, no later than the related P&I Advance Determination Date, mail to each Holder on such date of such Class of Certificates a notice to the effect that:

            (i) the Paying Agent expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the offices of the Certificate Registrar or such other location therein specified; and

            (ii) no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Paying Agent, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Paying Agent as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(g).

            (h) Distributions in reimbursement of Collateral Support Deficit previously allocated to the Regular Certificates shall be made in the amounts and manner specified in Section 4.01(a) or Section 4.01(e), as applicable, to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided that all distributions in reimbursement of Collateral Support Deficit previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 11.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Paying Agent shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(g) as if such Holder had failed to surrender its Certificates.

            (i) On each Distribution Date, any Excess Interest received during the related Due Period with respect to the Mortgage Loans shall be distributed to the holders of the Class S Certificates from the Excess Interest Distribution Account.

            (j) On the date as specified in the related Intercreditor Agreement, with respect to the Companion Loans, the Companion Paying Agent shall make withdrawals and payments from the Companion Distribution Account for each Companion Loan in the following order of priority:

            (i) to pay the Trustee or the Paying Agent or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to the Loan Pair related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;

            (ii) to pay to the Servicer any amounts deposited by the Servicer in the Companion Distribution Account not required to be deposited therein;

            (iii) to pay all amounts remaining in the Companion Distribution Account related to such Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and

            (iv) to clear and terminate the Companion Distribution Account at the termination of this Agreement pursuant to Section 9.01;

            All distributions from the Companion Distribution Account required hereunder shall be made by the Companion Paying Agent to the Companion Holder by wire transfer in immediately available funds to the account of such Companion Holder or an agent therefor appearing on the Companion Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five Business Days prior to the related Record Date, by check sent by first-class mail to the address of such Companion Holder or its agent appearing on the Companion Register). Any such account shall be located at a commercial bank in the United States.

            Section 4.02 Statements to Certificateholders; CMSA Investor Reporting Package (IRP)s. (a) On each Distribution Date, the Paying Agent shall make available to the general public a statement (substantially in the form set forth as Exhibit G hereto and based on the information supplied to the Paying Agent in the related CMSA Investor Reporting Package (IRP) in accordance with CMSA guidelines) as to the distributions made on such Distribution Date (each, a "Statement to Certificateholders") which shall include:

            (i) the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof;

            (ii) the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates allocable to Distributable Certificate Interest;

            (iii) the aggregate amount of Advances made, with respect to the pool of Mortgage Loans and with respect to each Loan Group, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of P&I Advances as of the P&I Advance Date;

            (iv) the aggregate amount of compensation paid to the Trustee and the Paying Agent and servicing compensation paid to the Servicer and the Special Servicer with respect to the Due Period for such Determination Date together with detailed calculations of servicing compensation paid to Servicer and Special Servicer;

            (v) the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans, with respect to the pool of Mortgage Loans and with respect to each Loan Group, outstanding immediately before and immediately after such Distribution Date;

            (vi) the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans, with respect to the pool of Mortgage Loans and with respect to each Loan Group, as of the end of the related Due Period for such Distribution Date;

            (vii) the number and aggregate principal balance of Mortgage Loans
      (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more, (D) current but specially serviced or in foreclosure but not REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

            (viii) the value of any REO Property included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, based on the most recent Appraisal or valuation;

            (ix) the Available Distribution Amount for such Distribution Date;

            (x) the Accrued Certificate Interest in respect of such Class of Certificates for such Distribution Date, separately identifying any Certificate Deferred Interest for such Distribution Date allocated to such Class of Certificates;

            (xi) the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates allocable to (A) Yield Maintenance Charges and (B) Excess Interest;

            (xii) the Pass-Through Rate for such Class of Certificates for such Distribution Date and the next succeeding Distribution Date;

            (xiii) the Scheduled Principal Distribution Amount and the Unscheduled Principal Distribution Amount for such Distribution Date, with respect to the pool of Mortgage Loans and with respect to each Loan Group;

            (xiv) the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Collateral Support Deficit on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Collateral Support Deficits to date;

            (xv) the Certificate Factor for each Class of Regular Certificates immediately following such Distribution Date;

            (xvi) the amount of any Appraisal Reductions effected in connection with such Distribution Date on a loan-by-loan basis and the total Appraisal Reduction effected in connection with such Distribution Date, together with a detailed worksheet showing the calculation of each Appraisal Reduction on a current and cumulative basis;

            (xvii) the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

            (xviii) the amount of any remaining Class Unpaid Interest Shortfall for such Class as of such Distribution Date;

            (xix) a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

            (xx) a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

            (xxi) all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;

            (xxii) in the case of the Residual Certificates, the amount of any distributions on such Certificates pursuant to Sections 4.01(a), (b) and
      (d);

            (xxiii) the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates in reimbursement of previously allocated Collateral Support Deficit;

            (xxiv) the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans and with respect to each Loan Group;

            (xxv) with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Collateral Support Deficit in connection with such Liquidation Event;

            (xxvi) with respect to any REO Property included in the Trust Fund as to which a Final Recovery Determination was made during the related Due Period or prior to the Determination Date, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Collateral Support Deficit in respect of the related REO Loan in connection with such Final Recovery Determination;

            (xxvii) the aggregate amount of interest on P&I Advances paid to the Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date), with respect to the pool of Mortgage Loans and with respect to each Loan Group;

            (xxviii) the aggregate amount of interest on Servicing Advances paid to the Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

            (xxix) the original and then current credit support levels for each Class of Certificates;

            (xxx) the original and then current ratings for each Class of Regular Certificates;

            (xxxi) the amount of the distribution on the Distribution Date to the Holders of the Residual Certificates; and

            (xxxii) the aggregate amount of Yield Maintenance Charges collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date).

            In the case of information furnished pursuant to clauses (i), (ii),
(xi), (xvi) and (xviii) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

            Within a reasonable period of time after the end of each calendar year, the Paying Agent shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate, a statement containing the information set forth in clauses (i), (ii) and (xi) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Paying Agent deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Paying Agent shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Paying Agent pursuant to any requirements of the Code as from time to time are in force.

            On each Distribution Date, the Paying Agent shall make available to the general public via its website initially located at "www.ctslink.com/cmbs"
(i) the related Statement to Certificateholders, (ii) the CMSA Loan Periodic Update File, the CMSA Loan Setup File, the CMSA Bond Level File, the CMSA Collateral Summary File, the CMSA Property File and (iii) as a convenience to the general public (and not in furtherance of the distribution thereof under the securities laws), the prospectus supplement, the prospectus, and this Agreement.

            The Paying Agent shall make available the Statement to Certificateholders through its home page on the Internet. The Paying Agent hereby acknowledges and agrees that its home page as of the date hereof is located at "www.ctslink.com/cmbs" on the world wide web. In addition, if the Depositor so directs the Paying Agent, and on terms acceptable to the Paying Agent, the Paying Agent shall make certain other information and reports related to the Mortgage Loans available through its internet website.

            The Paying Agent shall make available to the Companion Holders all reports via its Internet Website that the Paying Agent has made available to Certificateholders under this Agreement.

            In addition, on each Distribution Date, the Paying Agent shall make available, to any Privileged Person via its website, each of the "surveillance reports" identified as such in the definition of "CMSA Investor Reporting Package" eight supplemental reports and the CMSA Operating Statement Analysis Report and CMSA NOI Adjusted Worksheets and seven CMSA data files, the Realized Loss Report and the Monthly Additional Report on Recoveries and Reimbursements to the extent delivered by the Servicer pursuant to this Agreement and the Trustee's Exception Report as updated from time to time to the extent delivered to the Paying Agent.

            The Paying Agent makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor. In addition, the Paying Agent may disclaim responsibility for any information distributed by it for which it is not the original source.

            In connection with providing access to the Paying Agent's Internet website, the Paying Agent may require registration and the acceptance of a disclaimer. The Paying Agent shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Paying Agent's Internet website can be directed to the Paying Agent's CMBS customer service desk at 301-815-6600.

            Each of the Servicer and the Special Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information the Servicer or the Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder or prospective Certificateholder (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law. Notwithstanding this paragraph, the availability of such information or reports on the Internet or similar electronic media shall not be deemed to satisfy any specific delivery requirements in this Agreement except as set forth herein. In connection with providing access to the Servicer's or the Special Servicer's Internet website, the Servicer or the Special Servicer, as applicable, shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. The Servicer or the Special Servicer, as applicable, shall not be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The Servicer or the Special Servicer, as applicable, shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report. Notwithstanding anything herein to the contrary, the Servicer or the Special Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information the Servicer or the Special Servicer, as applicable, is required or permitted to provide to any Mortgagor with respect to such Mortgagor's Mortgage Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law.

            (b) The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Servicer) provide the Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be necessary for the Servicer to prepare each report and any supplemental information to be provided by the Servicer to the Paying Agent. Neither the Paying Agent nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Servicer. Unless the Paying Agent has actual knowledge that any report or file received from the Servicer contains erroneous information, the Paying Agent is authorized to rely thereon in calculating and making distributions to Certificateholders in accordance with Section 4.01, preparing the statements to Certificateholders required by Section 4.02(a) and allocating Collateral Support Deficit to the Certificates in accordance with Section 4.04.

            Notwithstanding the foregoing, the failure of the Servicer or Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(b) or Section 4.02(c) shall not constitute a breach of this Section 4.02(b) or of Section 4.02(c) to the extent the Servicer or the Special Servicer so fails because such disclosure, in the reasonable belief of the Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. The Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (c) As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Paying Agent shall provide the requesting Certificateholder with such information that is in the Paying Agent's possession or can reasonably be obtained by the Paying Agent as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar, the Paying Agent nor the Trustee shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

            (d) The information to which any Certificateholder is entitled is limited to the information gathered and provided to the Certificateholder by the parties hereto pursuant to this Agreement and by acceptance of any Certificate, each Certificateholder agrees that except as specifically provided herein, no Certificateholder shall contact any Mortgagor directly with respect to any Mortgage Loan.

            (e) (i) The Paying Agent, the Servicer and the Special Servicer shall reasonably cooperate with the Depositor in connection with the Trust's satisfying the reporting requirements under the Exchange Act. The Paying Agent shall prepare on behalf of the Trust any Forms 8-K and 10-K customary for similar securities as required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission thereunder, and the Paying Agent shall sign and file (via the Securities and Exchange Commission's Electronic Data Gathering and Retrieval System) such Forms on behalf of the Depositor. The Depositor hereby grants to the Paying Agent a limited power of attorney to execute and file each such documents on behalf of the Depositor. Such power of attorney shall continue until the earlier of either (i) receipt by the Paying Agent from the Depositor of written termination of such power of attorney and
(ii) the termination of the Trust. Notwithstanding the foregoing, in the event that the Securities and Exchange Commission does not accept a certification signed by the Depositor where the related Form 10-K is signed by the Paying Agent on behalf of the Depositor, the Paying Agent should prepare such Form 10-K to be signed by the Depositor and the Depositor shall sign such form.

            (ii) Each Form 8-K shall be filed by the Paying Agent within 15 days after each Distribution Date, including a copy of the Statement to the Certificateholders for such Distribution Date as an exhibit thereto. Prior to March 30th of each year (or such earlier date as may be required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission), the Paying Agent shall file a Form 10-K, in substance as required by applicable law or applicable Securities and Exchange Commission staff's interpretations. Such Form 10-K shall include as exhibits the Servicer's and the Special Servicer's annual statement of compliance described under Section 3.13 and the accountant's report described under Section 3.14, in each case to the extent they have been timely delivered to the Paying Agent. If they are not so timely delivered, the Paying Agent shall file an amended Form 10-K including such documents as exhibits reasonably promptly after they are delivered to the Paying Agent. The Paying Agent shall have no liability with respect to any failure to properly prepare or file such periodic reports resulting from or relating to the Paying Agent's inability or failure to obtain any information not resulting from its own negligence, willful misconduct or bad faith. The Form 10-K shall also include a certification in the form attached hereto as Exhibit Q (the "Certification") (or in such other form as required by the Rules and Regulations of the Securities and Exchange Commission), which shall be signed by the senior officer of the Depositor in charge of securitization.

            (iii) The Paying Agent shall sign a certification (in the form attached hereto as Exhibit R-1 or in such other form as may be appropriate or necessary and as may be agreed upon by the Paying Agent and Depositor as a result of changes promulgated by the Securities and Exchange Commission in the Certification required to be filed with the Form 10-K, which are applicable to the Trust) for the benefit of the Depositor and its officers, directors and Affiliates (provided, however, that the Paying Agent shall not undertake an analysis of the accountant's report attached as an exhibit to the Form 10-K), the Servicer shall sign a certification (in the form attached hereto as Exhibit R-2 or in such other form as may be appropriate or necessary and as may be agreed upon by the Servicer and Depositor as a result of changes promulgated by the Securities and Exchange Commission in the Certification required to be filed with the Form 10-K, which are applicable to the Trust) and the Special Servicer shall sign a certification (in the form attached hereto as Exhibit R-3 or in such other form as may be appropriate or necessary and as may be agreed upon by the Special Servicer and Depositor as a result of changes promulgated by the Securities and Exchange Commission in the Certification required to be filed with the Form 10-K, which are applicable to the Trust), in each case, for the benefit of the Depositor, the Paying Agent and their officers, directors and Affiliates by March 15th of each year (or if not a Business Day, the immediately preceding Business Day). The Certification attached hereto as Exhibit Q shall be delivered by the Depositor to the Paying Agent for filing by March 20th of each year (or if not a Business Day, the immediately preceding Business Day). In addition,
      (i) the Paying Agent shall indemnify and hold harmless the Depositor and its officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Paying Agent's obligations under this
      Section 4.02(e) or the Paying Agent's negligence, bad faith or willful misconduct in connection therewith, and (ii) the Servicer and Special Servicer shall each severally and not jointly indemnify and hold harmless the Depositor, the Paying Agent and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Servicer's or Special Servicer's obligations of the Servicer or the Special Servicer, as the case may be, under this Section 4.02(e) or the negligence, bad faith or willful misconduct of the Servicer or the Special Servicer, as the case may be, in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, then (i) the Paying Agent agrees that it shall contribute to the amount paid or payable to the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Paying Agent on the other in connection with a breach of the Paying Agent's obligations under this Section 4.02(e) or the Paying Agent's negligence, bad faith or willful misconduct in connection therewith, (ii) the Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Section 4.02(e) or the Servicer's negligence, bad faith or willful misconduct in connection therewith and
      (iii) the Special Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Special Servicer on the other in connection with a breach of the Special Servicer's obligations under this Section 4.02(e) or the Special Servicer's negligence, bad faith or willful misconduct in connection therewith.

            (iv) Upon any filing with the Securities and Exchange Commission, the Paying Agent shall promptly deliver to the Depositor a copy of any such executed report, statement or information and shall provide notice of such filing to the Servicer and Special Servicer.

            (v) Prior to January 30 of the first year in which the Paying Agent is able to do so under applicable law, the Paying Agent shall file a Form 15 Suspension Notification with respect to the Trust.

            Section 4.03 P&I Advances. (a) On or before 4:00 p.m., New York City time, on each P&I Advance Date, the Servicer shall either (i) remit to the Paying Agent for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Certificate Account, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the Certificate Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the Certificate Account on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). The Servicer shall notify the Paying Agent of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before 2 Business Days prior to such Distribution Date. If the Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Trustee shall make such P&I Advance pursuant to
Section 7.05 by noon, New York City time, on the related Distribution Date, in each case unless the Servicer shall have cured such failure (and provided written notice of such cure to the Trustee and the Paying Agent) by 11:00 a.m. on such Distribution Date. In the event that the Servicer fails to make a required P&I Advance hereunder, the Paying Agent shall notify the Trustee of such circumstances by 4:30 p.m. (New York City time) on the related P&I Advance Date.

            (b) Subject to Sections 4.03(c) and (e) below, the amount of P&I Advances to be made by the Servicer with respect to any Distribution Date and each Mortgage Loan shall be equal to: (i) the Monthly Payments (net of related Servicing Fees) other than Balloon Payments, that were due during the related Due Period and delinquent as of the close of business on the Business Day preceding the related P&I Advance Date (or not advanced by the Servicer or any Sub-Servicer on behalf of the Servicer) and (ii) with respect to each Mortgage Loan as to which the related Balloon Payment was due during or prior to the related Due Period and was delinquent as of the end of the related Due Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan or REO Loan, shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed. No P&I Advances shall be made with respect to a Companion Loan.

            (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.

            (d) In connection with the recovery of any P&I Advance out of the Certificate Account, pursuant to Section 3.05(a), the Servicer shall be entitled to pay the Trustee and itself (in that order of priority) as the case may be out of any amounts then on deposit in the Certificate Account, interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) made with respect to a Mortgage Loan until after the related Due Date has passed and any applicable grace period has expired or (ii) if the related Monthly Payment is received after the Determination Date but on or prior to the related P&I Advance Date. The Servicer shall reimburse itself and/or the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.19 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in the Certificate Account.

            (e) Notwithstanding the foregoing, (i) neither the Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges, Default Interest or Penalty Charges and (ii) if an Appraisal Reduction has been made with respect to any Mortgage Loan then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Distribution Date without regard to this subsection (ii), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction, if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date. For purposes of the immediately preceding sentence, the Monthly Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

            (f) In no event shall either the Servicer or the Trustee be required to make a P&I Advance with respect to any Companion Loan.

            Section 4.04 Allocation of Collateral Support Deficit. (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01 and the allocation of Certificate Deferred Interest pursuant to Section 4.06, the Paying Agent shall calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to
Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans, expected to be outstanding immediately following such Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Regular Certificates after giving effect to distributions of principal on such Distribution Date and the allocation of Certificate Deferred Interest pursuant to Section 4.06 (any such deficit, the "Collateral Support Deficit"). Any allocation of Collateral Support Deficit to a Class of Regular Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Collateral Support Deficit allocated to a Class of Regular Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Collateral Support Deficit shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Collateral Support Deficit will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made. To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount, Loan Group 1 Principal Distribution Amount or Loan Group 2 Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Certificates that previously were allocated Collateral Support Deficit, in sequential order, in each case up to the amount of the unreimbursed Collateral Support Deficit allocated to such Class. If the Certificate Balance of any Class is so increased, the amount of unreimbursed Collateral Support Deficit of such Class shall be decreased by such amount.

            (b) On each Distribution Date, the Certificate Balances of the Regular Certificates will be reduced without distribution, as a write-off to the extent of any Collateral Support Deficit, if any, allocable to such Certificates with respect to such Distribution date. Any such write-off shall be allocated first to the Class NR Certificates; second to the Class Q Certificates; third to the Class P Certificates; fourth to the Class N Certificates; fifth to the Class M Certificates; sixth to the Class L Certificates; seventh to the Class K Certificates; eighth to the Class J Certificates; ninth to the Class H Certificates; tenth to the Class G Certificates; eleventh to the Class F Certificates; twelfth to the Class E Certificates; thirteenth to the Class D Certificates, fourteenth to the Class C Certificates, fifteenth to the Class B Certificates, sixteenth to the Class A-J Certificates and seventeenth to the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-6 Certificates and the Class A-1A Certificates, pro rata (based upon their respective Certificate Balances), until the remaining Certificate Balances of such Classes of Certificates have been reduced to zero.

            (c) With respect to any Distribution Date, any Collateral Support Deficit allocated to a Class of Certificates pursuant to Section 4.04(b) with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Uncertificated Lower-Tier Interest with respect thereto as a write-off (in the case of (i) the Class A-1 Certificates, first, to the Class LA-1-1 Uncertificated Interest and second, to the Class LA-1-2 Uncertificated Interest, in each case, until reduced to zero, (ii) the Class A-1A Certificates, first, to the Class LA-1A-1 Uncertificated Interest, second, to the Class LA-1A-2 Uncertificated Interest, third, to the Class LA-1A-3 Uncertificated Interest, fourth, to the Class LA-1A-4 Uncertificated Interest, fifth, to the Class LA-1A-5 Uncertificated Interest, sixth, to the Class LA-1A-6 Uncertificated Interest, seventh, to the Class LA-1A-7 Uncertificated Interest and eighth, to the Class LA-1A-8 Uncertificated Interest, in each case, until reduced to zero, (iii) the Class A-2 Certificates, first, to the Class LA-2-1 Uncertificated Interest and second, to the Class LA-2-2 Uncertificated Interest, in each case, until reduced to zero, (iv) the Class A-3 Certificates, first to the Class LA-3-1 Uncertificated Interest, second to the Class LA-3-2 Uncertificated Interest and third to the Class LA-3-3 Uncertificated Interest, in each case, until reduced to zero, (v) the Class A-4 Certificates, first, to the Class LA-4-1 Uncertificated Interest and second, to the Class LA-4-2 Uncertificated Interest, in each case, until reduced to zero, (vi) the Class A-5 Certificates, first, to the Class LA-5-1 Uncertificated Interest and second, to the Class LA-5-2 Uncertificated Interest, in each case, until reduced to zero,
(vii) the Class A-6 Certificates, first, to the Class LA-6-1 Uncertificated Interest and second, to the Class LA-6-2 Uncertificated Interest, in each case, until reduced to zero, (viii) the Class F Certificates, first to the Class LF-1 Uncertificated Interest and second to the Class LF-2 Uncertificated Interest, in each case, until reduced to zero, (ix) the Class G Certificates, first to the Class LG-1 Uncertificated Interest, second to the Class LG-2 Uncertificated Interest and third to the Class LG-3 Uncertificated Interest, in each case, until reduced to zero and (x) the Class J Certificates, first to the Class LJ-1 Uncertificated Interest and second to the Class LJ-2 Uncertificated Interest, in each case, until reduced to zero).

            Section 4.05 Appraisal Reductions. The aggregate Appraisal Reduction will be allocated by the Paying Agent on each Distribution Date, only for purposes of determining the amount of P&I Advances with respect to the related Mortgage Loan, to the Certificate Balance of the Class NR, Class Q, Class P, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class C, Class B and Class A-J Certificates, in that order, up to the amount of their respective Certificate Balances. On any Distribution Date, an Appraisal Reduction that otherwise would be allocated to a Class of Certificates will be allocated to the next most subordinate Class to the extent that the Certificate Balance on such Distribution Date for such Class of Certificates (prior to taking the Appraisal Reduction into account) is less than the Appraisal Reduction for such Distribution Date.

            With respect to any AB Mortgage Loan, Appraisal Reductions will be calculated based on the aggregate outstanding principal balance of such AB Mortgage Loan and the related Companion Loan. Any resulting Appraisal Reductions will be allocated to the related Companion Loan up to the principal amount of such Companion Loan prior to being allocated to the AB Mortgage Loan.

            Section 4.06 Certificate Deferred Interest. (a) On each Distribution Date, the amount of interest distributable to a Class of Certificates (other than the Class X Certificates) shall be reduced by an amount equal to the amount of Mortgage Deferred Interest for all Mortgage Loans for the Due Dates occurring in the related Due Period allocated to such Class of Certificates, such Mortgage Deferred Interest to be allocated first to the Class NR Certificates; second to the Class Q Certificates; third to the Class P Certificates; fourth to the Class N Certificates; fifth to the Class M Certificates; sixth to the Class L Certificates; seventh to the Class K Certificates; eighth to the Class J Certificates; ninth to the Class H Certificates; tenth to the Class G Certificates; eleventh to the Class F Certificates; twelfth to the Class E Certificates; thirteenth to the Class D Certificates, fourteenth to the Class C Certificates, fifteenth to the Class B Certificates, sixteenth to the Class A-J Certificates and then seventeenth pro rata (based upon Accrued Certificate Interest), to the Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates, in each case up to the respective Accrued Certificate Interest for each such Class of Certificates for such Distribution Date.

            (b) On each Distribution Date, the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-1A, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q and Class NR Certificates, shall be increased by the amount of the Certificate Deferred Interest allocated to such Class of Certificates on such Distribution Date pursuant to Section 4.06(a) above. On each Distribution Date the Certificate Deferred Interest allocated to the Related Uncertificated Lower-Tier Interest (in the case of (i) the Class A-1 Certificates will be allocated to the Class LA-1-1 Uncertificated Interest and the Class LA-1-2 Uncertificated Interest, (ii) the Class A-1A Certificates will be allocated to the Class LA-1A-1 Uncertificated Interest, the Class LA-1A-2 Uncertificated Interest, the Class LA-1A-3 Uncertificated Interest, the Class LA-1A-4 Uncertificated Interest, the Class LA-1A-5 Uncertificated Interest, the Class LA-1A-6 Uncertificated Interest, the Class LA-1A-7 Uncertificated Interest and the Class LA-1A-8 Uncertificated Interest,
(iii) the Class A-2 Certificates will be allocated to the Class LA-2-1 Uncertificated Interest and the Class LA-1-2 Uncertificated Interest, (iv) the Class A-3 Certificates will be allocated to the Class LA-3-1 Uncertificated Interest, the Class LA-3-2 Uncertificated Interest and the Class LA-3-3 Uncertificated Interest, (v) the Class A-4 Certificates will be allocated to the Class LA-4-1 Uncertificated Interest and the Class LA-4-2 Uncertificated Interest, (vi) the Class A-5 Certificates will be allocated to the Class LA-5-1 Uncertificated Interest and the Class LA-5-2 Uncertificated Interest, (vii) the Class A-6 Certificates will be allocated to the Class LA-6-1 Uncertificated Interest and the Class LA-6-2 Uncertificated Interest, (viii) the Class F Certificates will be allocated to the Class LF-1 Uncertificated Interest and the Class LF-2 Uncertificated Interest, (ix) the Class G Certificates will be allocated to the Class LG-1 Uncertificated Interest, the Class LG-2 Uncertificated Interest and the Class LG-3 Uncertificated Interest and (x) the Class J Certificates will be allocated to the Class LJ-1 Uncertificated Interest and the Class LJ-2 Uncertificated Interest, in each case pro rata, based upon the Certificate Balance of such Uncertificated Lower-Tier Interests immediately prior to such Distribution Date).

            (c) With respect to any Distribution Date, any Certificate Deferred Interest with respect to such Distribution Date allocated pursuant to Section 4.06(a) to a Class of Certificates shall be allocated in reduction of the amount of interest distributable to the Related Uncertificated Lower-Tier Interest with respect thereto, (in the case of (i) the Class A-1 Certificates will be allocated to the Class LA-1-1 Uncertificated Interest and the Class LA-1-2 Uncertificated Interest, (ii) the Class A-1A Certificates will be allocated to the Class LA-1A-1 Uncertificated Interest, the Class LA-1A-2 Uncertificated Interest, the Class LA-1A-3 Uncertificated Interest, the Class LA-1A-4 Uncertificated Interest, the Class LA-1A-5 Uncertificated Interest, the Class LA-1A-6 Uncertificated Interest, the Class LA-1A-7 Uncertificated Interest and the Class LA-1A-8 Uncertificated Interest, (iii) the Class A-2 Certificates will be allocated to the Class LA-2-1 Uncertificated Interest and the Class LA-1-2 Uncertificated Interest, (iv) the Class A-3 Certificates will be allocated to the Class LA-3-1 Uncertificated Interest, the Class LA-3-2 Uncertificated Interest and the Class LA-3-3 Uncertificated Interest, (v) the Class A-4 Certificates will be allocated to the Class LA-4-1 Uncertificated Interest and the Class LA-4-2 Uncertificated Interest, (vi) the Class A-5 Certificates will be allocated to the Class LA-5-1 Uncertificated Interest and the Class LA-5-2 Uncertificated Interest, (vii) the Class A-6 Certificates will be allocated to the Class LA-6-1 Uncertificated Interest and the Class LA-6-2 Uncertificated Interest, (viii) the Class F Certificates will be allocated to the Class LF-1 Uncertificated Interest and the Class LF-2 Uncertificated Interest, (ix) the Class G Certificates will be allocated to the Class LG-1 Uncertificated Interest, the Class LG-2 Uncertificated Interest and the Class LG-3 Uncertificated Interest and (x) the Class J Certificates will be allocated to the Class LJ-1 Uncertificated Interest and the Class LJ-2 Uncertificated Interest, in each case, pro rata, based on interest accrued at the Pass-Through Rate for the Related Certificates; provided, that no such allocation shall be made in respect of the portion of such interest representing the related Class X-1 Strip Rate or Class X-2 Strip Rate). On each Distribution Date, to the extent provided in Section 4.06(b) with respect to the Related Certificates, Certificate Deferred Interest will be added to the Lower-Tier Principal Amount of the Uncertificated Lower-Tier Interests in the same manner as the interest thereon was reduced pursuant to the preceding sentence.

            Section 4.07 Grantor Trust Reporting. The parties intend that the portion of the Trust Fund constituting the Grantor Trust, consisting of the Excess Interest allocable to the Mortgage Loans, proceeds thereof held in the Certificate Account pertaining to the Excess Interest allocable to the Mortgage Loans and the Excess Interest Distribution Account shall constitute, and that the affairs of the Trust Fund (exclusive of the Lower-Tier REMIC and the Upper-Tier REMIC) shall be conducted so as to qualify such portion as a "grantor trust" under subpart E, Part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Paying Agent shall file or cause to be filed with the Internal Revenue Service together with Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished, to the Class S Certificateholders, the amount of Excess Interest allocable to the Mortgage Loans received, in the time or times and in the manner required by the Code.

                               [End of Article IV]

                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-28. The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03 beneficial ownership interests in the Regular Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Class S, Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates (each, a "Definitive Certificate") substantially in the form of Certificates of each Class and with such applicable legends as are set forth in the Exhibits hereto corresponding to such Class. Each Certificate will share ratably in all rights of the related Class. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess thereof. The Offered Certificates (other than the Class X Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof. The Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $250,000, and in integral multiples of $1.00 in excess thereof. If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount. The Class S, Class R and Class LR Certificates will be issuable only in one or more Definitive Certificates in denominations representing Percentage Interests of not less than 20%. With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (a) set forth on the face thereof or, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Participants, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) be in an authorized denomination, as set forth above. The Book-Entry Certificates will be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Certificate Owners will hold interests in the Book-Entry Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations as set forth in the above. No Certificate Owner of a Book-Entry Certificate of any Class thereof will be entitled to receive a Definitive Certificate representing its interest in such Class, except as provided in Section 5.03 herein. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book-entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository's procedures.

            (a) The Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Registrar by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. Wells Fargo Bank, National Association is hereby initially appointed Authenticating Agent with power to act, on Trustee's behalf, in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If Wells Fargo Bank, National Association is removed as Paying Agent, then Wells Fargo Bank, National Association shall be terminated as Authenticating Agent. If the Authenticating Agent is terminated, the Trustee shall appoint a successor Authenticating Agent, which may be the Trustee or an Affiliate thereof.

            (b) Wells Fargo maintains an office and conducts certificate transfer services at Wells Fargo Center, Sixth and Marquette, Minneapolis, Minnesota 55479-0113. Wells Fargo otherwise conducts trustee and securities administration services at its offices in Columbia, Maryland. Its address there is 9062 Old Annapolis Road, Columbia, Maryland 21045-1951.

            (c) Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

            Section 5.02 Registration of Transfer and Exchange of Certificates.
(a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Wells Fargo Bank, National Association is hereby initially appointed Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Trustee, the Paying Agent, the Special Servicer and the Servicer, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. The Depositor, the Trustee, the Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of Certificate Owners. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Certificate Registrar, the Servicer, the Paying Agent, the Trustee, the Special Servicer and any agent of any of them shall not be affected by any notice or knowledge to the contrary. A Definitive Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its office maintained at Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attn: Asset Backed Securities Trust Services Group--J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 (the "Registrar Office") together with an assignment and transfer (executed by the Holder or his duly authorized attorney). Subject to the requirements of Sections 5.02(b), (c) and (d), the Certificate Registrar shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Definitive Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be canceled, and the Certificate Registrar shall hold such canceled Certificates in accordance with its standard procedures.

            (b) No transfer of any Non-Registered Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof or by the Initial Purchasers to Delaware Securities Holdings, Inc.) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either:

            (i) Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate During the Restricted Period. If, during the Restricted Period, a Certificate Owner of an interest in a Rule 144A Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Book-Entry Certificate, such Certificate Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the "Applicable Procedures"), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Book-Entry Certificate only upon compliance with the provisions of this Section 5.02(b)(i). Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant (and the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the Depository Participant to be debited for, such beneficial interest, and
      (3) a certificate in the form of Exhibit K hereto given by the Certificate Owner that is transferring such interest, the Certificate Registrar, as custodian of the Book-Entry Certificates shall reduce the Denomination of the Rule 144A Book-Entry Certificate by the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred and, concurrently with such reduction, increase the Denomination of the Regulation S Book-Entry Certificate by the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Book-Entry Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Book-Entry Certificate was reduced upon such transfer.

            (ii) Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate After the Restricted Period. If, after the Restricted Period, a Certificate Owner of an interest in a Rule 144A Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Book-Entry Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in a Regulation S Book-Entry Certificate only upon compliance with the provisions of this Section 5.02(b)(ii). Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant (and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be) to be credited with, and the account of the Depository Participant to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit N hereto given by the Certificate Owner that is transferring such interest, the Certificate Registrar as custodian of the Book-Entry Certificates shall reduce the Denomination of the Rule 144A Book-Entry Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred and, concurrently with such reduction, increase the Denomination of the Regulation S Book-Entry Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Book-Entry Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Book-Entry Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Book-Entry Certificate was reduced upon such transfer.

            (iii) Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate. If the Certificate Owner of an interest in a Regulation S Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Regulation S Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Rule 144A Book-Entry Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate only upon compliance with the provisions of this Section 5.2(b)(iii). Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in the Rule 144A Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Book-Entry Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant to be credited with, and the account of the Depository Participant (or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be debited for such beneficial interest, and (3) with respect to a transfer of a beneficial interest in the Regulation S Book-Entry Certificate for a beneficial interest in the related Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit O hereto given by the Certificate Owner, or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar, as custodian of the Book-Entry Certificates, shall reduce the Denomination of the Regulation S Book-Entry Certificate by the Denomination of the beneficial interest in the Regulation S Book-Entry Certificate to be transferred, and, concurrently with such reduction, increase the Denomination of the Rule 144A Book-Entry Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Book-Entry Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Rule 144A Book-Entry Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Book-Entry Certificate was reduced upon such transfer.

            (iv) Transfers Within Regulation S Book-Entry Certificates During Restricted Period. If, during the Restricted Period, the Certificate Owner of an interest in a Regulation S Book-Entry Certificate wishes at any time to transfer its beneficial interest in such Certificate to a Person who wishes to take delivery thereof in the form of a Regulation S Book-Entry Certificate, such Certificate Owner may transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate only upon compliance with the provisions of this Section 5.02(b)(iv) and all Applicable Procedures. Upon receipt by the Certificate Registrar at its Registrar Office of (1) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in such Regulation S Book-Entry Certificate in an amount equal to the Denomination of the beneficial interest to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant to be credited with, and the account of the Depository Participant (or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be) to be debited for, such beneficial interest and (3) a certificate in the form of Exhibit P hereto given by the transferee, the Certificate Registrar, as custodian of the Book-Entry Certificates, shall debit the account of the transferring Regulation S Certificateholder and credit or cause to be credited to the account of the Person specified in such instructions (who shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a beneficial interest in the Regulation S Book-Entry Certificate having a Denomination equal to the amount specified in such instructions by which the account to be debited was reduced upon such transfer.

            (v) Transfers of Book-Entry Certificates to Definitive Certificates. Any and all transfers from a Book-Entry Certificate to a transferee wishing to take delivery in the form of a Definitive Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Definitive Certificate described on the face of such Certificate, and such transferee agrees that it will transfer such Definitive Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this
      Section 5.02(b)(v).

                  (A) Transfers of a beneficial interest in a Book-Entry
            Certificate to an Institutional Accredited Investor will require delivery of such Certificate to the transferee in the form of a Definitive Certificate and the Certificate Registrar shall register such transfer only if prior to the transfer (i) two years have expired after the later of the Closing Date or the last date on which the Depositor or any Affiliate thereof held such Certificate, or (ii) such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter in the form of Exhibit C attached hereto to the effect that the transfer is being made to an Institutional Accredited Investor in accordance with an applicable exemption under the Act, and (2) if required by the Certificate Registrar, an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act.

                  (B) Transfers of a beneficial interest in a Book-Entry
            Certificate to a Regulation S Investor wishing to take delivery in the form of a Definitive Certificate will be registered by the Certificate Registrar only if the transferor has provided the Certificate Registrar with a certificate in the form of Exhibit P attached hereto. Transfers of a beneficial interest in a Book-Entry Certificate to a Qualified Institutional Buyer wishing to take delivery in the form of a Definitive Certificate will be registered by the Certificate Registrar only if such transferee furnishes to the Certificate Registrar an Investment Representation Letter in the form of Exhibit C attached hereto to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A under the Act.

                  (C) Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Book-Entry Certificate to a Definitive Certificate pursuant to subparagraph (B) above shall be made prior to the expiration of the Restricted Period. Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Book-Entry Certificate (or on a continuation of such schedule affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Book-Entry Certificate equal to the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

            (vi) Transfers of Definitive Certificates to the Book-Entry Certificates. If a Holder of a Definitive Certificate (other than a Class S Certificate) wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Book-Entry Certificate or the related Rule 144A Book-Entry Certificate, such transfer may be effected only in accordance with the Applicable Procedures, and this Section 5.02(b)(vi). Upon receipt by the Certificate Registrar at the Registrar Office of (1) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(d), (2) written instructions given in accordance with the Applicable Procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited to another specified Depository Participant's account a beneficial interest in such Regulation S Book-Entry Certificate or such Rule 144A Book-Entry Certificate, as the case may be, in an amount equal to the Denomination of the Definitive Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Depository Participant (and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be) to be credited with such beneficial interest, and (4) (x) if delivery is to be taken in the form of a beneficial interest in the Regulation S Book-Entry Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, if delivery is to be taken in the form of a beneficial interest in the Rule 144A Book-Entry Certificate, the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder, and the Certificate Registrar, as custodian of the Book-Entry Certificates, shall increase the Denomination of the Regulation S Book-Entry Certificate or the Rule 144A Book-Entry Certificate, as the case may be, by the Denomination of the Definitive Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions (who, in the case of any increase in the Regulation S Book-Entry Certificate during the Restricted Period, shall be a Depository Participant acting for or on behalf of Euroclear or Clearstream, or both, as the case may be) a corresponding Denomination of the Rule 144A Book-Entry Certificate or the Regulation S Book-Entry Certificate, as the case may be.

            It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Book-Entry Certificate.

            (vii) Transfers of Definitive Certificates to Definitive Certificates. Any and all transfers from a Definitive Certificate to a transferee wishing to take delivery in the form of a Definitive Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Definitive Certificate described on the face of such Certificate, and such transferee agrees that it will transfer such Definitive Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with procedures substantially consistent with those set forth in Section 5.02(b)(v), provided, however, that any such transfer of a Class S Certificate shall be made only to a transferee that is a Qualified Institutional Buyer.

            (viii) An exchange of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate or Certificates, an exchange of a Definitive Certificate or Certificates for a beneficial interest in the Book-Entry Certificate and an exchange of a Definitive Certificate or Certificates for another Definitive Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and in the case of the Book-Entry Certificates, so long as the Book-Entry Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

            Any purported or attempted transfer of a Non-Registered Certificate in violation of the provisions of this Section 5.02(b) shall be null and void ab initio and shall vest no rights in any purported transferee.

            Unless the Non-Registered Certificates have been registered under the Securities Act, each of the Non-Registered Certificates shall bear a legend substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

            THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (d) (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

            THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A CLASS S CERTIFICATE OR A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

            (c) With respect to the ERISA Restricted Certificates and the Class S Certificates, no sale, transfer, pledge or other disposition of any such Certificate shall be made unless the Certificate Registrar shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit F attached hereto, to the effect that such proposed purchaser or transferee is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation ss. 2510.3-101), other than, except in the case of the Class S Certificates, an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 or (ii) if such Certificate, other than a Class S Certificate, which may be held only by a person not described in (a) or (b) above, is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt "prohibited transaction" within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Paying Agent, the Certificate Registrar, the Servicer, the Special Servicer, the Underwriters, the Initial Purchasers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement. The Certificate Registrar shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Certificate or Class S Certificate unless the Certificate Registrar has received either the representation letter described in clause (i) above or in the case of an ERISA Restricted Certificate, the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, the Servicer, the Special Servicer, the Trustee, the Paying Agent, the Underwriters, the Initial Purchasers, the Certificate Registrar or the Trust Fund. Each Certificate Owner of an ERISA Restricted Certificate or Class S Certificate shall be deemed to represent that it is not a Person specified in clauses (a) or
(b) above. Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates or Class S Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.02(c) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

            So long as any of the Class of Certificates remains outstanding, the Servicer or the Special Servicer, as applicable, will make available, or cause to be made available, upon request, to any Holder and any Person to whom any such Certificate of any such Class of Certificates may be offered or sold, transferred, pledged or otherwise disposed of by such Holder, information with respect to the Servicer, the Special Servicer or the Mortgage Loans necessary to the provision of an Opinion of Counsel described in this Section 5.02(c).

            (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Paying Agent under clause (ii) below to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

                  (A) (i) No Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan, including any entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulations ss. 2510.3-101 (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and (ii) each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and in each case shall promptly notify the Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status;

                  (B) In connection with any proposed Transfer of any Ownership
            Interest in a Residual Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Residual Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached hereto as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is a Permitted Transferee and is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of this Section 5.02(c) and agrees to be bound by them;

                  (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (b) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person or is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected; and

                  (D) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Residual Certificate and (2) not to transfer its Ownership Interest in such Residual Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached hereto as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

            (ii) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 5.02(c) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. None of the Trustee, the Servicer, the Authenticating Agent and the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement; provided, however, that the Certificate Registrar shall be under such liability for a registration of Transfer of a Residual Certificate if it has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person in violation of Section 5.02(c)(i)(C) above or is not a Permitted Transferee.

            (iii) The Paying Agent shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information in its possession and necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization or Agent thereof, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate.

            (d) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the Holder of any Definitive Certificate may transfer or exchange the same in whole or in part (with a Denomination equal to any authorized denomination) by surrendering such Certificate at the Registrar Office or at the office of any successor Certificate Registrar or transfer agent appointed by the Certificate Registrar, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange in the case of exchange. Subject to the restrictions on transfer set forth in this Section 5.02 and Applicable Procedures, any Certificate Owner owning a beneficial interest in a Non-Registered Certificate may cause the Certificate Registrar to request that the Depository exchange such Certificate Owner's beneficial interest in a Book-Entry for a Definitive Certificate or Certificates. Following a proper request for transfer or exchange, the Certificate Registrar shall, within 5 Business Days of such request if made at such Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at such Registrar Office or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, a Definitive Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Definitive Certificate shall not be valid unless made at the Registrar Office or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

            (e) In the event a Responsible Officer of the Certificate Registrar becomes aware that a Definitive Certificate (other than a Definitive Certificate issued in exchange for a Certificate representing an interest in the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-1A, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class X-1 or Class X-2 Certificates) or a beneficial interest in a Book-Entry Certificate representing a Non-Registered Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Definitive Certificate or beneficial interest in such Book-Entry Certificate to an Eligible Investor within 14 days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

            (f) The Certificate Registrar shall provide an updated copy of the Certificate Register to the Trustee, the Paying Agent, the Servicer, the Special Servicer and the Depositor upon written request.

            (g) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 except as provided below. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. With respect to any transfer or exchange of any Certificate, the Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            (h) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall hold such canceled Certificates in accordance with its standard procedures.

            Section 5.03 Book-Entry Certificates. (a) The Regular Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in subsection (c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.02(d) above or subsection (c) below, shall not be entitled to Definitive Certificates in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            (b) The Trustee, the Paying Agent, the Servicer, the Special Servicer, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Paying Agent may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

            (c) If (i)(A) the Depositor advises the Trustee, the Paying Agent and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to the Book-Entry Certificates and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee, the Paying Agent and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository, the Paying Agent shall notify the affected Certificate Owners, through the Depository with respect to all, any Class or any portion of any Class of the Certificates or (iii) the Certificate Registrar determines that Definitive Certificates are required in accordance with the provisions of Section 5.03(e), of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the Book-Entry Certificates by the Depository or any custodian acting on behalf of the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, within 5 Business Days of such request if made at the Registrar Office, or within 10 Business Days if made at the office of a transfer agent (other than the Certificate Registrar), the Definitive Certificates to the Certificate Owners identified in such instructions. None of the Depositor, the Servicer, the Trustee, the Paying Agent, the Special Servicer, the Authenticating Agent and the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Certificates, the registered Holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            (d) The Book-Entry Certificates (i) shall be delivered by the Certificate Registrar to the Depository, or pursuant to the Depository's instructions, and shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

            Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of
            DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

            The Book-Entry Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

            (e) If the Trustee has instituted or if the Special Servicer or the Servicer, on the Trustee's behalf, has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of all or any portion of the Certificates evidenced by Book-Entry Certificates, the Trustee may in its sole discretion determine that such Certificates shall no longer be represented by such Book-Entry Certificates. In such event, the Certificate Registrar will execute, the Authenticating Agent will authenticate and the Certificate Registrar will deliver, in exchange for such Book-Entry Certificates, Definitive Certificates in a Denomination equal to the aggregate Denomination of such Book-Entry Certificates to the party so requesting such Definitive Certificates. In such event, the Certificate Registrar shall notify the affected Certificate Owners and make appropriate arrangements for the effectuation of the purpose of this clause.

            (f) Upon acceptance for exchange or transfer of a beneficial interest in a Book-Entry Certificate for a Definitive Certificate, as provided herein, the Certificate Registrar shall endorse on a schedule affixed to the related Book-Entry Certificate (or on a continuation of such schedule affixed to such Book-Entry Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Book-Entry Certificate equal to the Denomination of such Definitive Certificate issued in exchange therefor or upon transfer thereof.

            (g) If a Holder of a Definitive Certificate (other than a Definitive Certificate that is a Class S Certificate) wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Book-Entry Certificate, such transfer may be effected only in accordance with Applicable Procedures, Section 5.02(b) and this Section 5.03(g). Upon receipt by the Certificate Registrar at the Registrar Office of
(i) the Definitive Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), and all required items pursuant to Section 5.02(b)(v), the Certificate Registrar shall cancel such Definitive Certificate, execute and deliver a new Definitive Certificate for the Denomination of the Definitive Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar as custodian of the Book-Entry Certificates shall increase the Denomination of the related Book-Entry Certificate by the Denomination of the Definitive Certificate to be so transferred, and credit or cause to be credited to the account of the Person specified in such instructions a corresponding Denomination of such Book-Entry Certificate.

            Section 5.04 Mutilated, Destroyed, Lost or Stolen Certificates. If
(i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.05 Persons Deemed Owners. Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Paying Agent, the Trustee, the Certificate Registrar and any agents of any of them may treat the person in whose name such Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, except as and to the extent provided in the definition of "Certificateholder," and none of the Depositor, the Servicer, the Special Servicer, the Paying Agent, the Trustee, the Certificate Registrar and any agent of any of them shall be affected by notice to the contrary except as provided in Section 5.02(d).

            Section 5.06 Certificate Ownership Certification. To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Paying Agent shall make such determination based on a certificate of such Person which shall be addressed to the Paying Agent and shall specify, in reasonable detail satisfactory to the Paying Agent, such Person's name and address, the Class and Certificate Balance or Notional Amount of the Regular Certificate beneficially owned, and any intermediaries through which such Person's interest in such Regular Certificate is held (any such certification, other than one which the Paying Agent shall refuse to recognize pursuant to the following procedures, a "Certificate Ownership Certification"); provided, however, that the Paying Agent shall not knowingly recognize such Person as a Certificate Owner if such Person, to the actual knowledge of a Responsible Officer of such party, acquired its interest in a Regular Certificate in violation of the transfer restrictions herein, or if such Person's certification that it is a Certificate Owner is in direct conflict with information obtained by the Paying Agent from the Depository or any Depository Participant with respect to the identity of a Certificate Owner; provided, however, that to the extent the Paying Agent is required to obtain such Certificate Owner information from the Depository or any Depository Participant, the Paying Agent shall be reimbursed for any cost or expense in obtaining such information from the Distribution Account. The Paying Agent may conclusively rely on such Certificate Ownership Certification. The Servicer will only be required to acknowledge the status of any Person as a Certificateholder or Certificate Owner to the extent that the Paying Agent, at the request of the Servicer, identifies such Person as a Certificateholder or Certificate Owner.

            Section 5.07 Appointment of Paying Agent.

            (a) Wells Fargo Bank, National Association is hereby initially appointed Paying Agent to act on the Trustee's behalf in accordance with the terms of this Agreement. If the Paying Agent resigns or is terminated, the Trustee shall appoint a successor Paying Agent which may be the Trustee or an Affiliate thereof to fulfill the obligations of the Paying Agent hereunder which must be (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) an institution whose long-term senior unsecured debt is rated "Aa3" by Moody's and "AA-" by S&P (or such entity as would not, as evidenced in writing by such Rating Agency, result in the qualification, downgrading or withdrawal of any of the ratings then assigned thereby to the Certificates).

            (b) The Paying Agent may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

            (c) The Paying Agent, at the expense of the Trust Fund (but only if such amount constitutes "unanticipated expenses of the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii)), may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.

            (d) The Paying Agent shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

            (e) The Paying Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Paying Agent of its duties or obligations hereunder.

            (f) The Paying Agent shall not be responsible for any act or omission of the Trustee, the Servicer or the Special Servicer or of the Depositor.

                               [End of Article V]

                                   ARTICLE VI

                          THE DEPOSITOR, THE SERVICER,
                            THE SPECIAL SERVICER AND
                         THE DIRECTING CERTIFICATEHOLDER

            Section 6.01 Liability of the Depositor, the Servicer and the Special Servicer. The Depositor, the Servicer and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Servicer and the Special Servicer herein.

            Section 6.02 Merger, Consolidation or Conversion of the Depositor, the Servicer or the Special Servicer. (a) Subject to subsection (b) below, the Depositor, the Servicer and the Special Servicer each will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            (b) The Depositor, the Servicer and the Special Servicer each may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Servicer or the Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, the Servicer or the Special Servicer, shall be the successor of the Depositor, the Servicer and the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the Servicer or the Special Servicer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that such merger, consolidation or succession will not result in a withdrawal, downgrading or qualification of the then-current ratings of the Classes of Certificates that have been so rated (as evidenced by a letter to such effect from each Rating Agency).

            Section 6.03 Limitation on Liability of the Depositor, the Servicer, the Special Servicer and Others. (a) None of the Depositor, the Servicer, the Special Servicer or any of the directors, officers, employees or agents of any of the foregoing shall be under any liability to the Trust, the Certificateholders or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer, the Special Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Depositor, the Servicer and the Special Servicer and any director, officer, member, manager, employee or agent of the Depositor, the Servicer or the Special Servicer may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer, the Special Servicer and any director, officer, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation, warranty or covenant made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its directors, officers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law. Each of the Servicer and the Special Servicer may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer's certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the Servicer or the Special Servicer to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

            (b) None of the Depositor, the Servicer and the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust Fund; provided, however, that the Depositor, the Servicer or the Special Servicer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Servicer and the Special Servicer shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans and Companion Loans on deposit in the Certificate Account, as provided by Section 3.05(a).

            (c) Each of the Servicer and the Special Servicer agrees to indemnify the Depositor, the Trustee, the Paying Agent and the Trust and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of the Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Trustee, the Paying Agent or the Depositor, as the case may be, shall immediately notify the Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Paying Agent or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Servicer or the Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Servicer's, or the Special Servicer's, as the case may be, defense of such claim is materially prejudiced thereby.

            (d) Each of the Trustee and the Paying Agent, respectively (and not jointly and severally) agrees to indemnify the Servicer and the Special Servicer and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of the Trustee or the Paying Agent, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee or the Paying Agent, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided, that such indemnity shall not cover indirect or consequential damages. The Servicer or the Special Servicer, as the case may be, shall immediately notify the Trustee and the Paying Agent, respectively, if a claim is made by a third party with respect to this Agreement, whereupon the Trustee or the Paying Agent shall assume the defense of such claim (with counsel reasonably satisfactory to the Servicer or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee or the Paying Agent shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee's or the Paying Agent's defense of such claim is materially prejudiced thereby.

            (e) The Depositor agrees to indemnify the Servicer and the Special Servicer and any director, officer, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misfeasance, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided, that such indemnity shall not cover indirect or consequential damages. The Servicer or the Special Servicer, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to the Servicer or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor's defense of such claim is materially prejudiced thereby.

            The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the Servicer, the Trustee, the Paying Agent and the Special Servicer.

            Section 6.04 Depositor, Servicer and Special Servicer Not to Resign. Subject to the provisions of Section 6.02, neither the Servicer nor the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that such party's duties hereunder are no longer permissible under applicable law or (b) in the case of the Servicer, upon the appointment of, and the acceptance of such appointment by, a successor Servicer and receipt by the Trustee of written confirmation from each applicable Rating Agency that such resignation and appointment will not cause such Rating Agency to downgrade, withdraw or qualify any of the then current ratings assigned by such Rating Agency to any Class of Certificates. Only the Servicer shall be permitted to resign pursuant to clause (b) above. Any such determination permitting the resignation of the Servicer or the Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and the Directing Certificateholder. No such resignation by the Servicer or the Special Servicer shall become effective until the Trustee or a successor Servicer shall have assumed the Servicer's or Special Servicer's, as applicable, responsibilities and obligations in accordance with Section 7.02. Upon any termination or resignation of the Servicer hereunder, the Servicer shall have the right and opportunity to appoint any successor Servicer with respect to this
Section 6.04, provided that such successor Servicer is approved by the Directing Certificateholder, such approval not to be unreasonably withheld.

            Section 6.05 Rights of the Depositor in Respect of the Servicer and the Special Servicer. The Depositor may, but is not obligated to, enforce the obligations of the Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer and the Special Servicer hereunder or exercise the rights of the Servicer or Special Servicer, as applicable, hereunder; provided, however, that the Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Servicer or the Special Servicer and is not obligated to supervise the performance of the Servicer or the Special Servicer under this Agreement or otherwise.

            Section 6.06 The Servicer and the Special Servicer as Certificate Owner. The Servicer, the Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of "Certificateholder") the same rights it would have if it were not the Servicer, the Special Servicer or an Affiliate thereof.

            Section 6.07 The Directing Certificateholder, the Highland Hotel Portfolio B Note Representative and the Poipu Shopping Village B Note Representative. The Directing Certificateholder shall be entitled to advise (1) the Special Servicer with respect to all Specially Serviced Mortgage Loans, (2) the Special Servicer and the Servicer with respect to Non-Specially Serviced Mortgage Loans as to which the Servicer must obtain the consent or deemed consent of the Special Servicer, and (3) the Special Servicer with respect to all Mortgage Loans for which an extension of maturity is being considered by the Special Servicer or by the Servicer subject to consent or deemed consent of the Special Servicer, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, Section 3.08(f) and the second paragraph of this Section 6.07, the Servicer or Special Servicer, as applicable, shall not be permitted to take any of the following actions as to which the Directing Certificateholder has objected in writing within ten (10) Business Days (or, prior to the occurrence and continuance of a related Control Appraisal Event with respect to the Highland Hotel Portfolio Whole Loan and the Poipu Shopping Village Whole Loan, thirty (30) days) of being notified thereof (provided that if such written objection has not been received by the Servicer or the Special Servicer, as applicable, within such ten (10) Business Day period (or, prior to the occurrence and continuance of a related Control Appraisal Event with respect to the Highland Hotel Portfolio Whole Loan and the Poipu Shopping Village Whole Loan, thirty (30) day period), then the Directing Certificateholder (or, the applicable B Note Representative) will be deemed to have waived its right to object):

            (i) any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans as come into and continue in default;

            (ii) any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan or any extension of the maturity date of any Mortgage Loan;

            (iii) any sale of a Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Trust Fund) for less than the applicable Purchase Price;

            (iv) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

            (v) any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan, or any consent to either of the foregoing, other than required pursuant to the specific terms of the related Mortgage Loan;

            (vi) any waiver of a "due-on-sale" or "due-on-encumbrance" clause with respect to a Mortgage Loan or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

            (vii) any property management company changes or franchise changes with respect to a Mortgage Loan for which the Servicer is required to consent or approve;

            (viii) releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the Mortgage Loans with no material lender discretion;

            (ix) any acceptance of an assumption agreement releasing a Mortgagor from liability under a Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan;

            (x) any determination of an Acceptable Insurance Default;

            (xi) with respect to the Highland Hotel Portfolio Whole Loan and the Poipu Shopping Village Whole Loan, any approval of a material capital expenditure, if the mortgagee's approval is required under the Mortgage Loan documents; and

            (xii) with respect to the Highland Hotel Portfolio Whole Loan and the Poipu Shopping Village Whole Loan, any adoption or approval of a plan in bankruptcy of the Mortgagor.

provided that, in the event that the Special Servicer or Servicer (in the event the Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), the Special Servicer or Servicer, as applicable may take any such action without waiting for the Directing Certificateholder's or the applicable B Note Representative's response.

            In addition, the Directing Certificateholder, subject to any rights, if any, of the related Companion Holder to advise the Special Servicer with respect to the related Loan Pair pursuant to the terms of the related Intercreditor Agreement may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan, as the Directing Certificateholder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction, and no objection contemplated by the preceding paragraph, may require or cause the Special Servicer to violate any provision of this Agreement or the REMIC Provisions, including without limitation the Special Servicer's obligation to act in accordance with the Servicing Standards, or materially expand the scope of the Special Servicer's responsibilities hereunder or cause the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Special Servicer is not in the best interests of the Certificateholders.

            With respect to the Highland Hotel Portfolio Whole Loan, to the extent a Highland Hotel Portfolio Control Appraisal Event has not occurred or, if occurring, is no longer continuing, the Highland Hotel Portfolio B Note Representative, instead of the Directing Certificateholder, will have the rights of the Directing Certificateholder described in the two preceding paragraphs above insofar as it relates solely to the Highland Hotel Portfolio Whole Loan. With respect to the Poipu Shopping Village Whole Loan, to the extent a Poipu Shopping Village Control Appraisal Event has not occurred or, if occurring, is no longer continuing, the Poipu Shopping Village B Note Representative, instead of the Directing Certificateholder, will have the rights of the Directing Certificateholder described in the two preceding paragraphs above insofar as it relates solely to the Poipu Shopping Village Whole Loan.

            In the event the Special Servicer or Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or related B Note Representative or any advice from the Directing Certificateholder or the related B Note Representative would otherwise cause the Special Servicer or Servicer, as applicable, to violate the terms of this Agreement, including without limitation, the Servicing Standards, the Special Servicer or Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Certificateholder (and with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative), the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor.

            The Directing Certificateholder (and prior to the occurrence and continuance of the applicable Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) shall have no liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Certificateholder (and prior to the occurrence and continuance of the applicable Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) shall not be protected against any liability to the Controlling Class Certificateholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder (and prior to the occurrence and continuance of the applicable Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class (or with respect to the Highland Hotel Portfolio B Note Representative and the Poipu Shopping Village B Note Representative, the interests of the Highland Hotel Portfolio Companion Loan and the Poipu Shopping Village Companion Loan, respectively) over other Classes of the Certificates, and that the Directing Certificateholder (and prior to the occurrence and continuance of the applicable Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Directing Certificateholder (and prior to the occurrence and continuance of the applicable Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) may act solely in the interests of the Holders of the Controlling Class including the Holders of the Controlling Class (or with respect to the Highland Hotel Portfolio B Note Representative and the Poipu Shopping Village B Note Representative, the interests of the Highland Hotel Portfolio Companion Loan and the Poipu Shopping Village Companion Loan, respectively), that the Directing Certificateholder does not have any duties or liability to the Holders of any Class of Certificates other than the Controlling Class that the Highland Hotel Portfolio B Note Representative and the Poipu Shopping Village B Note Representative does not have any duties or liability to the Holders of any Class of Certificates, that the Directing Certificateholder (and prior to the occurrence and continuance of the applicable Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the Controlling Class including the Holders of the Controlling Class (or with respect to the Highland Hotel Portfolio B Note Representative and the Poipu Shopping Village B Note Representative, the interests of the Highland Hotel Portfolio Companion Loan and the Poipu Shopping Village Companion Loan, respectively), and that the Directing Certificateholder (and prior to the occurrence and continuance of the applicable Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder (and prior to the occurrence and continuance of the applicable Control Appraisal Event, with respect to the Highland Hotel Portfolio Whole Loan or Poipu Shopping Village Whole Loan, the applicable B Note Representative) or any director, officer, employee, agent or principal thereof for having so acted.

                               [End of Article VI]

                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default; Servicer and Special Servicer Termination. (a) "Event of Default," wherever used herein, means any one of the following events:

            (i) (A) any failure by the Servicer to make any deposit required to be made by the Servicer to the Certificate Account on the day and by the time such deposit is required to be made under the terms of this Agreement, which failure is not remedied within one Business Day or (B) any failure by the Servicer to deposit into, or remit to the Paying Agent for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

            (ii) any failure by the Special Servicer to deposit into the REO Account, within two Business Days after such deposit is required to be made or to remit to the Servicer for deposit into the Certificate Account or to deposit into, or to remit to the Paying Agent for deposit into, the Lower-Tier Distribution Account any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

            (iii) any failure on the part of the Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of 30 days (15 days in the case of the Servicer's failure to make a Servicing Advance or 15 days in the case of a failure to pay the premium for any insurance policy required to be maintained hereunder) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Servicer or the Special Servicer, as the case may be, by any other party hereto, or (B) to the Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25%; provided, however, if such failure is capable of being cured and the Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 30 days; or

            (iv) any breach on the part of the Servicer or the Special Servicer of any representation or warranty contained in Section 3.24 or Section 3.25, as applicable, which materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Servicer or the Special Servicer, as the case may be, by the Depositor, the Paying Agent or the Trustee, or to the Servicer, the Special Servicer, the Depositor, the Paying Agent and the Trustee by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25%; provided, however, if such breach is capable of being cured and the Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional 30 days; or

            (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

            (vi) the Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

            (vii) the Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

            (viii) a Servicing Officer of the Servicer or Special Servicer, as applicable, obtains actual knowledge that Moody's has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (B) has placed one or more Classes of Certificates on "watch status" in contemplation of a ratings downgrade or withdrawal (and such "watch status" placement shall not have been withdrawn within 60 days of the date such Servicing Officer obtained such actual knowledge) and, in the case of either of clauses (A) or (B), cited servicing concerns with the Servicer or Special Servicer, as applicable, as the sole or material factor in such rating action; or

            (ix) the Trustee has received written notice from S&P to the effect that the Servicer or Special Servicer has been removed from S&P's approved master servicer list or approved special servicer list, respectively, and any of the ratings assigned to the Certificates have been qualified, downgraded or withdrawn in connection with such removal.

            (b) If any Event of Default with respect to the Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee or the Depositor may, and at the written direction (of the Directing Certificateholder) or the Holders of Certificates entitled to at least 51% of the Voting Rights, the Trustee shall, terminate, by notice in writing to the Defaulting Party, with a copy of such notice to the Depositor, all of the rights (subject to Section 3.11 and Section 6.03) and obligations of the Defaulting Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a Certificateholder or Companion Holder, if applicable); provided, however, that the Defaulting Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Defaulting Party of such written notice except as otherwise provided in this Article VII, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of the Servicer and to the Servicer with respect to a termination of the Special Servicer pursuant to and under this Section, and, without limitation, the Trustee or Servicer, as applicable, is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Servicer and Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 20 Business Days subsequent to its receipt of the notice of termination) provide the Trustee or the Servicer, as applicable, with all documents and records requested by it to enable it to assume the Servicer's or the Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee or the Servicer, as applicable, in effecting the termination of the Servicer's or the Special Servicer's, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.03) hereunder, including, without limitation, the transfer within 5 Business Days to the Trustee or the Servicer, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Servicer to the Certificate Account or any Servicing Account (if it is the Defaulting Party) or by the Special Servicer to the REO Account (if it is the Defaulting Party) or thereafter be received with respect to the Mortgage Loans or any REO Property (provided, however, that the Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of the Special Servicer or the Servicer) or otherwise, and it and its directors, managers, officers, members, employees and agents shall continue to be entitled to the benefits of Section 3.11 and Section 6.03 notwithstanding any such termination).

            (c) If the Servicer receives notice of termination solely due to an Event of Default under Section 7.01(b) solely due to an Event of Default under
Section 7.01(a)(viii) through (x) and if the Servicer to be terminated pursuant to Section 7.01(b) provides the Trustee with the appropriate "request for proposal" materials within five (5) Business Days following such termination notice, then the Servicer shall continue to service as Servicer hereunder until a successor Servicer is selected in accordance with this Section 7.01(c). Upon receipt of the "request for proposal" materials, Trustee shall promptly thereafter (using such "request for proposal" materials provided by the Servicer pursuant to Section 7.01(b)) solicit good faith bids for the rights to service the Mortgage Loans and Companion Loans under this Agreement from at least three
(3) Persons qualified to act as Servicer hereunder in accordance with Sections
6.02 and 7.02 (any such Person so qualified, a "Qualified Bidder") or, if three
(3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee's request, the Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans and Companion Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Servicer. The materials provided to the Trustee shall provide for soliciting bids: (i) on the basis of such successor Servicer retaining all Sub-Servicers to continue the primary servicing of the Mortgage Loans and Companion Loans pursuant to the terms of the respective Sub-Servicing Agreements (each, a "Servicing-Retained Bid"); and (ii) on the basis of terminating each Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.22 (each, a "Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing-Released Bid) (the "Successful Bidder") to act as successor Servicer hereunder; provided, however, that if the Trustee does not receive confirmation in writing by each Rating Agency that the appointment of such Successful Bidder as successor Servicer will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any class of Certificates within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above-described 45-day time period) until such confirmation is obtained. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Servicer.

            Upon the assignment and acceptance of master servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing-Retained Bid, to the Servicer to be terminated pursuant to Section 7.01(b), the amount of such cash bid received from the Successful Bidder (net of "out-of-pocket" expenses incurred in connection with obtaining such bid and transferring servicing) and
(ii) if the successful bid was a Servicing-Released Bid, to the Servicer and each terminated Sub-Servicer its respective Bid Allocation.

            The Servicer to be terminated pursuant to Section 7.01(b) shall be responsible for all out-of-pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

            If the Successful Bidder has not entered into this Agreement as successor Servicer within the above-described time period or no Successful Bidder was identified within the above-described time period, the Servicer to be terminated pursuant to Section 7.01(b) shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this
Section 7.01(c). The Trustee thereafter may act or may select a successor to act as Servicer hereunder in accordance with Section 7.02.

            (d) The Directing Certificateholder shall be entitled to terminate the rights (subject to Section 3.11 and Section 6.03(d)) and obligations of the Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days' notice to the Special Servicer, the Servicer, the Paying Agent and the Trustee; such termination to be effective upon the appointment of a successor Special Servicer meeting the requirements of this Section 7.01(d). Upon a termination or resignation of such Special Servicer, the Directing Certificateholder shall appoint a successor Special Servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02 and
(ii) as evidenced in writing by each of the Rating Agencies, the proposed successor of such Special Servicer will not, in and of itself, result in a downgrading, withdrawal or qualification of the then-current ratings provided by the Rating Agencies in respect to any Class of then outstanding Certificates that is rated.

            (e) No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(d). All costs and expenses of any such termination made without cause shall be paid by the Holders of the Controlling Class.

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Servicer or the Special Servicer, as the case may be, either resigns pursuant to Subsection (a) of the first sentence of Section 6.04 or receives a notice of termination for cause pursuant to Section 7.01(a), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to the Servicer and the Servicer shall be the successor to the Special Servicer, until such successor to the Special Servicer is appointed by the Directing Certificateholder as provided in Section 7.01(d), as applicable, in all respects in its capacity as Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.03) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Servicer or Special Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party's failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor Servicer shall not affect any liability of the predecessor Servicer which may have arisen prior to its termination as Servicer, and the appointment of a successor Special Servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee or Servicer, as applicable, in its capacity as successor to the Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor Servicer or Special Servicer or for any losses incurred by the predecessor Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee or the Servicer, as applicable, be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor Servicer or Special Servicer, as the case may be. Subject to Section 3.11, as compensation therefor, the Trustee as successor Servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans or Companion Loans which the Servicer would have been entitled to if the Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to
Section 3.11, the Servicer as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder. Should the Trustee or the Servicer, as applicable, succeed to the capacity of the Servicer or the Special Servicer, as the case may be, the Trustee or the Servicer, as applicable, shall be afforded the same standard of care and liability as the Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor Servicer or successor Special Servicer, as the case may be, and not with respect to its role as Trustee or Servicer, as applicable, hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to the Servicer, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer by each Rating Agency, or if the Directing Certificateholder or the Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.04 and otherwise herein, as the successor to the Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer hereunder. No appointment of a successor to the Servicer or the Special Servicer hereunder shall be effective until the assumption in writing by the successor to the Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter and upon Rating Agency confirmation, and which appointment has been approved by the Directing Certificateholder, such approval not to be unreasonably withheld. Pending appointment of a successor to the Servicer or the Special Servicer hereunder, unless the Trustee or the Servicer, as applicable, shall be prohibited by law from so acting, the Trustee or the Servicer, as applicable, shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to the Servicer or Special Servicer as described herein, the Trustee or the Servicer, as applicable, may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor Servicer or successor Special Servicer, as the case may be, shall be in excess of that permitted the terminated Servicer or Special Servicer, as the case may be, hereunder. The Trustee, the Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor servicer.

            Section 7.03 Notification to Certificateholders. (a) Upon any resignation of the Servicer or the Special Servicer pursuant to Section 6.04, any termination of the Servicer or the Special Servicer pursuant to Section 7.01 or any appointment of a successor to the Servicer or the Special Servicer pursuant to Section 7.02, the Paying Agent shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

            (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) five (5) days after the Paying Agent would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Paying Agent shall transmit by mail to the Depositor and all Certificateholders notice of such occurrence, unless such default shall have been cured.

            Section 7.04 Waiver of Events of Default. The Holders of Certificates representing at least 66(2)/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default within 20 days of the receipt of notice from the Paying Agent of the occurrence of such Event of Default; provided, however, that an Event of Default under clause (i) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes. Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Event of Default by Certificateholders, the Trustee shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Event of Default prior to such waiver from the Trust Fund. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

            Section 7.05 Trustee as Maker of Advances. In the event that the Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days following such failure by the Servicer with respect to Servicing Advances resulting in an Event of Default under Section 7.01(a)(iii) hereof to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances pursuant to the Paying Agent's notice of failure pursuant to Section 4.03(a) unless such failure has been cured. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Servicer's rights with respect to Advances hereunder, including, without limitation, the Servicer's rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Servicer's default in its obligations hereunder); provided, however, that if Advances made by the Trustee and the Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

                              [End of Article VII]

                                  ARTICLE VIII

                   CONCERNING THE TRUSTEE AND THE PAYING AGENT

            Section 8.01 Duties of the Trustee and the Paying Agent. (a) The Trustee and the Paying Agent, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee and the Paying Agent contained in this Agreement shall not be construed as a duty.

            (b) The Trustee or the Paying Agent, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Paying Agent which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Paying Agent shall notify the party providing such instrument and requesting the correction thereof. The Trustee or the Paying Agent shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer or the Special Servicer or another Person, and accepted by the Trustee or the Paying Agent in good faith, pursuant to this Agreement.

            (c) No provision of this Agreement shall be construed to relieve the Trustee or the Paying Agent from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:

            (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

            (ii) Neither the Trustee nor the Paying Agent shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Paying Agent, respectively, unless it shall be proved that the Trustee or the Paying Agent, respectively, was negligent in ascertaining the pertinent facts; and

            (iii) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

            Section 8.02 Certain Matters Affecting the Trustee and the Paying Agent. Except as otherwise provided in Section 8.01:

            (i) The Trustee and the Paying Agent may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) The Trustee and the Paying Agent may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

            (iii) Neither the Trustee nor the Paying Agent shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Paying Agent, as applicable, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Trustee nor the Paying Agent shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

            (iv) Neither the Trustee nor the Paying Agent shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) Prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, neither the Trustee nor the Paying Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Paying Agent, respectively, not reasonably assured to the Trustee or the Paying Agent by the security afforded to it by the terms of this Agreement, the Trustee or the Paying Agent, respectively, may require reasonable indemnity from such requesting Holders against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

            (vi) The Trustee or the Paying Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Trustee or the Paying Agent of its duties or obligations hereunder;

            (vii) For all purposes under this Agreement, the Trustee shall not be deemed to have notice of any Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office, and such notice references the Certificates or this Agreement; and

            (viii) Neither the Trustee nor the Paying Agent shall be responsible for any act or omission of the Servicer or the Special Servicer (unless the Trustee is acting as Servicer or Special Servicer, as the case may be in which case the Trustee shall only be responsible for its own actions as Servicer or Special Servicer) or of the Depositor.

            Section 8.03 Trustee and Paying Agent Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee or the Paying Agent in Sections 2.02 and 2.05 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall be taken as the statements of the Depositor, the Servicer or the Special Servicer, as the case may be, and the Trustee or the Paying Agent assume no responsibility for their correctness. Neither the Trustee nor the Paying Agent makes any representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature, if any, of the Trustee or the Paying Agent set forth thereon) or of any Mortgage Loan or related document. Neither the Trustee nor the Paying Agent shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the Certificate Account or any other account by or on behalf of the Depositor, the Servicer, the Special Servicer or in the case of the Trustee, the Paying Agent (unless the Trustee is acting as Paying Agent). The Trustee and the Paying Agent shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer or the Special Servicer and accepted by the Trustee or the Paying Agent, in good faith, pursuant to this Agreement.

            Section 8.04 Trustee or Paying Agent May Own Certificates. The Trustee or the Paying Agent each in its individual capacity, not as Trustee or the Paying Agent, may become the owner or pledgee of Certificates, and may deal with the Depositor, the Servicer, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or Paying Agent.

            Section 8.05 Fees and Expenses of Trustee and Paying Agent; Indemnification of Trustee and Paying Agent. (a) As compensation for the performance of their respective duties hereunder, the Trustee will be paid the Trustee Fee equal to the Trustee's portion of one month's interest at the Trustee Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee. The Trustee Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. As to each Mortgage Loan and REO Loan, the Trustee Fee shall accrue from time to time at the Trustee's portion of Trustee Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan and a 360-day year consisting of twelve 30-day months. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder. No Trustee Fee shall be payable with respect to the Companion Loans.

            (b) The Trustee, the Paying Agent and any director, officer, employee or agent of the Trustee and the Paying Agent, respectively, shall be entitled to be indemnified and held harmless by the Trust Fund (to the extent of amounts on deposit in the Certificate Account or Lower-Tier Distribution Account from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor servicer or successor Special Servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, any act or omission of the Trustee or the Paying Agent, respectively, relating to the exercise and performance of any of the powers and duties of the Trustee or the Paying Agent, respectively, hereunder; provided, however, that none of the Trustee, the Paying Agent nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Paying Agent, respectively, in the normal course of the Trustee or the Paying Agent, respectively, performing its duties in accordance with any of the provisions hereof, which are not "unanticipated expenses of the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's or the Paying Agent's, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee or the Paying Agent, respectively, made herein. The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee or the Paying Agent, respectively, and appointment of a successor thereto. The foregoing indemnity shall also apply to the Paying Agent in its capacities of Certificate Registrar and Authenticating Agent.

            Section 8.06 Eligibility Requirements for Trustee and the Paying Agent. The Trustee and the Paying Agent hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the Servicer or the Special Servicer, as the case may be, pursuant to
Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) with respect to the Trustee only, an institution whose long-term senior unsecured debt is rated "AA-" by Fitch and S&P and "Aa3" by Moody's, (or such entity as would not, as evidenced in writing by such Rating Agency, result in the qualification, downgrading or withdrawal of any of the ratings then assigned thereby to the Certificates; provided that the Trustee shall not cease to be eligible to serve as such based on a failure to satisfy such rating requirements so long as the Trustee maintains a long-term unsecured debt rating of no less than "BBB" from each of S&P and Fitch and "Baa2" from Moody's (or such rating as would not, as evidenced in writing by such Rating Agency, result in a qualification, downgrading or withdrawal of any of the ratings assigned to the Certificates).

            If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Paying Agent administers the Upper-Tier REMIC and the Lower-Tier REMIC or in which the Trustee's office is located is in a state or local jurisdiction that imposes a tax on the Trust Fund on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Paying Agent or the Trustee, as applicable shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Upper-Tier REMIC and the Lower-Tier REMIC from a state and local jurisdiction that does not impose such a tax.

            Section 8.07 Resignation and Removal of the Trustee and Paying Agent. (a) The Trustee and the Paying Agent may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Servicer and the Special Servicer and to all Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or paying agent acceptable to the Servicer and the Directing Certificateholder by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Paying Agent and to the successor trustee or paying agent. A copy of such instrument shall be delivered to the Servicer, the Special Servicer, the Certificateholders and the Trustee or Paying Agent, as applicable, by the Depositor. If no successor trustee or paying agent shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Paying Agent may petition any court of competent jurisdiction for the appointment of a successor trustee.

            (b) If at any time the Trustee or Paying Agent shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the Servicer, or if at any time the Trustee or Paying Agent shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Paying Agent or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Paying Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Paying Agent (if different than the Trustee) shall fail (other than by reason of the failure of either the Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's or Paying Agent's, as applicable, reasonable control), to timely publish any report to be delivered, published or otherwise made available by the Trustee or Paying Agent pursuant to Section 4.02 and such failure shall continue unremedied for a period of five days, or if the Trustee or Paying Agent fails to make distributions required pursuant to Sections 3.05(c), 4.01 or 9.01, then the Depositor may remove the Trustee or Paying Agent, as applicable, and appoint a successor trustee or paying agent acceptable to the Servicer or paying agent acceptable to the Trustee or Paying Agent, as applicable, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Paying Agent so removed and to the successor trustee or paying agent in the case of the removal of the Trustee or Paying Agent. A copy of such instrument shall be delivered to the Servicer, the Special Servicer and the Certificateholders by the Depositor.

            (c) The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee or Paying Agent and appoint a successor trustee or paying agent by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Servicer, one complete set to the Trustee or Paying Agent so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by the Servicer.

            (d) Any resignation or removal of the Trustee or Paying Agent and appointment of a successor Trustee or Paying Agent pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor Trustee or Paying Agent as provided in Section 8.08.

            Upon any succession of the Trustee or Paying Agent under this Agreement, the predecessor Trustee or Paying Agent shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances). No Trustee or Paying Agent shall be personally liable for any action or omission of any successor Trustee or Paying Agent.

            Section 8.08 Successor Trustee or Paying Agent. (a) Any successor Trustee or Paying Agent appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Servicer, the Special Servicer and to its predecessor Trustee or Paying Agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Paying Agent shall become effective and such successor Trustee or Paying Agent without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Paying Agent herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a Custodian, which Custodian, at Custodian's option shall become the agent of the successor Trustee), and the Depositor, the Servicer, the Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Trustee all such rights, powers, duties and obligations, and to enable the successor Trustee to perform its obligations hereunder.

            (b) No successor trustee or successor paying agent shall, as applicable, accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor paying agent, as applicable, shall be eligible under the provisions of Section 8.06.

            (c) Upon acceptance of appointment by a successor trustee or successor paying agent as provided in this Section 8.08, the Servicer shall mail notice of the succession of such trustee or paying agent, as applicable, to the Depositor and the Certificateholders. If the Servicer fails to mail such notice within 10 days after acceptance of appointment by the successor trustee or successor paying agent, as applicable, such successor trustee or successor paying agent shall cause such notice to be mailed at the expense of the Servicer.

            Section 8.09 Merger or Consolidation of Trustee or Paying Agent. Any Person into which the Trustee or the Paying Agent may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Paying Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Paying Agent shall be the successor of the Trustee or the Paying Agent, as applicable, hereunder; provided, that, in the case of the Trustee, such successor Person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Trustee or the Paying Agent, as applicable, will provide notice of such event to the Servicer, the Special Servicer, the Depositor and the Rating Agencies.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider necessary or desirable. If the Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof. All co-trustee fees shall be payable out of the Trust Fund.

            (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

            (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

            Section 8.11 Appointment of Custodians. The Trustee may, with the consent of the Servicer, appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor or any Affiliate of the Depositor. Each Custodian shall be subject to the same obligations and standard of care as would be imposed on the Trustee hereunder in connection with the retention of Mortgage Files directly by the Trustee. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions.

            Section 8.12 Access to Certain Information. (a) On or prior to the date of the first sale of any Non-Registered Certificate to an Independent third party, the Depositor shall provide to the Paying Agent and the Trustee three copies of any private placement memorandum or other disclosure document used by the Depositor or its Affiliate in connection with the offer and sale of the Class of Certificates to which such Non-Registered Certificate relates. In addition, if any such private placement memorandum or disclosure document is revised, amended or supplemented at any time following the delivery thereof to the Trustee and the Paying Agent, the Depositor promptly shall inform the Trustee of such event and shall deliver to the Paying Agent and the Trustee a copy of the private placement memorandum or disclosure document, as revised, amended or supplemented. The Paying Agent (or with respect to item (ii)(j) below, the Trustee) shall maintain at its offices primarily responsible for administering the Trust Fund and shall, upon reasonable advance notice, make available during normal business hours for review by any Holder of a Certificate, the Depositor, the Servicer, the Special Servicer, any Rating Agency or any other Person to whom the Paying Agent (or the Trustee, if applicable) believes such disclosure is appropriate, originals or copies of the following items: (i) in the case of a Holder or prospective transferee of a Non-Registered Certificate, any private placement memorandum or other disclosure document relating to the Class of Certificates to which such Non-Registered Certificate belongs, in the form most recently provided to the Paying Agent and
(ii) in all cases (a) this Agreement and any amendments hereto entered into pursuant to Section 11.01, (b) all statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 4.02 since the Closing Date, (c) all Officer's Certificates delivered to the Paying Agent and the Trustee since the Closing Date pursuant to Section 3.13, (d) all accountants' reports delivered to the Trustee and the Paying Agent since the Closing Date pursuant to Section 3.14, (e) any inspection report prepared by the Servicer, Sub-Servicer or Special Servicer, as applicable, and delivered to the Trustee and the Paying Agent and Servicer in respect of each Mortgaged Property pursuant to Section 3.12(a), (f) as to each Mortgage Loan and Companion Loan pursuant to which the related Mortgagor is required to deliver such items or the Special Servicer has otherwise acquired such items, the most recent annual operating statement and rent roll of the related Mortgaged Property and financial statements of the related Mortgagor and any other reports of the Mortgagor collected by the Servicer, Sub-Servicer or Special Servicer, as applicable, and delivered to the Paying Agent pursuant to Section 3.12(c), together with the accompanying written reports to be prepared by the Special Servicer and delivered to the Paying Agent pursuant to Section 3.12(b), (g) any and all notices, reports and Environmental Assessments delivered to the Paying Agent with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and Companion Loan as to which the environmental testing contemplated by Section 3.09(c) revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was not satisfied (but only for so long as such Mortgaged Property or the related Mortgage Loan are part of the Trust Fund), (h) any and all modifications, waivers and amendments of the terms of a Mortgage Loan and Companion Loan entered into by the Servicer or the Special Servicer and delivered to the Paying Agent pursuant to Section 3.20 (but only for so long as the affected Mortgage Loan and Companion Loan is part of the Trust Fund), (i) any and all Officer's Certificates delivered to the Paying Agent to support the Servicer's determination that any P&I Advance or Servicing Advance was or, if made, would be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, as the case may be, (j) any and all of the Mortgage Loan and Companion Loan documents contained in the Mortgage File, (k) any and all Appraisals obtained pursuant to the definition of "Appraisal Reduction" herein, (l) information regarding the occurrence of Servicing Transfer Events as to the Mortgage Loans and (m) any and all Sub-Servicing Agreements and any amendments thereto and modifications thereof. Copies of any and all of the foregoing items will be available from the Paying Agent upon request; provided, however, that the Paying Agent (or the Trustee, if applicable) shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies, except in the case of copies provided to the Directing Certificateholder or the Rating Agencies, which shall be free of charge (except for extraordinary or duplicate requests). In addition, without limiting the generality of the foregoing, any Class J, Class K, Class L, Class M, Class N, Class P, Class Q and Class NR Certificateholder may upon request from the Paying Agent obtain a copy of any factual report (other than the Asset Status Report) delivered to the Rating Agencies under this Agreement. Nothing contained in this Section 8.12(a) shall be construed to limit the reports and information described on Exhibit M attached hereto and required to be delivered to the Directing Certificateholder without charge.

            (b) The Paying Agent shall make available to certain financial market publishers, which initially shall be Bloomberg, L.P., Trepp, LLC and Intex Solutions LLC on a monthly basis, all CMSA reports and any other reports required to be delivered by the Paying Agent pursuant to Article IV hereof. If any such information is provided on or before December 30, 2004, the Paying Agent shall make the Prospectus available to Bloomberg, L.P., Trepp, LLC and Intex.

            (c) Notwithstanding anything to the contrary herein, in addition to the reports and information made available and distributed pursuant to the terms of this Agreement (including the information set forth in Section 8.12(a)), the Paying Agent shall, in accordance with such reasonable rules and procedures as each may adopt (which may include the requirement that an agreement that provides that such information shall be used solely for purposes of evaluating the investment characteristics of the Certificates be executed), also provide the reports available to Certificateholders pursuant to Section 4.02, as well as certain additional information received by the Paying Agent, to any Certificateholder, the Underwriters, the Placement Agents, any Certificate Owner or any prospective investor identified as such by a Certificate Owner or Underwriter, that requests such reports or information; provided that the Paying Agent, as the case may be, shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of such reports or information.

            (d) With respect to any information furnished by the Paying Agent pursuant to this Section 8.12, the Paying Agent shall be entitled to indicate the source of such information and the Paying Agent may affix thereto any disclaimer it deems appropriate in its discretion. The Paying Agent shall notify Certificateholders of the availability of any such information in any manner as it, in its sole discretion, may determine. In connection with providing access to or copies of the items described in the preceding paragraph, the Paying Agent may require (a) in the case of Certificate Owners, a confirmation executed by the requesting Person substantially in form and substance reasonably acceptable to the Paying Agent, as applicable, generally to the effect that such Person is a beneficial holder of Certificates, is requesting the information solely for use in evaluating such Person's investment in the Certificates and will otherwise keep such information confidential and (b) in the case of a prospective purchaser, confirmation executed by the requesting Person in form and substance reasonably acceptable to the Paying Agent, generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information solely for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. The Paying Agent shall not be liable for the dissemination of information in accordance with this Agreement.

            Section 8.13 Representations and Warranties of the Trustee. (a) The Trustee hereby represents and warrants to the Depositor, the Servicer, the Paying Agent and the Special Servicer and for the benefit of the Certificateholders, as of the Closing Date, that:

            (i) The Trustee is a national banking association duly organized under the laws of the United States, duly organized, validly existing and in good standing under the laws thereof;

            (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee's charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

            (iii) The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee;

            (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee; and

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

            Section 8.14 Representations and Warranties of the Paying Agent.

            (a) The Paying Agent hereby represents and warrants to the Depositor, the Servicer and the Special Servicer, the Trustee and for the benefit of the Certificateholders, as of the Closing Date, that:

            (i) The Paying Agent is a national banking association duly organized under the laws of the United States, duly organized, validly existing and in good standing under the laws thereof;

            (ii) The execution and delivery of this Agreement by the Paying Agent, and the performance and compliance with the terms of this Agreement by the Paying Agent, will not violate the Paying Agent's charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

            (iii) The Paying Agent has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Paying Agent, enforceable against the Paying Agent in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Paying Agent is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Paying Agent's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Paying Agent to perform its obligations under this Agreement or the financial condition of the Paying Agent;

            (vi) No litigation is pending or, to the best of the Paying Agent's knowledge, threatened against the Paying Agent which would prohibit the Paying Agent from entering into this Agreement or, in the Paying Agent's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Paying Agent to perform its obligations under this Agreement or the financial condition of the Paying Agent; and

            (b) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Paying Agent, or compliance by the Paying Agent with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Paying Agent of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Paying Agent to perform its obligations hereunder.

                              [End of Article VIII]

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination upon Repurchase or Liquidation of All Mortgage Loans. Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Paying Agent, the Depositor, the Servicer, the Special Servicer and the Trustee (other than the obligations of the Paying Agent to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Paying Agent and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan or REO Property subject thereto or
(ii) the purchase or other liquidation by the Holders of the majority of the Controlling Class, the Special Servicer, the Servicer or the Holders of the Class LR Certificates, in that order of priority, of all the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund, (2) the Appraised Value of the Trust Fund's portion of each REO Property, if any, included in the Trust Fund (such Appraisals in clause (a)(2) to be conducted by an Independent MAI-designated appraiser selected and mutually agreed upon by the Servicer and the Trustee, and approved by more than 50% of the Voting Rights of the Classes of Certificates then outstanding (other than the Controlling Class unless the Controlling Class is the only Class of Certificates then outstanding)) (which approval shall be deemed given unless more than 50% of such Certificateholders object within 20 days of receipt of notice thereof) and (3) the reasonable out-of-pocket expenses of the Servicer with respect to such termination, unless the Servicer is the purchaser of such Mortgage Loans, minus
(b) solely in the case where the Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Servicing Fees, remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Servicer in connection with such purchase) and (iii) exchange by the Sole Certificateholder pursuant to the terms of the immediately succeeding paragraph, the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James's, living on the date hereof.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund as contemplated by clause (iii) of the first paragraph of this Section 9.01 by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Certificate Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Servicer, the Special Servicer, the Trustee and the Paying Agent hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Certificate Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(a), but only to the extent that such amounts are not already on deposit in the Certificate Account. In addition, the Servicer shall transfer all amounts required to be transferred to the Lower-Tier Distribution Account on the P&I Advance Date related to such Distribution Date in which the final distribution on the Certificates is to occur from the Certificate Account pursuant to the first paragraph of Section 3.04(b) (provided, however, that if the Loan Pair is secured by REO Property, the Trust Fund's portion of the REO Property which is being purchased pursuant to the foregoing, the portion of the above-described purchase price allocable to such Trust Fund's portion of REO Property shall initially be deposited into the related REO Account). Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class S and the Residual Certificates) on the final Distribution Date, the Trustee shall, upon receipt of a Request for Release from the Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with Section 9.02. Such transfers shall be subject to any rights of any Sub-Servicers to service or perform select servicing functions with respect to the Mortgage Loans. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the Class S and the Residual Certificates), plus accrued, unpaid interest with respect thereto, and the Trustee shall credit such amounts against amounts distributable in respect of such Certificates and Related Uncertificated Lower-Tier Interests.

            The obligations and responsibilities under this Agreement of the Depositor, the Servicer, the Special Servicer, the Trustee, the Paying Agent and the Companion Paying Agent shall terminate with respect to any Companion Loan to the extent (i) its related AB Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

            The Holders of the majority of the Controlling Class, the Special Servicer, the Servicer or the Holders of the Class LR Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any Mortgage Loan) and the Trust Fund's portion of each REO Property remaining in the Trust Fund as contemplated by clause (i) of the preceding paragraph by giving written notice to the Trustee, the Paying Agent and the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates may so elect to purchase all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund's portion of any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans set forth in the Preliminary Statement. In the event that the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates purchases all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, shall deposit in the Lower-Tier Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Certificate Account). In addition, the Servicer shall transfer to the Lower-Tier Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from the Certificate Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Certificate Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made, the Trustee shall release or cause to be released to the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund.

            For purposes of this Section 9.01, the Holders of the majority of the Controlling Class shall have the first option to terminate the Trust Fund, then the Special Servicer, then the Servicer, and then the Holders of the Class LR Certificates. For purposes of this Section 9.01, the Directing Certificateholder, with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

            Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Paying Agent by letter to Certificateholders and each Rating Agency and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

            After transferring the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(d) to the Upper-Tier Distribution Account, in each case pursuant to Section 3.04(b), and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Paying Agent shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier Distribution Account that are allocable to payments on the Class of Certificates so presented and surrendered and to the Holders of the Class S Certificates any amounts remaining on deposit in the Excess Interest Distribution Account. Amounts transferred from the Lower-Tier Distribution Account to the Upper-Tier Distribution Account as of the final Distribution Date (exclusive of any portion of such amounts payable or reimbursable to any Person pursuant to clause (ii) of Section 3.05(e)) shall be allocated for these purposes, in the amounts and in accordance with the priority set forth in Sections 4.01(b), 4.01(d) and 4.01(e) and shall be distributed in termination and liquidation of the Uncertificated Lower-Tier Interests and the Class LR Certificates in accordance with Sections 4.01(b), 4.01(d) and 4.01(e). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(g).

            Section 9.02 Additional Termination Requirements. In the event the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates purchases all of the Mortgage Loans and the Trust Fund's portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, which meet the definition of a "qualified liquidation" in Section 860F(a)(4) of the Code:

            (i) the Paying Agent shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the Upper-Tier REMIC's and the Lower-Tier REMIC's final Tax Return pursuant to Treasury Regulations Section 1.860F-1;

            (ii) during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Paying Agent on behalf of the Trustee shall sell all of the assets of the Trust Fund to the Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class LR Certificates, as applicable, for cash; and

            (iii) within such 90 day liquidation period and immediately following the making of the final payment on the Uncertificated Lower-Tier Interests and the Certificates, the Paying Agent shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class LR Certificates (in the case of the Lower-Tier REMIC) and the Class R Certificates (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust Fund and each of the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate at that time.

                               [End of Article IX]

                                    ARTICLE X

                           ADDITIONAL REMIC PROVISIONS

            Section 10.01 REMIC Administration. (a) The Paying Agent shall make elections or cause elections to be made to treat each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law. Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Uncertificated Lower-Tier Interests and the Certificates are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, each Class of the Regular Certificates shall be designated as the "regular interests" and the Class R Certificates shall be designated as the sole class of "residual interests" in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Uncertificated Lower-Tier Interests shall be designated as the "regular interests" and the Class LR Certificates shall be designated as the sole class of "residual interests" in the Lower-Tier REMIC. None of the Special Servicer, the Servicer nor the Trustee shall permit the creation of any "interests" (within the meaning of Section 860G of the Code) in the Lower-Tier REMIC or the Upper-Tier REMIC other than the foregoing interests.

            (b) The Closing Date is hereby designated as the "startup day" of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of
Section 860G(a)(9) of the Code.

            (c) The Paying Agent shall act on behalf of each REMIC in relation to any tax matter or controversy involving any REMIC and shall represent each REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys' or accountants' fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust Fund and the Paying Agent shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in the Certificate Account as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Paying Agent's willful misfeasance, bad faith or gross negligence. The Holder of the largest Percentage Interest in each of the (i) Class R and (ii) Class LR Certificates shall be designated, in the manner provided under Treasury Regulations Section 1.860F-4(d) and temporary Treasury Regulations Section 301.6231(a)(7)-1T, as the "tax matters person" of the (i) Upper-Tier REMIC and
(ii) the Lower-Tier REMIC, respectively. By their acceptance thereof, the Holders of the largest Percentage Interest in each of the (i) Class R and (ii) Class LR Certificates hereby agrees to irrevocably appoint the Paying Agent as their agent to perform all of the duties of the "tax matters person" for the (i) Upper-Tier REMIC and (ii) the Lower-Tier REMIC, respectively.

            (d) The Paying Agent shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder, and shall cause the Trustee to sign such Tax Returns in a timely manner. The ordinary expenses of preparing such returns shall be borne by the Trustee without any right of reimbursement therefor.

            (e) The Paying Agent shall provide or cause to be provided (i) to any Transferor of a Class R Certificate or Class LR Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate or Class LR Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an Agent thereof, to such Agent,
(ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) to the Internal Revenue Service on Form 8811, within 30 days after the Closing Date, the name, title, address and telephone number of the "tax matters person" who will serve as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder.

            (f) The Paying Agent shall take such actions and shall cause the Trust Fund to take such actions as are reasonably within the Paying Agent's control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Paying Agent to the extent reasonably requested by the Paying Agent to do so. Neither the Servicer nor the Special Servicer shall knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) result in the imposition of a tax upon the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property") (either such event an "Adverse REMIC Event") unless the Paying Agent receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Paying Agent determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of the Paying Agent or the Trustee) to the effect that the contemplated action will not, with respect to the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC created hereunder, endanger such status or, unless the Paying Agent determines in its sole discretion to indemnify the Trust Fund against such tax, result in the imposition of such a tax (not including a tax on "net income from foreclosure property"). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Paying Agent has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. The Paying Agent may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Paying Agent or the Trustee. At all times as may be required by the Code, the Paying Agent will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each of the Lower-Tier REMIC and the Upper-Tier REMIC as "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (g) In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates, except as provided in the last sentence of this Section 10.01(g); provided that with respect to the estimated amount of tax imposed on any "net income from foreclosure property" pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Paying Agent in writing), and shall remit to the Servicer such reserved amounts as the Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the Servicer shall withdraw from the Certificate Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by the Lower-Tier REMIC or the Upper-Tier REMIC (but such authorization shall not prevent the Paying Agent from contesting, at the expense of the Trust Fund (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Paying Agent is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any "prohibited transaction" under Section 860F(a) of the Code or the amount of any taxable contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in respect of "net income from foreclosure property") is paid to the Internal Revenue Service or applicable state or local tax authorities, the Paying Agent shall retain an equal amount from future amounts otherwise distributable to the Holders of Residual Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Uncertificated Lower-Tier REMIC Interests, to the Upper-Tier REMIC to the extent they are fully reimbursed for any Collateral Support Deficit arising therefrom and then to the Holders of the Class LR Certificates in the manner specified in
Section 4.01(b) and (y) in the case of the Upper-Tier REMIC, to the Holders of Class A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class NR, Class X-1 and Class X-2 Certificates, as applicable, in the manner specified in Section 4.01(a), to the extent they are fully reimbursed for any Collateral Support Deficit, arising therefrom and then to the Holders of the Class R Certificates. None of the Trustee, the Paying Agent, the Servicer or the Special Servicer shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misfeasance, bad faith, or negligence by such party.

            (h) The Paying Agent shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

            (i) Following the Startup Day, neither the Paying Agent nor the Trustee shall accept any contributions of assets to the Lower-Tier REMIC and the Upper-Tier REMIC unless the Paying Agent and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in the Lower-Tier REMIC or the Upper-Tier REMIC will not (i) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interests or Certificates are outstanding or (ii) subject any of the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (j) Neither the Paying Agent nor the Trustee shall enter into any arrangement by which the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services nor permit the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (k) Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the "latest possible maturity date" by which the Certificate Balance or Notional Amount of each Class of Certificates (other than the Class X-2 Certificates) representing a "regular interest" in the Upper-Tier REMIC and by which the Lower-Tier Principal Amount of each Class of Uncertificated Lower-Tier Interests representing a "regular interest" in the Lower-Tier REMIC would be reduced to zero is the Rated Final Distribution Date. The "latest possible maturity date" of the Class X-2 Certificates is the Class X-2 Termination Date.

            (l) None of the Trustee, the Paying Agent, the Servicer or the Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust Fund, (iii) the termination of the Trust Fund pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or III of this Agreement) or acquire any assets for the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC or sell or dispose of any investments in the Certificate Account or the REO Account for gain unless it has received an Opinion of Counsel that such sale, disposition or substitution will not (a) affect adversely the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (b) unless the Trustee, the Paying Agent, the Servicer or the Special Servicer, as applicable, has determined in its sole discretion to indemnify the Trust Fund against such tax, cause the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on "prohibited transactions" pursuant to the REMIC Provisions.

            Section 10.02 Use of Agents. (a) The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office. The Trustee may execute any of its obligations and duties under this
Article X either directly or by or through agents or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

            (b) The Paying Agent may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Paying Agent shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

            Section 10.03 Depositor, Servicer and Special Servicer to Cooperate with Paying Agent. (a) The Depositor shall provide or cause to be provided to the Paying Agent within ten (10) days after the Depositor receives a request from the Paying Agent, all information or data that the Paying Agent reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates.

            (b) The Servicer and the Special Servicer shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the Paying Agent in order to enable it to perform its duties hereunder.

            Section 10.04 Appointment of REMIC Administrators. (a) The Paying Agent may appoint at the Paying Agent's expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Paying Agent in performing the functions set forth in Section 10.01 herein. The Paying Agent shall cause any such REMIC Administrator to execute and deliver to the Paying Agent an instrument in which such REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Paying Agent from any of its obligations hereunder, and the Paying Agent shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Paying Agent and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Paying Agent hereby agrees to act in such capacity in accordance with the terms hereof. If Wells Fargo Bank, National Association is removed as Paying Agent, then Wells Fargo Bank, National Association shall be terminated as REMIC Administrator.

            (b) Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Paying Agent or the REMIC Administrator.

            (c) Any REMIC Administrator may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Certificate Registrar, the Paying Agent, the Servicer, the Special Servicer and the Depositor. The Paying Agent may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, the Servicer, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Paying Agent may appoint a successor REMIC Administrator, in which case the Paying Agent shall given written notice of such appointment to the Servicer and the Depositor and shall mail notice of such appointment to all Certificateholders; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Paying Agent.

                               [End of Article X]

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            Section 11.01 Amendment. (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Holders:

            (i) to cure any ambiguity to the extent that it does not materially and adversely affect any Certificateholder or Companion Holder;

            (ii) to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder;

            (iii) to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC, provided that the Trustee has received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder;

            (iv) to change the timing and/or nature of deposits into the Certificate Account, any Distribution Accounts or REO Account, provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to related Distribution Date, (b) such change shall not, as evidenced by an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Paying Agent), adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and
      (c) such change shall not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates as evidenced by a letter from each Rating Agency to such effect;

            (v) to modify, eliminate or add to the provisions of Section 5.02(c) or any other provision hereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," provided that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person;

            (vi) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be materially inconsistent with the provisions of this Agreement, provided that such action shall not, (x) as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto (y) result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency;

            (vii) to amend or supplement any provision hereof to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, provided that such change shall not result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect;

            (viii) to modify the provisions of Sections 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Special Servicer, the Trustee and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and (c) each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and

            (ix) to implement the modifications to this Agreement contemplated in Section 11.01(a);

provided that no such amendment changes in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of such Mortgage Loan Seller.

            (b) This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates evidencing in the aggregate not less than 66(2)/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder; or

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standards.

            (c) Notwithstanding the foregoing, none of the Trustee, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust Fund's expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the Servicer, the Depositor, the Special Servicer, the Trustee, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust, cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            (d) Promptly after the execution of any such amendment, the Paying Agent shall furnish a statement describing the amendment to each Certificateholder and the Trustee and shall furnish a copy of such amendment to each Rating Agency.

            (e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Paying Agent may prescribe.

            (f) The Trustee shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

            (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Servicer or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to
Section 11.01(a) or (c) shall be payable out of the Certificate Account.

            (h) The Servicing Standards shall not be amended unless each Rating Agency provides a written confirmation that such amendment would not cause a downgrading, qualification or withdrawal of the then current ratings assigned to any of the Certificates.

            Section 11.02 Recordation of Agreement; Counterparts. (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee at the expense of the Depositor on direction by the Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

            (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            (c) The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee's place of business, the costs of which, if any, to be at the Trustee's expense.

            Section 11.03 Limitation on Rights of Certificateholders. (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b) No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee and the Paying Agent a written notice of default hereunder, and of the continuance thereof, as herein before provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this
Section 11.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 11.04 Governing Law. This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            Section 11.05 Notices. Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission or mailed by registered mail, postage prepaid (except for notices to the Trustee which shall be deemed to have been duly given only when received), to: (i) in the case of the Depositor, J.P. Morgan Chase Commercial Mortgage Securities Corp., 270 Park Avenue, 10th Floor, New York 10017, Attention: Dennis Schuh, Vice President, telecopy number: (212) 834-6593;
(ii) in the case of the Servicer, GMAC Commercial Mortgage Corporation, 200 Witmer Road, Horsham, Pennsylvania 19044, Attention: Managing Director, Commercial Servicing Operations, Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, telecopy number: (215) 328-3620; (iii) in the case of the Special Servicer, Lennar Partners, Inc., 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139; Attention: Randy Wolpert, telecopy number: (305) 695-5601; (iv) in the case of the Trustee and the Paying Agent, Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045-1951; Attention:
Corporate Trust (CMBS), J.P. Morgan Chase Commercial Mortgage Securities Corp., Series 2004-CIBC10, telecopy number: (410) 715-2380; (v) in the case of the Rating Agencies, (a) Standard and Poor's Ratings Services, a division of the McGraw Hill Companies, Inc., 55 Water Street, 41st Floor, New York, New York 10041, Attention: CMBS Surveillance Group, telecopy number: (212) 438-2662 and
(b) Moody's Investors Services, Inc., 99 Church Street, 4th Floor, New York, New York 10041, Attention: Commercial Mortgage Surveillance Group, telecopy number:
(212) 553-0300; (vi) in the case of the Mortgage Loan Sellers, (a) JPMorgan Chase Bank, N.A., 270 Park Avenue, 10th Floor, Attention: Dennis Schuh, Vice President, telecopy number: (212) 834-6593; (b) CIBC Inc., 300 Madison Avenue, 8th Floor, New York, New York 10017, Attention: Real Estate Finance Group, telecopy number: (212) 667 5656 and (c) Barclays Capital Real Estate Inc., 200 Park Avenue, New York, New York 10166, , Attention: Richard Knaub, Esq., telecopy number: (212) 412 7519; or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing;
(vii) in the case of Directing Certificateholder, Delaware Securities Holdings, Inc., 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139; Attention:
Randy Wolpert, telecopy number: (305) 695-5601and (viii) in the case of the Companion Holder with respect to URS Office Tower Companion Loan, South Shore Lakes Companion Loan, Shafer Crossing Phase II Companion Loan, Frisco Gate Shopping Center Companion Loan, Northwood and Gypsy Lane Manor Apartments Companion Loan, University Commons Companion Loan, Durango Crossing II Companion Loan and Maple Crossing Companion Loan, CBA Mezzanine Capital Finance, LLC, 51 JFK Parkway, 4th floor, Short Hills, New Jersey 07078, Attention: Martin T. Lanigan, telecopy number: (973) 467-9696. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

            Section 11.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 11.07 Grant of a Security Interest. The Depositor intends that the conveyance of the Depositor's right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Certificate Account, the Distribution Accounts, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Interest Reserve Account and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans and
(ii) this Agreement shall constitute a security agreement under applicable law. This Section 11.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

            Section 11.08 Successors and Assigns; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. In addition, the Certificateholders and Companion Holders (and its agents) shall be third party beneficiaries of this Agreement. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

            Section 11.09 Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

            Section 11.10 Notices to the Rating Agencies. (a) The Trustee shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the resignation or termination of the Paying Agent, the Servicer or the Special Servicer; and

            (iv) the repurchase or substitution of Mortgage Loans by a Mortgage Loan Seller pursuant to Section 3 of the Mortgage Loan Purchase Agreement.

            (b) The Servicer shall use reasonable efforts promptly to provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) the resignation or removal of the Trustee;

            (ii) any change in the location of the Certificate Account;

            (iii) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

            (iv) any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

            (v) any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than 5% of the then aggregate outstanding principal balances of the Mortgage Loans or (2) $35,000,000;

            (vi) any material damage to any Mortgaged Property;

            (vii) any assumption with respect to a Mortgage Loan; and

            (viii) any release or substitution of any Mortgaged Property.

            (c) Upon written request, each of the Servicer and the Special Servicer shall promptly furnish to each Rating Agency copies of inspection reports and other items delivered to each of the Servicer and Special Servicer pursuant to Sections 3.12(a) and 3.12(b).

            (d) The Paying Agent shall promptly furnish notice to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

            (e) The Trustee, the Paying Agent, the Servicer and the Special Servicer, as applicable, shall furnish to each Rating Agency with respect to each Mortgage Loan such information as the Rating Agency shall reasonably request and which the Trustee, the Paying Agent, the Servicer or Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents. The Trustee, the Servicer and Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 11.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items.

                               [End of Article XI]

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                       J.P. MORGAN CHASE COMMERCIAL MORTGAGE
                                          SECURITIES CORP., Depositor

                                       By:    /s/  Dennis Schuh
                                          --------------------------------------
                                           Name:   Dennis Schuh
                                           Title:  Vice President

                                       GMAC COMMERCIAL MORTGAGE CORPORATION,
                                          Servicer

                                       By:    /s/  Karen Repeckyi
                                          --------------------------------------
                                           Name:   Karen Repeckyi
                                           Title:  Vice President

                                       LENNAR PARTNERS, INC.,
                                          Special Servicer

                                       By:    /s/  Shelly L. Rubin
                                          --------------------------------------
                                           Name:   Shelly L. Rubin
                                           Title:  Vice President

                                       WELLS FARGO BANK, National Association,
                                          Trustee and Paying Agent

                                       By:    /s/  Ruth H. Fussell
                                          --------------------------------------
                                           Name:   Ruth H. Fussell
                                           Title:  Vice President

STATE OF NEW YORK       )
                        )  ss.:
COUNTY OF NEW YORK      )

            On the 19th day of November, 2004, before me, a notary public in and for said State, personally appeared Dennis Schuh known to me to be Vice President of J.P. Morgan Chase Commercial Mortgage Securities Corp., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                 /s/  Jeremiah C. Parker
                                                -------------------------
                                                    Notary Public


                                                Jeremiah C. Parker
                                                Notary Public, State of New York
                                                No. 01-PA6096237
                                                Qualified in New York County
                                                Commission Expires July 28, 2007



                [SEAL]

My commission expires:

July 28, 2007

STATE OF PENNSYLVANIA    )
                         )  ss.:
COUNTY OF MONTGOMERY     )

            On the 23rd day of November, 2004, before me, a notary public in and or said State, personally appeared Karen A. Repeckyj known to me to be a Vice President of GMAC Commercial Mortgage Corporation, that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                /s/ Michelle Marie Jarzemski
                                                -----------------------------
                                                    Notary Public

                                           NOTARY SEAL
                                           Michelle Marie Jarzemski,
                                           Notary Public
                                           Upper Moreland Twp. Montgomery Co.
                                           My Commission Expires June 30, 2005


                [SEAL]

My commission expires:

June 30, 2005

STATE OF FLORIDA        )
                        )  ss.:
COUNTY OF MIAMI - DADE  )

            The foregoing instrument was acknowledged before me this 19th day of November, 2004, by Shelly L. Rubin, as Vice President of Lennar Partners, Inc., a Florida Corporation; such individual is personally known to me or has produced a driver's license as identification.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                                 /s/ Lisa D. Robinson
                                                --------------------------------
                                                    Notary Public

                                                Print Name:  Lisa D. Robinson
                                                Notary Public, State of FL
                [SEAL]

My commission expires:

[NOTARY SEAL]
Lisa D. Robinson
My Commission DD182058
Expires February 26, 2007

STATE OF NEW YORK     )
                      )  ss.:
COUNTY OF NEW YORK    )

            On the 19th day of November, 2004, before me, a notary public in and or said State, personally appeared Ruth H. Fussell known to me to be a Vice President of Wells Fargo Bank, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                                /s/ Deborah Daniels
                                                --------------------------------
                                                    Notary Public


                                                Deborah Daniels
                                                Notary Public State of New York
                                                NO. 02DA6077901
                                                Qualified in New York County
                                                Commission Expires July 22, 2006

                [SEAL]

My commission expires:

July 26, 2006

                                   SCHEDULE 1

                    Mortgage Loans Containing Additional Debt

         Loan Number                  Property Name
         -----------                  -------------

             173               Durango Crossing II AB
                               Mortgage Loan

             103               Frisco Gate Shopping Center
                               II AB Mortgage Loan

              1                Highland Hotel Portfolio AB
                               Mortgage Loan

             187               Maple Crossing AB Mortgage
                               Loan

             117               Northwood and Gypsy Lane
                               Manor Apartments AB
                               Mortgage Loan

              26               Poipu Shopping Village AB
                               Mortgage Loan

              94               Shafer Crossing Phase II AB
                               Mortgage Loan

              46               South Shore Lakes AB
                               Mortgage Loan

             153               University Commons AB
                               Mortgage Loan

              33               URS Office Tower AB
                               Mortgage Loan

                                   SCHEDULE 2

                Mortgage Loans which Initially Pay Interest Only

         Loan Number                  Property Name
         -------------------   ---------------------------------
              2                Continental Plaza
              3                ABB Building
              6                Walden Pond at East Moriches
              7                Fountain Square
                               Jefferson Commons -
              8                Stillwater/Knoxville
              9                1475 Nitterhouse Drive
              10               The Westin Westminster
              11               Shirlington Gateway
              13               Piilani Garden Apartments
              15               3773 Howard Hughes Parkway
              16               Birch Run Station
              21               Summit Centre
              22               Meadows IV Office Building
              24               Cross Pointe Centre
              29               Keeneland Crest Apartments
              31               Cypress Office Portfolio
              32               Summit Square Apartments
              35               Village Plaza
              38               Campus Commons Apartments
              39               Belleville Industrial
              40               Cypress Point
              41               3753 Howard Hughes Parkway
              42               Santa Fe Ridge
                               Rosedale Village Shopping
              44               Center
              46               South Shore Lakes
              51               Glenwood Plaza
              53               Liberty Ship Way
                               Mercede Executive Park and
              54               The Tower Building Portfolio
              59               Paragon Centre I and II
              63               Elizabeth Lakes
              64               3737 Hillcroft Apartments
              68               30-02 48th Avenue
              70               Arrowhead Commerce Center
              80               Crimson Crossing Apartments
              87               HP Building
              93               Northridge Medical Plaza
              96               One Bala Avenue
             103               Frisco Gate Shopping Center
             109               Palatine Center
             115               Seaway Plaza
             120               State Street Station
             124               Centre Plaza
             146               Brooks Towne Townhomes
             151               Arrowhead Mini-Storage
             170               College Crest Apartments
             177               Eldora Estates
             184               Shops at Bay City Mall

                                   SCHEDULE 3
                                   ----------

                  Assumption Fees on Certain Mortgage Loans

            1. Sherman Town Center
            2. Waters Edge Corporate Center I
            3. Pinnacle Center II
            4. The Vineyards II
            5. Booty's Crossing Retail Center

                                   Exhibit A-1

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS A-1

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 3.1750%               SERVICER: GMAC COMMERCIAL MORTGAGE
                                                   CORPORATION

DENOMINATION: $36,467,000
                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF NOVEMBER 23, 2004       TRUSTEE: WELLS FARGO BANK, NATIONAL
                                         ASSOCIATION

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS      PAYING AGENT: WELLS FARGO BANK, NATIONAL
DEFINED HEREIN)                          ASSOCIATION

CLOSING DATE: NOVEMBER 23, 2004          CUSIP NO.: 46625Y CZ 4

FIRST DISTRIBUTION DATE:                 ISIN NO.: US46625YCZ43
DECEMBER 12, 2004

                                         COMMON CODE NO.: 020665416
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-1 CERTIFICATES            CERTIFICATE NO.: A-1-[--]
AS OF THE CLOSING DATE: $36,467,000

                              CLASS A-1 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-1 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-1 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                    Exhibit A-2

               J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                   COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS A-2

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 3.8900%             SERVICER: GMAC COMMERCIAL MORTGAGE
                                                 CORPORATION

DENOMINATION: $91,592,000
                                       SPECIAL SERVICER: LENNAR PARTNERS, INC.

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF NOVEMBER 23, 2004     TRUSTEE: WELLS FARGO BANK, NATIONAL
                                       ASSOCIATION

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: WELLS FARGO BANK, NATIONAL
DEFINED HEREIN)                        ASSOCIATION

CLOSING DATE: NOVEMBER 23, 2004        CUSIP NO.: 46625Y DA 8

FIRST DISTRIBUTION DATE:               ISIN NO.: US46625YDA82
DECEMBER 12, 2004

                                       COMMON CODE NO.: 020665424
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-2 CERTIFICATES          CERTIFICATE NO.: A-2-[--]
AS OF THE CLOSING DATE: $91,592,000

                                   Exhibit A-2

                              CLASS A-2 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-2 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-2 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-2 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                   Exhibit A-3

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS A-3

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.1840%             SERVICER: GMAC COMMERCIAL MORTGAGE
                                                 CORPORATION

DENOMINATION: $250,536,000
                                       SPECIAL SERVICER: LENNAR PARTNERS, INC.

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF NOVEMBER 23, 2004     TRUSTEE: WELLS FARGO BANK, NATIONAL
                                       ASSOCIATION

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: WELLS FARGO BANK, NATIONAL
DEFINED HEREIN)                        ASSOCIATION

CLOSING DATE: NOVEMBER 23, 2004        CUSIP NO.: 46625Y DB 6

FIRST DISTRIBUTION DATE:               ISIN NO.: US46625YDB65
DECEMBER 12, 2004

                                       COMMON CODE NO.: 020665467
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-3 CERTIFICATES          CERTIFICATE NO.: A-3-[--]
AS OF THE CLOSING DATE: $250,536,000

                              CLASS A-3 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-3 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-3 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-3 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-3 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                   Exhibit A-4

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS A-4

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.5290%             SERVICER: GMAC COMMERCIAL MORTGAGE
                                                 CORPORATION

DENOMINATION: $180,896,000
                                       SPECIAL SERVICER: LENNAR PARTNERS, INC.

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF NOVEMBER 23, 2004     TRUSTEE: WELLS FARGO BANK, NATIONAL
                                       ASSOCIATION

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: WELLS FARGO BANK, NATIONAL
DEFINED HEREIN)                        ASSOCIATION

CLOSING DATE: NOVEMBER 23, 2004        CUSIP NO.: 46625Y DC 4

FIRST DISTRIBUTION DATE:               ISIN NO.: US46625YDC49
DECEMBER 12, 2004

                                       COMMON CODE NO.: 020665491
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-4 CERTIFICATES          CERTIFICATE NO.: A-4-[--]
AS OF THE CLOSING DATE: $180,896,000

                              CLASS A-4 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

               J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-4 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-4 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-4 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-4 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                   Exhibit A-5

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS A-5

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.6540%             SERVICER: GMAC COMMERCIAL MORTGAGE
                                                 CORPORATION

DENOMINATION: $174,874,000
                                       SPECIAL SERVICER: LENNAR PARTNERS, INC.

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF NOVEMBER 23, 2004     TRUSTEE: WELLS FARGO BANK, NATIONAL
                                       ASSOCIATION

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: WELLS FARGO BANK, NATIONAL
DEFINED HEREIN)                        ASSOCIATION

CLOSING DATE: NOVEMBER 23, 2004        CUSIP NO.: 46625Y DD 2

FIRST DISTRIBUTION DATE:               ISIN NO.: US46625YDD22
DECEMBER 12, 2004

                                       COMMON CODE NO.: 020665521
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-5 CERTIFICATES          CERTIFICATE NO.: A-5-[--]
AS OF THE CLOSING DATE: $174,874,000

                               CLASS A-5 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-5 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-5 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-5 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-5 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                   Exhibit A-6

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS A-6

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.8990%             SERVICER: GMAC COMMERCIAL MORTGAGE
                                                 CORPORATION

DENOMINATION: $384,868,000
                                       SPECIAL SERVICER: LENNAR PARTNERS, INC.

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF NOVEMBER 23, 2004     TRUSTEE: WELLS FARGO BANK, NATIONAL
                                       ASSOCIATION

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: WELLS FARGO BANK, NATIONAL
DEFINED HEREIN)                        ASSOCIATION

CLOSING DATE: NOVEMBER 23, 2004        CUSIP NO.: 46625Y DE 0

FIRST DISTRIBUTION DATE:               ISIN NO.: US46625YDE05
DECEMBER 12, 2004

                                       COMMON CODE NO.: 020665530
APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-6 CERTIFICATES          CERTIFICATE NO.: A-6-[--]
AS OF THE CLOSING DATE: $384,868,000

                              CLASS A-6 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-6 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-6 Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-6 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-6 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                   Exhibit A-7

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                         SERIES 2004-CIBC10, CLASS A-1A

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

PASS-THROUGH RATE: 4.7610%             SERVICER: GMAC COMMERCIAL MORTGAGE
                                                 CORPORATION

DENOMINATION: $450,620,000
                                       SPECIAL SERVICER: LENNAR PARTNERS, INC.

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF NOVEMBER 23, 2004     TRUSTEE: WELLS FARGO BANK, NATIONAL
                                       ASSOCIATION

CUT-OFF DATE: AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS    PAYING AGENT: WELLS FARGO BANK, NATIONAL
DEFINED HEREIN)                        ASSOCIATION

CLOSING DATE: NOVEMBER 23, 2004        CUSIP NO.:[46625Y DQ 3](3), [46625Y DR
                                       1](2), [U48138 TW83](1)

FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004                      ISIN NO.: [US46625DQ35](3),
                                       [US46625YDR18](2), [USU48138TW81](1)

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE                    COMMON CODE NO.: [020665688](1)
OF THE CLASS A-1A CERTIFICATES         [020665840](3)
AS OF THE CLOSING DATE: $450,620,000

                                       CERTIFICATE NO.: A-1A-[--]

--------
(1)   For Regulation S Investors Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Book-Entry Rule 144A Only.

                             CLASS A-1A CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-1A Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1A Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-1A Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1A CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                   Exhibit A-8

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS A-J

THIS CLASS A-J CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 4.9510% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $117,739,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         CUSIP NO.: 46625Y DF 7

CLOSING DATE: NOVEMBER 23, 2004
                                         ISIN NO.: US46625YDF79

FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004                        COMMON CODE NO.: [020665556]

APPROXIMATE AGGREGATE                    CERTIFICATE NO.: A-J-[--]
CERTIFICATE BALANCE
OF THE CLASS A-J CERTIFICATES
AS OF THE CLOSING DATE: $117,739,000

                              CLASS A-J CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-J Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-J Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-J Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-J CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                   Exhibit A-9

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS X-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS X-1 CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-1 CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


PASS-THROUGH RATE: VARIABLE IN           SERVICER: GMAC COMMERCIAL MORTGAGE
ACCORDANCE WITH THE POOLING AND                    CORPORATION
SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: [$500,000,000],
[$500,000,000], [$500,000,000]
[$462,317,332]                           TRUSTEE: WELLS FARGO BANK, NATIONAL
                                         ASSOCIATION

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF NOVEMBER 23, 2004       PAYING AGENT: WELLS FARGO BANK, NATIONAL
                                         ASSOCIATION

CUT-OFF DATE: AS DEFINED IN THE POOLING
AND SERVICING AGREEMENT (AS DEFINED      CUSIP NO.:[46625Y DL 4](3), [46625Y DM
HEREIN)                                  2](2), [U48138 TW 8](1)

CLOSING DATE: NOVEMBER 23, 2004          ISIN NO.: [US46625YDL48](3),
                                         [US46625YDM21](2), [USU48138TW81](1)

FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004                        COMMON CODE: [020665645](1) [020665823](3)

APPROXIMATE AGGREGATE NOTIONAL AMOUNT    CERTIFICATE NO.: X-1-[--]
OF THE CLASS X-1 CERTIFICATES AS OF
THE CLOSING DATE: $1,962,317,332

--------
(1)   For Regulation S Investors Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Book-Entry Rule 144A Only.

                              CLASS X-1 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class X-1 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Special Servicer and the Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate will not be entitled to distributions in respect of principal. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            This Class X-1 Certificate has no principal balance and will not receive any distribution of principal.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date Class X-1 Pass-Through Rate specified above on the Notional Amount of this Certificate immediately prior to such Distribution Date, as specified above. Interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class X-1 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of not less than $1,000,000 initial Notional Amount and in integral multiples of $1 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Notional Amount of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS X-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

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

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-10

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS X-2

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS X-2 CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-2 CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

PASS-THROUGH RATE: VARIABLE IN           SERVICER: GMAC COMMERCIAL MORTGAGE
ACCORDANCE WITH THE POOLING AND                    CORPORATION
SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: [$500,000,000],
[$500,000,000], [$500,000,000],
[$396,562,000]                           TRUSTEE: WELLS FARGO BANK, NATIONAL
                                         ASSOCIATION

DATE OF POOLING AND SERVICING
AGREEMENT: AS OF NOVEMBER 23, 2004       PAYING AGENT: WELLS FARGO BANK, NATIONAL
                                         ASSOCIATION

CUT-OFF DATE: AS DEFINED IN THE POOLING
AND SERVICING AGREEMENT (AS DEFINED      CUSIP NO.:[46625Y DN 0](3), [46625Y DP
HEREIN)                                  5](2), [U48138 TX 6](1)

CLOSING DATE: NOVEMBER 23, 2004          ISIN NO.: [US46625YDN04](3),
                                         [US46625YDP51](2), [USU48138TX64](1)

FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004                        COMMON CODE: [020665661](1) [020665831](3)

APPROXIMATE AGGREGATE NOTIONAL AMOUNT    CERTIFICATE NO.: X-2-[--]
OF THE CLASS X-2 CERTIFICATES AS OF THE
CLOSING DATE: $1,896,562,000

--------
(1)   For Regulation S Investors Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Book-Entry Rule 144A Only.

                              CLASS X-2 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class X-2 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Special Servicer and the Servicer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate will not be entitled to distributions in respect of principal. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            This Class X-2 Certificate has no principal balance and will not receive any distribution of principal.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date Class X-2 Pass-Through Rate specified above on the Notional Amount of this Certificate immediately prior to such Distribution Date, as specified above. Interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class X-2 Certificates will be issued in book-entry form through the facilities of DTC in Denominations of not less than $1,000,000 initial Notional Amount and in integral multiples of $1 in excess thereof, with one Certificate of such Class evidencing an additional amount equal to the remainder of the initial Notional Amount of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS X-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-11

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS B

THIS CLASS B CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 5.0210% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $61,323,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS DEFINED IN THE POOLING  ASSOCIATION
AND SERVICING AGREEMENT (AS DEFINED
HEREIN)
                                         CUSIP NO.: 46625Y DG 5

CLOSING DATE: NOVEMBER 23, 2004
                                         ISIN NO.: US46625YDG52

FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004                        COMMON CODE NO.: [020665572]

APPROXIMATE AGGREGATE                    CERTIFICATE NO.: B-[--]
CERTIFICATE BALANCE
OF THE CLASS B CERTIFICATES
AS OF THE CLOSING DATE: $61,323,000

                               CLASS B CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class B Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class B Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class B Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-12

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS C

THIS CLASS C CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 5.0660% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $17,170,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS DEFINED IN THE POOLING  ASSOCIATION
AND SERVICING AGREEMENT (AS DEFINED
HEREIN)
                                         CUSIP NO.: 46625Y DH 3

CLOSING DATE: NOVEMBER 23, 2004
                                         ISIN NO.: US46625YDH36

FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004                        COMMON CODE NO.: [020665599]

APPROXIMATE AGGREGATE                    CERTIFICATE NO.: C-[--]
CERTIFICATE BALANCE
OF THE CLASS C CERTIFICATES
AS OF THE CLOSING DATE: $17,170,000

                               CLASS C CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class C Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class C Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class C Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS C CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-13

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS D

THIS CLASS D CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 5.0970% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $14,717,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         CUSIP NO.: 46625Y DJ 9

CLOSING DATE: NOVEMBER 23, 2004
                                         ISIN NO.: US46625YDJ91

FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004                        COMMON CODE NO.: [020665602]

APPROXIMATE AGGREGATE                    CERTIFICATE NO.: D-[--]
CERTIFICATE BALANCE
OF THE CLASS D CERTIFICATES
AS OF THE CLOSING DATE: $14,717,000

                               CLASS D CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class D Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class D Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class D Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS D CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-14

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS E

THIS CLASS E CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PASS-THROUGH RATE: 5.1260% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $17,171,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         CUSIP NO.: 46625Y DK 6

CLOSING DATE: NOVEMBER 23, 2004
                                         ISIN NO.: US46625YDK64

FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004                        COMMON CODE NO.: [020665629]

APPROXIMATE AGGREGATE                    CERTIFICATE NO.: E-[--]
CERTIFICATE BALANCE
OF THE CLASS E CERTIFICATES
AS OF THE CLOSING DATE: $17,171,000

                               CLASS E CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class E Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class E Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class E Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Offered Certificates will be issued in book-entry form through the facilities of DTC in Denominations of $10,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS E CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-15

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS F

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS F CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


PASS-THROUGH RATE: 5.2150% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $22,076,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS DEFINED IN THE POOLING  ASSOCIATION
AND SERVICING AGREEMENT (AS DEFINED
HEREIN)
                                         CUSIP NO.:[46625Y DS 9](3), [46625Y DT
                                         7](2), [U48138 TZ 1](1)
CLOSING DATE: NOVEMBER 23, 2004

                                         ISIN NO.: [US46625YDS90](3),
FIRST DISTRIBUTION DATE:                 [US46625YDT73](2), [USU48138TZ13](1)
DECEMBER 12, 2004

                                         COMMON CODE NO.: [020665696](1)
APPROXIMATE AGGREGATE                    [020665858](3)
CERTIFICATE BALANCE
OF THE CLASS F CERTIFICATES
AS OF THE CLOSING DATE: $22,076,000      CERTIFICATE NO.: F-[--]

--------
(1)   For Regulation S Investors Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Book-Entry Rule 144A Only.

                               CLASS F CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class F Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class F Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class F Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS F CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-16

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS G

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS G CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)



PASS-THROUGH RATE: VARIABLE IN         SERVICER: GMAC COMMERCIAL MORTGAGE
ACCORDANCE WITH THE POOLING AND                  CORPORATION
SERVICING AGREEMENT

                                       SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $26,982,000

                                       TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING          ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                       PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.:[46625Y DU 4](3), [46625Y DV
                                       2](2), [U48138 UA 4](1)
CLOSING DATE: NOVEMBER 23, 2004

                                       ISIN
FIRST DISTRIBUTION DATE:               NO.:[US46625YDU47](3),[US46625YDV20](2),
DECEMBER 12, 2004                      [USU48138UA43](1)

APPROXIMATE AGGREGATE                  COMMON CODE NO.: [020665700](1)
CERTIFICATE BALANCE                    [020665866](3)
OF THE CLASS G CERTIFICATES
AS OF THE CLOSING DATE: $26,982,000
                                       CERTIFICATE NO.: G-[--]

--------
(1)   For Regulation S Investors Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Book-Entry Rule 144A Only.

                               CLASS G CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class G Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class G Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class G Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE pooling and servicing agreement SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS G CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-17

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS H

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS H CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

PASS-THROUGH RATE: VARIABLE IN         SERVICER: GMAC COMMERCIAL MORTGAGE
ACCORDANCE WITH THE POOLING AND                  CORPORATION
SERVICING AGREEMENT

                                       SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $22,076,000

                                       TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING          ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                       PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.:[46625Y DW 0](3), [46625Y DX
                                       8](2), [U48138 UB 2](1)
CLOSING DATE: NOVEMBER 23, 2004

                                       ISIN NO.:[US46625YDW03](3),
FIRST DISTRIBUTION DATE:               [US46625YDX85](2), [USU48138UB26](1)
DECEMBER 12, 2004

                                       COMMON CODE NO.: [020665726](1)
APPROXIMATE AGGREGATE                  [020665874](3)
CERTIFICATE BALANCE
OF THE CLASS H CERTIFICATES
AS OF THE CLOSING DATE: $22,076,000    CERTIFICATE NO.: H-[--]

--------
(1)   For Regulation S Investors Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Book-Entry Rule 144A Only.

                               CLASS H CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class H Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class H Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class H Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS H CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-18

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS J

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS J CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

PASS-THROUGH RATE: VARIABLE IN         SERVICER: GMAC COMMERCIAL MORTGAGE
ACCORDANCE WITH THE POOLING AND                  CORPORATION
SERVICING AGREEMENT

                                       SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $26,982,000

                                       TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING          ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                       PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       CUSIP NO.:[46625Y DY 6](1), [46625Y DZ
                                       3](2), [U48138 UC 0](3)
CLOSING DATE: NOVEMBER 23, 2004

                                       ISIN NO.:[US46625YDY68](1),
FIRST DISTRIBUTION DATE:               [US46625YDZ34](2), [USU48138UC09](3)
DECEMBER 12, 2004

                                       COMMON CODE NO.: [020665734](1)
APPROXIMATE AGGREGATE                  [020665882](3)
CERTIFICATE BALANCE
OF THE CLASS J CERTIFICATES
AS OF THE CLOSING DATE: $26,982,000    CERTIFICATE NO.: J-[--]

--------
(1)   For Book-Entry Rule 144A Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Regulation S Investors Only.

                               CLASS J CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class J Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class J Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class J Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS J CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-19

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS k

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS K CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3 101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95 60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

-----------

(1) For Book-Entry Regulation S Certificates Only.

PASS-THROUGH RATE: 4.6920% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $4,905,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)

                                         CUSIP NO.:[46625Y EA 7](2), [46625Y EB
CLOSING DATE: NOVEMBER 23, 2004          5](2), [U48138 UD 8](3)

FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004                        ISIN NO.: [US46625YEA73](1),
                                         [US46625YEB56](2), [USU48138UD81](3)

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE                      COMMON CODE NO.: [020665742](1)
OF THE CLASS K CERTIFICATES              [020665904](3)
AS OF THE CLOSING DATE: $4,905,000

                                         CERTIFICATE NO.: K-[--]

--------
(1)   For Book-Entry Rule 144A Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Regulation S Investors Only.

                               CLASS K CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class K Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class K Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class K Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS K CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-20

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS L

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS L CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3 101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95 60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

-----------

(1) For Book-Entry Regulation S Certificates Only.

PASS-THROUGH RATE: 4.6920% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $7,359,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         CUSIP NO.:[46625Y EC 3](2), [46625Y ED
                                         1](2), [U48138 UE 6](3)
CLOSING DATE: NOVEMBER 23, 2004

                                         ISIN NO.:[US46625YEC30](1),
FIRST DISTRIBUTION DATE:                 [US46625YED13](2), [USU48138UE64](3)
DECEMBER 12, 2004

                                         COMMON CODE NO.: [020665769](1)
APPROXIMATE AGGREGATE                    [020665912](3)
CERTIFICATE BALANCE
OF THE CLASS L CERTIFICATES
AS OF THE CLOSING DATE: $7,359,000       CERTIFICATE NO.: L-[--]

--------
(1)   For Book-Entry Rule 144A Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Regulation S Investors Only.

                               CLASS L CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class L Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class L Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class L Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS L CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-21

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS M

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS M CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3 101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95 60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

-----------

(1) For Book-Entry Regulation S Certificates Only.

PASS-THROUGH RATE: 4.6920% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $12,265,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         CUSIP NO.:[46625Y EE 9](2), [46625Y EF
                                         6](2), [U48138 UF 3](3)
CLOSING DATE: NOVEMBER 23, 2004

                                         ISIN NO.:[US46625YEE95](1),
FIRST DISTRIBUTION DATE:                 [US46625YEF60](2), [USU48138UF30](3)
DECEMBER 12, 2004

                                         COMMON CODE NO.:
APPROXIMATE AGGREGATE                    [020665777](1)[020665939](3)
CERTIFICATE BALANCE
OF THE CLASS M CERTIFICATES
AS OF THE CLOSING DATE: $12,265,000      CERTIFICATE NO.: M-[--]

--------
(1)   For Book-Entry Rule 144A Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Regulation S Investors Only.

                               CLASS M CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class M Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class M Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class M Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS M CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-22

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS N

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS N CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3 101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95 60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

(1)   For Book-Entry Regulation S Certificates Only.

PASS-THROUGH RATE: 4.6920% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $4,905,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         CUSIP NO.: [46625Y EG 4](2), [46625Y EH
                                         2](2), [U48138 ug 1](3)
CLOSING DATE: NOVEMBER 23, 2004

                                         ISIN NO.:[US46625YEG44](1),
FIRST DISTRIBUTION DATE:                 [US46625YEH27](2), [USU48138UG13](3)
DECEMBER 12, 2004

                                         COMMON CODE NO.: [020665785](1)
APPROXIMATE AGGREGATE                    [020665947](3)
CERTIFICATE BALANCE
OF THE CLASS N CERTIFICATES
AS OF THE CLOSING DATE: $4,905,000       CERTIFICATE NO.: N-[--]

--------
(1)   For Book-Entry Rule 144A Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Regulation S Investors Only.

                               CLASS N CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class N Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class M Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class N Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS N CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-23

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS P

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT,
(D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR
(E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST PAGE OF THIS CERTIFICATE.

THIS CLASS P CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE CONSTITUTES A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3 101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95 60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


(1) For Book-Entry Regulation S Certificates Only.

PASS-THROUGH RATE: 4.6920% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $7,359,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         CUSIP NO.:[46625Y EJ 8](1), [46625Y EK
                                         5](2), [U48138 UH 9](3)
CLOSING DATE: NOVEMBER 23, 2004

                                         ISIN NO.:[US46625YEJ82](2),
FIRST DISTRIBUTION DATE:                 [US46625YEK55](2), [USU48138UH95](3)
DECEMBER 12, 2004

                                         COMMON CODE NO.: [020665793](1)
APPROXIMATE AGGREGATE                    [020665955](3)
CERTIFICATE BALANCE
OF THE CLASS P CERTIFICATES
AS OF THE CLOSING DATE: $7,359,000       CERTIFICATE NO.: P-[--]

--------
(1)   For Book-Entry Rule 144A Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Regulation S Investors Only.

                               CLASS P CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class P Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class P Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate is a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class P Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS P CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  EXHIBIT A-24

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS q

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS CLASS Q CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE REPRESENTS A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3 101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95 60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

-----------

(1) For Book-Entry Regulation S Certificates Only.

PASS-THROUGH RATE: 4.6920% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $2,453,000

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         CUSIP NO.:[46625Y EL 3](2), [46625Y EM
                                         1](2), [U48138 UJ 5](3)
CLOSING DATE: NOVEMBER 23, 2004

                                         ISIN NO.: [US46625YEL39](1),
FIRST DISTRIBUTION DATE:                 [US46625YEM12](2), [USU48138UJ51](3)
DECEMBER 12, 2004

                                         COMMON CODE NO.: [020665815](1)
APPROXIMATE AGGREGATE                    [020665963](3)
CERTIFICATE BALANCE
OF THE CLASS Q CERTIFICATES
AS OF THE CLOSING DATE: $2,453,000       CERTIFICATE NO.: Q-[--]

--------
(1)   For Book-Entry Rule 144A Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Regulation S Investors Only.

                               CLASS Q CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain on Sale Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class Q Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class Q Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the "Code"). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class Q Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of NoQecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS Q CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  EXHIBIT A-25

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS NR

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS CLASS NR CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT. THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT. THIS CERTIFICATE REPRESENTS A REMIC REGULAR INTEREST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the certificate registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED EITHER (A) AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER
SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH A PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3 101), OTHER THAN, EXCEPT IN THE CASE OF THE CLASS S CERTIFICATES, AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY THE PURCHASE AND HOLDING OF SUBORDINATE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95 60 OR (B) IF SUCH CERTIFICATE (OTHER THAN A CLASS S CERTIFICATE) IS PRESENTED FOR REGISTRATION IN THE NAME OF A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE, AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR TO THE EFFECT THAT SUCH ACQUISITION AND HOLDING OF SUCH CERTIFICATE BY SUCH PROPOSED PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT "PROHIBITED TRANSACTION" WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE CERTIFICATE REGISTRAR, THE SERVICER, THE SPECIAL SERVICER, THE PAYING AGENT, THE INITIAL PURCHASERS OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY (INCLUDING OBLIGATIONS OR LIABILITIES UNDER ERISA, SECTION 4975 OF THE CODE OR ANY SUCH SIMILAR LAW) IN ADDITION TO THOSE SET FORTH IN THE POOLING AND SERVICING AGREEMENT. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A CERTIFICATE THAT IS A BOOK ENTRY CERTIFICATE SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PERSON DESCRIBED IN CLAUSES (i) OR (ii) ABOVE.

EACH PURCHASER OF THIS CERTIFICATE THAT IS A BOOK-ENTRY CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. EACH PURCHASER OF THIS CERTIFICATE THAT IS A DEFINITIVE CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)

-----------

(1) For Book-Entry Regulation S Certificates Only.

PASS-THROUGH RATE: 4.6920% SUBJECT TO A  SERVICER: GMAC COMMERCIAL MORTGAGE
MAXIMUM RATE AS SET FORTH IN THE                   CORPORATION
POOLING AND SERVICING AGREEMENT

                                         SPECIAL SERVICER: LENNAR PARTNERS, INC.
DENOMINATION: $26,982,332

                                         TRUSTEE: WELLS FARGO BANK, NATIONAL
DATE OF POOLING AND SERVICING            ASSOCIATION
AGREEMENT: AS OF NOVEMBER 23, 2004

                                         PAYING AGENT: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE        ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                         CUSIP NO.:[46625Y EN 9](1), [46625Y EP
                                         4](2), [U48138 UK 2](3)
CLOSING DATE: NOVEMBER 23, 2004

                                         ISIN NO.: [US46625YEN94](1),
FIRST DISTRIBUTION DATE:                 [US46625YEP43](2), [USU48138UK25](3)
DECEMBER 12, 2004

                                         COMMON CODE NO.: [020665807](1)
APPROXIMATE AGGREGATE                    [020665971](3)
CERTIFICATE BALANCE
OF THE CLASS NR CERTIFICATES
AS OF THE CLOSING DATE: $26,982,332      CERTIFICATE NO.: NR-[--]

--------
(1)   For Book-Entry Rule 144A Only.
(2)   For Institutional Accredited Investors Only.
(3)   For Regulation S Investors Only.

                              CLASS NR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain on Sale Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class NR Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class NR Certificates. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate represents a "regular interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the "Code"). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class NR Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Collateral Support Deficit and Certificate Deferred Interest on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Non-Registered Certificates (other than the Class S and the Residual Certificates) will be issued in book-entry form through the facilities of DTC in Denominations of $250,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS NR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                  SCHEDULE A

                 Certificate Balance of
                Definitive Certificates
                exchanged or transferred
               for, or issued in exchange        Remaining
              for or upon transfer of, an   Certificate Balance
                    interest in this           of Book-Entry         Notation
    Date         Book-Entry Certificate         Certificate          Made By
------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

------------  ---------------------------  ----------------------  -------------

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-26

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS S

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS CERTIFICATE REPRESENTS AN INTEREST IN A GRANTOR TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS CERTIFICATE MAY NOT BE PURCHASED OR TRANSFERRED UNLESS THE CERTIFICATE REGISTRAR SHALL HAVE RECEIVED AN INVESTMENT REPRESENTATION LETTER FROM THE PROPOSED PURCHASER OR TRANSFEREE OF SUCH CERTIFICATE, IN FORM AND SUBSTANCE SATISFACTORY TO THE CERTIFICATE REGISTRAR AND THE DEPOSITOR, TO THE EFFECT THAT SUCH PROPOSED PURCHASER OR TRANSFEREE IS NOT (i) AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN") OR (ii) A PERSON ACTING ON BEHALF OF OR USING THE ASSETS OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH A PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION ss. 2510.3-101).

EACH PURCHASER OF THIS CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

PERCENTAGE INTEREST EVIDENCED BY THIS   SERVICER: GMAC COMMERCIAL MORTGAGE
CERTIFICATE: 100%                                 CORPORATION

DATE OF POOLING AND SERVICING           SPECIAL SERVICER: LENNAR PARTNERS, INC.
AGREEMENT: AS OF NOVEMBER 23, 2004

                                        TRUSTEE: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE       ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                        PAYING AGENT: WELLS FARGO BANK, NATIONAL
                                        ASSOCIATION
CLOSING DATE: NOVEMBER 23, 2004

                                        CERTIFICATE NO.: S-1-[--]
FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004

CLASS S PERCENTAGE INTEREST: 100%

                               CLASS S CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT [ALLIED CAPITAL CORPORATION].

is the registered owner of the interest evidenced by this Certificate in the Class S Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Certificate represents a beneficial interest in a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended, with respect to the Excess Interest. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Paying Agent shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of the Excess Interest then distributable, if any, allocable to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            The Certificates are limited in right of payment to Excess Interest collected on the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(f) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(f) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            The Class S Certificates will be issued in fully registered, certificated form, in Denominations representing Percentage Interests of not less than 20%.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer of this Certificate, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS S CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  EXHIBIT A-27

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                           SERIES 2004-CIBC10, CLASS R

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE. OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR A CHURCH PLAN, AS DEFINED IN SECTION 3(33) OF ERISA, FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION
5.02 OF THE POOLING AND SERVICING AGREEMENT AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

PERCENTAGE INTEREST EVIDENCED BY THIS  SERVICER: GMAC COMMERCIAL MORTGAGE
CERTIFICATE: 100%                                CORPORATION

DATE OF POOLING AND SERVICING          SPECIAL SERVICER: LENNAR PARTNERS, INC.
AGREEMENT: AS OF NOVEMBER 23, 2004

                                       TRUSTEE: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE      ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                       PAYING AGENT: WELLS FARGO BANK, NATIONAL
                                       ASSOCIATION
CLOSING DATE: NOVEMBER 23, 2004

                                       CUSIP NO.: 46625Y EQ 2
FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004
                                       ISIN NO.: US46625YEQ26(1)

CLASS R PERCENTAGE INTEREST: 100%
                                       CERTIFICATE NO.: R-1-[--]

--------
(1)   For Book-Entry Rule 144A Only.

                               CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT J.P. MORGAN SECURITIES INC.

is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Class R Certificate is a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class R Certificates shall be the "tax matters person" for the Upper-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Servicer is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the "tax matters person".

            Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Paying Agent in an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under Section 5.02(d) of the Pooling and Servicing Agreement to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions: (A) No Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status; (B) In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected; and (D) Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization, an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

            The Class R and Class LR Certificates will be issued in fully registered, certificated form, in Denominations representing Percentage Interests of not less than 20%.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                  Exhibit A-28

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

                          SERIES 2004-CIBC10, CLASS LR

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE. OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR A CHURCH PLAN, AS DEFINED IN SECTION 3(33) OF ERISA, FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE, SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION
5.02 OF THE POOLING AND SERVICING AGREEMENT AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST," AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-l(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

PERCENTAGE INTEREST EVIDENCED BY THIS   SERVICER: GMAC COMMERCIAL MORTGAGE
CERTIFICATE: 100%                                 CORPORATION

DATE OF POOLING AND SERVICING           SPECIAL SERVICER: LENNAR PARTNERS, INC.
AGREEMENT: AS OF NOVEMBER 23, 2004

                                        TRUSTEE: WELLS FARGO BANK, NATIONAL
CUT-OFF DATE: AS SET FORTH IN THE       ASSOCIATION
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)
                                        PAYING AGENT: WELLS FARGO BANK, NATIONAL
                                        ASSOCIATION
CLOSING DATE: NOVEMBER 23, 2004

                                        CUSIP NO.: 46625Y ES 8(1)
FIRST DISTRIBUTION DATE:
DECEMBER 12, 2004
                                        ISIN NO.: US46625YES81(1)

CLASS LR PERCENTAGE INTEREST: 100%
                                        CERTIFICATE NO.: LR-1-[--]

--------
(1)   For Regulation S Investors Only.

                              CLASS LR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial, multifamily and manufactured housing community mortgage loans (the "Mortgage Loans"), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee's rights under the Insurance Policies, any Assignment of Leases, and any guaranties, escrow accounts or other collateral as security for the Mortgage Loans, and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

             J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE PAYING AGENT OR ANY OF THEIR AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

THIS CERTIFIES THAT J.P. MORGAN SECURITIES INC.

is the registered owner of the interest evidenced by this Certificate in the Class LR Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Servicer, the Special Servicer and the Paying Agent. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the percentage interest in the Class of Certificates specified on the face hereof. The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            This Class LR Certificate is a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income. The Holder of the largest Percentage Interest in the Class LR Certificates shall be the "tax matters person" for the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Servicer is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the "tax matters person".

            Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Paying Agent in an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Servicer (with respect to the Certificate Account) or the Paying Agent (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other income earned on funds in the Certificate Account will be paid to the Servicer as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

            All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice has been given pursuant to Section 4.01(g) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Paying Agent shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Paying Agent may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with
Section 4.01(g) of the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

            Each Person who has or who acquires any Ownership Interest in a Class LR Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under Section 5.02(b) of the Pooling and Servicing Agreement to deliver payments to a Person other than such Person. The rights of each Person acquiring any Ownership Interest in a Class LR Certificate are expressly subject to the following provisions: (A) No Person holding or acquiring any Ownership Interest in a Class LR Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an "Agent"), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an "ERISA Prohibited Holder") or a Non-U.S. Person and shall promptly notify the Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status; (B) In connection with any proposed Transfer of any Ownership Interest in a Class LR Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class LR Certificate shall be registered until the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a "Transfer Affidavit") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, and that it has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) Notwithstanding the delivery of a Transfer Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person, no Transfer of an Ownership Interest in a Class LR Certificate to such proposed Transferee shall be effected; and (D) Each Person holding or acquiring any Ownership Interest in a Class LR Certificate shall agree (1) to require a Transfer Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class LR Certificate and (2) not to transfer its Ownership Interest in such Class LR Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a "Transferor Letter") certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization, an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person.

            The Class R and Class LR Certificates will be issued in fully registered, certificated form, in Denominations representing Percentage Interests of not less than 20%.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(g) thereof. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.02 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

            The Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

            The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee, without the consent of any of the Certificateholders or Companion Holders, to cure any ambiguity to the extent it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions that may be inconsistent with any other provisions in the Pooling and Servicing Agreement or to correct any error to the extent, in each case, it does not materially and adversely affect the interests of any Certificateholder or Companion Holder; to modify, eliminate or add to any provisions to such extent as is necessary to maintain the qualification of the Trust Fund or either the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, or the Grantor Trust as a grantor trust at all times any Certificate is outstanding or to avoid or minimize the risk of the imposition of any tax on the Trust Fund or either the Lower-Tier REMIC or the Upper-Tier REMIC pursuant to the Code that would be a claim against any of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, provided, however, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interest of any Certificateholder and such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and such action will not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder; to change the timing and/or nature of deposits into the Certificate Account or any Distribution Accounts or REO Account, provided, however, that the P&I Advance Date shall not be later than the Business Day prior to the related Distribution Date, an Opinion of Counsel is obtained to the effect that such action shall not adversely affect in any material respect the interests of any Certificateholder or any Companion Holder and that such action will not result in the withdrawal, downgrade or qualification of the then-current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from such Rating Agency to such effect; to modify, eliminate or add to the provisions of Section 5.02(c) of the Pooling and Servicing Agreement or any other provision thereof restricting transfer of the Residual Certificates by virtue of their being the REMIC "residual interests," and such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Upper-Tier REMIC, the Lower-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Person; to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement which shall not be materially inconsistent with the provisions of the Pooling and Servicing Agreement, provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interest of any Certificateholder not consenting thereto; provided further, that such action shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates by any Rating Agency, as evidenced by a letter from each Rating Agency to such effect; to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the rating or ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a letter from each Rating Agency to such effect; provided that such change shall not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Class of Certificates, as evidenced by a letter from each Rating Agency to such effect; to modify the provisions of Section 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) in the Pooling and Servicing Agreement if the Depositor, the Servicer, the Trustee, the Paying Agent and the Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an opinion of counsel and each Rating Agency has delivered written confirmation that such modification would not result in the downgrade, withdrawal or qualification of any of the then current ratings of any Class of Certificates; and to implement the modifications to the Pooling and Servicing Agreement contemplated in Section 7.01(a); provided further, that no such amendment changes in any manner the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Paying Agent and the Trustee with the consent of the Holders of Certificates representing not less than 66 2/3% of the aggregate Percentage Interests of each Class of Certificates affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate or which are required to be distributed to a Companion Holder, without the consent of such Companion Holder;

            (ii) reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of the Companion Holders, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable;

            (iii) adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of such Class then outstanding;

            (iv) change in any manner the obligations of any Mortgage Loan Seller under a Mortgage Loan Purchase Agreement without the consent of the applicable Mortgage Loan Seller; or

            (v) without the consent of 100% of the Certificateholders and all of the Companion Holders or written confirmation that such amendment would not result in the downgrading, qualification or withdrawal of ratings assigned to any Class of Certificates by any Rating Agency, amend the Servicing Standard.

            No amendment shall be made to the Pooling and Servicing Agreement unless the Trustee or the Paying Agent shall have received an Opinion of Counsel that such amendment is permitted under the Pooling and Servicing Agreement and will not cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC or result in the imposition of a tax on either the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

            The Servicer, the Special Servicer, the Holders of the Majority of the Controlling Class or the Holders of the Class LR Certificates may, at their option, upon 60 days' prior notice given to the Trustee, the Paying Agent and each of the other parties to the Pooling and Servicing Agreement, to purchase all, but not less than all, of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and any REO Loans remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

            Following the date on which the Offered Certificates retire, the Sole Certificateholder may, at its option exchange all of its Certificates (other than the Class S and the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Paying Agent to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION, not in its individual
                                            capacity but solely as Certificate
                                            Registrar under the Pooling and
                                            Servicing Agreement.

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

Dated: [______________]

                        CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS LR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                            WELLS FARGO BANK, NATIONAL
                                            ASSOCIATION,
                                            Authenticating Agent

                                            By:_______________________________
                                               AUTHORIZED SIGNATORY

                                ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM  -  as tenant in common              UNIF GIFT MIN ACT __________ Custodian
                                                                (Cust)
TEN ENT  -  as tenants by the entireties
                                             Under Uniform Gifts to Minors
JT TEN   -  as joint tenants with rights
            of survivorship and not as
            tenants in common                Act __________________________
                                                       (State)

   Additional abbreviations may also be used though not in the above list.

                               FORM OF TRANSFER

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________________________________________________

________________________________________________________________________________

     (Please insert Social Security or other identifying number of Assignee)

________________________________________________________________________________

            (Please print or typewrite name and address of assignee)

________________________________________________________________________________

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

                                           _____________________________________
      Dated:___________________            NOTICE: The signature to this
                                           assignment must correspond with the
                                           name as written upon the face of this
                                           Certificate in every particular
                                           without alteration or enlargement or
                                           any change whatever.

_______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

                          DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________.
This information is provided by assignee named above, or ______________________________ , as its agent.

                                    EXHIBIT B

                             MORTGAGE LOAN SCHEDULE

JPMCC 2004-CIBC10
Mortgage Loan Schedule (Combined)



Loan #               Mortgagor Name
------               --------------
  1                  HH FP Portfolio LLC
 1.1                 HH FP Portfolio LLC
 1.2                 HH FP Portfolio LLC
 1.3                 HH FP Portfolio LLC
 1.4                 HH FP Portfolio LLC
  2                  MSNW Continental Associates, LLC
  3                  3150 Briarpark L.P.
  4                  A-S 60 HWY 75-LOY LAKE, L.P.
  5                  A & E Subsidiary LLC
 5.1                 A & E Subsidiary LLC
 5.2                 A & E Subsidiary LLC
 5.3                 A & E Subsidiary LLC
 5.4                 A & E Subsidiary LLC
 5.5                 A & E Subsidiary LLC
 5.6                 A & E Subsidiary LLC
 5.7                 A & E Subsidiary LLC
 5.8                 A & E Subsidiary LLC
 5.9                 A & E Subsidiary LLC
 5.10                A & E Subsidiary LLC
 5.11                A & E Subsidiary LLC
 5.12                A & E Subsidiary LLC
 5.13                A & E Subsidiary LLC
 5.14                A & E Subsidiary LLC
 5.15                A & E Subsidiary LLC
 5.16                A & E Subsidiary LLC
 5.17                A & E Subsidiary LLC
 5.18                A & E Subsidiary LLC
 5.19                A & E Subsidiary LLC
  6                  Frowein Road LLC
  7                  NNN Fountain Square, LLC, 1-9,11,13,15-17,19-28
  8                  Jefferson Commons - Knoxville, L.P. and Jefferson Commons - Stillwater, L.P.
 8.1                 Jefferson Commons - Knoxville, L.P. and Jefferson Commons - Stillwater, L.P.
 8.2                 Jefferson Commons - Knoxville, L.P. and Jefferson Commons - Stillwater, L.P.
  9                  AG/BVK Chambersburg Holdings, LP
  10                 Inland Pacific Colorado, L.L.C.
  11                 MGP Shirlington Gateway Operating, LLC
  12                 The Greens at Hurricane Creek, a Limited Partnership
  13                 Piilani Gardens, LLC
  14                 Selig Real Estate Holdings Twenty-Two, L.L.C.
                     and Selig Real Estate Holdings Twenty-Three, L.L.C.
 14.1
 14.2
 14.3
  15                 3773 HHP LLC
  16                 CW Birch Run, LLC
  17                 WBR Equities, LLC
  18                 The Links at Oxford, a Limited Partnership
  19                 Crystal Lakes Investments, LLC
  20                 Elman Vermont Investors, LLC
  21                 MGP Summit Center Operating, LLC
  22                 Meadows IV, LLC
  23                 Unity Main Campus Realty LLC
  24                 Cross Pointe Associates, LLC
  25                 MECHANIC (AZ) QRS 15-41, Inc.
  26                 BG Kauai Holdings, LLC
  27                 Orenco Gardens, LLC
  28                 RGMH Properties LLC
  29                 Keeneland Gardens Associates, LLC
  30                 Southport, LLC
  31                 Mammoth Equities Cypress I, LLC
 31.1                Mammoth Equities Cypress I, LLC
 31.2                Mammoth Equities Cypress I, LLC
  32                 Ridgewood University Gardens Associates, LLC,
                     Silhoff University Gardens, LLC and University Gardens Associates, LLC
  33                 URS Tower LLC
  34                 FOSS (NH) QRS 16-3, Inc.
 34.1                FOSS (NH) QRS 16-3, Inc.
 34.2                FOSS (NH) QRS 16-3, Inc.
 34.3                FOSS (NH) QRS 16-3, Inc.
  35                 Clifton Country Road Associates LLC
  36                 Starpoint Property Exchange, LLC
  37                 Cocoa Beach Motel, Inc.
  38                 FPA Campus Commons Associates, LLC
  39                 Belleville Industrial Properties, L.L.C.
  40                 Cypress Enterprise, LLC
  41                 3753/3763 HHP LLC
  42                 F&F/WC Santa Fe Ridge Associates, LLC
  43                 Tottenville Commons, LLC
  44                 Rosedale Village Members, LLC and Lakeside Members, LLC
  45                 Arlington Plaza Limited Partnership
  46                 FPA South Shore Associates, L.P.
  47                 Aberdeen, LLC
  48                 Fountain Park Office Building, L.L.C., Fountain Park Retail Centre, L.L.C.,
                     Fountain Park Retail Centre II, L.L.C.
  49                 Beltway 8 Plaza Center, L.P.
  50                 CDT Atriums LP
  51                 Glenwood Plaza, LLC
  52                 Prairie Bank and Trust Company, Lorlyn of Batavia, LLC
  53                 Harrison Holdings LLC
  54                 Mercede Realty Associates, LLC
 54.1                Mercede Realty Associates, LLC
 54.2                Mercede Realty Associates, LLC
  55                 Southern View Apartments, A Limited Partnership
  56                 South Plains Crossing, L.P.
  57                 670, LLC
  58                 Pine Grove Plaza Limited Partnership
  59                 Paragon Centre Holdings, LLC
  60                 South Jordan Town Center, L.C.
  61                 XPD (NJ) LLC
  62                 T&T San Fran, LLC
  63                 Elizabeth Lake Estates, L.L.C.
  64                 IMT 3737 Hillcroft LP
  65                 Spring-Del Associates, L.P.
  66                 Olde Sproul Shopping Village, L.P.
  67                 1150 Union Street Corporation
  68                 3002-48 Equities LLC
  69                 Center Pointe, LLC
  70                 Mammoth Equities Arrowhead I, LLC
  71                 Bellewood Commons Associates LLC, Vision Bellewood LLC and KBS Bellewood LLC
  72                 Red Bug, LLC
  73                 4690 Millenium Drive LLC
  74                 Amusement Industry - Commercial Properties Partnership No. 3, Amusement Industry -
                     Commercial Properties Partnership No. 4 and DNA Commercial Properties Partnership
 74.1                Amusement Industry - Commercial Properties Partnership No. 3, Amusement Industry -
                     Commercial Properties Partnership No. 4 and DNA Commercial Properties Partnership
 74.2                Amusement Industry - Commercial Properties Partnership No. 3, Amusement Industry -
                     Commercial Properties Partnership No. 4 and DNA Commercial Properties Partnership
 74.3                Amusement Industry - Commercial Properties Partnership No. 3, Amusement Industry -
                     Commercial Properties Partnership No. 4 and DNA Commercial Properties Partnership
 74.4                Amusement Industry - Commercial Properties Partnership No. 3, Amusement Industry -
                     Commercial Properties Partnership No. 4 and DNA Commercial Properties Partnership
  75                 Sinagua Plaza II, L.L.C.
  76                 CCP&FSG, L.P.
  77                 Zane Plaza, LLC
  78                 Stonecreek Plaza, LLC
  79                 Coursey Commons Shopping Center LLC
  80                 Crimson Crossing, LLC
  81                 Air Cargo FX LLC
  82                 Troast Airmont, L.L.C.
  83                 Four United Plaza, L.L.C.
  84                 Neptune Associates, LLC
  85                 MDRE-Norcross, LLC
  86                 Rupp LLC
  87                 AJ Ohio Owner Corp.
  88                 Green Oak Shopping Center, LLC
  89                 Margas & Zambetis Investments, Inc.
  90                 Harbro Realty Co., L.L.C.
  91                 36-02 35th Ave. Development, L.L.C.
  92                 3309 South Bristol Street, LLC
  93                 Mammoth Realty Fund - Northridge, LLC
  94                 Shafer Plaza XXI, Ltd.
  95                 740 64th Street Realty Associates, LLC
  96                 One Bala Group, L.L.C.
  97                 North Huntingdon Square, LLC
  98                 LCR Limited Partnership
  99                 Putnam Parkade, Inc.
 100                 Merbach Ventures, L.L.C.
 101                 Summerset Housing Partnership, L.P.
 102                 Crane-Zion Partners Limited Partnership II
 103                 Frisco Gate Shopping Center Dallas, TX. Limited Partnership
 104                 PCD of Roanoke Rapids, LLC
 105                 McNab Commercial Center No. 1, LLC
 106                 DDM LLC
 107                 North Village, L.L.C.
 108                 Velvet Dream, LLC
 109                 Palatine Associates, LLC
 110                 AMC Delancey Lakes Plaza Partners, L.P.
 111                 Springfield Farm II, LLC
 112                 Bryn Mawr Plaza Associates, L.P. and Haverford Realty Associates
112.1                Bryn Mawr Plaza Associates, L.P. and Haverford Realty Associates
112.2                Bryn Mawr Plaza Associates, L.P. and Haverford Realty Associates
 113                 DSG (IN) QRS 15-44, Inc.
 114                 Katy Road All Storage, Ltd.
 115                 Malone Windsor LLC
 116                 Holladay Hills, L.C.
 117                 Gander Properties, Ltd.
 118                 HOLPSRAC, LLC
 119                 780 E 132nd St Co. LLC
 120                 State Street Station, LLC
 121                 Legendary Office Building, Ltd.
 122                 Washco Centre at Antietam Creek, LLC
 123                 Cline Commons LLC
 124                 Bensalem Centre Plaza, L.P.
 125                 Las Misiones at the Grove, L.P.
 126                 Covington Restaurant Company, LLC
 127                 Haverford Place Associates, L.P. and Haverford Plaza Associates, L.P.
127.1                Haverford Place Associates, L.P. and Haverford Plaza Associates, L.P.
127.2                Haverford Place Associates, L.P. and Haverford Plaza Associates, L.P.
 128                 Center Green Inc.
 129                 Venoy Pines Associates LLC
 130                 Joe H. Scott, Sr., Trustee, of the Joe H. Scott, Sr.
                     Living Trust U/A September 3, 1987, as Amended
 131                 Trailridge Center, L.P.
 132                 2200 Wilshire Co., LLC
 133                 South Main Apartments, LLC
 134                 Wyndale Citrus Court, LLC
 135                 Bentley-Mass, LLC
 136                 De Matei & Co., Inc.
 137                 Vineyards II L.L.C.
 138                 Wallace/Scott Spokane, LLC
 139                 Norma Jane, L.L.C.
 140                 BMAC Bentley, LLC and Lenmar Bently LLC
 141                 Red Trophy, LLC
 142                 IBP Retail No. 3, LP
 143                 Ivey/Swain Associates, LLC
 144                 Ganem Retail Center, LLC
 145                 G&L Willows Medical, LLC
 146                 Brooks Towne Partners, LLP
 147                 Crane-Zion Partners Limited Partnership I
 148                 Brody/Hobbs, LLC, JPRN Self Storage, LLC, and New Self Storage, LLC
148.1                Brody/Hobbs, LLC, JPRN Self Storage, LLC, and New Self Storage, LLC
148.2                Brody/Hobbs, LLC, JPRN Self Storage, LLC, and New Self Storage, LLC
 149                 Mayflower Housing Partnership, L.P.
 150                 Doodle Investments Limited Liability Company
 151                 Arrowhead Mini-Storage Co., L.L.C.
 152                 Palm Plaza Partners, L.L.C.
 153                 Georgetown University Common, L.P.
 154                 P. H. A. Associates LLC
 155                 Lanikai Arlington Investments, LLC and Robert E. Chapman
 156                 Brookside Associates Limited Partnership
 157                 Central Laurel Development,L.L.C.
 158                 Southpark VIII LLC
 159                 Curt K. McKean, LLC, Bonnie L. Watts, LLC and Wendy S. Von Der Heide, LLC
 160                 DBAK 100 South Shore LLC
 161                 Mitchell Plaza Center, LLC
 162                 One Park Place, L.L.C.
 163                 Westport Property, Ltd.
 164                 Georgetown BC East, L.P.
 165                 Brookway Development, L.L.C.
 166                 GS Apartments, L.L.C.
 167                 Barbara Haehner-Daniels LLC
 168                 Eastwood Hills Mobile Home Park Limited Partnership
 169                 University Apartments of High Point, L.L.C.
 170                 FPA College Crest Associates, LLC
 171                 Avion, L.C.
 172                 Riverview, L.C.
 173                 Durango Crossing II, LLC
 174                 DM Real Estate Holdings, LLC
 175                 Nagle "The Building", Inc.
 176                 Nielson Dayton, Ltd.
 177                 Eldora Estates LP
 178                 Bradford Square Tulsa, L.L.C
 179                 Enchantment Land, LLC
 180                 Columbia Partners, LLC d/b/a Sumter Paramount
 181                 Craig Shops B, LLC
 182                 O.P. Associates LLC
 183                 Riverdale Center III, L.C.
 184                 Mitten Mall Partners LLC
 185                 3920 Atrium, Ltd.
 186                 Bradley Medical Associates, LLC
 187                 Shafer Plaza XIX, Ltd.
 188                 Park Plaza Estates, LLP
 189                 Wells Fargo Bank, N.A., as Trustee of the Rosemary N. Ballman Trust
                     Under Agreement Dated December 11, 1970
 190                 39th Street Temple, L.P.
 191                 Valley View Central Shopping Center,  L.P.
 192                 Hillcrest Oaks, Ltd.
 193                 Michael J. Sadri LLC, Sindy M. Sadri LLC, James A. Sadri LLC
 194                 Onalaska Mobile Home Sales, Inc.
 195                 Earhart Carrollton, L.L.C.
 196                 Mad Main, LLC
 197                 East Jones Creek, L.L.C.
 198                 Slidell Front, L.L.C.
 199                 Arizona Sulphur, L.L.C.
 200                 Genesee Business Center, Inc.
 201                 First Ryan, L.L.C.
 202                 HRI Development Corp.


Loan #               Property Address                                                                    City
------               ----------------                                                                    ----
  1                  Various                                                                             Various
 1.1                 One Hilton Court                                                                    Parsippany
 1.2                 4355 Ashford-Dunwoody Road                                                          Atlanta
 1.3                 1717 Motor Parkway                                                                  Hauppauge
 1.4                 275 Tremont Street                                                                  Boston
  2                  401-433 Hackensack Avenue                                                           Hackensack
  3                  3010 Briarpark                                                                      Houston
  4                  4100 US Highway 75 North                                                            Sherman
  5                  Various                                                                             Baltimore
 5.1                 1713 Whitehead Road                                                                 Baltimore
 5.2                 6704-20 Whitestone Road                                                             Baltimore
 5.3                 6666 Security Boulevard                                                             Baltimore
 5.4                 6601 Whitestone Road                                                                Baltimore
 5.5                 1849 Gwynn Oak Avenue                                                               Baltimore
 5.6                 6707 Whitestone Road                                                                Baltimore
 5.7                 1710-22 Gwynn Oak Avenue                                                            Baltimore
 5.8                 1506 Woodlawn Drive                                                                 Baltimore
 5.9                 1724 Whitehead Road                                                                 Baltimore
 5.10                1726 Whitehead Road                                                                 Baltimore
 5.11                6660 Security Boulevard                                                             Baltimore
 5.12                1817-21 Whitehead Road                                                              Baltimore
 5.13                1508 Woodlawn Drive                                                                 Baltimore
 5.14                1717 Whitehead Road                                                                 Baltimore
 5.15                6401 Dogwood Road                                                                   Baltimore
 5.16                1705 Whitehead Road                                                                 Baltimore
 5.17                6300 Security Boulevard                                                             Baltimore
 5.18                1514 Woodlawn Drive                                                                 Baltimore
 5.19                6340 Security Boulevard                                                             Baltimore
  6                  181 Frowein Road                                                                    East Moriches
  7                  2600 North Military Trail                                                           Boca Raton
  8                  Various                                                                             Various
 8.1                 1640 Grand Avenue                                                                   Knoxville
 8.2                 1822 North Perkins Road                                                             Stillwater
  9                  1475 Nitterhouse Drive                                                              Chambersburg
  10                 10600 Westminster Boulevard                                                         Westminster
  11                 2800 Shirlington Road                                                               Arlington
  12                 5100 Hurricane Drive                                                                Bryant
  13                 150 Manino Circle                                                                   Kihei
  14                 Various                                                                             Seattle
 14.1                200 West Thomas Street                                                              Seattle
 14.2                401 1st Avenue West                                                                 Seattle
 14.3                413 1st Avenue South                                                                Seattle
  15                 3773 Howard Hughes Parkway                                                          Las Vegas
  16                 1715 Beam Avenue                                                                    Maplewood
  17                 1777 and 1887 North Line Road                                                       Port Allen
  18                 44 Public Road 3151                                                                 Oxford
  19                 2545 Northwest 207th Street                                                         Miami
  20                 65 and 75 Lower Welden Street                                                       St. Albans
  21                 4700 King Street                                                                    Alexandria
  22                 4795 Meadow Wood Lane                                                               Chantilly
  23                 1345 Unity Place                                                                    Lafayette
  24                 101 East Alex Bell Road                                                             Centerville
  25                 10695 West Pierce Street                                                            Avondale
  26                 2360 Kiahuna Plantation Road                                                        Poipu
  27                 6199 NE Alder Street                                                                Hillsboro
  28                 285 North Rutherford Boulevard                                                      Murfreesboro
  29                 5540 Ashview Drive                                                                  Indianapolis
  30                 1150 South Avenue                                                                   Staten Island
  31                 Various                                                                             Cypress
 31.1                10805 Holder Street                                                                 Cypress
 31.2                5785 Corporate Avenue                                                               Cypress
  32                 614 Snowcrest Trail                                                                 Durham
  33                 36 East 7th Street                                                                  Cincinnati
  34                 Various                                                                             Hampton
 34.1                390 Lafayette Road                                                                  Hampton
 34.2                11 Merrill Industrial Drive                                                         Hampton
 34.3                380 Lafayette Road                                                                  Hampton
  35                 19 Clifton Country Road                                                             Clifton Park
  36                 705 P Street and 650 O Street                                                       Fresno
  37                 8701 Astronaut Boulevard                                                            Cape Canaveral
  38                 1920 Northeast Terre View Drive and 1405 Merman Drive                               Pullman
  39                 25 Main Street                                                                      Belleville
  40                 25813 U.S. Highway 19 North                                                         Clearwater
  41                 3753-3763 Howard Hughes Parkway                                                     Las Vegas
  42                 1415 NE Santa Fe Lane                                                               Silverdale
  43                 250 Page Avenue                                                                     Staten Island
  44                 2556-2765 Calloway Drive                                                            Bakersfield
  45                 150 East Rand Road                                                                  Arlington Heights
  46                 3850 FM 518 East                                                                    League City
  47                 437 West Gorham Street                                                              Madison
  48                 7955 Airport Pulling Road                                                           Naples
  49                 8300 West Sam Houston Parkway                                                       Houston
  50                 1676 Carter Drive                                                                   Arlington
  51                 2002-2194 Glenwood Avenue                                                           Oneida
  52                 1034 Lorlyn Circle                                                                  Batavia
  53                 28 and 30 Liberty Ship Way                                                          Sausalito
  54                 Various                                                                             Plantation
 54.1                1802-1888 University Drive                                                          Plantation
 54.2                1802 North University Drive                                                         Plantation
  55                 400 South Futrall Drive                                                             Fayetteville
  56                 6816 Slide Road                                                                     Lubbock
  57                 670 North Commercial Street                                                         Manchester
  58                 3504-3568 Pine Grove Avenue                                                         Port Huron
  59                 6060-6040 Dutchman's Lane                                                           Louisville
  60                 1615-1681 Town Center Drive and 10541-10577 South Redwood Road                      South Jordan
  61                 100 Tormee Drive                                                                    Tinton Falls
  62                 3125 Crain Highway                                                                  Waldorf
  63                 5302 Sara Lane                                                                      Waterford
  64                 3737 Hillcroft Street                                                               Houston
  65                 520 North Christopher Columbus Boulevard                                            Philadelphia
  66                 1140 Baltimore Pike                                                                 Springfield
  67                 1150 Union Street                                                                   West Springfield
  68                 30-02 48th Avenue                                                                   Long Island City
  69                 8927 Center Pointe Drive                                                            Lysander
  70                 8581, 8615 and 8643 West Kelton Lane                                                Peoria
  71                 521-555 East Market Street                                                          Leesburg
  72                 5830 Red Bug Lake Road                                                              Winter Springs
  73                 4690 Millennium Drive                                                               Belcamp
  74                 Various                                                                             Various
 74.1                14051-141061 Newport Avenue                                                         Tustin
 74.2                24940-24960 Redlands Boulevard                                                      Loma Linda
 74.3                9531 Telegraph Road                                                                 Pico Rivera
 74.4                5936 Santa Fe Avenue                                                                Huntington Park
  75                 320 North Highway 89A                                                               Sedona
  76                 4020 Bethlehem Pike                                                                 Telford
  77                 1080 North Bridge Street                                                            Chillicothe
  78                 4180-4330 Barranca Parkway                                                          Irvine
  79                 14241 Coursey Boulevard                                                             Baton Rouge
  80                 1466 North Kinser Pike                                                              Bloomington
  81                 299 Cayuga Road                                                                     Cheektowaga
  82                 209-221 Route 59                                                                    Airmont
  83                 8555 United Plaza Boulevard                                                         Baton Rouge
  84                 332 East Route 4                                                                    Paramus
  85                 5295 Brook Hollow Parkway                                                           Norcross
  86                 601-693 Sunrise Highway and 111 Broadway                                            Lynbrook
  87                 299 East Sixth Street                                                               Cincinnati
  88                 9500 South Cicero Avenue                                                            Oak Lawn
  89                 12212-12224 Rockville Pike                                                          Rockville
  90                 1296-1316 Broadway                                                                  Hewlett
  91                 36-02 35th Avenue                                                                   Astoria
  92                 3309 South Bristol Street                                                           Santa Ana
  93                 9535 Reseda Boulevard                                                               Northridge
  94                 2916 US Highway 75                                                                  Sherman
  95                 740 64th Street                                                                     Brooklyn
  96                 One Bala Avenue                                                                     Bala Cynwyd
  97                 8931 Route 30                                                                       North Huntingdon Township
  98                 4333 Chesford Road                                                                  Columbus
  99                 40 & 50-62 Providence Pike                                                          Putnam
 100                 310-330 Army Trail Road                                                             Carol Stream
 101                 1123 Frick Lane                                                                     Pittsburgh
 102                 1521-1617 Lorelei Drive                                                             Zion
 103                 3520 Preston Road                                                                   Frisco
 104                 271 Premier Boulevard                                                               Roanoke Rapids
 105                 7540 West McNab Road                                                                North Lauderdale
 106                 5404 - 5498 California Avenue                                                       Bakersfield
 107                 18712 North Village Center                                                          Hagerstown
 108                 2500 Roosevelt Avenue                                                               Key West
 109                 6025 Route 5                                                                        Palatine Bridge
 110                 8181 N.W. 154th Street                                                              Miami Lakes
 111                 415 Baker Hill Lane                                                                 Williamsport
 112                 Various                                                                             Various
112.1                532 Lancaster Avenue                                                                Haverford
112.2                715 West Lancaster Avenue                                                           Bryn Mawr
 113                 1251 US Highway 31 North                                                            Greenwood
 114                 4874 Keller Haslett Road                                                            Keller
 115                 53 Finney Boulevard                                                                 Malone
 116                 3690 South Highland Drive                                                           Salt Lake City
 117                 461, 465, 475 and 483 Gypsy Lane                                                    Youngstown
 118                 362-420 South Palm Canyon Drive                                                     Palm Springs
 119                 780 East 132nd Street                                                               Bronx
 120                 211-525 State Street and 2007 Roseland Street                                       Greensboro
 121                 4460 Legendary Drive                                                                Destin
 122                 37-91 Eastern Boulevard North                                                       Haggerstown
 123                 730 East Lincoln Highway                                                            Schererville
 124                 2127 Galloway Road                                                                  Bensalem
 125                 3807 Plantation Boulevard                                                           Mission
 126                 9290 Le Saint Drive                                                                 West Chester
 127                 Various                                                                             Haverford
127.1                393 Lancaster Avenue                                                                Haverford
127.2                390 - 396 Lancaster Avenue                                                          Haverford
 128                 6 Rhoads Drive                                                                      Utica
 129                 7127 Bonnie Drive                                                                   Westland
 130                 418 Lock Road                                                                       Deerfield Beach
 131                 7408 Nieman Road                                                                    Shawnee
 132                 2202 Wilshire Boulevard                                                             Santa Monica
 133                 4021-4051 William Bill Luther Drive                                                 Hope Mills
 134                 6102 Gunn Highway                                                                   Tampa
 135                 1545 South Bentley Avenue                                                           Los Angeles
 136                 1019 - 1163 East March Lane                                                         Stockton
 137                 6706 North Dysart Road                                                              Glendale
 138                 1500 West 4th Avenue                                                                Spokane
 139                 13780 Millard Avenue                                                                Omaha
 140                 2335-2339 South Bentley Avenue                                                      Los Angeles
 141                 1509-1595 West Dupont Road                                                          Fort Wayne
 142                 3432 East Hebron Parkway                                                            Carrollton
 143                 219 Highway 111 South                                                               Goldsboro
 144                 7250 Crestway Boulevard                                                             San Antonio
 145                 125-131 Kings Highway North                                                         Westport
 146                 1002 College Court                                                                  Madison
 147                 1503-1519 Lorelei Drive                                                             Zion
 148                 Various                                                                             Colorado Springs
148.1                1625 Lashelle Way                                                                   Colorado Springs
148.2                330 Karen Lane                                                                      Colorado Springs
 149                 263 South Main Street                                                               Akron
 150                 1495 East Prater Way                                                                Sparks
 151                 19315 North 83rd Avenue                                                             Peoria
 152                 1951 South McCall Road                                                              Englewood
 153                 603 West University Avenue                                                          Georgetown
 154                 42560 Postiff Avenue                                                                Plymouth
 155                 1400 Copeland Road                                                                  Arlington
 156                 2300 Sunnybrook Drive                                                               Nampa
 157                 419 16th Avenue                                                                     Laurel
 158                 10861 Alco Avenue                                                                   Baton Rouge
 159                 485 North 2nd East                                                                  Rexburg
 160                 100 South Shore Drive                                                               East Haven
 161                 215 West Columbia                                                                   Batesburg
 162                 1 Park Place West                                                                   Woodridge
 163                 5130 Westport Boulevard                                                             Montgomery
 164                 3221 Williams Drive                                                                 Georgetown
 165                 719 Brookway Boulevard                                                              Brookhaven
 166                 257 East Main Street                                                                Barrington
 167                 5271 Salem Avenue                                                                   Dayton
 168                 11315 Hill Ridge Drive                                                              Conroe
 169                 806, 812 and 904 Sixth Street                                                       High Point
 170                 1555 NE Merman Drive                                                                Pullman
 171                 7905 South Old Bingham Highway                                                      West Jordon
 172                 1665 South Riverside Drive                                                          Salt Lake City
 173                 361 South Camino Del Rio                                                            Durango
 174                 4535 Statz Avenue                                                                   North Las Vegas
 175                 55 Nagle Avenue                                                                     Inwood
 176                 209 US Highway 90 West                                                              Dayton
 177                 610 East Eldora Road                                                                Pharr
 178                 2442 East 51st Street                                                               Tulsa
 179                 315 North Main Street                                                               Belen
 180                 1285 Broad Street                                                                   Sumter
 181                 3073 West Craig Road                                                                North Las Vegas
 182                 23210 Heritage Drive                                                                Woodhaven
 183                 4113 Riverdale Road                                                                 Riverdale
 184                 3900 State Street Road                                                              Bay City
 185                 3920 FM 1960 Road West                                                              Houston
 186                 28125-28127 Bradley Road                                                            Sun City
 187                 4807 Maple Avenue                                                                   Dallas
 188                 1130 Fireside Drive                                                                 Minneapolis
 189                 8600 Burton Way                                                                     Los Angeles
 190                 2708 South 39th Street                                                              Temple
 191                 13260 Josey Lane                                                                    Farmers Branch
 192                 5955-5961 North Sepulveda Boulevard and 15326-15328 West Oxnard Street              Van Nuys
 193                 20845 Highway 59                                                                    Humble
 194                 250 Scott Drive                                                                     Holmen
 195                 3033 South Carrollton Avenue                                                        New Orleans
 196                 731-749 Boston Post Road                                                            Madison
 197                 14444 Coursey Boulevard                                                             Baton Rouge
 198                 1224 Front Street                                                                   Slidell
 199                 1001 and 1021 South Beglis Parkway                                                  Sulphur
 200                 9 Lee Street                                                                        Utica
 201                 2725 Ryan Street                                                                    Lake Charles
 202                 2212 Genesee Street                                                                 Utica




Loan #                State      Zip Code     County                Property Name
------                -----      --------     ------                -------------
  1                  Various      Various     Various               Highland Hotel Portfolio
 1.1                    NJ         07054      Morris                Hilton Parsippany
 1.2                    GA         30346      Dekalb                Crowne Plaza Ravinia
 1.3                    NY         11788      Suffolk               Hyatt Regency Wind Watch
 1.4                    MA         02116      Suffolk               Courtyard by Marriott-Boston Tremont
  2                     NJ         07601      Bergen                Continental Plaza
  3                     TX         77042      Harris                ABB Building
  4                     TX         75092      Grayson               Sherman Town Center
  5                     MD         21207      Baltimore             Meadows Business Park
 5.1                    MD         21207      Baltimore             Braka Building
 5.2                    MD         21207      Baltimore             Whitestone Building
 5.3                    MD         21207      Baltimore             Four Sixes Building
 5.4                    MD         21207      Baltimore             Brookview Building
 5.5                    MD         21207      Baltimore             Meadowwood East Building
 5.6                    MD         21207      Baltimore             Beltway Building
 5.7                    MD         21207      Baltimore             Gwynn Oak Building
 5.8                    MD         21207      Baltimore             Michael Building
 5.9                    MD         21207      Baltimore             Hunter Building
 5.10                   MD         21207      Baltimore             Edwards Building
 5.11                   MD         21207      Baltimore             Professional Building
 5.12                   MD         21207      Baltimore             Radcliffe Building
 5.13                   MD         21207      Baltimore             Dunleavy Building
 5.14                   MD         21207      Baltimore             Sather Building
 5.15                   MD         21207      Baltimore             Meadowwood West Building
 5.16                   MD         21207      Baltimore             Evens Building
 5.17                   MD         21207      Baltimore             Meadows East Building
 5.18                   MD         21207      Baltimore             1st National Bank Building
 5.19                   MD         21207      Baltimore             Oak Meadows Building
  6                     NY         11940      Suffolk               Walden Pond at East Moriches
  7                     FL         33431      Palm Beach            Fountain Square
  8                  Various      Various     Various               Jefferson Commons - Stillwater/Knoxville
 8.1                    TN         37916      Knox                  Jefferson Commons - Knoxville
 8.2                    OK         74075      Payne                 Jefferson Commons - Stillwater
  9                     PA         17201      Franklin              1475 Nitterhouse Drive
  10                    CO         80020      Jefferson             The Westin Westminster
  11                    VA         22206      Alexandria City       Shirlington Gateway
  12                    AR         72022      Saline                The Greens at Hurricane Creek Apartments
  13                    HI         96753      Maui                  Piilani Garden Apartments
  14                    WA        Various     King                  Selig Portfolio
 14.1                   WA         98119      King                  200 West Thomas
 14.2                   WA         98119      King                  South Tower
 14.3                   WA         98104      King                  North Tower
  15                    NV         89109      Clark                 3773 Howard Hughes Parkway
  16                    MN         55109      Ramsey                Birch Run Station
  17                    LA         70767      West Baton Rouge      Sun Plus Distribution Center
  18                    MS         38655      Lafayette             The Links at Oxford Apartments
  19                    FL         33056      Miami-Dade            Crystal Lakes Apartments
  20                    VT         5478       Franklin              65-75 Lower Welden Street
  21                    VA         22302      Alexandria City       Summit Centre
  22                    VA         20151      Fairfax               Meadows IV Office Building
  23                    IN         47905      Tippecanoe            Unity Medical Center
  24                    OH         45459      Montgomery            Cross Pointe Centre
  25                    AZ         85323      Maricopa              Universal Technical Institute
  26                    HI         96756      Kauai                 Poipu Shopping Village
  27                    OR         97124      Washington            Orenco Gardens Apartments
  28                    TN         37130      Rutherford            Campus Crossings
  29                    IN         46237      Marion                Keeneland Crest Apartments
  30                    NY         10314      Richmond              Southport Plaza
  31                    CA         90630      Orange                Cypress Office Portfolio
 31.1                   CA         90630      Orange                10805 Holder
 31.2                   CA         90630      Orange                5785 Corporate Avenue
  32                    NC         27707      Durham                Summit Square Apartments
  33                    OH         45202      Hamilton              URS Office Tower
  34                    NH         03842      Rockingham            Foss Manufacturing
 34.1                   NH         03842      Rockingham            390 Lafayette Road
 34.2                   NH         03842      Rockingham            11 Merrill Industrial Drive
 34.3                   NH         03842      Rockingham            380 Lafayette Road
  35                    NY         12065      Saratoga              Village Plaza
  36                    CA         93721      Fresno                Pacific Gas & Electric
  37                    FL         32920      Brevard               Cocoa Beach Radisson
  38                    WA         99163      Whitman               Campus Commons Apartments
  39                    NJ         07109      Essex                 Belleville Industrial
  40                    FL         33763      Pinellas              Cypress Point
  41                    NV         89109      Clark                 3753 Howard Hughes Parkway
  42                    WA         98383      Kitsap                Santa Fe Ridge
  43                    NY         10307      Richmond              Totenville Commons
  44                    CA         93312      Kern                  Rosedale Village Shopping Center
  45                    IL         60004      Cook                  Arlington Plaza
  46                    TX         77573      Galveston             South Shore Lakes
  47                    WI         53703      Dane                  Aberdeen Apartments
  48                    FL         34109      Collier               Fountain Park Office and Retail Centre
  49                    TX         77072      Harris                Beltway Plaza Shopping Center
  50                    TX         76010      Tarrant               L'Atriums on the Creek Apartments
  51                    NY         13421      Madison               Glenwood Plaza
  52                    IL         60510      Kane                  Lorlyn of Batavia Apartments
  53                    CA         94965      Marin                 Liberty Ship Way
  54                    FL         33322      Broward               Mercede Executive Park and The Tower Building Portfolio
 54.1                   FL         33322      Broward               Mercede Executive Park
 54.2                   FL         33322      Broward               The Tower Building
  55                    AR         72701      Washington            Southern View Apartments
  56                    TX         79424      Lubbock               South Plains Crossing
  57                    NH         3101       Hillsborough          Jefferson Mill
  58                    MI         48060      St. Clair             Pine Grove Plaza
  59                    KY         40205      Jefferson             Paragon Centre I and II
  60                    UT         84095      Salt Lake             South Jordan Town Center
  61                    NJ         7712       Monmouth              100 Tormee Drive
  62                    MD         20603      Charles               Best Buy
  63                    MI         48327      Oakland               Elizabeth Lakes
  64                    TX         77057      Harris                3737 Hillcroft Apartments
  65                    PA         19123      Philadelphia          Spring Del Office Building
  66                    PA         19064      Delaware              Olde Sproul Shopping Center
  67                    MA         01089      Hampden               Union Parkade
  68                    NY         11101      Queens                30-02 48th Avenue
  69                    NY         13027      Onondaga              Center Pointe at Radisson
  70                    AZ         85382      Maricopa              Arrowhead Commerce Center
  71                    VA         20176      Loudoun               Bellewood Commons
  72                    FL         32708      Seminole              Red Willow Plaza
  73                    MD         21017      Harford               Waters Edge Corporate Center I
  74                    CA        Various     Various               Tustin Freeway Center, Loma Linda Town Plaza,
                                                                    Pico Rivera Shopping Center and Santa Fe Plaza Portfolio
 74.1                   CA         92780      Orange                Tustin Freeway Center
 74.2                   CA         92354      San Bernardino        Loma Linda Town Plaza
 74.3                   CA         90660      Los Angeles           Pico Rivera Shopping Center
 74.4                   CA         90255      Los Angeles           Santa Fe Plaza
  75                    AZ         86336      Coconino              Sinagua Plaza
  76                    PA         18969      Bucks                 Hilltown Plaza
  77                    OH         45601      Ross                  Zane Plaza Shopping Center
  78                    CA         92604      Orange                Stonecreek Plaza
  79                    LA         70817      East Baton Rouge      Coursey Commons
  80                    IN         47404      Monroe                Crimson Crossing Apartments
  81                    NY         14225      Erie                  Federal Express - Buffalo
  82                    NY         10901      Rockland              Airmont Village Square
  83                    LA         70809      East Baton Rouge      IV United Plaza
  84                    NJ         7652       Bergen                Paramus Retail - La-z-Boy
  85                    GA         30071      Gwinnett              Pinnacle Center II
  86                    NY         11563      Nassau                601-693 Sunrise Highway
  87                    OH         45202      Hamilton              HP Building
  88                    IL         60453      Cook                  Green Oaks Shopping Center
  89                    MD         20852      Montgomery            12212-12224 Rockville Pike
  90                    NY         11557      Nassau                1296-1316 Broadway
  91                    NY         11106      Queens                36-02 35th Avenue
  92                    CA         92704      Orange                3309 S Bristol St
  93                    CA         91324      Los Angeles           Northridge Medical Plaza
  94                    TX         75090      Grayson               Shafer Crossing Phase II
  95                    NY         11220      Kings                 740 64th Street
  96                    PA         19004      Montgomery            One Bala Avenue
  97                    PA         15642      Westmoreland          Shoppes @ North Huntingdon Square
  98                    OH         43224      Franklin              Northpointe Apartments
  99                    CT         06260      Windham               Putnam Shopping Parkade
 100                    IL         60188      Du Page               310-330 Army Trail Road
 101                    PA         15217      Allegheny             The Reserve at Summerset
 102                    IL         60099      Lake                  Waterford Place Apartments Phase II
 103                    TX         75034      Collin                Frisco Gate Shopping Center
 104                    NC         27870      Halifax               Premier Landing
 105                    FL         33321      Broward               McNab Commercial Centre
 106                    CA         93309      Kern                  Stockdale West Shopping Center
 107                    MD         21742      Washington            North Village Shopping Center
 108                    FL         33040      Monroe                Conch Plaza
 109                    NY         13428      Montgomery            Palatine Center
 110                    FL         33016      Miami-Dade            Lakes Plaza
 111                    MD         21795      Washington            Springfield Farms Apartments
 112                    PA        Various     Various               Baker Properties 1
112.1                   PA         19041      Montgomery            Haverford Petco
112.2                   PA         19010      Delaware              Bryn Mawr Place
 113                    IN         46142      Johnson               Dick's Sporting Goods - Greenwood
 114                    TX         76248      Tarrant               Katy Road All Storage
 115                    NY         12953      Franklin              Seaway Plaza
 116                    UT         84106      Salt Lake             Holladay Hills
 117                    OH         44054      Mahoning              Northwood and Gypsy Lane Manor Apartments
 118                    CA         92262      Riverside             362 - 420 Palm Canyon Drive
 119                    NY         10454      Bronx                 780 East 132nd Street
 120                    NC     27405, 27408   Guilford              State Street Station
 121                    FL         32541      Okaloosa              Legendary Office Building
 122                    MD         21740      Washington            Centre at Antietam Creek Shopping Center
 123                    IN         46375      Lake                  Cline Commons
 124                    PA         19020      Bucks                 Centre Plaza
 125                    TX         78572      Hidalgo               Las Misiones Apartments
 126                    OH         45014      Butler                Intermec Technologies
 127                    PA         19041      Montgomery            Baker Properties 2
127.1                   PA         19041      Montgomery            Haverford Place
127.2                   PA         19041      Montgomery            Haverford Plaza
 128                    NY         13502      Oneida                6 Rhoads Drive
 129                    MI         48185      Wayne                 Venoy Pines Apartments
 130                    FL         33442      Broward               Pinetree Meadows - Phase I
 131                    KS         66203      Johnson               Trailridge Shopping Center
 132                    CA         90403      Los Angeles           2202 Wilshire Boulevard
 133                    NC         28348      Cumberland            South Main Apartments
 134                    FL         33625      Hillsborough          Citrus Court
 135                    CA         90025      Los Angeles           The Bentley Apartments
 136                    CA         95210      San Joaquin           Calaveras Square
 137                    AZ         85307      Maricopa              The Vineyards II
 138                    WA         99204      Spokane               Freeway Office Plaza
 139                    NE         68137      Douglas               Brookside Plaza Shopping Center
 140                    CA         90064      Los Angeles           Bentley Plaza Apartments
 141                    IN         46825      Allen                 Northbrook Village
 142                    TX         75010      Denton                IBP Retail III
 143                    NC         27534      Wayne                 Southeast Plaza
 144                    TX         78239      Bexar                 Judson Market
 145                    CT         6880       Fairfield             Willows Medical Office Complex
 146                    WI         53715      Dane                  Brooks Towne Townhomes
 147                    IL         60099      Lake                  Waterford Place Apartments Phase I
 148                    CO        Various     El Paso               Colorado Springs Self Storage Portfolio
148.1                   CO         80906      El Paso               Stor-n-lok
148.2                   CO         80907      El Paso               Interstate Self storage
 149                    OH         44308      Summit                Mayflower Apartments
 150                    NV         89434      Washoe                Marina Marketplace
 151                    AZ         85382      Maricopa              Arrowhead Mini-Storage
 152                    FL         34223      Sarasota              Palm Plaza
 153                    TX         78626      Williamson            University Commons
 154                    MI         48170      Wayne                 Plymouth House Apartments
 155                    TX         76011      Tarrant               1400 Copeland Road
 156                    ID         83686      Canyon                Brookside Apartments
 157                    MS         39440      Jones                 Walgreens- Laurel, MS
 158                    LA         70816      East Baton Rouge      Oak Woods Apartments
 159                    ID         83440      Madison               Teton River Village
 160                    CT         6512       New Haven             100 South Shore Drive
 161                    SC         29006      Lexington             Mitchell Plaza
 162                    NJ         7075       Bergen                1 Park Place West
 163                    AL         36108      Montgomery            5130 Westport Boulevard
 164                    TX         78628      Williamson            Booty's Crossing Retail Center
 165                    MS         39601      Lincoln               Walgreens- Brookway Development
 166                    IL         60010      Cook                  GK Barrington Office Bldg
 167                    OH         45426      Montgomery            Walgreens
 168                    TX         77385      Montgomery            Eastwood Hills MHP
 169                    NC         27262      Guilford              University Apartments at High Point
 170                    WA         99163      Whitman               College Crest Apartments
 171                    UT         84088      Salt Lake             Avion Townhomes
 172                    UT         84104      Salt Lake             Riverview Apartments
 173                    CO         81303      La Plata              Durango Crossing II
 174                    NV         89031      Clark                 Petersen Industrial Center
 175                    NY         10040      New York              55 Nagle Avenue
 176                    TX         77535      Liberty               Walgreens - Dayton, TX
 177                    TX         78577      Hidalgo               Eldora Estates
 178                    OK         74105      Tulsa                 Bradford Square Apartments
 179                    NM         87002      Valencia              Walgreens - Belen, New Mexico
 180                    SC         29150      Sumter                Sumter Commons
 181                    NV         89032      Clark                 Craig Simmons Center
 182                    MI         48183      Wayne                 Orleans Place Apartments
 183                    UT         84405      Weber                 Riverdale III Shopping Center
 184                    MI         48706      Bay                   Shops at Bay City Mall
 185                    TX         77068      Harris                One Cornerstone Atrium
 186                    CA         92586      Riverside             Bradley Medical Building
 187                    TX         75219      Dallas                Maple Crossing
 188                    MN         55432      Anoka                 Park Plaza Estates
 189                    CA         90048      Los Angeles           The Windsor Apartments
 190                    TX         76504      Bell                  All Seasons Storage Center
 191                    TX         75234      Dallas                Valley View Central
 192                    CA         91411      Los Angeles           Sepulveda and Oxnard Center - Van Nuys
 193                    TX         77338      Harris                Humble Shopping Center
 194                    WI         54650      La Crosse             Park Lawn Estates
 195                    LA         70118      Orleans               Walgreens - South Carrollton
 196                    CT         6443       New Haven             731-749 Boston Post Road
 197                    LA         70817      East Baton Rouge      Walgreens - Coursey
 198                    LA         70458      St. Tammany           Walgreens - Front Street
 199                    LA         70663      Calcasieu             Walgreens - Sulphur
 200                    NY         13502      Oneida                9 Lee Street
 201                    LA         70601      Calcasieu             Walgreens - Ryan Street
 202                    NY         13502      Oneida                2212 Genesee Street




Loan #                   Size           Measure         Interest Rate (%)     Net Mortgage Interest Rate         Original Balance
------                   ----           -------         -----------------     --------------------------         ----------------
  1                       1,687         Rooms                6.1964                     6.1553                     106,500,000
 1.1                        510         Rooms                                                                       35,105,556
 1.2                        495         Rooms                                                                       29,725,333
 1.3                        360         Rooms                                                                       23,153,889
 1.4                        322         Rooms                                                                       18,515,222
  2                     639,315         Square Feet          5.7600                     5.7189                      88,000,000
  3                     469,027         Square Feet          5.7900                     5.7389                      50,000,000
  4                     285,312         Square Feet          4.9500                     4.8589                      39,650,000
  5                     862,716         Square Feet          5.6900                     5.6389                      39,750,000
 5.1                     35,477         Square Feet                                                                  1,050,000
 5.2                    102,442         Square Feet                                                                  2,000,000
 5.3                     29,759         Square Feet                                                                  2,675,000
 5.4                     33,003         Square Feet                                                                    900,000
 5.5                     41,746         Square Feet                                                                  2,600,000
 5.6                     46,507         Square Feet                                                                  1,800,000
 5.7                     28,087         Square Feet                                                                  1,500,000
 5.8                     53,336         Square Feet                                                                  2,825,000
 5.9                     22,192         Square Feet                                                                    375,000
 5.10                    36,457         Square Feet                                                                    570,000
 5.11                    30,252         Square Feet                                                                  1,500,000
 5.12                    33,730         Square Feet                                                                    925,000
 5.13                    75,076         Square Feet                                                                  6,390,000
 5.14                    53,092         Square Feet                                                                    920,000
 5.15                    24,000         Square Feet                                                                  1,400,000
 5.16                    35,471         Square Feet                                                                  1,500,000
 5.17                   119,905         Square Feet                                                                  7,500,000
 5.18                     1,800         Square Feet                                                                    200,000
 5.19                    60,384         Square Feet                                                                  3,120,000
  6                         324         Units                5.4000                     5.3589                      38,000,000
  7                     242,139         Square Feet          5.5700                     5.5289                      36,250,000
  8                       1,440         Beds                 5.4800                     5.4389                      32,000,000
 8.1                        708         Beds                                                                        18,250,000
 8.2                        732         Beds                                                                        13,750,000
  9                     862,450         Square Feet          5.7500                     5.7089                      32,000,000
  10                        369         Units                5.7500                     5.7089                      30,500,000
  11                    206,968         Square Feet          4.9900                     4.9489                      30,000,000
  12                        576         Units                5.7600                     5.7189                      27,500,000
  13                        200         Units                5.7100                     5.6439                      27,000,000
  14                    197,349         Square Feet          5.7300                     5.6889                      27,000,000
 14.1                    63,971         Square Feet                                                                 10,000,000
 14.2                    69,048         Square Feet                                                                 10,000,000
 14.3                    64,330         Square Feet                                                                  7,000,000
  15                    164,469         Square Feet          4.9800                     4.9289                      24,755,000
  16                    278,323         Square Feet          5.8400                     5.7989                      23,000,000
  17                  1,116,605         Square Feet          5.9100                     5.8689                      22,500,000
  18                        492         Units                5.7100                     5.6689                      21,840,000
  19                        491         Units                5.6400                     5.5989                      21,500,000
  20                    149,105         Square Feet          5.8400                     5.7989                      20,250,000
  21                    114,757         Square Feet          4.9900                     4.9489                      19,750,000
  22                    147,996         Square Feet          4.9500                     4.9089                      19,000,000
  23                    114,854         Square Feet          5.5600                     5.5189                      19,000,000
  24                    216,883         Square Feet          5.6000                     5.5589                      18,800,000
  25                    279,015         Square Feet          5.8200                     5.7789                      18,600,000
  26                     39,127         Square Feet          6.4000                     6.3589                      18,400,000
  27                        265         Units                5.1500                     5.1089                      18,250,000
  28                        576         Beds                 5.1350                     5.0339                      18,000,000
  29                        424         Units                5.2500                     5.2089                      17,750,000
  30                    189,062         Square Feet          5.3300                     5.2889                      17,500,000
  31                    144,502         Square Feet          5.4000                     5.3589                      17,250,000
 31.1                    85,065         Square Feet                                                                 10,350,000
 31.2                    59,437         Square Feet                                                                  6,900,000
  32                        362         Units                5.4000                     5.3589                      17,013,000
  33                    191,611         Square Feet          5.5800                     5.5389                      16,500,000
  34                    528,010         Square Feet          6.6000                     6.5589                      17,000,000
 34.1                   371,800         Square Feet                                                                 10,905,660
 34.2                   143,762         Square Feet                                                                  5,388,680
 34.3                    12,448         Square Feet                                                                    705,660
  35                    180,097         Square Feet          5.7300                     5.6889                      16,500,000
  36                    102,580         Square Feet          5.6300                     5.5889                      16,500,000
  37                        284         Rooms                5.8300                     5.7289                      15,450,000
  38                        334         Units                5.6500                     5.6089                      15,000,000
  39                    397,036         Square Feet          5.3200                     5.2789                      15,000,000
  40                    158,685         Square Feet          4.6000                     4.5589                      14,500,000
  41                    123,165         Square Feet          4.9800                     4.9289                      14,350,000
  42                        240         Units                5.1500                     5.1089                      14,000,000
  43                     58,215         Square Feet          5.2800                     5.2389                      13,500,000
  44                    127,546         Square Feet          5.7900                     5.7489                      13,500,000
  45                    301,763         Square Feet          5.3400                     5.2989                      13,500,000
  46                        328         Units                5.3900                     5.3489                      13,400,000
  47                        224         Beds                 5.9500                     5.9089                      13,350,000
  48                     72,214         Square Feet          5.7900                     5.7489                      13,000,000
  49                    134,344         Square Feet          5.4100                     5.2889                      12,750,000
  50                        484         Units                5.7000                     5.6589                      12,550,000
  51                    221,373         Square Feet          5.5000                     5.4589                      12,250,000
  52                        253         Units                5.7420                     5.7009                      12,000,000
  53                     54,416         Square Feet          5.3100                     5.2689                      11,690,000
  54                    123,327         Square Feet          5.8100                     5.7689                      11,500,000
 54.1                   108,723         Square Feet                                                                  9,700,000
 54.2                    14,604         Square Feet                                                                  1,800,000
  55                        300         Units                5.6400                     5.5989                      11,500,000
  56                    144,965         Square Feet          5.4500                     5.4089                      11,400,000
  57                    250,000         Square Feet          5.0900                     5.0489                      11,250,000
  58                    129,355         Square Feet          5.6500                     5.5289                      11,000,000
  59                    125,155         Square Feet          5.9300                     5.8389                      10,900,000
  60                     86,965         Square Feet          6.1300                     6.0889                      10,600,000
  61                     90,008         Square Feet          5.8500                     5.8089                      10,250,000
  62                     45,680         Square Feet          5.5600                     5.5189                      10,177,000
  63                        257         Units                5.3600                     5.3189                      10,000,000
  64                        381         Units                4.9900                     4.9489                      10,000,000
  65                    188,000         Square Feet          5.9400                     5.8989                       9,750,000
  66                     69,750         Square Feet          5.0000                     4.9589                       9,600,000
  67                    144,350         Square Feet          5.5200                     5.4789                       9,250,000
  68                    147,650         Square Feet          5.5400                     5.4989                       9,200,000
  69                        120         Units                6.8400                     6.7989                       9,100,000
  70                    121,402         Square Feet          5.7300                     5.6889                       9,000,000
  71                     61,544         Square Feet          6.1100                     6.0689                       8,800,000
  72                     96,235         Square Feet          5.9000                     5.8589                       8,600,000
  73                     79,879         Square Feet          6.0100                     5.9189                       8,500,000
  74                    106,818         Square Feet          5.5600                     5.5189                       8,500,000
 74.1                    32,306         Square Feet                                                                  3,190,000
 74.2                    25,178         Square Feet                                                                  2,135,000
 74.3                    22,420         Square Feet                                                                  1,575,000
 74.4                    26,914         Square Feet                                                                  1,600,000
  75                     29,989         Square Feet          5.9000                     5.8589                       8,200,000
  76                     59,725         Square Feet          5.5000                     5.4589                       8,080,000
  77                    152,987         Square Feet          5.1700                     5.1289                       8,000,000
  78                     72,455         Square Feet          5.3100                     5.2689                       8,000,000
  79                     67,755         Square Feet          5.5900                     5.5489                       7,700,000
  80                        219         Beds                 5.6600                     5.6189                       7,400,000
  81                     75,965         Square Feet          5.3300                     5.2089                       7,350,000
  82                     31,015         Square Feet          5.2100                     5.1289                       7,175,000
  83                     72,653         Square Feet          5.4500                     5.4089                       7,050,000
  84                     44,092         Square Feet          5.6200                     5.5789                       7,400,000
  85                     82,092         Square Feet          5.7400                     5.6489                       6,900,000
  86                     37,847         Square Feet          6.2700                     6.2289                       6,630,000
  87                    126,321         Square Feet          5.6900                     5.5989                       6,500,000
  88                     91,958         Square Feet          5.2400                     5.1989                       6,500,000
  89                     22,727         Square Feet          5.3500                     5.3089                       6,400,000
  90                     33,100         Square Feet          5.2000                     5.1589                       6,250,000
  91                     50,760         Square Feet          5.7000                     5.6589                       6,200,000
  92                     47,141         Square Feet          6.1000                     6.0589                       6,150,000
  93                     34,274         Square Feet          5.6500                     5.6089                       5,950,000
  94                     41,980         Square Feet          6.1500                     6.1089                       5,950,000
  95                     20,500         Square Feet          5.8500                     5.8089                       5,900,000
  96                     43,792         Square Feet          5.5600                     5.5189                       5,800,000
  97                     70,177         Square Feet          5.5300                     5.4389                       5,700,000
  98                        270         Units                5.6300                     5.5889                       5,680,000
  99                     57,311         Square Feet          5.5200                     5.4789                       5,600,000
 100                     97,914         Square Feet          5.8000                     5.7589                       5,600,000
 101                         40         Units                5.5400                     5.4989                       5,500,000
 102                        180         Units                5.7700                     5.7289                       5,525,000
 103                     21,409         Square Feet          6.1400                     6.0989                       5,345,000
 104                     47,650         Square Feet          5.9500                     5.9089                       5,325,000
 105                    136,000         Square Feet          5.5400                     5.4989                       5,300,000
 106                     43,143         Square Feet          5.8600                     5.8189                       5,250,000
 107                     68,837         Square Feet          5.4300                     5.3889                       5,200,000
 108                     51,779         Square Feet          5.6000                     5.5589                       5,200,000
 109                     61,150         Square Feet          5.9900                     5.9489                       5,200,000
 110                     44,286         Square Feet          5.3000                     5.2589                       5,200,000
 111                         72         Units                5.6500                     5.6089                       5,200,000
 112                     18,550         Square Feet          5.6400                     5.5989                       5,000,000
112.1                     6,000         Square Feet                                                                  1,700,000
112.2                    12,550         Square Feet                                                                  3,300,000
 113                     75,000         Square Feet          7.4600                     7.4189                       5,000,000
 114                      1,111         Units                5.2200                     5.1789                       4,900,000
 115                     60,330         Square Feet          5.7300                     5.6889                       4,800,000
 116                        130         Units                5.5000                     5.4589                       4,800,000
 117                        148         Units                5.7900                     5.7489                       4,640,000
 118                     45,809         Square Feet          5.4300                     5.3889                       4,600,000
 119                    285,905         Square Feet          5.2800                     5.2389                       4,600,000
 120                     64,964         Square Feet          5.3800                     5.3389                       4,500,000
 121                     26,640         Square Feet          5.8300                     5.7889                       4,500,000
 122                     42,484         Square Feet          5.8500                     5.8089                       4,500,000
 123                     34,560         Square Feet          5.9000                     5.8589                       4,250,000
 124                     43,550         Square Feet          5.4600                     5.4189                       4,240,000
 125                         66         Units                5.5000                     5.4589                       4,200,000
 126                    100,300         Square Feet          5.5900                     5.5489                       4,150,000
 127                     15,313         Square Feet          5.6400                     5.5989                       4,100,000
127.1                     7,745         Square Feet                                                                  2,200,000
127.2                     7,568         Square Feet                                                                  1,900,000
 128                     67,320         Square Feet          5.6500                     5.6089                       4,275,000
 129                        161         Units                5.2500                     5.2089                       4,000,000
 130                        120         Units                5.1900                     5.1489                       4,000,000
 131                    101,989         Square Feet          6.2000                     6.1589                       3,937,500
 132                     13,667         Square Feet          6.7400                     6.6989                       4,000,000
 133                         84         Units                5.2700                     5.1689                       3,900,000
 134                     17,957         Square Feet          5.5000                     5.4589                       3,850,000
 135                         14         Units                4.9700                     4.9289                       3,800,000
 136                     59,163         Square Feet          5.8800                     5.8389                       3,750,000
 137                        150         Units                5.7700                     5.6789                       3,750,000
 138                     45,048         Square Feet          5.5000                     5.4589                       3,720,000
 139                     63,602         Square Feet          5.8700                     5.8289                       3,650,000
 140                         21         Units                5.7500                     5.7089                       3,600,000
 141                     32,000         Square Feet          5.7100                     5.6189                       3,600,000
 142                     17,392         Square Feet          6.0200                     5.9789                       3,555,000
 143                     48,600         Square Feet          5.7000                     5.6589                       3,550,000
 144                     19,207         Square Feet          5.7000                     5.6589                       3,525,000
 145                     20,205         Square Feet          5.8500                     5.8089                       3,500,000
 146                         76         Beds                 5.5800                     5.5389                       3,450,000
 147                        108         Units                5.7700                     5.7289                       3,440,000
 148                        956         Units                5.7900                     5.7489                       3,400,000
148.1                       450         Units                                                                        1,572,100
148.2                       506         Units                                                                        1,827,900
 149                        233         Units                6.5700                     6.4789                       3,350,000
 150                     16,018         Square Feet          5.7500                     5.7089                       3,333,000
 151                        499         Units                5.8100                     5.7689                       3,215,000
 152                    107,262         Square Feet          5.3700                     5.3289                       3,200,000
 153                     38,466         Square Feet          5.6200                     5.5789                       3,185,000
 154                         94         Units                5.2900                     5.2489                       3,150,000
 155                     11,805         Square Feet          5.5300                     5.4889                       3,015,000
 156                         84         Units                5.7300                     5.6889                       3,000,000
 157                     14,820         Square Feet          6.0700                     6.0289                       2,990,000
 158                        104         Units                5.5500                     5.5089                       2,950,000
 159                     23,277         Square Feet          5.6900                     5.6489                       2,925,000
 160                     42,758         Square Feet          5.9200                     5.8789                       2,900,000
 161                     46,894         Square Feet          5.6400                     5.5989                       2,875,000
 162                     59,000         Square Feet          5.8500                     5.8089                       2,700,000
 163                     44,400         Square Feet          5.5000                     5.4589                       2,632,500
 164                     15,979         Square Feet          5.4800                     5.3889                       2,600,000
 165                     14,820         Square Feet          6.0700                     6.0289                       2,510,000
 166                     15,015         Square Feet          5.6300                     5.5889                       2,500,000
 167                     14,820         Square Feet          5.7200                     5.6789                       2,500,000
 168                        103         Pads                 5.9400                     5.8989                       2,500,000
 169                        114         Beds                 5.8500                     5.8089                       2,500,000
 170                         60         Units                5.1500                     5.1089                       2,450,000
 171                         55         Units                5.3300                     5.2889                       2,450,000
 172                         61         Units                5.1500                     5.1089                       2,450,000
 173                     10,800         Square Feet          6.1500                     6.1089                       2,400,000
 174                     41,352         Square Feet          5.8800                     5.7789                       2,400,000
 175                         48         Units                5.4200                     5.3789                       2,350,000
 176                     14,259         Square Feet          6.2200                     6.1789                       2,300,000
 177                        209         Pads                 5.4400                     5.3989                       2,300,000
 178                        102         Units                5.7100                     5.5889                       2,250,000
 179                     14,259         Square Feet          5.2200                     5.1789                       2,200,000
 180                     19,501         Square Feet          5.9900                     5.9489                       2,200,000
 181                     10,400         Square Feet          5.5800                     5.5389                       2,200,000
 182                         72         Units                5.3400                     5.2989                       2,100,000
 183                     29,646         Square Feet          5.7500                     5.7089                       2,075,000
 184                     31,631         Square Feet          5.3800                     5.2889                       2,000,000
 185                     45,537         Square Feet          5.8900                     5.8489                       2,000,000
 186                     29,017         Square Feet          5.7200                     5.6789                       1,925,000
 187                     12,722         Square Feet          6.1500                     6.1089                       1,800,000
 188                         90         Pads                 6.3100                     6.2689                       1,800,000
 189                         19         Units                5.6500                     5.6089                       1,760,000
 190                        472         Units                6.3000                     6.2589                       1,700,000
 191                     26,481         Square Feet          5.7500                     5.7089                       1,700,000
 192                     24,300         Square Feet          5.8100                     5.7689                       1,600,000
 193                     19,600         Square Feet          5.7800                     5.7389                       1,500,000
 194                        101         Pads                 6.4800                     6.4389                       1,450,000
 195                     13,926         Square Feet          4.8900                     4.8489                       1,045,000
 196                     12,366         Square Feet          5.5600                     5.5189                       1,000,000
 197                     13,142         Square Feet          4.8900                     4.8489                         927,500
 198                     12,600         Square Feet          4.8900                     4.8489                         861,000
 199                     13,000         Square Feet          4.8900                     4.8489                         834,000
 200                     46,984         Square Feet          5.5500                     5.5089                         725,000
 201                     12,600         Square Feet          4.8900                     4.8489                         726,500
 202                     12,500         Square Feet          5.3500                     5.3089                         560,000




Loan #                Cutoff Balance        Term     Rem. Term        Maturity/ARD Date        Amort. Term       Rem. Amort.
------                --------------        ----     ---------        -----------------        -----------       -----------
  1                      106,217,270         84          82                09/01/11                300               298
 1.1                      35,012,360
 1.2                      29,646,420
 1.3                      23,092,421
 1.4                      18,466,069
  2                       88,000,000         60          58                09/01/09                 0                 0
  3                       50,000,000         60          60                11/01/09                 0                 0
  4                       39,472,917         120        116                07/01/14                360               356
  5                       39,460,143         60          54                05/01/09                324               318
 5.1                       1,042,343
 5.2                       1,985,416
 5.3                       2,655,494
 5.4                         893,437
 5.5                       2,581,041
 5.6                       1,786,874
 5.7                       1,489,062
 5.8                       2,804,400
 5.9                         372,266
 5.10                        565,844
 5.11                      1,489,062
 5.12                        918,255
 5.13                      6,343,404
 5.14                        913,291
 5.15                      1,389,791
 5.16                      1,489,062
 5.17                      7,445,310
 5.18                        198,542
 5.19                      3,097,249
  6                       38,000,000         120        119                10/01/14                360               360
  7                       36,250,000         120        120                11/01/14                360               360
  8                       32,000,000         60          56                07/07/09                360               360
 8.1                      18,250,000
 8.2                      13,750,000
  9                       32,000,000         120        120                11/01/14                360               360
  10                      30,500,000         84          83                10/01/11                300               300
  11                      30,000,000         60          60                12/01/09                 0                 0
  12                      27,463,230         180        179                10/01/19                300               299
  13                      27,000,000         120        118                09/01/14                360               360
  14                      27,000,000         120        120                11/01/14                360               360
 14.1                     10,000,000
 14.2                     10,000,000
 14.3                      7,000,000
  15                      24,755,000         84          82                09/01/11                 0                 0
  16                      23,000,000         120        118                09/01/14                360               360
  17                      22,458,003         120        118                09/01/14                360               358
  18                      21,810,517         180        179                10/01/19                300               299
  19                      21,480,449         120        119                10/01/14                360               359
  20                      20,250,000         180        180                11/01/19                360               360
  21                      19,750,000         60          60                11/01/09                 0                 0
  22                      19,000,000         84          84                11/01/11                 0                 0
  23                      19,000,000         120        120                11/01/14                300               300
  24                      18,800,000         120        119                10/01/14                336               336
  25                      18,600,000         240        240                12/01/24                240               240
  26                      18,400,000         60          60                11/01/09                300               300
  27                      18,250,000         120        120                11/01/14                360               360
  28                      17,981,474         120        119                10/01/14                360               359
  29                      17,750,000         84          82                09/01/11                360               360
  30                      17,500,000         120        120                12/01/14                360               360
  31                      17,250,000         84          84                11/01/11                 0                 0
 31.1                     10,350,000
 31.2                      6,900,000
  32                      17,013,000         84          79                06/01/11                348               348
  33                      16,500,000         120        120                12/01/14                360               360
  34                      16,871,277         240        236                07/01/24                240               236
 34.1                     10,823,083
 34.2                      5,347,877
 34.3                        700,317
  35                      16,500,000         120        117                08/01/14                336               336
  36                      16,500,000         120        120                11/01/14                360               360
  37                      15,450,000         120        120                11/01/14                240               240
  38                      15,000,000         120        117                08/01/14                360               360
  39                      15,000,000         120        120                11/01/14                360               360
  40                      14,500,000         60          60                11/01/09                 0                 0
  41                      14,350,000         84          82                09/01/11                 0                 0
  42                      14,000,000         120        118                09/01/14                360               360
  43                      13,500,000         120        120                12/01/14                360               360
  44                      13,500,000         120        117                08/01/14                360               360
  45                      13,471,479         120        118                09/01/14                360               358
  46                      13,400,000         120        119                10/01/14                360               360
  47                      13,338,789         120        119                10/01/14                360               359
  48                      12,988,621         120        119                10/01/14                360               359
  49                      12,750,000         120        120                11/01/14                300               300
  50                      12,514,117         120        117                08/01/14                360               357
  51                      12,250,000         120        120                11/01/14                336               336
  52                      11,956,342         120        118                09/01/14                264               262
  53                      11,690,000         60          59                10/01/09                360               360
  54                      11,500,000         120        118                09/01/14                360               360
 54.1                      9,700,000
 54.2                      1,800,000
  55                      11,475,833         240        239                10/01/24                240               239
  56                      11,389,130         120        119                10/01/14                360               359
  57                      11,107,074         120        118                09/01/14                120               118
  58                      10,978,261         120        118                09/01/14                360               358
  59                      10,900,000         120        119                10/01/14                360               360
  60                      10,586,813         120        119                10/01/14                300               299
  61                      10,233,278         144        143                10/01/16                270               269
  62                      10,177,000         120        120                11/01/14                360               360
  63                      10,000,000         120        119                10/01/14                360               360
  64                      10,000,000         61          59                10/01/09                 0                 0
  65                       9,750,000         120        120                11/01/14                360               360
  66                       9,600,000         120        120                11/01/14                360               360
  67                       9,250,000         120        120                11/01/14                360               360
  68                       9,200,000         120        120                11/01/14                348               348
  69                       9,080,250         120        117                08/01/14                360               357
  70                       9,000,000         84          83                10/01/11                 0                 0
  71                       8,784,293         120        118                09/01/14                360               358
  72                       8,583,912         120        118                09/01/14                360               358
  73                       8,500,000         120        120                12/01/14                360               360
  74                       8,488,194         120        119                10/01/14                300               299
 74.1                      3,185,569
 74.2                      2,132,035
 74.3                      1,572,812
 74.4                      1,597,778
  75                       8,193,023         84          83                10/01/11                360               359
  76                       8,080,000         120        120                11/01/14                360               360
  77                       8,000,000         120        120                12/01/14                360               360
  78                       7,982,990         120        118                09/01/14                360               358
  79                       7,692,909         120        119                10/01/14                360               359
  80                       7,400,000         120        119                10/01/14                360               360
  81                       7,350,000         180        180                11/01/19                204               204
  82                       7,175,000         120        120                12/01/14                360               360
  83                       7,043,278         120        119                10/01/14                360               359
  84                       7,400,000         120        120                12/01/14                360               360
  85                       6,900,000         108        108                11/01/13                360               360
  86                       6,624,888         120        119                10/01/14                360               359
  87                       6,500,000         60          59                10/01/09                 0                 0
  88                       6,493,476         120        119                10/01/14                360               359
  89                       6,400,000         120        120                11/01/14                360               360
  90                       6,250,000         120        120                11/01/14                360               360
  91                       6,200,000         120        120                11/01/14                240               240
  92                       6,150,000         120        120                11/01/14                360               360
  93                       5,950,000         84          84                12/01/11                 0                 0
  94                       5,944,346         120        119                10/01/14                336               335
  95                       5,888,840         120        118                09/01/14                360               358
  96                       5,800,000         120        120                11/01/14                360               360
  97                       5,700,000         120        120                12/01/14                360               360
  98                       5,663,498         120        117                08/01/14                360               357
  99                       5,600,000         120        120                11/01/14                360               360
 100                       5,592,570         84          83                10/01/11                300               299
 101                       5,500,000         120        120                12/01/14                360               360
 102                       5,498,661         72          67                06/01/10                360               355
 103                       5,345,000         180        180                11/01/19                360               360
 104                       5,315,149         120        118                09/01/14                360               358
 105                       5,280,150         120        118                09/01/14                264               262
 106                       5,240,092         120        118                09/01/14                360               358
 107                       5,200,000         120        120                11/01/14                360               360
 108                       5,200,000         120        120                11/01/14                360               360
 109                       5,200,000         120        117                08/01/14                336               336
 110                       5,200,000         120        120                11/01/14                360               360
 111                       5,195,283         120        119                10/01/14                360               359
 112                       5,000,000         240        240                11/01/24                240               240
112.1                      1,700,000
112.2                      3,300,000
 113                       5,000,000         240        240                11/01/24                240               240
 114                       4,900,000         180        180                11/01/19                180               180
 115                       4,800,000         120        117                08/01/14                336               336
 116                       4,795,479         120        119                10/01/14                360               359
 117                       4,627,005         120        117                08/01/14                360               357
 118                       4,595,592         120        119                10/01/14                360               359
 119                       4,589,841         120        119                10/01/14                240               239
 120                       4,500,000         120        120                11/01/14                360               360
 121                       4,494,064         120        119                10/01/14                300               299
 122                       4,491,488         120        118                09/01/14                360               358
 123                       4,246,384         120        119                10/01/14                360               359
 124                       4,240,000         120        120                12/01/14                360               360
 125                       4,196,045         120        119                10/01/14                360               359
 126                       4,137,862         84          82                09/01/11                300               298
 127                       4,100,000         240        240                11/01/24                240               240
127.1                      2,200,000
127.2                      1,900,000
 128                       4,275,000         144        144                12/01/16                144               144
 129                       3,995,995         108        107                10/01/13                360               359
 130                       3,981,486         84          81                08/01/11                300               297
 131                       3,924,343         120        116                07/01/14                360               356
 132                       3,911,115         180        173                04/01/19                180               173
 133                       3,896,114         120        119                10/01/14                360               359
 134                       3,850,000         120        120                11/01/14                360               360
 135                       3,800,000         84          84                11/01/11                360               360
 136                       3,742,954         180        178                09/01/19                360               358
 137                       3,739,449         120        117                08/01/14                360               357
 138                       3,720,000         120        120                11/01/14                360               360
 139                       3,646,870         120        119                10/01/14                360               359
 140                       3,593,039         120        118                09/01/14                360               358
 141                       3,592,978         120        118                09/01/14                360               358
 142                       3,552,069         180        179                10/01/19                360               359
 143                       3,543,060         120        118                09/01/14                360               358
 144                       3,525,000         120        120                11/01/14                360               360
 145                       3,500,000         120        120                11/01/14                360               360
 146                       3,450,000         120        119                10/01/14                360               360
 147                       3,423,601         72          67                06/01/10                360               355
 148                       3,400,000         120        120                11/01/14                300               300
148.1                      1,572,100
148.2                      1,827,900
 149                       3,350,000         240        240                11/01/24                240               240
 150                       3,330,053         120        119                10/01/14                360               359
 151                       3,215,000         120        120                11/01/14                300               300
 152                       3,200,000         84          84                11/01/11                360               360
 153                       3,180,626         84          83                10/01/11                300               299
 154                       3,146,877         108        107                10/01/13                360               359
 155                       3,012,182         120        119                10/01/14                360               359
 156                       2,997,333         120        119                10/01/14                360               359
 157                       2,984,086         240        239                10/01/24                240               239
 158                       2,941,313         120        118                09/01/14                300               298
 159                       2,921,036         120        119                10/01/14                300               299
 160                       2,894,599         120        118                09/01/14                360               358
 161                       2,875,000         120        120                11/01/14                360               360
 162                       2,697,673         84          83                10/01/11                360               359
 163                       2,632,500         120        120                11/01/14                240               240
 164                       2,600,000         120        120                11/01/14                360               360
 165                       2,505,036         240        239                10/01/24                240               239
 166                       2,500,000         120        120                11/01/14                276               276
 167                       2,496,632         120        119                10/01/14                300               299
 168                       2,488,532         84          79                06/01/11                360               355
 169                       2,479,033         240        236                07/01/24                240               236
 170                       2,450,000         120        120                11/01/14                360               360
 171                       2,444,813         120        118                09/01/14                360               358
 172                       2,444,612         84          82                09/01/11                360               358
 173                       2,397,719         120        119                10/01/14                336               335
 174                       2,395,490         120        118                09/01/14                360               358
 175                       2,346,649         120        119                10/01/14                300               299
 176                       2,300,000         180        180                12/01/19                300               300
 177                       2,300,000         84          82                09/01/11                360               360
 178                       2,245,611         120        118                09/01/14                360               358
 179                       2,200,000         120        120                11/01/14                360               360
 180                       2,198,172         120        119                10/01/14                360               359
 181                       2,197,969         120        119                10/01/14                360               359
 182                       2,097,943         108        107                10/01/13                360               359
 183                       2,066,287         102         99                02/01/13                300               297
 184                       2,000,000         120        120                11/01/14                360               360
 185                       1,998,294         120        119                10/01/14                360               359
 186                       1,918,527         180        179                10/01/19                180               179
 187                       1,798,289         120        119                10/01/14                336               335
 188                       1,785,815         120        116                07/01/14                240               236
 189                       1,756,522         120        118                09/01/14                360               358
 190                       1,700,000         120        120                11/01/14                300               300
 191                       1,696,713         120        118                09/01/14                360               358
 192                       1,596,947         120        118                09/01/14                360               358
 193                       1,498,684         120        119                10/01/14                360               359
 194                       1,441,584         240        237                08/01/24                240               237
 195                       1,034,971         86          85                12/01/11                 86               85
 196                         997,985         120        118                09/01/14                360               358
 197                         921,001         111        110                01/01/14                111               110
 198                         853,677         95          94                09/01/12                 95               94
 199                         827,658         104        103                06/01/13                104               103
 200                         725,000         120        120                12/01/14                120               120
 201                         720,240         94          93                08/01/12                 94               93
 202                         560,000         96          96                12/01/12                 96               96




Loan #                             Monthly Debt Service         Servicing Fee Rate        Accrual Type      ARD (Y/N)
------                             --------------------         ------------------        ------------      ---------
  1                                     696,437.26                    0.04000              Actual/360           No
 1.1
 1.2
 1.3
 1.4
  2                                     428,266.67                    0.04000              Actual/360           No
  3                                     244,600.69                    0.05000              Actual/360           No
  4                                     211,639.80                    0.09000              Actual/360           No
  5                                     240,397.02                    0.05000              Actual/360           No
 5.1
 5.2
 5.3
 5.4
 5.5
 5.6
 5.7
 5.8
 5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
 5.16
 5.17
 5.18
 5.19
  6                                     213,381.70                    0.04000              Actual/360           No
  7                                     207,418.42                    0.04000              Actual/360           No
  8                                     181,291.14                    0.04000              Actual/360           No
 8.1
 8.2
  9                                     186,743.31                    0.04000              Actual/360           No
  10                                    191,877.45                    0.04000              Actual/360           No
  11                                    126,482.64                    0.04000              Actual/360           No
  12                                    173,170.48                    0.04000              Actual/360           No
  13                                    156,879.26                    0.06500              Actual/360           No
  14                                    157,221.80                    0.04000              Actual/360           No
 14.1
 14.2
 14.3
  15                                    104,160.10                    0.05000              Actual/360           No
  16                                    135,539.63                    0.04000              Actual/360           No
  17                                    133,599.72                    0.04000              Actual/360           No
  18                                    136,869.42                    0.04000              Actual/360           No
  19                                    123,969.82                    0.04000              Actual/360           No
  20                                    119,333.80                    0.04000              Actual/360           No
  21                                     83,267.74                    0.04000              Actual/360           No
  22                                     79,463.54                    0.04000              Actual/360           No
  23                                    117,359.00                    0.04000              Actual/360           No
  24                                    110,945.79                    0.04000              Actual/360           No
  25                                    131,331.93                    0.04000              Actual/360           No
  26                                    123,090.83                    0.04000              Actual/360           No
  27                                     99,649.79                    0.04000              Actual/360           No
  28                                     98,118.44                    0.10000              Actual/360           No
  29                                     98,016.16                    0.04000              Actual/360           No
  30                                     97,504.59                    0.04000              Actual/360           No
  31                                     78,703.13                    0.04000              Actual/360           No
 31.1
 31.2
  32                                     96,862.18                    0.04000              Actual/360           No
  33                                     94,515.05                    0.04000              Actual/360           No
  34                                    127,750.25                    0.04000              Actual/360           No
 34.1
 34.2
 34.3
  35                                     98,703.88                    0.04000              Actual/360           No
  36                                     95,035.40                    0.04000              Actual/360           No
  37                                    109,178.71                    0.10000              Actual/360           No
  38                                     86,585.37                    0.04000              Actual/360           No
  39                                     83,482.10                    0.04000              Actual/360           No
  40                                     55,583.33                    0.04000                30/360             No
  41                                     60,379.62                    0.05000              Actual/360           No
  42                                     76,443.67                    0.04000              Actual/360           No
  43                                     74,798.55                    0.04000              Actual/360           No
  44                                     79,125.71                    0.04000              Actual/360           No
  45                                     75,301.82                    0.04000              Actual/360           No
  46                                     75,161.50                    0.04000              Actual/360           No
  47                                     79,611.35                    0.04000              Actual/360           No
  48                                     76,195.13                    0.04000              Actual/360           No
  49                                     77,612.36                    0.12000              Actual/360           No
  50                                     72,840.25                    0.04000              Actual/360           No
  51                                     71,535.81                    0.04000              Actual/360           No
  52                                     80,149.58                    0.04000              Actual/360           No
  53                                     64,987.73                    0.04000              Actual/360           No
  54                                     67,549.85                    0.04000              Actual/360           No
 54.1
 54.2
  55                                     80,019.12                    0.04000              Actual/360           No
  56                                     64,370.77                    0.04000              Actual/360           No
  57                                    119,819.22                    0.04000              Actual/360           No
  58                                     63,495.94                    0.12000              Actual/360           No
  59                                     64,861.27                    0.09000              Actual/360           No
  60                                     69,140.76                    0.04000              Actual/360           No
  61                                     68,356.50                    0.04000              Actual/360           No
  62                                     58,167.58                    0.04000              Actual/360           No
  63                                     55,903.65                    0.04000              Actual/360           No
  64                                     42,160.88                    0.04000              Actual/360           No
  65                                     58,080.60                    0.04000              Actual/360           No
  66                                     51,534.88                    0.04000              Actual/360           No
  67                                     52,637.00                    0.04000              Actual/360           No
  68                                     53,178.83                    0.04000              Actual/360           No
  69                                     59,567.86                    0.04000              Actual/360           No
  70                                     43,571.88                    0.04000              Actual/360           No
  71                                     53,384.40                    0.04000              Actual/360           No
  72                                     51,009.74                    0.04000              Actual/360           No
  73                                     51,016.46                    0.09000              Actual/360           No
  74                                     52,502.44                    0.04000              Actual/360           No
 74.1
 74.2
 74.3
 74.4
  75                                     48,637.19                    0.04000              Actual/360           No
  76                                     45,877.35                    0.04000              Actual/360           No
  77                                     43,780.73                    0.04000              Actual/360           No
  78                                     44,474.07                    0.04000              Actual/360           No
  79                                     44,155.54                    0.04000              Actual/360           No
  80                                     42,762.24                    0.04000              Actual/360           No
  81                                     54,859.23                    0.12000              Actual/360           No
  82                                     39,443.04                    0.08000              Actual/360           No
  83                                     39,808.24                    0.04000              Actual/360           No
  84                                     42,575.22                    0.04000              Actual/360           No
  85                                     40,222.70                    0.09000              Actual/360          Yes
  86                                     40,908.33                    0.04000              Actual/360           No
  87                                     31,248.90                    0.09000              Actual/360           No
  88                                     35,852.99                    0.04000              Actual/360           No
  89                                     35,738.48                    0.04000              Actual/360           No
  90                                     34,319.43                    0.04000              Actual/360           No
  91                                     43,352.39                    0.04000              Actual/360           No
  92                                     37,268.68                    0.04000              Actual/360           No
  93                                     28,403.67                    0.04000              Actual/360           No
  94                                     37,164.66                    0.04000              Actual/360           No
  95                                     34,806.52                    0.04000              Actual/360           No
  96                                     33,150.43                    0.04000              Actual/360           No
  97                                     32,471.34                    0.09000              Actual/360           No
  98                                     32,715.22                    0.04000              Actual/360           No
  99                                     31,866.50                    0.04000              Actual/360           No
 100                                     35,399.33                    0.04000              Actual/360           No
 101                                     31,366.57                    0.04000              Actual/360           No
 102                                     32,312.63                    0.04000              Actual/360           No
 103                                     32,528.65                    0.04000              Actual/360           No
 104                                     31,755.09                    0.04000              Actual/360           No
 105                                     34,776.65                    0.04000              Actual/360           No
 106                                     31,005.42                    0.04000              Actual/360           No
 107                                     29,297.05                    0.04000              Actual/360           No
 108                                     29,852.11                    0.04000              Actual/360           No
 109                                     31,953.66                    0.04000              Actual/360          Yes
 110                                     28,875.84                    0.04000              Actual/360           No
 111                                     30,016.26                    0.04000              Actual/360           No
 112                                     34,790.92                    0.04000              Actual/360           No
112.1
112.2
 113                                     40,157.46                    0.04000              Actual/360           No
 114                                     39,312.76                    0.04000              Actual/360           No
 115                                     28,713.86                    0.04000              Actual/360           No
 116                                     27,253.87                    0.04000              Actual/360           No
 117                                     27,195.80                    0.04000              Actual/360           No
 118                                     25,916.63                    0.04000              Actual/360           No
 119                                     31,073.98                    0.04000              Actual/360           No
 120                                     25,212.73                    0.04000              Actual/360           No
 121                                     28,527.74                    0.04000              Actual/360           No
 122                                     26,547.34                    0.04000              Actual/360           No
 123                                     25,208.30                    0.04000              Actual/360           No
 124                                     23,967.95                    0.04000              Actual/360           No
 125                                     23,847.14                    0.04000              Actual/360           No
 126                                     25,708.16                    0.04000              Actual/360          Yes
 127                                     28,528.56                    0.04000              Actual/360           No
127.1
127.2
 128                                     40,947.41                    0.04000              Actual/360           No
 129                                     22,088.15                    0.04000              Actual/360           No
 130                                     23,828.53                    0.04000              Actual/360           No
 131                                     24,115.97                    0.04000              Actual/360           No
 132                                     35,374.21                    0.04000              Actual/360           No
 133                                     21,584.28                    0.10000              Actual/360           No
 134                                     21,859.88                    0.04000              Actual/360           No
 135                                     20,329.61                    0.04000              Actual/360           No
 136                                     22,194.65                    0.04000              Actual/360           No
 137                                     21,931.65                    0.09000              Actual/360           No
 138                                     21,121.75                    0.04000              Actual/360           No
 139                                     21,579.47                    0.04000              Actual/360           No
 140                                     21,008.62                    0.04000              Actual/360           No
 141                                     20,917.23                    0.09000              Actual/360           No
 142                                     21,359.75                    0.04000              Actual/360           No
 143                                     20,604.22                    0.04000              Actual/360           No
 144                                     20,459.12                    0.04000              Actual/360           No
 145                                     20,647.93                    0.04000              Actual/360           No
 146                                     19,762.24                    0.04000              Actual/360           No
 147                                     20,118.63                    0.04000              Actual/360           No
 148                                     21,471.88                    0.04000              Actual/360           No
148.1
148.2
 149                                     25,114.95                    0.09000              Actual/360           No
 150                                     19,450.48                    0.04000              Actual/360           No
 151                                     20,342.50                    0.04000              Actual/360           No
 152                                     17,909.08                    0.04000              Actual/360           No
 153                                     19,787.59                    0.04000              Actual/360           No
 154                                     17,472.54                    0.04000              Actual/360           No
 155                                     17,175.63                    0.04000              Actual/360           No
 156                                     17,469.09                    0.04000              Actual/360           No
 157                                     21,542.21                    0.04000              Actual/360           No
 158                                     18,203.77                    0.04000              Actual/360           No
 159                                     18,295.46                    0.04000              Actual/360           No
 160                                     17,238.09                    0.04000              Actual/360           No
 161                                     16,577.33                    0.04000              Actual/360           No
 162                                     15,928.41                    0.04000              Actual/360           No
 163                                     18,108.63                    0.04000              Actual/360           No
 164                                     14,729.91                    0.09000              Actual/360           No
 165                                     18,083.93                    0.04000              Actual/360           No
 166                                     16,172.75                    0.04000              Actual/360           No
 167                                     15,682.33                    0.04000              Actual/360           No
 168                                     14,892.46                    0.04000              Actual/360           No
 169                                     17,695.11                    0.04000              Actual/360           No
 170                                     13,377.64                    0.04000              Actual/360           No
 171                                     13,650.64                    0.04000              Actual/360           No
 172                                     13,377.64                    0.04000              Actual/360           No
 173                                     14,990.79                    0.04000              Actual/360           No
 174                                     14,204.58                    0.10000              Actual/360           No
 175                                     14,319.00                    0.04000              Actual/360           No
 176                                     15,129.77                    0.04000              Actual/360          Yes
 177                                     12,972.70                    0.04000              Actual/360           No
 178                                     13,073.27                    0.12000              Actual/360           No
 179                                     12,107.63                    0.04000              Actual/360          Yes
 180                                     13,175.97                    0.04000              Actual/360           No
 181                                     12,602.01                    0.04000              Actual/360           No
 182                                     11,713.62                    0.04000              Actual/360           No
 183                                     13,053.96                    0.04000              Actual/360          Yes
 184                                     11,205.66                    0.09000              Actual/360           No
 185                                     11,849.94                    0.04000              Actual/360           No
 186                                     15,954.49                    0.04000              Actual/360           No
 187                                     11,243.09                    0.04000              Actual/360           No
 188                                     13,219.73                    0.04000              Actual/360           No
 189                                     10,159.35                    0.04000              Actual/360           No
 190                                     11,266.98                    0.04000              Actual/360           No
 191                                      9,920.74                    0.04000              Actual/360           No
 192                                      9,398.24                    0.04000              Actual/360           No
 193                                      8,782.20                    0.04000              Actual/360           No
 194                                     10,793.74                    0.04000              Actual/360           No
 195                                     14,428.95                    0.04000              Actual/360           No
 196                                      5,715.59                    0.04000              Actual/360           No
 197                                     10,404.35                    0.04000              Actual/360           No
 198                                     10,948.58                    0.04000              Actual/360           No
 199                                      9,854.26                    0.04000              Actual/360           No
 200                                      7,886.13                    0.04000              Actual/360           No
 201                                      9,318.78                    0.04000              Actual/360           No
 202                                      7,183.24                    0.04000              Actual/360           No




Loan #                                          ARD Step Up (%)                              Title Type         Crossed Loan
------                                          ---------------                              ----------         ------------
  1                                                                                         Fee/Leasehold
 1.1                                                                                             Fee
 1.2                                                                                             Fee
 1.3                                                                                        Fee/Leasehold
 1.4                                                                                             Fee
  2                                                                                         Fee/Leasehold
  3                                                                                              Fee
  4                                                                                              Fee
  5                                                                                              Fee
 5.1                                                                                             Fee
 5.2                                                                                             Fee
 5.3                                                                                             Fee
 5.4                                                                                             Fee
 5.5                                                                                             Fee
 5.6                                                                                             Fee
 5.7                                                                                             Fee
 5.8                                                                                             Fee
 5.9                                                                                             Fee
 5.10                                                                                            Fee
 5.11                                                                                            Fee
 5.12                                                                                            Fee
 5.13                                                                                            Fee
 5.14                                                                                            Fee
 5.15                                                                                            Fee
 5.16                                                                                            Fee
 5.17                                                                                            Fee
 5.18                                                                                            Fee
 5.19                                                                                            Fee
  6                                                                                              Fee
  7                                                                                              Fee
  8                                                                                              Fee
 8.1                                                                                             Fee
 8.2                                                                                             Fee
  9                                                                                              Fee
  10                                                                                        Fee/Leasehold
  11                                                                                             Fee
  12                                                                                             Fee
  13                                                                                             Fee
  14                                                                                             Fee
 14.1                                                                                            Fee
 14.2                                                                                            Fee
 14.3                                                                                            Fee
  15                                                                                             Fee
  16                                                                                             Fee
  17                                                                                             Fee
  18                                                                                             Fee
  19                                                                                             Fee
  20                                                                                             Fee
  21                                                                                             Fee
  22                                                                                             Fee
  23                                                                                             Fee
  24                                                                                             Fee
  25                                                                                             Fee
  26                                                                                          Leasehold
  27                                                                                             Fee
  28                                                                                             Fee
  29                                                                                             Fee
  30                                                                                             Fee
  31                                                                                             Fee
 31.1                                                                                            Fee
 31.2                                                                                            Fee
  32                                                                                             Fee
  33                                                                                             Fee
  34                                                                                             Fee
 34.1                                                                                            Fee
 34.2                                                                                            Fee
 34.3                                                                                            Fee
  35                                                                                             Fee
  36                                                                                             Fee
  37                                                                                             Fee
  38                                                                                             Fee
  39                                                                                             Fee
  40                                                                                             Fee
  41                                                                                             Fee
  42                                                                                             Fee
  43                                                                                             Fee
  44                                                                                             Fee
  45                                                                                             Fee
  46                                                                                             Fee
  47                                                                                             Fee
  48                                                                                             Fee
  49                                                                                             Fee
  50                                                                                             Fee
  51                                                                                             Fee
  52                                                                                             Fee
  53                                                                                             Fee
  54                                                                                             Fee
 54.1                                                                                            Fee
 54.2                                                                                            Fee
  55                                                                                             Fee
  56                                                                                             Fee
  57                                                                                             Fee
  58                                                                                             Fee
  59                                                                                             Fee
  60                                                                                             Fee
  61                                                                                             Fee
  62                                                                                             Fee
  63                                                                                             Fee
  64                                                                                             Fee
  65                                                                                        Fee/Leasehold
  66                                                                                             Fee
  67                                                                                             Fee
  68                                                                                             Fee
  69                                                                                             Fee
  70                                                                                             Fee
  71                                                                                             Fee
  72                                                                                             Fee
  73                                                                                             Fee
  74                                                                                             Fee
 74.1                                                                                            Fee
 74.2                                                                                            Fee
 74.3                                                                                            Fee
 74.4                                                                                            Fee
  75                                                                                             Fee
  76                                                                                             Fee
  77                                                                                             Fee
  78                                                                                          Leasehold
  79                                                                                             Fee
  80                                                                                          Leasehold
  81                                                                                          Leasehold
  82                                                                                             Fee
  83                                                                                             Fee
  84                                                                                             Fee
  85                  Greater of (i) Rate plus 2.00% or (ii) Treasury Index plus 3.45%           Fee
  86                                                                                             Fee
  87                                                                                             Fee
  88                                                                                             Fee
  89                                                                                             Fee
  90                                                                                             Fee
  91                                                                                             Fee
  92                                                                                             Fee
  93                                                                                             Fee
  94                                                                                             Fee                  2
  95                                                                                             Fee
  96                                                                                             Fee
  97                                                                                             Fee
  98                                                                                             Fee
  99                                                                                             Fee
 100                                                                                             Fee
 101                                                                                             Fee
 102                                                                                             Fee
 103                                                                                             Fee
 104                                                                                             Fee
 105                                                                                             Fee
 106                                                                                             Fee
 107                                                                                             Fee
 108                                                                                             Fee
 109                  Greater of Initial Rate + 2.0% or Treasury + 2.0%                          Fee
 110                                                                                             Fee
 111                                                                                             Fee
 112                                                                                             Fee
112.1                                                                                            Fee
112.2                                                                                            Fee
 113                                                                                          Leasehold
 114                                                                                             Fee
 115                                                                                             Fee
 116                                                                                             Fee
 117                                                                                             Fee
 118                                                                                             Fee
 119                                                                                             Fee
 120                                                                                             Fee
 121                                                                                             Fee
 122                                                                                             Fee
 123                                                                                             Fee
 124                                                                                             Fee
 125                                                                                             Fee
 126                  Greater of Initial Rate + 2.0% or Treasury + 2.0%                          Fee
 127                                                                                             Fee
127.1                                                                                            Fee
127.2                                                                                            Fee
 128                                                                                             Fee
 129                                                                                             Fee
 130                                                                                             Fee
 131                                                                                             Fee
 132                                                                                             Fee
 133                                                                                             Fee
 134                                                                                             Fee
 135                                                                                             Fee
 136                                                                                             Fee
 137                                                                                             Fee
 138                                                                                             Fee
 139                                                                                             Fee
 140                                                                                             Fee
 141                                                                                             Fee
 142                                                                                             Fee
 143                                                                                             Fee
 144                                                                                             Fee
 145                                                                                             Fee
 146                                                                                             Fee
 147                                                                                             Fee
 148                                                                                             Fee
148.1                                                                                            Fee
148.2                                                                                            Fee
 149                                                                                          Leasehold
 150                                                                                             Fee
 151                                                                                             Fee
 152                                                                                             Fee
 153                                                                                             Fee
 154                                                                                             Fee
 155                                                                                             Fee
 156                                                                                             Fee
 157                                                                                             Fee
 158                                                                                             Fee
 159                                                                                             Fee
 160                                                                                             Fee
 161                                                                                             Fee
 162                                                                                             Fee
 163                                                                                             Fee
 164                                                                                             Fee
 165                                                                                             Fee
 166                                                                                             Fee
 167                                                                                             Fee
 168                                                                                             Fee
 169                                                                                             Fee
 170                                                                                             Fee
 171                                                                                             Fee
 172                                                                                             Fee
 173                                                                                             Fee
 174                                                                                             Fee
 175                                                                                             Fee
 176                  Greater of (i) Rate plus 2% or (ii) Treasury Index plus 2%                 Fee
 177                                                                                             Fee
 178                                                                                             Fee
 179                  Greater of (i) Rate plus 2% or (ii) Treasury Index plus 3%                 Fee
 180                                                                                             Fee
 181                                                                                             Fee
 182                                                                                             Fee
 183                  Greater of Initial Rate + 2.0% or Treasury + 2.0%                          Fee
 184                                                                                             Fee
 185                                                                                             Fee
 186                                                                                             Fee
 187                                                                                             Fee                  2
 188                                                                                             Fee
 189                                                                                             Fee
 190                                                                                             Fee
 191                                                                                             Fee
 192                                                                                             Fee
 193                                                                                             Fee
 194                                                                                             Fee
 195                                                                                             Fee                  1
 196                                                                                             Fee
 197                                                                                             Fee                  1
 198                                                                                             Fee                  1
 199                                                                                             Fee                  1
 200                                                                                             Fee
 201                                                                                             Fee                  1
 202                                                                                             Fee




Loan #              Originator/Loan Seller     Guarantor
------              ----------------------     ---------
  1                          JPMCB             Highland Hospitality L.P.
 1.1                         JPMCB
 1.2                         JPMCB
 1.3                         JPMCB
 1.4                         JPMCB
  2                        Barclays            David Welsh, Francis X. Wentworth, Jr.
  3                        Barclays            N/A - Only Environmental Indemnity
  4                          JPMCB             Steven D. Alvis, Jay K. Sears, H. Dean Lane, Jr., Kyle D. Lippman
  5                          CIBC              Emmes Realty Services, LLC
 5.1                         CIBC              Emmes Realty Services, LLC
 5.2                         CIBC              Emmes Realty Services, LLC
 5.3                         CIBC              Emmes Realty Services, LLC
 5.4                         CIBC              Emmes Realty Services, LLC
 5.5                         CIBC              Emmes Realty Services, LLC
 5.6                         CIBC              Emmes Realty Services, LLC
 5.7                         CIBC              Emmes Realty Services, LLC
 5.8                         CIBC              Emmes Realty Services, LLC
 5.9                         CIBC              Emmes Realty Services, LLC
 5.10                        CIBC              Emmes Realty Services, LLC
 5.11                        CIBC              Emmes Realty Services, LLC
 5.12                        CIBC              Emmes Realty Services, LLC
 5.13                        CIBC              Emmes Realty Services, LLC
 5.14                        CIBC              Emmes Realty Services, LLC
 5.15                        CIBC              Emmes Realty Services, LLC
 5.16                        CIBC              Emmes Realty Services, LLC
 5.17                        CIBC              Emmes Realty Services, LLC
 5.18                        CIBC              Emmes Realty Services, LLC
 5.19                        CIBC              Emmes Realty Services, LLC
  6                          JPMCB             Rosario C. Cassata, Roberto L. Nicolia
  7                        Barclays            Anthony W. Thompson
  8                          JPMCB             JPI Investment Company, L.P.
 8.1                         JPMCB
 8.2                         JPMCB
  9                          CIBC              Samuel Kirschenbaum
  10                         CIBC              Timothy O'Byrne
  11                         JPMCB             MGP Real Estate, LLC
  12                         JPMCB             James E. Lindsey, Roy E. Stanley Family LP,
                                               Rutledge Properties, LP, Faulkner Family LP,
                                               Fortson Properties, L.L.C.
  13                         JPMCB             Cary Lefton, Michael Bollenbacher and Marilyn Silva
  14                       Barclays            Martin Selig
 14.1                      Barclays
 14.2                      Barclays
 14.3                      Barclays
  15                         JPMCB             Crescent Real Estate Equities Limited Partnership
  16                       Barclays            Marc Beilinson, Scott Dew, Isaac Pachulski, Richard Pachulski, J. Nathan Rubin
  17                         CIBC              Robert W. Merrick, John G. Amato
  18                         JPMCB             J.E. Lindsey Family Limited Partnership, Lindsey Investments,
                                               A Limited Partnership, Roy E. Stanley Family Limited Partnership,
                                               Philip Baer Investments, A Limited Partnerhip, The Branch Family Trust
                                               Under Trust Agreement Dated April 20, 1992, Rutledge Properties,
                                               A Limited Partnership
  19                         CIBC              Edith Gross, Abraham Galbut
  20                         CIBC              Lee M. Elman
  21                         JPMCB             MGP Real Estate, LLC
  22                         JPMCB             Carr Capital
  23                       Barclays            Unity Healthcare, LLC
  24                         JPMCB             Donald C. Wright
  25                         CIBC              Corporate Property Associates 15 Incorporated
  26                       Barclays            Russell Geyser, Patrick Beach
  27                         CIBC              Walter E. Remmers, Dennis E. Sackhoff
  28                         JPMCB             John C. Hayes, Jr., Spencer Graves
  29                         CIBC              HGGP Capital, LLC
  30                         CIBC              George Katsoris aka George Kaye, Evangeline Kaye,
                                               Michael Katsoris, Deborah Katsoris, George A. Katsoris,
                                               John Wambold, Melanie Wambold
  31                         JPMCB             Robert L. Wish
 31.1                        JPMCB             Robert L. Wish
 31.2                        JPMCB             Ron VonAschersieben, Scott R. Bittl, Kenneth L. Golash
  32                         CIBC              HGGP Capital, LLC, Herbert K. Bangel, Jordan E. Slone,
                                               Charles R. Patty, Jr., Saul Lubetski, Robert S. Friedman,
                                               Paul H. Peck, Kamez Associates, LLC
  33                         CIBC              Abraham Retek
  34                         CIBC              Corporate Property Associates 16-Global Incorporated
 34.1                        CIBC              Corporate Property Associates 16-Global Incorporated
 34.2                        CIBC              Corporate Property Associates 16-Global Incorporated
 34.3                        CIBC              Corporate Property Associates 16-Global Incorporated
  35                         CIBC              Larry H. Becker, Robert C. Miller
  36                         CIBC              Peyman Daneshrad
  37                         JPMCB             Robert A. Baugher
  38                         CIBC               The Gregory A. Fowler Living Trust U/T/A dated April 27, 1995
  39                         CIBC              Anthony V. Pugliese, III
  40                       Barclays            Investcorp Properties Limited
  41                         JPMCB             Crescent Real Estate Equities Limited Partnership
  42                         CIBC              WC Investors Limited Partnership
  43                         JPMCB             Joseph Noce, Antonio Mandara
  44                         CIBC              Samuel K. Freshman
  45                         JPMCB             Albert A. Robin
  46                         CIBC               The Gregory A. Fowler Living Trust U/T/A dated April 27, 1995
  47                         JPMCB             Wayne Dishaw
  48                         CIBC              Mark C. Bates
  49                         JPMCB             Vican T. Tan
  50                         CIBC              Michael J. Lynd, Jr.
  51                         CIBC              Edward Ross
  52                       Barclays            Edward F. Paliatka
  53                         JPMCB             South Holdings Ltd.
  54                         CIBC              Andrew J. Cohen
 54.1                        CIBC              Andrew J. Cohen
 54.2                        CIBC              Andrew J. Cohen
  55                         JPMCB             James E. Lindsey, Philip Baer Investments, LP, Roy E. Stanley Family LP,
                                               Harber Investments Family Trust Under Trust Agreement dated
                                               March 12, 1998, J.E. Lindsey Family LP, Lindsey Investments, LP
  56                         CIBC              Anthony T. Ruggeri, Patricia Needleman
  57                         CIBC              Shane D. Brady, Arthur W. Sullivan
  58                         JPMCB             Michael D.  Gorge
  59                         JPMCB             David W. Nickles, Randy L. Ewing, Kevin A. Grove, Robert C. Schwartz, David L. Hardy
  60                         CIBC              The Boyer Company, L.C., Gardner Property Holdings, L.C., John Gust, Geraldine Gust
  61                         CIBC              Corporate Property Associates 16-Global Incorporated
  62                       Barclays            Timothy F. Haldeman, Palisades Investors, Inc.
  63                         JPMCB             Joel Helfman, Jack B. Sirotkin, Henry A. Shevitz, M.D.
  64                         JPMCB             Cory Thabit, John M. Tesoriero, Bryan Scher
  65                         CIBC              Michael Grasso
  66                         JPMCB             Kenneth S. Kaiserman
  67                       Barclays            First Hartford Corporation, Neil H. Ellis
  68                         CIBC              Mark Karasick
  69                         CIBC              Frank J. Fava, Patrick J. Basset, Jr.
  70                         JPMCB             Robert L. Wish
  71                         CIBC              Werner E. Minshall, Donald P. Shwayder, Scott L. Shwayder
  72                         CIBC              David Weinstein
  73                         JPMCB             Clark Turner
  74                         CIBC              Allen Alevy
 74.1                        CIBC              Allen Alevy
 74.2                        CIBC              Allen Alevy
 74.3                        CIBC              Allen Alevy
 74.4                        CIBC              Allen Alevy
  75                         JPMCB             Al Spector, John Carleton, Jack Gechman
  76                         CIBC              Michael Grasso
  77                         CIBC              William S. Weprin, Barbara Beerman Weprin
  78                       Barclays            Larry T. Smith, Margaret L. Smith, Thomas M. Linden, Jeffery Pence,
                                               Sharon A. Pence, Roger C. Porter, Gretchen B. Porter
  79                         JPMCB             Blue Ridge Real Estate Company
  80                         JPMCB             Kenneth E.  Blackwell
  81                         JPMCB             Frank L. Ciminelli, Frank J. McGuire
  82                         CIBC              John G. Troast
  83                         CIBC              Charles A. Landry, Steve E. Hicks
  84                         JPMCB             Alvin Sauer
  85                         JPMCB             Brian M. Doyle, Ernest L. Moyer, Jr.
  86                         CIBC              Philip Pilevsky
  87                       Barclays
  88                         JPMCB             Richard J. Robin, Eric C. Kant
  89                         CIBC              Theo A. Margas, Thomas Z. Zambetis
  90                         CIBC              Leon Austern
  91                         JPMCB             Stergios Tallides and Lawrence Cerullo
  92                         JPMCB             Steven F. Caserza
  93                         JPMCB             Mammoth Equities Capital Group, LLC
  94                         JPMCB             Steven G. Shafer
  95                         JPMCB             Andrew Kohen and Susan Kohen
  96                         JPMCB             Michael C. Kane
  97                         JPMCB             Robert P. Cornell
  98                         CIBC              Martin Stone
  99                       Barclays            First Hartford Corporation, Neil H. Ellis
 100                       Barclays            Robert Stovall, Lawrence Bartell, Michael Boro
 101                         JPMCB
 102                         CIBC              Thomas C. Mannschreck, David J. Silverberg
 103                         JPMCB             Portsmouth Realty Corporation
 104                         JPMCB             Michael A. Greybill, Mark Senn and Victor J. Mills
 105                         CIBC              Miles Austin Forman
 106                         CIBC              Hamid Jacob Marvizi, Joseph Marvizi, Ezatollah Basseri, Said Danesh
 107                         JPMCB             Alan Hammerschlag and Scott Spector
 108                         CIBC              Sidney Sacks
 109                         CIBC              Larry H. Becker, Robert C. Miller
 110                       Barclays            Jordan C. Paul, Thomas P. Weber
 111                         CIBC              Mansoor Emral Shaool, Janet Emral Shaool
 112                         JPMCB             Bruce Grossman
112.1                        JPMCB             Bruce Grossman
112.2                        JPMCB             Bruce Grossman
 113                         CIBC              Corporate Property Associates 15 Incorporated
 114                         JPMCB             Mike Schuminsky
 115                         CIBC              Larry H. Becker, Robert C. Miller
 116                         CIBC              Peter S. Cooke, Mark B. Cohen, Helen G. Kessler
 117                         CIBC              Godfrey Anderson, Bessie O. Anderson
 118                         JPMCB             Larry Worchell, Joseph Simon, Steven G. Ullman
 119                         JPMCB             The Benenson Capital Company LLC
 120                         CIBC              Thomas L. White, Jr., John C. Harmon
 121                         CIBC              Peter H. Bos
 122                         CIBC              Mansoor Emral Shaool, Janet Emral Shaool
 123                         CIBC              Jeffrey Brant
 124                         CIBC              John Livingston, Levin Properties Investments 300, L.P.
 125                         JPMCB             Antun T. Domit
 126                         CIBC              H. Duane Bobeck
 127                         JPMCB             Jeffrey Grossman
127.1                        JPMCB             Jeffrey Grossman
127.2                        JPMCB             Jeffrey Grossman
 128                         CIBC              Michael S. Heumann
 129                         JPMCB             Sidney L. Barbas, Andrew M. Barbas, Marvin C. Daitch
 130                         JPMCB             Joe H. Scott, Sr
 131                         CIBC              Ralph Varnum, Kirby Deeter
 132                         CIBC              Darius Khakshouri, Mehrnaz Khakshouri, Jacob Khakshouri, Caroline Khakshouri
 133                         JPMCB             Watson G. Caviness, Christopher E. Cates
 134                         CIBC              George P. Calomiris
 135                         JPMCB             Babak Nehoray
 136                         JPMCB             Richard C. Hoertkorn
 137                         JPMCB             Charles H. Dunlap III, Gary F. Magee
 138                       Barclays            Robert C. Wallace
 139                         JPMCB             Gary L. Nichelson
 140                         JPMCB             Robert Margolis, Libby F. Markowitz, Marvin Markowitz
 141                         JPMCB             Kimberly A. Redington, Michael N. Redington, Paul Ronald Wesbecher
 142                         JPMCB             Billingsley Cornell Capital, L.P.
 143                         CIBC              H. David Swain, Ted E. Ivey, Robert W. Ivey
 144                         JPMCB             Robert Ganem, Nancy Ganem
 145                         CIBC              Stephen P. Lawrence
 146                         JPMCB             Dan R. Schmidt
 147                         CIBC              Thomas C. Mannschreck, David J. Silverberg
 148                         JPMCB             Nathan E Winterfield, J.P. Robert Nolette, III, Alan J. Brody
148.1                        JPMCB
148.2                        JPMCB
 149                         JPMCB             TransCon Builders, Inc.
 150                         CIBC              Dean C. Smith, Gloria A. Smith
 151                         JPMCB             Ron VonAschersieben
 152                       Barclays            Garo Kholamian
 153                         JPMCB             Lee H. McIntosh
 154                         JPMCB             Marvin C. Daitch, Andrew M. Barbas, Sidney L. Barbas
 155                         JPMCB             Robert E. Chapman
 156                         CIBC              Thomas C. Mannschreck, Robert R. Angell, Larry D. Stevens
 157                         JPMCB             Craig M. Ripley
 158                         JPMCB             Sidney P. Lejeune
 159                         CIBC              Curt K. McKean, Bonnie L. Watts, Wendy S. Von Der Heide
 160                         JPMCB             Abraham Kahan; David Blaivas
 161                       Barclays            Martin Graff, Martin Goldman, David Drew
 162                         CIBC              Rinaldo Toporovsky
 163                         JPMCB             Terry D. Quinn, Greg Langston
 164                         JPMCB             Richard L. Wade
 165                         JPMCB             Craig M. Ripley
 166                       Barclays            Garo Kholamian
 167                       Barclays            Barbara Haehner-Daniels
 168                         CIBC              Ronald K. Weiss
 169                         JPMCB             Coy O. Willard, Jr.; James Morgan; Joe Bostic
 170                         CIBC               The Gregory A. Fowler Living Trust U/T/A dated April 27, 1995
 171                         CIBC              Peter S. Cooke, Mark B. Cohen, Helen G. Kessler, Steven F. Lowe
 172                         CIBC              Peter S. Cooke, Mark B. Cohen, Helen G. Kessler, Steven F. Lowe
 173                         JPMCB             Steven G. Shafer
 174                         JPMCB             Darren C. Petersen
 175                         JPMCB             Ronald J. Edelstein
 176                         JPMCB             Hans J. Nielsen
 177                         JPMCB             Mark Coleman
 178                         JPMCB             Jon M. Pyzyk
 179                         JPMCB             Achille Paladini
 180                         JPMCB             Joseph H. Paramore
 181                         JPMCB             James L. Halferty
 182                         JPMCB             Marvin C. Daitch, Andrew M. Barbas, Sidney L. Barbas
 183                         CIBC              The Boyer Company, L.C., Gardner Property Holdings, L.C.
 184                       Barclays            Robert B. Aikens, Jr.
 185                         JPMCB             Fred L. Schiller
 186                         JPMCB             John D. Motte
 187                         JPMCB             Steven G. Shafer
 188                         JPMCB             Philip L. Johnson
 189                         JPMCB             Wells Fargo Bank, N.A., as Trustee of the Rosemary N. Ballman Trust
                                               Under Agreement Dated December 11, 1970
 190                         JPMCB             William D. Farrar, Terry Eugene Arledge, David M. Shanahan
 191                         JPMCB             Roger Andres, Marc Andres
 192                         JPMCB             Hillcrest Oaks, Ltd.
 193                         JPMCB             James A. Sadri, Michael J. Sadri, Sindy M. Sadri
 194                         JPMCB             Larry W. Ryan, Scott L. Ryan
 195                         JPMCB             Craig M. Ripley
 196                         JPMCB             John T. Konstantino
 197                         JPMCB             Craig M. Ripley
 198                         JPMCB             Craig M. Ripley
 199                         JPMCB             Craig M. Ripley
 200                         CIBC              Michael S. Heumann
 201                         JPMCB             Craig M. Ripley
 202                         CIBC              Michael S. Heumann




                                                                               UPFRONT ESCROW
                                             ----------------------------------------------------------------------------------


Loan #              Letter of Credit         Upfront CapEx Reserve          Upfront Eng. Reserve         Upfront Envir. Reserve
------              ----------------         ---------------------          --------------------         ----------------------
  1                         0                          0                         4,330,919                        5,625
 1.1
 1.2
 1.3
 1.4
  2                         0                          0                           20,738                           0
  3                         0                        7,817                           0                              0
  4                         0                          0                             0                              0
  5                         0                       14,358                         78,750                           0
 5.1
 5.2
 5.3
 5.4
 5.5
 5.6
 5.7
 5.8
 5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
 5.16
 5.17
 5.18
 5.19
  6                         0                          0                          151,000                           0
  7                         0                          0                             0                              0
  8                         0                          0                           86,000                           0
 8.1
 8.2
  9                         0                          0                             0                              0
  10                        0                       64,175                           0                              0
  11                        0                          0                             0                              0
  12                    9,000,000                      0                             0                              0
  13                     650,000                       0                             0                              0
  14                        0                          0                           6,000                            0
 14.1
 14.2
 14.3
  15                        0                          0                             0                              0
  16                        0                      250,000                        67,609                            0
  17                        0                        9,305                           0                              0
  18                        0                          0                             0                              0
  19                        0                       10,229                        250,313                           0
  20                        0                        2,609                           0                              0
  21                        0                          0                          100,000                           0
  22                        0                          0                                                            0
  23                        0                        1,439                           0                              0
  24                     400,000                       0                          430,000                           0
  25                        0                          0                             0                              0
  26                        0                          0                             0                              0
  27                    2,000,000                    5,500                           0                              0
  28                     500,000                       0                             0                            4,000
  29                        0                        9,116                           0                              0
  30                        0                        3,151                           0                              0
  31                                                207,000                          0                              0
 31.1
 31.2
  32                        0                        7,542                         53,125                           0
  33                        0                        3,202                           0                              0
  34                    1,597,283                      0                           15,313                        33,600
 34.1
 34.2
 34.3
  35                        0                        3,006                           0                              0
  36                        0                        1,795                         57,813                           0
  37                        0                      450,000                           0                              0
  38                        0                        8,350                         62,500                           0
  39                        0                        3,309                         14,531                           0
  40                        0                          0                             0                              0
  41                        0                          0                             0                              0
  42                        0                        6,000                           0                              0
  43                        0                          0                           19,250                           0
  44                        0                        1,913                           0                              0
  45                        0                          0                             0                              0
  46                        0                        6,833                       1,500,000                          0
  47                     250,000                       0                             0                              0
  48                        0                         903                            0                              0
  49                        0                          0                             0                              0
  50                        0                          0                          565,035                           0
  51                        0                        2,767                         3,250                            0
  52                        0                          0                           78,981                           0
  53                     900,000                       0                             0                              0
  54                        0                        1,827                         9,890                            0
 54.1
 54.2
  55                        0                          0                             0                              0
  56                        0                        1,812                           0                              0
  57                        0                        4,167                           0                              0
  58                        0                          0                           6,875                            0
  59                        0                          0                          650,000                           0
  60                        0                        1,089                           0                              0
  61                        0                          0                             0                              0
  62                        0                          0                             0                              0
  63                        0                          0                             0                              0
  64                        0                          0                          318,063                           0
  65                        0                        3,133                         65,625                         1,000
  66                        0                          0                             0                              0
  67                        0                          0                           5,250                            0
  68                        0                        1,233                         13,125                           0
  69                        0                          0                             0                              0
  70                        0                          0                             0                              0
  71                        0                        1,077                           0                              0
  72                        0                        1,203                           0                              0
  73                        0                          0                             0                              0
  74                        0                        1,883                         5,500                          8,000
 74.1
 74.2
 74.3
 74.4
  75                        0                          0                             0                              0
  76                        0                         750                            0                              0
  77                        0                        1,913                           0                              0
  78                        0                          0                             0                              0
  79                        0                          0                             0                              0
  80                        0                          0                             0                              0
  81                        0                          0                             0                              0
  82                        0                          0                             0                              0
  83                        0                         893                            0                              0
  84                        0                          0                             0                              0
  85                        0                          0                          207,696                           0
  86                        0                         517                            0                           60,000
  87                        0                          0                        1,261,000                           0
  88                        0                          0                             0                              0
  89                        0                         284                           1,000                           0
  90                        0                         414                           2,500                           0
  91                        0                          0                           85,150                           0
  92                        0                          0                           9,375                            0
  93                        0                          0                           6,250                            0
  94                        0                          0                           15,625                           0
  95                        0                          0                             0                              0
  96                        0                          0                           8,100                            0
  97                        0                          0                             0                              0
  98                        0                        5,625                         46,125                           0
  99                        0                          0                             0                              0
 100                        0                        1,224                           0                              0
 101                        0                          0                             0                              0
 102                        0                        3,750                         17,500                           0
 103                        0                          0                             0                              0
 104                        0                          0                           10,063                           0
 105                        0                        1,700                           0                              0
 106                        0                         540                          9,750                          3,600
 107                        0                          0                           23,750                           0
 108                        0                         647                            0                              0
 109                        0                         764                            0                              0
 110                        0                          0                             0                              0
 111                        0                        1,200                           0                              0
 112                        0                          0                             0                              0
112.1
112.2
 113                     391,547                       0                           50,625                           0
 114                        0                          0                             0                              0
 115                        0                         754                            0                              0
 116                        0                        2,925                         7,625                            0
 117                        0                        3,330                         39,546                           0
 118                        0                          0                           3,750                            0
 119                        0                          0                             0                              0
 120                        0                         812                            0                              0
 121                        0                         444                            0                              0
 122                        0                         531                            0                              0
 123                        0                         432                            0                              0
 124                        0                         544                         100,000                           0
 125                        0                          0                             0                              0
 126                        0                          0                           37,500                           0
 127                        0                          0                             0                              0
127.1
127.2
 128                        0                        1,346                         28,125                           0
 129                        0                          0                             0                              0
 130                        0                          0                             0                              0
 131                        0                        1,276                           0                              0
 132                        0                          0                           10,625                           0
 133                        0                          0                             0                              0
 134                        0                         224                            0                              0
 135                        0                          0                             0                              0
 136                        0                          0                           78,750                           0
 137                        0                          0                             0                              0
 138                        0                          0                           45,101                           0
 139                        0                          0                             0                              0
 140                        0                          0                             0                              0
 141                        0                          0                           1,250                            0
 142                        0                          0                             0                              0
 143                        0                         608                            0                              0
 144                        0                          0                             0                              0
 145                        0                         771                          20,663                           0
 146                     61,000                        0                             0                              0
 147                        0                        2,250                         33,125                           0
 148                        0                          0                           20,000                           0
148.1
148.2
 149                        0                          0                             0                              0
 150                        0                          0                             0                              0
 151                        0                          0                             0                              0
 152                        0                        1,307                           0                              0
 153                        0                          0                             0                              0
 154                        0                       23,500                           0                              0
 155                        0                          0                           13,750                           0
 156                        0                        1,750                         4,375                            0
 157                        0                          0                             0                              0
 158                        0                          0                           2,844                            0
 159                        0                         291                            0                              0
 160                        0                          0                           12,963                           0
 161                        0                         586                            0                              0
 162                        0                         738                          61,400                           0
 163                        0                          0                             0                              0
 164                        0                          0                             0                              0
 165                        0                          0                             0                              0
 166                        0                          0                             0                              0
 167                        0                          0                             0                              0
 168                        0                         429                            0                              0
 169                        0                          0                           33,750                           0
 170                        0                        2,015                           0                              0
 171                        0                        1,146                           0                              0
 172                        0                        1,607                           0                              0
 173                        0                          0                           1,250                            0
 174                        0                          0                             0                              0
 175                        0                          0                             0                              0
 176                        0                          0                             0                            2,000
 177                        0                       35,000                           0                              0
 178                        0                          0                           9,063                            0
 179                        0                          0                             0                              0
 180                        0                          0                             0                              0
 181                        0                          0                             0                              0
 182                        0                       18,000                           0                              0
 183                        0                         371                            0                              0
 184                        0                          0                             0                              0
 185                        0                          0                           11,563                           0
 186                        0                          0                             0                              0
 187                        0                          0                           1,250                            0
 188                        0                          0                           1,406                          3,500
 189                        0                        1,441                           0                              0
 190                        0                          0                             0                              0
 191                        0                          0                             0                           85,800
 192                        0                          0                             0                              0
 193                        0                          0                             0                              0
 194                        0                          0                             0                              0
 195                        0                          0                             0                              0
 196                        0                          0                             0                              0
 197                        0                          0                             0                              0
 198                        0                          0                             0                              0
 199                        0                          0                             0                              0
 200                        0                         587                            0                              0
 201                        0                          0                             0                              0
 202                        0                         208                          1,250                            0



                                                             UPFRONT ESCROW
                     ----------------------------------------------------------------------------------------------


Loan #               Upfront TI/LC Reserve           Upfront RE Tax Reserve                    Upfront Ins. Reserve
------               ---------------------           ----------------------                    --------------------
  1                            0                            2,670,801                                   0
 1.1
 1.2
 1.3
 1.4
  2                            0                             476,931                                  45,104
  3                        1,500,000                            0                                       0
  4                            0                             74,668                                   61,936
  5                         350,254                          400,593                                 290,070
 5.1
 5.2
 5.3
 5.4
 5.5
 5.6
 5.7
 5.8
 5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
 5.16
 5.17
 5.18
 5.19
  6                            0                             205,660                                    0
  7                         500,000                          640,813                                  20,962
  8                            0                             186,651                                    0
 8.1
 8.2
  9                          9,167                           113,173                                  42,449
  10                           0                             278,099                                 106,077
  11                           0                             77,419                                   30,008
  12                           0                             29,106                                   42,783
  13                           0                             23,333                                   14,057
  14                           0                                0                                     24,605
 14.1
 14.2
 14.3
  15                           0                                0                                       0
  16                        120,000                          279,922                                  3,603
  17                         54,167                          136,125                                  61,677
  18                           0                             74,828                                   23,698
  19                           0                             147,813                                 373,716
  20                           0                             97,217                                   10,704
  21                           0                             103,076                                  15,521
  22                           0                             126,149                                    0
  23                         11,995                          35,154                                   8,812
  24                           0                             168,324                                  3,978
  25                           0                                0                                       0
  26                           0                             17,786                                     0
  27                           0                             176,088                                  12,754
  28                           0                             182,246                                  87,901
  29                           0                             290,000                                  90,757
  30                         18,362                          66,021                                   32,243
  31                       1,000,000                         146,569                                  3,782
 31.1
 31.2
  32                           0                             180,010                                  63,579
  33                        500,000                          291,067                                  17,744
  34                           0                                0                                       0
 34.1
 34.2
 34.3
  35                           0                                0                                       0
  36                        250,000                             0                                     7,292
  37                           0                             67,738                                  359,575
  38                           0                             85,199                                   25,648
  39                         9,722                           30,008                                  210,061
  40                        100,000                          300,000                                  30,625
  41                           0                                0                                       0
  42                           0                             96,126                                   23,837
  43                           0                             181,154                                  55,981
  44                         6,250                           146,667                                  19,292
  45                           0                                0                                       0
  46                           0                             365,753                                  30,814
  47                           0                             23,620                                   8,979
  48                         56,250                          93,140                                   14,968
  49                           0                             181,552                                  14,948
  50                           0                             216,160                                  42,923
  51                         7,500                           204,164                                  18,024
  52                           0                             183,774                                  43,860
  53                           0                             66,011                                   4,441
  54                        210,417                          141,000                                  10,163
 54.1
 54.2
  55                           0                             21,250                                   18,360
  56                        150,000                          209,917                                  10,557
  57                         6,667                           57,258                                   13,259
  58                           0                             38,209                                   3,685
  59                        600,000                          159,286                                  18,153
  60                         6,171                           132,621                                  38,582
  61                           0                                0                                       0
  62                           0                                0                                       0
  63                           0                             54,706                                     0
  64                           0                             174,634                                    0
  65                         5,850                           138,505                                  91,445
  66                           0                                0                                       0
  67                           0                             10,777                                   42,840
  68                         3,333                           12,982                                   21,816
  69                           0                                0                                       0
  70                        182,000                             0                                     6,550
  71                         4,133                           45,785                                   3,704
  72                         80,000                          143,597                                  9,355
  73                        450,000                          20,272                                   7,598
  74                         8,333                           67,216                                   48,003
 74.1
 74.2
 74.3
 74.4
  75                           0                             34,825                                   20,241
  76                         2,500                           24,709                                   25,906
  77                           0                             36,785                                   19,878
  78                           0                             14,598                                   5,000
  79                           0                             21,727                                     0
  80                           0                              3,605                                   6,637
  81                           0                                0                                       0
  82                           0                             110,205                                  7,537
  83                         5,956                           52,818                                   5,808
  84                           0                             37,030                                   30,206
  85                         50,000                          13,723                                   1,436
  86                         3,333                           200,791                                  20,554
  87                       1,125,000                         71,918                                   3,507
  88                           0                                0                                       0
  89                         3,750                           13,350                                   4,681
  90                           0                             73,772                                   5,157
  91                           0                             34,104                                   3,648
  92                        300,000                          61,346                                   7,151
  93                        109,400                          19,140                                   1,141
  94                           0                             122,618                                  15,032
  95                        211,050                           3,397                                   5,700
  96                           0                             56,297                                   5,108
  97                         75,840                          22,459                                   2,073
  98                           0                             22,628                                   55,304
  99                           0                             24,636                                   4,041
 100                         3,264                           27,677                                   8,836
 101                           0                             108,426                                  6,804
 102                           0                             75,574                                   16,175
 103                           0                             97,006                                   1,402
 104                           0                             61,491                                   1,619
 105                           0                             109,335                                  57,013
 106                        100,000                          48,329                                   8,813
 107                        125,000                          20,958                                   10,966
 108                         3,000                            9,622                                   15,217
 109                           0                                0                                       0
 110                           0                             80,455                                   6,583
 111                           0                             13,341                                   4,502
 112                           0                             15,849                                   5,437
112.1
112.2
 113                           0                                0                                       0
 114                           0                             118,842                                  3,157
 115                           0                                0                                       0
 116                           0                             49,400                                   9,525
 117                           0                              5,690                                   7,803
 118                         25,000                          21,556                                   2,491
 119                           0                                0                                       0
 120                         6,250                           52,930                                   7,976
 121                         2,917                           23,976                                   5,198
 122                         2,500                           30,106                                   3,569
 123                         1,667                           40,320                                   2,624
 124                         1,667                           38,168                                   7,487
 125                           0                             69,588                                   5,940
 126                           0                                0                                       0
 127                           0                             19,131                                   5,314
127.1
127.2
 128                           0                             52,339                                   2,095
 129                           0                                0                                       0
 130                           0                             125,568                                    0
 131                         1,250                           59,682                                   5,917
 132                           0                                0                                     10,992
 133                           0                             40,186                                   10,709
 134                         1,333                            4,103                                   5,282
 135                           0                              2,057                                   1,657
 136                           0                                0                                       0
 137                           0                             28,752                                   12,639
 138                           0                              6,684                                   9,763
 139                           0                             38,254                                   4,051
 140                           0                             21,423                                   5,538
 141                           0                             161,629                                  1,263
 142                           0                             40,854                                   5,843
 143                           0                             41,042                                   8,080
 144                         42,000                          52,158                                   1,203
 145                         1,667                           13,818                                   4,824
 146                           0                                0                                       0
 147                           0                             44,741                                   17,031
 148                           0                             28,868                                   4,949
148.1
148.2
 149                           0                             27,386                                   27,486
 150                           0                              7,459                                   3,901
 151                           0                              9,660                                   1,170
 152                           0                             11,602                                   36,214
 153                         2,250                           84,427                                   7,485
 154                           0                             10,791                                     0
 155                           0                             18,477                                     0
 156                           0                             39,510                                   2,944
 157                           0                                0                                       0
 158                           0                             10,818                                   11,223
 159                         27,846                           8,194                                   1,403
 160                         90,000                          22,417                                   4,482
 161                          782                             3,812                                   3,500
 162                         1,869                              0                                     2,875
 163                           0                                0                                       0
 164                           0                             25,326                                   2,925
 165                           0                                0                                       0
 166                         25,000                          13,527                                   3,845
 167                           0                                0                                       0
 168                           0                              4,075                                   2,324
 169                           0                                0                                     28,426
 170                           0                             10,827                                   8,195
 171                           0                             20,790                                   1,356
 172                           0                             23,620                                   11,248
 173                           0                              9,129                                   2,513
 174                           0                             10,837                                   8,758
 175                           0                             19,936                                   15,940
 176                           0                                0                                       0
 177                           0                             10,556                                   1,537
 178                           0                             16,061                                   19,525
 179                           0                                0                                       0
 180                           0                             21,666                                   1,889
 181                         40,000                           1,605                                   2,108
 182                           0                             14,208                                     0
 183                        150,000                          27,794                                   3,600
 184                           0                             16,938                                   10,891
 185                         30,365                          53,233                                   5,244
 186                           0                             13,957                                   6,058
 187                           0                             40,733                                   2,511
 188                           0                              9,148                                   5,013
 189                           0                                0                                       0
 190                           0                             34,134                                   3,971
 191                           0                             59,426                                   23,953
 192                           0                                0                                       0
 193                           0                             40,667                                   1,627
 194                           0                              4,420                                   14,746
 195                           0                                0                                       0
 196                           0                                0                                       0
 197                           0                                0                                       0
 198                           0                                0                                       0
 199                           0                                0                                       0
 200                           0                             12,716                                   2,170
 201                           0                                0                                       0
 202                           0                             28,354                                    193




                   UPFRONT ESCROW                                                  MONTHLY ESCROW
                ---------------------           ------------------------------------------------------------------------------------


Loan #          Upfront Other Reserve           Monthly Capex Reserve           Monthly Envir. Reserve         Monthly TI/LC Reserve
------          ---------------------           ---------------------           ----------------------         ---------------------
  1                  23,180,404                        252,843                            0                              0
 1.1
 1.2
 1.3
 1.4
  2                    44,373                          10,657                             0                           85,732
  3                   3,121,134                         7,817                             0                              0
  4                       0                             2,385                             0                              0
  5                    31,720                          14,358                             0                           50,254
 5.1
 5.2
 5.3
 5.4
 5.5
 5.6
 5.7
 5.8
 5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
 5.16
 5.17
 5.18
 5.19
  6                    25,000                             0                               0                              0
  7                    388,778                          4,036                             0                            8,333
  8                       0                            15,000                             0                              0
 8.1
 8.2
  9                    153,333                            0                               0                            9,167
  10                   834,712                         64,175                             0                              0
  11                      0                             3,050                             0                           16,667
  12                      0                             9,600                             0                              0
  13                      0                             2,500                             0                              0
  14                  1,135,711                         3,297                             0                           16,000
 14.1
 14.2
 14.3
  15                      0                               0                               0                              0
  16                      0                             5,598                             0                            9,925
  17                      0                             9,305                             0                            4,167
  18                      0                             8,200                             0                              0
  19                  1,200,000                        10,229                             0                              0
  20                      0                             2,609                             0                              0
  21                      0                             1,850                             0                           11,667
  22                      0                             1,850                             0                              0
  23                   200,000                          1,439                             0                           11,995
  24                      0                             3,500                           1,000                         14,000
  25                  1,000,000                           0                               0                              0
  26                    9,983                           1,220                             0                            5,329
  27                      0                             5,500                             0                              0
  28                      0                             6,400                             0                              0
  29                   607,656                          9,116                             0                              0
  30                  2,108,050                         3,151                             0                           18,362
  31                   177,000                          2,464                             0                           13,250
 31.1
 31.2
  32                  1,023,434                         7,542                             0                              0
  33                   11,410                           3,202                             0                              0
  34                  1,597,283                           0                               0                              0
 34.1
 34.2
 34.3
  35                   81,414                           3,006                             0                              0
  36                      0                             1,795                             0                           50,000
  37                      0                               0                               0                              0
  38                  3,072,979                         8,350                             0                              0
  39                   66,500                           3,309                             0                            9,722
  40                   500,000                          2,000                             0                           30,000
  41                      0                               0                               0                              0
  42                   60,083                           6,000                             0                              0
  43                      0                              629                              0                              0
  44                   67,309                           1,913                             0                            6,250
  45                      0                               0                               0                              0
  46                   67,684                           6,833                             0                              0
  47                      0                             2,200                             0                              0
  48                   28,158                            903                              0                            6,250
  49                      0                             2,660                             0                            7,277
  50                   586,480                         11,818                             0                              0
  51                   56,146                           2,767                             0                            7,500
  52                      0                               0                               0                              0
  53                   177,000                          1,106                             0                              0
  54                   55,679                           1,827                             0                           10,417
 54.1
 54.2
  55                      0                             5,000                             0                              0
  56                      0                             1,812                             0                              0
  57                  2,089,456                         4,167                             0                            6,667
  58                      0                              974                              0                            7,100
  59                   178,000                            0                               0                              0
  60                   50,000                           1,089                             0                            6,171
  61                   500,000                            0                               0                              0
  62                      0                               0                               0                              0
  63                      0                             5,804                             0                              0
  64                      0                             7,234                             0                              0
  65                      0                             3,133                             0                            5,850
  66                      0                               0                               0                              0
  67                   57,700                           2,286                             0                            6,015
  68                   42,473                           1,230                             0                            3,333
  69                      0                             2,500                             0                              0
  70                      0                             1,512                             0                              0
  71                      0                             1,077                             0                            4,133
  72                   20,000                           1,203                             0                            5,215
  73                                                     998                              0                            6,250
  74                   200,000                          1,883                             0                            8,333
 74.1
 74.2
 74.3
 74.4
  75                      0                              625                              0                              0
  76                      0                              750                              0                            2,500
  77                      0                             1,913                             0                              0
  78                      0                               0                               0                              0
  79                   28,800                             0                               0                              0
  80                   500,000                           913                              0                              0
  81                      0                               0                               0                              0
  82                      0                              388                              0                              0
  83                   590,000                           893                              0                            5,956
  84                   200,000                           771                              0                            1,250
  85                      0                              684                              0                            4,167
  86                      0                              517                              0                            3,333
  87                      0                             1,053                             0                              0
  88                      0                               0                               0                              0
  89                      0                              284                              0                            3,750
  90                      0                              414                              0                              0
  91                   700,000                           635                              0                            2,115
  92                      0                             1,108                             0                            2,946
  93                      0                              591                              0                            3,700
  94                      0                              350                              0                            2,624
  95                      0                               0                               0                              0
  96                   200,000                           781                              0                            4,167
  97                   38,458                            826                              0                            2,750
  98                   150,000                          5,625                             0                              0
  99                      0                              716                              0                            3,064
 100                      0                             1,223                             0                            3,264
 101                      0                              667                              0                              0
 102                   15,700                           3,750                             0                              0
 103                      0                              270                              0                            1,670
 104                      0                               0                               0                            2,917
 105                      0                             1,700                             0                              0
 106                   170,000                           540                              0                            2,710
 107                      0                              862                              0                            2,917
 108                   300,000                           647                              0                            3,000
 109                   26,822                            764                              0                              0
 110                      0                              997                              0                            5,347
 111                   150,000                          1,200                             0                              0
 112                      0                              389                              0                            1,500
112.1
112.2
 113                      0                               0                               0                              0
 114                      0                               0                               0                              0
 115                   23,684                            754                              0                              0
 116                      0                             2,925                             0                              0
 117                    3,151                           3,330                             0                              0
 118                      0                              573                              0                             417
 119                      0                               0                               0                              0
 120                   20,175                            812                              0                            6,250
 121                      0                              444                              0                            2,917
 122                    9,318                            531                              0                            2,500
 123                   150,000                           432                              0                            1,667
 124                   19,292                            544                              0                            1,667
 125                      0                             1,110                             0                              0
 126                      0                               0                               0                              0
 127                      0                              344                              0                            1,250
127.1
127.2
 128                      0                             1,346                             0                              0
 129                      0                               0                               0                              0
 130                      0                               0                               0                              0
 131                   150,000                          1,276                             0                            1,250
 132                  1,420,000                           0                               0                              0
 133                      0                             1,400                             0                              0
 134                   39,085                            224                              0                            1,333
 135                      0                              263                              0                              0
 136                      0                               0                               0                              0
 137                      0                             3,125                             0                              0
 138                      0                              751                              0                            3,618
 139                      0                             1,219                             0                              0
 140                      0                              375                              0                              0
 141                      0                              373                              0                            2,400
 142                   179,298                           246                              0                            1,871
 143                      0                              608                              0                              0
 144                   374,350                           160                              0                            1,843
 145                   32,500                            771                              0                            1,667
 146                      0                               0                               0                              0
 147                   10,200                           2,250                             0                              0
 148                      0                             1,411                             0                              0
148.1
148.2
 149                      0                             5,715                             0                              0
 150                      0                               0                               0                              0
 151                      0                              722                              0                              0
 152                   43,258                           1,307                             0                              0
 153                      0                              504                              0                            2,163
 154                      0                               0                               0                              0
 155                      0                              148                              0                            1,100
 156                   300,000                          1,750                             0                              0
 157                      0                               0                               0                              0
 158                    5,000                           2,546                             0                              0
 159                   100,000                           291                              0                            1,846
 160                      0                             1,243                             0                            3,742
 161                      0                              586                              0                             782
 162                      0                              738                              0                            1,869
 163                      0                               0                               0                            4,167
 164                   18,375                            133                              0                            1,519
 165                      0                               0                               0                              0
 166                                                      0                               0                             629
 167                      0                               0                               0                              0
 168                      0                              429                              0                              0
 169                      0                             1,213                             0                              0
 170                   372,515                          2,015                             0                              0
 171                      0                             1,146                             0                              0
 172                   100,000                          1,607                             0                              0
 173                      0                              90                               0                            1,575
 174                      0                              345                              0                            2,000
 175                      0                               0                               0                              0
 176                      0                               0                               0                              0
 177                      0                              435                              0                              0
 178                      0                             2,272                             0                              0
 179                      0                               0                               0                              0
 180                      0                              163                              0                            1,389
 181                   23,400                            87                               0                              0
 182                      0                             1,500                             0                              0
 183                      0                              371                              0                            1,112
 184                      0                              395                              0                              0
 185                      0                              920                              0                            3,302
 186                      0                               0                               0                              0
 187                      0                              159                              0                             869
 188                      0                              480                              0                              0
 189                      0                               0                               0                              0
 190                      0                              257                              0                              0
 191                      0                              385                              0                            2,193
 192                      0                               0                               0                              0
 193                      0                              163                              0                            1,693
 194                      0                              198                              0                              0
 195                      0                               0                               0                              0
 196                      0                               0                               0                              0
 197                      0                               0                               0                              0
 198                      0                               0                               0                              0
 199                      0                               0                               0                              0
 200                      0                              587                              0                              0
 201                      0                               0                               0                              0
 202                      0                              208                              0                              0


                                                          MONTHLY ESCROW
                ----------------------------------------------------------------------------------------------


Loan #          Monthly RE Tax Reserve              Monthly Ins. Reserve                 Monthly Other Reserve
------          ----------------------              --------------------                 ---------------------
  1                    340,698                               0                                     0
 1.1
 1.2
 1.3
 1.4
  2                    249,222                             11,276                                  0
  3                       0                                  0                                     0
  4                     74,668                             5,161                                   0
  5                     40,059                             29,007                               31,720
 5.1
 5.2
 5.3
 5.4
 5.5
 5.6
 5.7
 5.8
 5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
 5.16
 5.17
 5.18
 5.19
  6                     29,380                               0                                     0
  7                     50,655                             2,727                                   0
  8                     33,095                               0                                     0
 8.1
 8.2
  9                     22,448                             14,150                                  0
  10                    46,350                             21,103                               81,250
  11                    25,806                             4,287                                   0
  12                    14,553                             6,112                                   0
  13                    11,668                             7,029                                   0
  14                    22,075                             2,734                                20,000
 14.1
 14.2
 14.3
  15                      0                                  0                                     0
  16                    46,654                             3,603                                   0
  17                    13,613                             6,853                                   0
  18                    6,803                              3,385                                   0
  19                    16,424                             26,849                                  0
  20                    19,444                             2,141                                   0
  21                    14,725                             2,587                                   0
  22                    21,025                               0                                     0
  23                    17,577                             4,406                                   0
  24                    33,365                             3,978                                   0
  25                      0                                  0                                     0
  26                    4,446                              8,183                                   0
  27                    13,545                             2,126                                   0
  28                    20,250                             5,494                                   0
  29                    48,333                             7,563                                   0
  30                    9,432                              5,374                                   0
  31                    24,428                             1,891                                   0
 31.1
 31.2
  32                    25,716                             3,553                                   0
  33                    36,383                             4,436                                   0
  34                      0                                  0                                     0
 34.1
 34.2
 34.3
  35                      0                                  0                                     0
  36                      0                                2,431                                   0
  37                    15,642                             27,660                                  0
  38                    14,200                             5,130                                   0
  39                    15,004                             7,520                                   0
  40                    30,046                             6,125                                12,500
  41                      0                                  0                                     0
  42                    12,016                             3,973                                   0
  43                    36,231                             4,665                                   0
  44                    18,333                             3,998                                   0
  45                      0                                  0                                     0
  46                    30,479                             4,318                                   0
  47                    2,147                              4,489                                   0
  48                    10,349                             4,160                                   0
  49                    27,283                             4,983                                   0
  50                    27,020                             7,154                                   0
  51                    27,996                             6,008                                   0
  52                    23,375                             3,529                                   0
  53                    9,430                              2,220                                   0
  54                    17,625                             5,081                                   0
 54.1
 54.2
  55                    10,625                             2,623                                   0
  56                    19,083                             3,519                                   0
  57                    9,543                              3,607                                13,040
  58                    8,206                                0                                     0
  59                    13,274                             1,684                                   0
  60                    10,202                             2,968                                   0
  61                      0                                  0                                     0
  62                      0                                  0                                     0
  63                    18,235                               0                                     0
  64                    19,404                               0                                     0
  65                    13,850                             8,088                                   0
  66                      0                                  0                                     0
  67                    10,777                             3,570                                   0
  68                    12,982                             7,272                                   0
  69                    17,009                             3,250                                   0
  70                    15,612                             1,637                                   0
  71                    9,157                               926                                    0
  72                    11,966                             3,118                                   0
  73                    4,054                               950                                    0
  74                    7,441                              3,117                                   0
 74.1
 74.2
 74.3
 74.4
  75                    8,706                              1,840                                   0
  76                    6,467                              2,506                                   0
  77                    5,255                              1,988                                   0
  78                    7,299                              2,313                                   0
  79                    1,975                                0                                     0
  80                     515                                 0                                     0
  81                      0                                  0                                     0
  82                    17,391                             1,507                                   0
  83                    4,402                              1,205                                   0
  84                    12,343                             2,158                                   0
  85                    6,862                              1,436                                   0
  86                    31,534                             1,880                                   0
  87                    18,879                             3,507                                   0
  88                      0                                  0                                     0
  89                    6,675                               455                                    0
  90                    17,666                             1,305                                   0
  91                    6,821                              1,824                                   0
  92                    8,764                               894                                    0
  93                    9,570                               570                                    0
  94                    11,147                             1,367                                   0
  95                     849                               1,900                                   0
  96                    9,142                               464                                    0
  97                    5,615                              1,036                                   0
  98                    7,543                              5,028                                   0
  99                    4,669                              1,010                                   0
 100                    13,838                              884                                    0
 101                    10,008                             1,361                                   0
 102                    15,115                             2,696                                   0
 103                    8,084                               467                                    0
 104                    6,149                               540                                    0
 105                    9,940                              4,751                                   0
 106                    6,904                              2,938                                   0
 107                    3,493                               914                                    0
 108                    4,811                              5,072                                   0
 109                      0                                  0                                     0
 110                    6,984                              1,097                                   0
 111                    4,447                              1,501                                   0
 112                    3,170                               777                                    0
112.1
112.2
 113                      0                                  0                                     0
 114                    8,375                                0                                     0
 115                      0                                  0                                     0
 116                    4,117                              1,587                                   0
 117                    5,690                              3,902                                   0
 118                    5,389                               830                                    0
 119                      0                                  0                                     0
 120                    4,411                              1,520                                   0
 121                    2,664                               866                                    0
 122                    7,526                              1,190                                   0
 123                    5,760                               875                                    0
 124                    6,361                                0                                     0
 125                    6,959                              1,980                                   0
 126                      0                                  0                                     0
 127                    3,826                               759                                    0
127.1
127.2
 128                      0                                  0                                     0
 129                      0                                  0                                     0
 130                    12,557                               0                                     0
 131                    9,947                              1,972                                   0
 132                      0                                1,832                                   0
 133                    3,653                              1,785                                   0
 134                    2,051                              1,761                                   0
 135                    2,057                               829                                    0
 136                      0                                  0                                     0
 137                    4,423                              1,580                                   0
 138                    3,342                               814                                    0
 139                    7,651                              1,350                                   0
 140                    3,571                               462                                    0
 141                    8,081                               631                                    0
 142                    3,714                               584                                    0
 143                    4,104                               898                                    0
 144                    4,742                               602                                    0
 145                    4,606                              1,025                                   0
 146                      0                                  0                                     0
 147                    8,948                              2,839                                   0
 148                    4,441                               707                                    0
148.1
148.2
 149                    5,477                              2,499                                   0
 150                    2,486                               557                                    0
 151                    4,830                               390                                    0
 152                    11,602                             4,024                                   0
 153                    7,036                              1,497                                   0
 154                    5,396                                0                                     0
 155                    4,619                               600                                    0
 156                    6,585                               736                                    0
 157                      0                                  0                                     0
 158                     983                               3,741                                   0
 159                    1,366                               468                                    0
 160                    5,604                               345                                    0
 161                    3,812                              3,500                                   0
 162                      0                                 958                                    0
 163                      0                                  0                                     0
 164                    3,934                               266                                    0
 165                      0                                  0                                     0
 166                    6,557                               481                                    0
 167                      0                                  0                                     0
 168                     582                                525                                    0
 169                      0                                2,369                                   0
 170                    3,609                              1,024                                   0
 171                    1,733                               678                                    0
 172                    1,968                              1,125                                   0
 173                    1,522                               228                                    0
 174                    2,167                              2,190                                   0
 175                    3,879                              2,657                                   0
 176                      0                                  0                                     0
 177                    1,056                               512                                    0
 178                    2,008                              2,441                                   0
 179                      0                                  0                                     0
 180                    2,166                               189                                    0
 181                    1,605                               192                                    0
 182                    4,736                                0                                     0
 183                    3,088                               400                                    0
 184                    4,235                                0                                     0
 185                    4,839                              1,311                                   0
 186                    2,326                              1,010                                   0
 187                    3,703                               228                                    0
 188                    2,473                               386                                    0
 189                      0                                  0                                     0
 190                    2,845                               441                                    0
 191                    5,943                              1,843                                   0
 192                      0                                  0                                     0
 193                    4,067                               542                                    0
 194                    1,473                              1,341                                   0
 195                      0                                  0                                     0
 196                      0                                  0                                     0
 197                      0                                  0                                     0
 198                      0                                  0                                     0
 199                      0                                  0                                     0
 200                      0                                  0                                     0
 201                      0                                  0                                     0
 202                      0                                  0                                     0




Loan #          Grace Period                Lockbox In-place         Property Type             Defeasance Permitted
------          ------------                ----------------         -------------             --------------------
  1                  0                            Yes                Hotel                              Yes
 1.1                                                                 Hotel                              Yes
 1.2                                                                 Hotel                              Yes
 1.3                                                                 Hotel                              Yes
 1.4                                                                 Hotel                              Yes
  2                  5                            Yes                Office                             Yes
  3                  5                            Yes                Office                             Yes
  4                  7                             No                Retail                             Yes
  5                  7                             No                Various                            Yes
 5.1                                                                 Industrial                         Yes
 5.2                                                                 Industrial                         Yes
 5.3                                                                 Mixed Use                          Yes
 5.4                                                                 Industrial                         Yes
 5.5                                                                 Office                             Yes
 5.6                                                                 Office                             Yes
 5.7                                                                 Office                             Yes
 5.8                                                                 Office                             Yes
 5.9                                                                 Industrial                         Yes
 5.10                                                                Office                             Yes
 5.11                                                                Mixed Use                          Yes
 5.12                                                                Industrial                         Yes
 5.13                                                                Office                             Yes
 5.14                                                                Industrial                         Yes
 5.15                                                                Office                             Yes
 5.16                                                                Office                             Yes
 5.17                                                                Office                             Yes
 5.18                                                                Retail                             Yes
 5.19                                                                Office                             Yes
  6                  5                             No                Multifamily                        Yes
  7                  5                            Yes                Office                             Yes
  8                  0                            Yes                Multifamily                        Yes
 8.1                                                                 Multifamily                        Yes
 8.2                                                                 Multifamily                        Yes
  9                  7                             No                Industrial                         Yes
  10                 7                            Yes                Hotel                              Yes
  11                 7                            Yes                Office                             Yes
  12                 5                             No                Multifamily                        Yes
  13                 5                             No                Multifamily                        Yes
  14                 5                            Yes                Office                             Yes
 14.1                                                                Office
 14.2                                                                Office
 14.3                                                                Office
  15                 5                             No                Office                             Yes
  16                 5                             No                Retail                             Yes
  17                 7                             No                Industrial                         Yes
  18                 7                             No                Multifamily                        Yes
  19                 7                             No                Multifamily                        Yes
  20                 7                             No                Office                             Yes
  21                 7                            Yes                Office                             Yes
  22                 5                            Yes                Office                             No
  23                 5                             No                Office                             Yes
  24                 7                            Yes                Retail                             Yes
  25                 7                             No                Industrial                         Yes
  26                 5                            Yes                Retail                             Yes
  27                 7                             No                Multifamily                        Yes
  28                 7                             No                Multifamily                        Yes
  29                 7                             No                Multifamily                        Yes
  30                 7                             No                Office                             Yes
  31                 7                            Yes                Office                             Yes
 31.1                                                                Office                             Yes
 31.2                                                                Office                             Yes
  32                 15                            No                Multifamily                        Yes
  33                 7                             No                Office                             Yes
  34                 7                             No                Various                            Yes
 34.1                                                                Industrial                         Yes
 34.2                                                                Mixed Use                          Yes
 34.3                                                                Office                             Yes
  35                 7                             No                Retail                             Yes
  36                 7                             No                Office                             Yes
  37                 7                             No                Hotel                              Yes
  38                 7                             No                Multifamily                        Yes
  39                 7                             No                Industrial                         Yes
  40                 5                            Yes                Retail                             Yes
  41                 5                             No                Office                             Yes
  42                 7                             No                Multifamily                        Yes
  43                 7                             No                Retail                             Yes
  44                 7                             No                Retail                             Yes
  45                 7                             No                Retail                             No
  46                 7                             No                Multifamily                        Yes
  47                 7                             No                Multifamily                        Yes
  48                 7                             No                Mixed Use                          Yes
  49                 7                             No                Retail                             Yes
  50                 7                             No                Multifamily                        Yes
  51                 7                             No                Retail                             Yes
  52                 5                             No                Multifamily                        Yes
  53                 7                             No                Office                             Yes
  54                 7                             No                Mixed Use                          Yes
 54.1                                                                Mixed Use                          Yes
 54.2                                                                Mixed Use                          Yes
  55                 7                             No                Multifamily                        Yes
  56                 7                             No                Retail                             Yes
  57                 7                             No                Office                             Yes
  58                 7                             No                Retail                             Yes
  59                 7                             No                Office                             Yes
  60                 7                             No                Retail                             Yes
  61                 7                             No                Office                             Yes
  62                 5                             No                Retail                             Yes
  63                 7                             No                Multifamily                        Yes
  64                 10                            No                Multifamily                        Yes
  65                 7                             No                Office                             Yes
  66                 7                             No                Retail                             Yes
  67                 5                            Yes                Retail                             Yes
  68                 7                             No                Industrial                         Yes
  69                 7                             No                Multifamily                        Yes
  70                 7                             No                Industrial                         Yes
  71                 7                             No                Retail                             Yes
  72                 7                             No                Retail                             Yes
  73                 7                             No                Office                             Yes
  74                 7                             No                Retail                             Yes
 74.1                                                                Retail                             Yes
 74.2                                                                Retail                             Yes
 74.3                                                                Retail                             Yes
 74.4                                                                Retail                             Yes
  75                 7                             No                Retail                             Yes
  76                 7                             No                Retail                             Yes
  77                 7                             No                Retail                             Yes
  78                 5                             No                Mixed Use                          Yes
  79                 5                             No                Retail                             Yes
  80                 7                             No                Multifamily                        Yes
  81                 10                            No                Industrial                         Yes
  82                 7                             No                Retail                             Yes
  83                 7                             No                Office                             Yes
  84                 7                             No                Retail                             Yes
  85                 7                            Yes                Industrial                         Yes
  86                 7                            Yes                Retail                             Yes
  87                 5                            Yes                Office                             Yes
  88                 7                             No                Retail                             No
  89                 7                             No                Retail                             Yes
  90                 7                             No                Retail                             Yes
  91                 7                             No                Office                             Yes
  92                 7                             No                Retail                             Yes
  93                 7                             No                Office                             Yes
  94                 7                             No                Retail                             Yes
  95                 7                            Yes                Office                             Yes
  96                 7                             No                Office                             Yes
  97                 7                             No                Retail                             Yes
  98                 7                             No                Multifamily                        Yes
  99                 5                             No                Retail                             Yes
 100                 5                             No                Retail                             No
 101                 7                             No                Multifamily                        Yes
 102                 7                             No                Multifamily                        Yes
 103                 10                            No                Retail                             Yes
 104                 7                             No                Retail                             Yes
 105                 7                             No                Industrial                         Yes
 106                 7                             No                Retail                             Yes
 107                 7                             No                Retail                             Yes
 108                 7                             No                Retail                             Yes
 109                 7                             No                Retail                             Yes
 110                 5                             No                Office                             Yes
 111                 7                             No                Multifamily                        Yes
 112                 7                             No                Retail                             Yes
112.1                                                                Retail                             Yes
112.2                                                                Retail                             Yes
 113                 7                             No                Retail                             Yes
 114                 7                             No                Self Storage                       Yes
 115                 7                             No                Retail                             Yes
 116                 7                             No                Multifamily                        Yes
 117                 7                             No                Multifamily                        Yes
 118                 7                            Yes                Retail                             Yes
 119                 10                            No                Industrial                         Yes
 120                 15                            No                Mixed Use                          Yes
 121                 7                             No                Office                             Yes
 122                 7                             No                Retail                             Yes
 123                 7                             No                Retail                             Yes
 124                 7                             No                Retail                             Yes
 125                 7                             No                Multifamily                        Yes
 126                 7                             No                Industrial                         Yes
 127                 7                             No                Retail                             Yes
127.1                                                                Retail                             Yes
127.2                                                                Retail                             Yes
 128                 7                             No                Office                             Yes
 129                 7                             No                Multifamily                        No
 130                 7                             No                Multifamily                        Yes
 131                 7                             No                Retail                             Yes
 132                 7                             No                Office                             Yes
 133                 7                             No                Multifamily                        Yes
 134                 7                             No                Retail                             Yes
 135                 7                             No                Multifamily                        Yes
 136                 7                             No                Retail                             Yes
 137                 7                             No                Multifamily                        Yes
 138                 5                             No                Office                             Yes
 139                 7                            Yes                Retail                             Yes
 140                 7                             No                Multifamily                        Yes
 141                 7                             No                Retail                             Yes
 142                 7                             No                Retail                             Yes
 143                 15                            No                Retail                             Yes
 144                 7                             No                Retail                             Yes
 145                 7                             No                Office                             Yes
 146                 7                             No                Multifamily                        Yes
 147                 7                             No                Multifamily                        Yes
 148                 7                             No                Self Storage                       Yes
148.1                                                                Self Storage                       Yes
148.2                                                                Self Storage                       Yes
 149                 7                             No                Multifamily                        Yes
 150                 7                             No                Retail                             Yes
 151                 7                             No                Self Storage                       Yes
 152                 5                             No                Retail                             Yes
 153                 10                            No                Retail                             Yes
 154                 7                             No                Multifamily                        No
 155                 7                            Yes                Retail                             Yes
 156                 7                             No                Multifamily                        Yes
 157                 7                            Yes                Retail                             Yes
 158                 7                             No                Multifamily                        Yes
 159                 7                             No                Retail                             Yes
 160                 7                             No                Office                             Yes
 161                 5                             No                Retail                             Yes
 162                 7                             No                Industrial                         Yes
 163                 7                            Yes                Industrial                         Yes
 164                 7                             No                Retail                             Yes
 165                 7                            Yes                Retail                             Yes
 166                 5                             No                Office                             Yes
 167                 5                            Yes                Retail                             Yes
 168                 7                             No                Manufactured Housing               Yes
 169                 7                             No                Multifamily                        Yes
 170                 7                             No                Multifamily                        Yes
 171                 7                             No                Multifamily                        Yes
 172                 7                             No                Multifamily                        Yes
 173                 7                             No                Retail                             Yes
 174                 7                             No                Industrial                         Yes
 175                 7                             No                Multifamily                        Yes
 176                 7                            Yes                Retail                             Yes
 177                 7                             No                Manufactured Housing               Yes
 178                 7                             No                Multifamily                        Yes
 179                 7                            Yes                Retail                             Yes
 180                 7                             No                Retail                             Yes
 181                 7                             No                Retail                             Yes
 182                 7                             No                Multifamily                        No
 183                 7                             No                Retail                             Yes
 184                 5                             No                Retail                             Yes
 185                 7                             No                Office                             Yes
 186                 7                             No                Office                             Yes
 187                 7                             No                Retail                             Yes
 188                 7                             No                Manufactured Housing               Yes
 189                 7                             No                Multifamily                        Yes
 190                 7                             No                Self Storage                       Yes
 191                 7                             No                Retail                             Yes
 192                 7                             No                Industrial                         Yes
 193                 7                             No                Retail                             Yes
 194                 7                             No                Manufactured Housing               Yes
 195                 7                             No                Retail                             Yes
 196                 7                             No                Office                             Yes
 197                 7                             No                Retail                             Yes
 198                 7                             No                Retail                             Yes
 199                 7                             No                Retail                             Yes
 200                 7                             No                Industrial                         Yes
 201                 7                             No                Retail                             Yes
 202                 7                             No                Office                             Yes




Loan #          Interest Accrual Period               Loan Group               Anticipated Repayment Date
------          -----------------------               ----------               --------------------------
  1                   1st - 31st                          1
 1.1                                                      1
 1.2                                                      1
 1.3                                                      1
 1.4                                                      1
  2                   1st - 31st                          1
  3                   1st - 31st                          1
  4                   1st - 31st                          1
  5                   1st - 31st                          1
 5.1                                                      1
 5.2                                                      1
 5.3                                                      1
 5.4                                                      1
 5.5                                                      1
 5.6                                                      1
 5.7                                                      1
 5.8                                                      1
 5.9                                                      1
 5.10                                                     1
 5.11                                                     1
 5.12                                                     1
 5.13                                                     1
 5.14                                                     1
 5.15                                                     1
 5.16                                                     1
 5.17                                                     1
 5.18                                                     1
 5.19                                                     1
  6                   1st - 31st                          2
  7                   1st - 31st                          1
  8                    7th - 6th                          2
 8.1                                                      2
 8.2                                                      2
  9                   1st - 31st                          1
  10                  1st - 31st                          1
  11                  1st - 31st                          1
  12                  1st - 31st                          2
  13                  1st - 31st                          2
  14                  1st - 31st                          1
 14.1                                                     1
 14.2                                                     1
 14.3                                                     1
  15                  1st - 31st                          1
  16                  1st - 31st                          1
  17                  1st - 31st                          1
  18                  1st - 31st                          2
  19                  1st - 31st                          2
  20                  1st - 31st                          1
  21                  1st - 31st                          1
  22                  1st - 31st                          1
  23                  1st - 31st                          1
  24                  1st - 31st                          1
  25                  1st - 31st                          1
  26                  1st - 31st                          1
  27                  1st - 31st                          2
  28                  1st - 31st                          2
  29                  1st - 31st                          2
  30                  1st - 31st                          1
  31                  1st - 31st                          1
 31.1                                                     1
 31.2                                                     1
  32                  1st - 31st                          2
  33                  1st - 31st                          1
  34                  1st - 31st                          1
 34.1                                                     1
 34.2                                                     1
 34.3                                                     1
  35                  1st - 31st                          1
  36                  1st - 31st                          1
  37                  1st - 31st                          1
  38                  1st - 31st                          2
  39                  1st - 31st                          1
  40                  1st - 31st                          1
  41                  1st - 31st                          1
  42                  1st - 31st                          2
  43                  1st - 31st                          1
  44                  1st - 31st                          1
  45                  1st - 31st                          1
  46                  1st - 31st                          2
  47                  1st - 31st                          2
  48                  1st - 31st                          1
  49                  1st - 31st                          1
  50                  1st - 31st                          2
  51                  1st - 31st                          1
  52                  1st - 31st                          2
  53                  1st - 31st                          1
  54                  1st - 31st                          1
 54.1                                                     1
 54.2                                                     1
  55                  1st - 31st                          2
  56                  1st - 31st                          1
  57                  1st - 31st                          1
  58                  1st - 31st                          1
  59                  1st - 31st                          1
  60                  1st - 31st                          1
  61                  1st - 31st                          1
  62                  1st - 31st                          1
  63                  1st - 31st                          2
  64                  1st - 31st                          2
  65                  1st - 31st                          1
  66                  1st - 31st                          1
  67                  1st - 31st                          1
  68                  1st - 31st                          1
  69                  1st - 31st                          2
  70                  1st - 31st                          1
  71                  1st - 31st                          1
  72                  1st - 31st                          1
  73                  1st - 31st                          1
  74                  1st - 31st                          1
 74.1                                                     1
 74.2                                                     1
 74.3                                                     1
 74.4                                                     1
  75                  1st - 31st                          1
  76                  1st - 31st                          1
  77                  1st - 31st                          1
  78                  1st - 31st                          1
  79                  1st - 31st                          1
  80                  1st - 31st                          2
  81                  1st - 31st                          1
  82                  1st - 31st                          1
  83                  1st - 31st                          1
  84                  1st - 31st                          1
  85                  1st - 31st                          1                             11/01/13
  86                  1st - 31st                          1
  87                  1st - 31st                          1
  88                  1st - 31st                          1
  89                  1st - 31st                          1
  90                  1st - 31st                          1
  91                  1st - 31st                          1
  92                  1st - 31st                          1
  93                  1st - 31st                          1
  94                  1st - 31st                          1
  95                  1st - 31st                          1
  96                  1st - 31st                          1
  97                  1st - 31st                          1
  98                  1st - 31st                          2
  99                  1st - 31st                          1
 100                  1st - 31st                          1
 101                  1st - 31st                          1
 102                  1st - 31st                          2
 103                  1st - 31st                          1
 104                  1st - 31st                          1
 105                  1st - 31st                          1
 106                  1st - 31st                          1
 107                  1st - 31st                          1
 108                  1st - 31st                          1
 109                  1st - 31st                          1                             08/01/14
 110                  1st - 31st                          1
 111                  1st - 31st                          2
 112                  1st - 31st                          1
112.1                                                     1
112.2                                                     1
 113                  1st - 31st                          1
 114                  1st - 31st                          1
 115                  1st - 31st                          1
 116                  1st - 31st                          2
 117                  1st - 31st                          2
 118                  1st - 31st                          1
 119                  1st - 31st                          1
 120                  1st - 31st                          1
 121                  1st - 31st                          1
 122                  1st - 31st                          1
 123                  1st - 31st                          1
 124                  1st - 31st                          1
 125                  1st - 31st                          2
 126                  1st - 31st                          1                             09/01/11
 127                  1st - 31st                          1
127.1                                                     1
127.2                                                     1
 128                  1st - 31st                          1
 129                  1st - 31st                          2
 130                  1st - 31st                          2
 131                  1st - 31st                          1
 132                  1st - 31st                          1
 133                  1st - 31st                          2
 134                  1st - 31st                          1
 135                  1st - 31st                          1
 136                  1st - 31st                          1
 137                  1st - 31st                          2
 138                  1st - 31st                          1
 139                  1st - 31st                          1
 140                  1st - 31st                          1
 141                  1st - 31st                          1
 142                  1st - 31st                          1
 143                  1st - 31st                          1
 144                  1st - 31st                          1
 145                  1st - 31st                          1
 146                  1st - 31st                          2
 147                  1st - 31st                          2
 148                  1st - 31st                          1
148.1                                                     1
148.2                                                     1
 149                  1st - 31st                          2
 150                  1st - 31st                          1
 151                  1st - 31st                          1
 152                  1st - 31st                          1
 153                  1st - 31st                          1
 154                  1st - 31st                          2
 155                  1st - 31st                          1
 156                  1st - 31st                          2
 157                  1st - 31st                          1
 158                  1st - 31st                          2
 159                  1st - 31st                          1
 160                  1st - 31st                          1
 161                  1st - 31st                          1
 162                  1st - 31st                          1
 163                  1st - 31st                          1
 164                  1st - 31st                          1
 165                  1st - 31st                          1
 166                  1st - 31st                          1
 167                  1st - 31st                          1
 168                  1st - 31st                          1
 169                  1st - 31st                          2
 170                  1st - 31st                          2
 171                  1st - 31st                          2
 172                  1st - 31st                          2
 173                  1st - 31st                          1
 174                  1st - 31st                          1
 175                  1st - 31st                          2
 176                  1st - 31st                          1                             12/01/19
 177                  1st - 31st                          2
 178                  1st - 31st                          2
 179                  1st - 31st                          1                             11/01/14
 180                  1st - 31st                          1
 181                  1st - 31st                          1
 182                  1st - 31st                          2
 183                  1st - 31st                          1                             02/01/13
 184                  1st - 31st                          1
 185                  1st - 31st                          1
 186                  1st - 31st                          1
 187                  1st - 31st                          1
 188                  1st - 31st                          1
 189                  1st - 31st                          1
 190                  1st - 31st                          1
 191                  1st - 31st                          1
 192                  1st - 31st                          1
 193                  1st - 31st                          1
 194                  1st - 31st                          1
 195                  1st - 31st                          1
 196                  1st - 31st                          1
 197                  1st - 31st                          1
 198                  1st - 31st                          1
 199                  1st - 31st                          1
 200                  1st - 31st                          1
 201                  1st - 31st                          1
 202                  1st - 31st                          1




Loan #           Remaining Amortization Term for Balloon Loans
------           ---------------------------------------------
  1                                    298
 1.1
 1.2
 1.3
 1.4
  2                                     0
  3                                     0
  4                                    356
  5                                    318
 5.1
 5.2
 5.3
 5.4
 5.5
 5.6
 5.7
 5.8
 5.9
 5.10
 5.11
 5.12
 5.13
 5.14
 5.15
 5.16
 5.17
 5.18
 5.19
  6                                    360
  7                                    360
  8                                    360
 8.1
 8.2
  9                                    360
  10                                   300
  11                                    0
  12                                   299
  13                                   360
  14                                   360
 14.1
 14.2
 14.3
  15                                    0
  16                                   360
  17                                   358
  18                                   299
  19                                   359
  20                                   360
  21                                    0
  22                                    0
  23                                   300
  24                                   336
  25                                   240
  26                                   300
  27                                   360
  28                                   359
  29                                   360
  30                                   360
  31                                    0
 31.1
 31.2
  32                                   348
  33                                   360
  34                                   236
 34.1
 34.2
 34.3
  35                                   336
  36                                   360
  37                                   240
  38                                   360
  39                                   360
  40                                    0
  41                                    0
  42                                   360
  43                                   360
  44                                   360
  45                                   358
  46                                   360
  47                                   359
  48                                   359
  49                                   300
  50                                   357
  51                                   336
  52                                   262
  53                                   360
  54                                   360
 54.1
 54.2
  55                                   239
  56                                   359
  57                                   118
  58                                   358
  59                                   360
  60                                   299
  61                                   269
  62                                   360
  63                                   360
  64                                    0
  65                                   360
  66                                   360
  67                                   360
  68                                   348
  69                                   357
  70                                    0
  71                                   358
  72                                   358
  73                                   360
  74                                   299
 74.1
 74.2
 74.3
 74.4
  75                                   359
  76                                   360
  77                                   360
  78                                   358
  79                                   359
  80                                   360
  81                                   204
  82                                   360
  83                                   359
  84                                   360
  85                                   360
  86                                   359
  87                                    0
  88                                   359
  89                                   360
  90                                   360
  91                                   240
  92                                   360
  93                                    0
  94                                   335
  95                                   358
  96                                   360
  97                                   360
  98                                   357
  99                                   360
 100                                   299
 101                                   360
 102                                   355
 103                                   360
 104                                   358
 105                                   262
 106                                   358
 107                                   360
 108                                   360
 109                                   336
 110                                   360
 111                                   359
 112                                   240
112.1
112.2
 113                                   240
 114                                   180
 115                                   336
 116                                   359
 117                                   357
 118                                   359
 119                                   239
 120                                   360
 121                                   299
 122                                   358
 123                                   359
 124                                   360
 125                                   359
 126                                   298
 127                                   240
127.1
127.2
 128                                   144
 129                                   359
 130                                   297
 131                                   356
 132                                   173
 133                                   359
 134                                   360
 135                                   360
 136                                   358
 137                                   357
 138                                   360
 139                                   359
 140                                   358
 141                                   358
 142                                   359
 143                                   358
 144                                   360
 145                                   360
 146                                   360
 147                                   355
 148                                   300
148.1
148.2
 149                                   240
 150                                   359
 151                                   300
 152                                   360
 153                                   299
 154                                   359
 155                                   359
 156                                   359
 157                                   239
 158                                   298
 159                                   299
 160                                   358
 161                                   360
 162                                   359
 163                                   240
 164                                   360
 165                                   239
 166                                   276
 167                                   299
 168                                   355
 169                                   236
 170                                   360
 171                                   358
 172                                   358
 173                                   335
 174                                   358
 175                                   299
 176                                   300
 177                                   360
 178                                   358
 179                                   360
 180                                   359
 181                                   359
 182                                   359
 183                                   297
 184                                   360
 185                                   359
 186                                   179
 187                                   335
 188                                   236
 189                                   358
 190                                   300
 191                                   358
 192                                   358
 193                                   359
 194                                   237
 195                                   85
 196                                   358
 197                                   110
 198                                   94
 199                                   103
 200                                   120
 201                                   93
 202                                   96

                                    EXHIBIT C

                    FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, National Association
  as Trustee and Paying Agent
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Asset Backed Securities Trust Services Group - JPMorgan 2004-CIBC10

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10
            -----------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 (the "Certificates") in connection with the transfer by _________________ (the "Seller") to the undersigned (the "Purchaser") of $_______________ aggregate Certificate Balance of Class ___ Certificates (the "Certificate"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

            1. Check one of the following:*

      [_] The Purchaser is not purchasing a Class S, Class R or Class LR Certificate and the Purchaser is an institutional "accredited investor" (an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser's or such account's investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust Fund for any costs incurred by it in connection with this transfer.

      [_] The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

            2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale (i) to "qualified institutional buyers" in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, (ii) (other than with respect to a Class S Certificate or a Residual Certificate) to institutional "accredited investors" meeting the requirements of Rule 501(a)(1),
(2), (3) or (7) of Regulation D promulgated under the Securities Act or (iii) (other than with respect to a Class S Certificate or a Residual Certificate) pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of clauses (ii) and (iii) above to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws and (z) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

            3. The Purchaser has reviewed the Private Placement Memorandum relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

            4. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. Check one of the following:**

      [_] The Purchaser is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

      [_] The Purchaser is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Paying Agent (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For this purpose, "U.S. Person" means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            8.    Please make all payments due on the Certificates:****

        [_] (a) by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

                  Bank:_________________________________________________

                  ABA #:________________________________________________

                  Account #:____________________________________________

                  Attention:____________________________________________

        [_] (b)   by mailing a check or draft to the following address:

                  ________________________________________________________
                  ________________________________________________________
                  ________________________________________________________


            9. If the Purchaser is purchasing a Class R or Class LR Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a non-U.S. Person.

                                       Very truly yours,

                                       _________________________________________
                                                   [The Purchaser]

                                       By:______________________________________
                                          Name:
                                          Title:

Dated:


--------

* Purchaser must include one of the following two certifications.

** Each Purchaser must include one of the two alternative certifications.

*** Does not apply to a transfer of Class R or Class LR Certificates.

**** Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b). For holders of Definitive Certificates, wire transfers are only available if such holder's Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

                                   EXHIBIT D-1

                           FORM OF TRANSFER AFFIDAVIT

                                                  AFFIDAVIT PURSUANT TO
                                                  SECTION 860E(e)(4) OF THE
                                                  INTERNAL REVENUE CODE OF
                                                  1986, AS AMENDED

STATE OF                )
                        )  ss:
COUNTY OF               )

            [NAME OF OFFICER], being first duly sworn, deposes and says:

            1. That [he] [she] is [Title of Officer] of [Name of Transferee] (the "Transferee"), a [description of type of entity] duly organized and existing under the laws of the [State of __________] [United States], on behalf of which [he/she] makes this affidavit.

            2. That the Transferee's Taxpayer Identification Number is [__________].

            3. That the Transferee of a J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Class [R] [LR] Certificate (the "Class [R] [LR] Certificate") is not a Disqualified Organization (as defined below) or an agent thereof (including nominee, middleman or other similar person) (an "Agent"), or an ERISA Prohibited Holder or a Non-U.S. Person (as defined below). For these purposes, a "Disqualified Organization" means any of (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Servicer based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any of the [Upper-Tier REMIC], [the Lower-Tier REMIC] to fail to qualify as a REMIC, or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. For these purposes, "ERISA Prohibited Holder" means an employee benefit plan subject to Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code subject to any federal, state or local law which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or a person acting on behalf of or investing the assets of such a Plan. For these purposes, "Non-U.S. Person" means any person other than a U.S. Person (within the meaning of Section 7701(a)(30) of the Code), unless, with respect to the Transfer of a Residual Certificate, (i) such person holds such Residual Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Certificate Registrar with an effective Internal Revenue Service Form W-8ECI or
(ii) the Transferee delivers to both the Transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Residual Certificate will not be disregarded for federal income tax purposes; provided, that a partnership shall be considered a Non-U.S. Person (and clause (i) of this sentence shall not apply) if any of its interests are owned, directly or indirectly, through any partnership, trust or other pass-through entity, by any person that is a Non-U.S. Person.

            4. That the Transferee historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Transferee intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

            5. That the Transferee understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

            6. That the Transferee agrees not to transfer the Class [R] [LR] Certificate to any Person or entity unless (a) the Transferee has received from such Person or entity an affidavit substantially in the form of this Transfer Affidavit and (b) the Transferee provides to the Certificate Registrar a letter substantially in the form of Exhibit D-2 to the Pooling and Servicing Agreement certifying that it has no actual knowledge that such Person or entity is a Disqualified Organization, or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person and that it has no reason to know that such Person or entity does not satisfy the requirements set forth in paragraph 4 hereof.

            7. That the Transferee agrees to such amendments of the Pooling and Servicing Agreement, dated November 23, 2004, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Paying Agent (the "Pooling and Servicing Agreement") as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a Disqualified Organization, or an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Person. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            8. That, if a "tax matters person" is required to be designated with respect to [the Upper-Tier REMIC], [the Lower-Tier REMIC], the Transferee agrees to act as "tax matters person" and to perform the functions of "tax matters person" of [the Upper-Tier REMIC] [the Lower-Tier REMIC] pursuant to Section 10.01(c) of the Pooling and Servicing Agreement, and, in such event, agrees to the irrevocable designation of the Trustee as the Transferee's agent in performing the function of "tax matters person."

            9. That the Transferee has reviewed, and agrees to be bound by and to abide by, the provisions of Section 5.02(c) of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

            10. That the Transferee will not cause income from the Class [R][LR] Certificate to be attributable to, a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

            11. Check one of the following:

            [_] That the present value of the anticipated tax liabilities associated with holding the Class [R] [LR] Certificate does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Class [R][LR] Certificate;

            (ii) the present value of the expected future distributions on such Class [R] [LR] Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Class [R] [LR] Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            [_] That the transfer of the Class [R] [LR] Certificate complies with U.S. Treasury Regulations Sections 1.860G-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Sections 1.860E-1(c)(6)(i), as to which income from Class [R] [LR] Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulation Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Class [R] [LR] Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of U.S. Treasury Regulations Sections 1.860G-1(c)(4)(i), (ii) and (iii) and 1.860E-1(c)(5); and

            (iv) the Transferee determined the consideration paid to it to acquire the Class [R] [LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            [_] None of the above.

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, by its [Title of Officer] this _____ day of __________, 20__.

                                       [NAME OF TRANSFEREE]

                                       By:____________________________________
                                                   [Name of Officer]
                                                   [Title of Officer]

                                       By:____________________________________
                                                   [Name of Officer]
                                                   [Title of Officer]

            Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Transferee, and acknowledged to me that he [she] executed the same as his [her] free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this ___ day of __________, 20__.

_______________________________________
NOTARY PUBLIC

COUNTY OF _____________________________

STATE OF ______________________________

My commission expires the ___ day of __________, 20__.

                                   EXHIBIT D-2

                            FORM OF TRANSFEROR LETTER

                                     [Date]

Wells Fargo Bank, National Association
  as Certificate Registrar
9062 Old Annapolis Road

Columbia, Maryland 21045
Attention:  Corporate Trust - CMBS
            J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10

      Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10
            ------------------------------------------------------

Ladies and Gentlemen:

            [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true and has no reason to know that the requirements set forth in paragraphs 3, 4 and 10 thereof are not satisfied or, after conducting a reasonable investigation of the financial condition of the transferee, that the information contained in paragraphs 3, 4 and 10 thereof is not true.

                                       Very truly yours,

                                       [Transferor]

                                       ____________________________

                                    EXHIBIT E

                           FORM OF REQUEST FOR RELEASE

                                                  __________[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services

      Re: J.P. Chase Commercial Mortgage Securities Corp, Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, REQUEST FOR RELEASE
            ------------------------------------------------------------------

Dear _______________________,

            In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under a certain Pooling and Servicing Agreement, dated November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., and you, as Trustee and Paying Agent, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

Mortgagor's Name:

Address:

Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

            ______1. Mortgage Loan paid in full. The [Servicer] [Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be credited to the Certificate Account pursuant to the Pooling and Servicing Agreement.

            ______      2.    The Mortgage Loan is being foreclosed.

            ______      3.    Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                       [SERVICER] [SPECIAL SERVICER]

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                    EXHIBIT F

                       FORM OF ERISA REPRESENTATION LETTER

Wells Fargo Bank, National Association
  as Trustee and Paying Agent
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Asset Backed Securities Trust Services Group - JPMorgan 2004-CIBC10

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10
            -----------------------------------------------------------------

Ladies and Gentlemen:

            The undersigned (the "Purchaser") proposes to purchase $____________ initial Certificate Balance of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Class __ (the "Certificate") issued pursuant to that certain Pooling and Servicing Agreement, dated November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor ("Depositor"), GMAC Commercial Mortgage Corp., as Servicer ("Servicer"), Lennar Partners, Inc., as special servicer ("Special Servicer"), Wells Fargo Bank, National Association, as Trustee ("Trustee") and paying agent ("Paying Agent"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

            1. The Purchaser is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code, subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a "Plan") or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation ss. 2510.3-101), other than an insurance company using the assets of its "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption ("PTCE") 95-60) under circumstances whereby the purchase and holding of Offered Private Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95-60.

            2. The Purchaser understands that if the Purchaser is a Person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Certificate Registrar an opinion of counsel in form and substance satisfactory to the Certificate Registrar and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a "prohibited transaction" within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Paying Agent, the Certificate Registrar, the Servicer, the Special Servicer, the Dealers or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, the Servicer, the Special Servicer, the Paying Agent, the Dealers, the Certificate Registrar or the Trust Fund.

            IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.

                                       Very truly yours,

                                       _________________________________________
                                                   [The Purchaser]

                                       By:______________________________________
                                          Name:
                                          Title:

                                    EXHIBIT G

                     FORM OF STATEMENT TO CERTIFICATEHOLDERS

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                         DISTRIBUTION DATE STATEMENT

                                              Table of Contents

                     -------------------------------------------------------------------------------
                        STATEMENT SECTIONS                                                 PAGE(s)
                        ------------------                                                 -------

                        Certificate Distribution Detail                                       2
                        Certificate Factor Detail                                             3
                        Reconciliation Detail                                                 4
                        Other Required Information                                            5
                        Cash Reconciliation                                                   6
                        Ratings Detail                                                        7
                        Current Mortgage Loan and Property Stratification Tables           8 - 10
                        Mortgage Loan Detail                                                 11
                        Principal Prepayment Detail                                          12
                        Historical Detail                                                    13
                        Delinquency Loan Detail                                              14
                        Specially Serviced Loan Detail                                     15 - 16
                        Modified Loan Detail                                                 17
                        Liquidated Loan Detail                                               18
                     -------------------------------------------------------------------------------

             Depositor                                    Master Servicer                              Special Servicer
--------------------------------------      -------------------------------------------      --------------------------------------
J.P. Morgan Chase Commercial Mortgage       GMAC Commercial Mortgage Corporation             Lennar Partners, Inc.
Securities Corp.                            200 Witmer Road                                  760 N.W. 107th Avenue
270 Park Avenue                             Horsham, PA 19044-8015                           Miami Beach, FL 33172
10th Floor
New York, NY 10017

Contact:  Brian Baker                       Contact:       Darri Cunningham                  Contact:       Steve Bruha
Phone     (212) 834-3813                    Phone Number:  (215) 328-1784                    Phone Number:  (305) 229-6614
--------------------------------------      -------------------------------------------      --------------------------------------

This report has been compiled from information provided to Wells Fargo Bank, N.A. by various third parties, which may include the
Master Servicer, Special Servicer and others. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of information received from these third parties and assumes no duty to do so. Wells Fargo Bank, N.A. expressly disclaims any responsibility for the accuracy or completeness of information furnished by third parties.

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 1 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                       Certificate Distribution Detail

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Realized Loss /                         Current
            Pass-Through Original Beginning  Principal     Interest   Prepayment Additional Trust   Total      Ending Subordination
Class CUSIP     Rate     Balance   Balance  Distribution Distribution  Premium    Fund Expenses  Distribution Balance     Level(1)
-----------------------------------------------------------------------------------------------------------------------------------
 A-1         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-2         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-3         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-4         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-5         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-6         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
A-1-A        0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
 A-J         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  B          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  C          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  D          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  E          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  F          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  G          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  H          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  J          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  K          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  L          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  M          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  N          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  P          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  Q          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  NR         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  S          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  R          0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
  LR         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
-----------------------------------------------------------------------------------------------------------------------------------
Totals                     0.00      0.00       0.00         0.00        0.00          0.00          0.00       0.00      0.00
-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                         Original Beginning                                           Ending
            Pass-Through Notional  Notional   Interest    Prepayment    Total        Notional
Class CUSIP     Rate      Amount    Amount  Distribution   Premium   Distribution     Amount
----------------------------------------------------------------------------------------------
 X-1         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00
 X-2         0.000000%     0.00      0.00       0.00         0.00        0.00          0.00
----------------------------------------------------------------------------------------------

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and deviding the result by (A).




-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 2 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                          Certificate Factor Detail

--------------------------------------------------------------------------------------------------------------
                                                                              Realized Loss /
                  Beginning      Principal        Interest      Prepayment    Additional Trust       Ending
Class    CUSIP     Balance      Distribution    Distribution     Premium       Fund Expenses        Balance
--------------------------------------------------------------------------------------------------------------
 A-1              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-2              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-3              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-4              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-5              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-6              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
A-1-A             0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
 A-J              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  B               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  C               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  D               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  E               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  F               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  G               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  H               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  J               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  K               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  L               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  M               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  N               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  P               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  Q               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  NR              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  S               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  R               0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
  LR              0.00000000     0.00000000      0.00000000     0.00000000       0.00000000        0.00000000
--------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------
                  Beginning                                       Ending
                   Notional       Interest       Prepayment      Notional
Class    CUSIP      Amount      Distribution      Premium         Amount
---------------------------------------------------------------------------
 X-1              0.00000000     0.00000000      0.00000000     0.00000000
 X-2              0.00000000     0.00000000      0.00000000     0.00000000
---------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 3 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                            Reconciliation Detail

       Advance Summary                                                    Master Servicing Fee Summary
P & I Advances Outstanding                 0.00             Current Period Accrued Master Servicing Fees                    0.00

Servicing Advances Outstanding             0.00             Less Master Servicing Fees on Delinquent Payments               0.00

                                                            Less Reductions to Master Servicing Fees                        0.00
Reimbursement for Interest on P & I        0.00
Advances paid from general collections                      Plus Master Servicing Fees for Delinquent Payments Received     0.00

                                                            Plus Adjustments for Prior Master Servicing Calculation         0.00
Reimbursement for Interest on Servicing    0.00
Advances paid from general collections                      Total Master Servicing Fees Collected                           0.00

Certificate Interest Reconciliation
------------------------------------------------------------------------------------------------------------------------------------

           Accrued       Net Aggregate      Distributable       Distributable     Additional                    Remaining Unpaid
         Certificate       Prepayment        Certificate    Certificate Interest  Trust Fund     Interest         Distributable
Class      Interest    Interest Shortfall      Interest          Adjustment        Expenses    Distribution   Certificate Interest
------------------------------------------------------------------------------------------------------------------------------------
 A-1          0.00             0.00             0.00                0.00             0.00          0.00                0.00
 A-2          0.00             0.00             0.00                0.00             0.00          0.00                0.00
 A-3          0.00             0.00             0.00                0.00             0.00          0.00                0.00
 A-4          0.00             0.00             0.00                0.00             0.00          0.00                0.00
 A-5          0.00             0.00             0.00                0.00             0.00          0.00                0.00
 A-6          0.00             0.00             0.00                0.00             0.00          0.00                0.00
A-1-A         0.00             0.00             0.00                0.00             0.00          0.00                0.00
 X-1          0.00             0.00             0.00                0.00             0.00          0.00                0.00
 X-2          0.00             0.00             0.00                0.00             0.00          0.00                0.00
 A-J          0.00             0.00             0.00                0.00             0.00          0.00                0.00
  B           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  C           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  D           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  E           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  F           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  G           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  H           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  J           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  K           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  L           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  M           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  N           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  P           0.00             0.00             0.00                0.00             0.00          0.00                0.00
  Q           0.00             0.00             0.00                0.00             0.00          0.00                0.00
---------------------------------------------------------------------------------------------------------------------------------
Totals        0.00             0.00             0.00                0.00             0.00          0.00                0.00
---------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 4 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                           Other Required Information

--------------------------------------------------------------------------------

Available Distribution Amount                       0.00

Aggregate Number of Outstanding Loans                  0

Aggregate Unpaid Principal Balance of Loans         0.00

Aggregate Stated Principal Balance of Loans         0.00



Aggregate Amount of Master Servicing Fee            0.00

Aggregate Amount of Special Servicing Fee           0.00

Aggregate Amount of Trustee Fee                     0.00

Aggregate Primary Servicing Fee                     0.00

Aggregate Trust Fund Expenses                       0.00



Additional Trust Fund Expenses/(Gains)

        Fees Paid to Special Servicer               0.00

        Interest on Advances                        0.00

        Other Expenses of Trust                     0.00




Appraisal Reduction Amount

-------------------------------------------------
          Appraisal    Cumulative    Most Recent
  Loan    Reduction       ASER        App. Red.
 Number     Amount       Amount         Date
-------------------------------------------------















-------------------------------------------------
Total
-------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 5 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------
                                          Cash Reconciliation Detail

---------------------------------------------------------------------------------------------------------------------------------

Total Funds Collected
     Interest:
          Interest paid or advanced                                                    0.00
          Interest reductions due to Non-Recoverability Determinations                 0.00
          Interest Adjustments                                                         0.00
          Deferred Interest                                                            0.00
          Net Prepayment Interest Shortfall                                            0.00
          Net Prepayment Interest Excess                                               0.00
          Extension Interest                                                           0.00
          Interest Reserve Withdrawal                                                  0.00
                                                                                             --------------
               Total Interest Collected                                                                0.00

     Principal:
          Scheduled Principal                                                          0.00
          Unscheduled Principal                                                        0.00
               Principal Prepayments                                                   0.00
               Collection of Principal after Maturity Date                             0.00
               Recoveries from Liquidation and Insurance Proceeds                      0.00
               Excess of Prior Principal Amounts paid                                  0.00
               Curtailments                                                            0.00
          Negative Amortization                                                        0.00
          Principal Adjustments                                                        0.00
                                                                                             --------------
               Total Principal Collected                                                               0.00

     Other:
          Prepayment Penalties/Yield Maintenance                                       0.00
          Repayment Fees                                                               0.00
          Borrower Option Extension Fees                                               0.00
          Equity Payments Received                                                     0.00
          Net Swap Counterparty Payments Received                                      0.00
                                                                                             --------------
               Total Other Collected                                                                   0.00
                                                                                             --------------
Total Funds Collected                                                                                  0.00
                                                                                             ==============




Total Funds Distributed
     Fees:
          Master Servicing Fee                                                         0.00
          Trustee Fee                                                                  0.00
          Certificate Administration Fee                                               0.00
          Insurer Fee                                                                  0.00
          Miscellaneous Fee                                                            0.00
                                                                                             --------------
               Total Fees                                                                              0.00

     Additional Trust Fund Expenses:
          Reimbursement for Interest on Advances                                       0.00
          ASER Amount                                                                  0.00
          Special Servicing Fee                                                        0.00
          Rating Agency Expenses                                                       0.00
          Attorney Fees & Expenses                                                     0.00
          Bankruptcy Expense                                                           0.00
          Taxes Imposed on Trust Fund                                                  0.00
          Non-Recoverable Advances                                                     0.00
          Other Expenses                                                               0.00
                                                                                             --------------
               Total Additional Trust Fund Expenses                                                    0.00

     Interest Reserve Deposit                                                                          0.00

     Payments to Certificateholders & Others:
          Interest Distribution                                                        0.00
          Principal Distribution                                                       0.00
          Yield Maintenance/Prepayment Penalties                                       0.00
          Borrower Option Extension Fees                                               0.00
          Equity Payments Paid                                                         0.00
          Net Swap Counterparty Payments Paid                                          0.00
                                                                                             --------------
               Total Payments to Certificateholders & Others                                           0.00
                                                                                             --------------
Total Funds Distributed                                                                                0.00
                                                                                             ==============


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 6 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                                Ratings Detail
      ---------------------------------------------------------------------------------------------------------------
                                                   Original Ratings                       Current Ratings  (1)
                                       ------------------------------------------------------------------------------
      Class               CUSIP            Fitch       Moody's       S & P         Fitch       Moody's       S & P
      ---------------------------------------------------------------------------------------------------------------
       A-1
       A-2
       A-3
       A-4
       A-5
       A-6
      A-1-A
       X-1
       X-2
       A-J
        B
        C
        D
        E
        F
        G
        H
        J
        K
        L
        M
        N
        P
        Q
      ---------------------------------------------------------------------------------------------------------------

      NR  - Designates that the class was not rated by the above agency at the time of original issuance.
       X  - Designates that the above rating agency did not rate any classes in this transaction at the time of original issuance.
      N/A - Data not available this period.

   1) For any class not rated at the time of original issuance by any particular rating agency, no request has been made subsequent to issuance to obtain rating information, if any, from such rating agency. The current ratings were obtained directly from the applicable rating agency within 30 days of the payment date listed above. The ratings may have changed since they were obtained.
   Because the ratings may have changed, you may want to obtain current ratings directly from the rating agencies.

Fitch, Inc.                                   Moody's Investors Service                        Standard & Poor's Rating Services
One State Street Plaza                        99 Church Street                                 55 Water Street
New York, New York 10004                      New York, New York 10007                         New York, New York 10041
(212) 908-0500                                (212) 553-0300                                   (212) 438-2430



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 7 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                          Current Mortgage Loan and Property Stratification Tables

                      Scheduled Balance                                                       State (3)
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
   Scheduled    # of  Scheduled   Agg.  WAM         Weighted                      # of   Scheduled   Agg.  WAM        Weighted
    Balance    Loans   Balance    Bal.  (2)  WAC  Avg DSCR (1)          State     Props   Balance    Bal.  (2)  WAC  Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------






















----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 8 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables

               Debt Service Coverage Ratio                                                Property Type (3)
----------------------------------------------------------------   ----------------------------------------------------------------
 Debt Service                    % of                                                               % of
   Coverage     # of  Scheduled   Agg.  WAM  WAC    Weighted          Property    # of   Scheduled   Agg.  WAM  WAC   Weighted
     Ratio     Loans   Balance    Bal.  (2)       Avg DSCR (1)          Type      Props   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

                         Note Rate                                                           Seasoning
----------------------------------------------------------------   ----------------------------------------------------------------
                                 % of                                                               % of
     Note       # of  Scheduled   Agg.  WAM  WAC    Weighted                     # of   Scheduled   Agg.  WAM  WAC   Weighted
     Rate      Loans   Balance    Bal.  (2)       Avg DSCR (1)       Seasoning   Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

See footnotes on last page of this section.



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 9 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                           Current Mortgage Loan and Property Stratification Tables

       Anticipated Remaining Term (ARD and Balloon Loans)                   Remaining Stated Term (Fully Amortizing Loans)
----------------------------------------------------------------   ----------------------------------------------------------------
 Anticipated                     % of                                 Remaining                     % of
  Remaining     # of  Scheduled   Agg.  WAM  WAC    Weighted           Stated     # of   Scheduled   Agg.  WAM  WAC   Weighted
   Term (2)    Loans   Balance    Bal.  (2)       Avg DSCR (1)          Term      Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

      Remaining Amortization Term (ARD and Balloon Loans)                              Age of Most Recent NOI
----------------------------------------------------------------   ----------------------------------------------------------------
   Remaining                     % of                                                               % of
 Amortization  # of  Scheduled   Agg.  WAM  WAC    Weighted          Age of Most  # of   Scheduled   Agg.  WAM  WAC   Weighted
     Term      Loans   Balance    Bal.  (2)       Avg DSCR (1)        Recent NOI  Loans   Balance    Bal.  (2)       Avg DSCR (1)
----------------------------------------------------------------   ----------------------------------------------------------------








----------------------------------------------------------------   ----------------------------------------------------------------
    Totals                                                             Totals
----------------------------------------------------------------   ----------------------------------------------------------------

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the
Servicer, information from the offering document is used. The Paying Agent makes no representations as to the accuracy of the data provided by for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the
Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the
Cut-off Date balance of each property as disclosed in the offering document.


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 10 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                             Mortgage Loan Detail
---------------------------------------------------------------------------------------------------------------------------
                                                                Anticipated              Neg.   Beginning   Ending    Paid
Loan          Property               Interest Principal  Gross  Repayment    Maturity   Amort   Scheduled  Scheduled  Thru
Number  ODCR  Type (1)  City  State  Payment  Payment   Coupon      Date        Date    (Y/N)   Balance    Balance    Date
---------------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------------------------------------------------------
Totals
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
         Appraisal  Appraisal   Res.    Mod.
Loan     Reduction  Reduction  Strat.  Code
Number     Date      Amount     (2)     (3)
---------------------------------------------







---------------------------------------------
Totals
---------------------------------------------


--------------------------------------------------------------------------------

                             (1) Property Type Code
                             ----------------------

                  MF -  Multi-Family            OF - Office
                  RT -  Retail                  MU - Mixed Use
                  HC -  Health Care             LO - Lodging
                  IN -  Industrial              SS - Self Storage
                  WH -  Warehouse               OT - Other
                  MH -  Mobile Home Park

                          (2) Resolution Strategy Code
                          ----------------------------

1 - Modification        6 - DPO                       10 - Deed in Lieu Of
2 - Foreclosure         7 - REO                            Foreclosure
3 - Bankruptcy          8 - Resolved                  11 - Full Payoff
4 - Extension           9 - Pending Return            12 - Reps and Warranties
5 - Note Sale               to Master Servicer        13 - Other or TBD




                             (3) Modification Code
                             ---------------------

                        1 - Maturity Date Extension
                        2 - Amortization Change
                        3 - Principal Write-Off
                        4 - Combination
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 11 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                          Principal Prepayment Detail
------------------------------------------------------------------------------------------------------------------------------------
                                                Principal Prepayment Amount                  Prepayment Premium
                  Offering Document       ------------------------------------------------------------------------------------------
Loan Number       Cross-Reference         Payoff Amount     Curtailment Amount    Percentage Premium    Yield Maintenance Charge
------------------------------------------------------------------------------------------------------------------------------------
























------------------------------------------------------------------------------------------------------------------------------------
Totals
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 12 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                               Historical Detail
------------------------------------------------------------------------------------------------------------------------------------

                                           Delinquencies
-------------------------------------------------------------------------------------------------
Distribution  30-59 Days   60-89 Days   90 Days or More   Foreclosure       REO     Modifications
Date          #  Balance   #  Balance   #       Balance   #   Balance   # Balance   #     Balance
-------------------------------------------------------------------------------------------------












-------------------------------------------------------------------------------------------------


               Prepayments                          Rate and Maturities
--------------------------------------------------------------------------------------
Distribution  Curtailments        Payoff        Next Weighted Avg.
Date          #    Balance      #  Balance      Coupon      Remit     WAM
--------------------------------------------------------------------------------------













--------------------------------------------------------------------------------------

Note: Foreclosure and REO Totals are excluded from the delinquencies aging categories.


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 13 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                            Delinquency Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
                 Offering      # of                   Current   Outstanding   Status of   Resolution
                 Document      Months   Paid Through   P & I       P & I       Mortgage    Strategy     Servicing      Foreclosure
Loan Number   Cross-Reference  Delinq.      Date      Advances   Advances      Loan (1)     Code (2)   Transfer Date      Date
-----------------------------------------------------------------------------------------------------------------------------------







-----------------------------------------------------------------------------------------------------------------------------------
Totals
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------
               Actual      Outstanding
                Loan        Servicing       Bankruptcy     REO
Loan Number    Balance      Advances          Date        Date
--------------------------------------------------------------







--------------------------------------------------------------
Totals
--------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                      (1) Status of Mortgage Loan
                                      ---------------------------
A - Payment Not Received        0 - Current                          4 - Assumed Scheduled Payment
    But Still in Grace Period   1 - One Month Delinquent                 (Performing Matured Loan)
B - Late Payment But Less       2 - Two Months Delinquent            7 - Foreclosure
    Than 1 Month Delinquent     3 - Three or More Months Delinquent  9 - REO

                                     (2) Resolution Strategy Code
                                     ----------------------------
1 - Modification                6 - DPO                              10 - Deed In Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD
-------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 14 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                     Specially Serviced Loan Detail - Part 1
---------------------------------------------------------------------------------------------------------------------
                            Offering      Servicing    Resolution
Distribution    Loan        Document      Transfer      Strategy    Scheduled   Property          Interest    Actual
    Date        Number   Cross-Reference    Date         Code (1)    Balance    Type (2)   State    Rate     Balance
---------------------------------------------------------------------------------------------------------------------







---------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------
                   Net                                          Remaining
Distribution    Operating    NOI            Note    Maturity   Amortization
    Date          Income     Date    DSCR   Date      Date         Term
----------------------------------------------------------------------------







----------------------------------------------------------------------------

                                 (1) Resolution Strategy Code
                                 ----------------------------
1 - Modification                6 - DPO                              10 - Deed in Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD


             (2) Property Type Code
             ----------------------
MF - Multi-Family               OF - Office
RT - Retail                     MU - Mixed Use
HC - Health Care                LO - Lodging
IN - Industrial                 SS - Self Storage
WH - Warehouse                  OT - Other
MH - Mobile Home Park


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 15 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                      Specially Serviced Loan Detail - Part 2
------------------------------------------------------------------------------------------------------------------------------------

                           Offering       Resolution      Site
Distribution   Loan        Document        Strategy    Inspection                 Appraisal   Appraisal      Other REO
    Date       Number   Cross-Reference    Code (1)       Date     Phase 1 Date     Date        Value     Property Revenue   Comment
------------------------------------------------------------------------------------------------------------------------------------

















------------------------------------------------------------------------------------------------------------------------------------


                                     (1) Resolution Strategy Code
                                     ----------------------------

1 - Modification                6 - DPO                              10 - Deed in Lieu Of
2 - Foreclosure                 7 - REO                                   Foreclosure
3 - Bankruptcy                  8 - Resolved                         11 - Full Payoff
4 - Extension                   9 - Pending Return                   12 - Reps and Warranties
5 - Note Sale                       to Master Servicer               13 - Other or TBD


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 16 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                             Modified Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
              Offering
Loan          Document          Pre-Modification
Number      Cross-Reference         Balance                 Modification Date                       Modification Description
-----------------------------------------------------------------------------------------------------------------------------------






















-----------------------------------------------------------------------------------------------------------------------------------
Totals
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 17 of 18

       ---------                                                                     ----------------------------------------------
       |[WELLS |                                                                     | For Additional Information, please contact |
       | FARGO |            J.P. Morgan Chase Commercial Mortgage Securities Corp.   |          CTSLink Customer Service          |
       | LOGO] |                Commercial Mortgage Pass-Through Certificates        |               (301) 815-6600               |
       ---------                             Series 2004-CIBC10                      |  Reports Available on the World Wide Web   |
                                                                                     |           @ www.ctslink.com/cmbs           |
Wells Fargo Bank, N.A.                                                               ----------------------------------------------
Corporate Trust Services
9062 Old Annapolis Road                                                                        Payment Date:     12/13/04
Columbia, MD 21045-1951                                                                        Record Date:      11/30/04
-----------------------------------------------------------------------------------------------------------------------------------

                                             Liquidated Loan Detail
-----------------------------------------------------------------------------------------------------------------------------------
                   Final Recovery        Offering                                                    Gross Proceeds      Aggregate
Loan                Determination        Document      Appraisal    Appraisal   Actual     Gross       as a % of        Liquidation
Number                  Date         Cross-Reference      Date        Value     Balance   Proceeds   Actual Balance      Expenses *
-----------------------------------------------------------------------------------------------------------------------------------











-----------------------------------------------------------------------------------------------------------------------------------
Current Total
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Total
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                       Net           Net Proceeds                    Repurchased
Loan               Liquidation        as a % of         Realized      by Seller
Number               Proceeds       Actual Balance        Loss          (Y/N)
--------------------------------------------------------------------------------












--------------------------------------------------------------------------------
Current Total
--------------------------------------------------------------------------------
Cumulative Total
--------------------------------------------------------------------------------

* Aggregate liquidation expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).


-----------------------------------------------------------------------------------------------------------------------------------
Copyright, Wells Fargo Bank, N.A.                                                                                    Page 18 of 18

                                    EXHIBIT H

                           FORM OF OMNIBUS ASSIGNMENT
                           --------------------------

            [NAME OF CURRENT ASSIGNOR] having an address at [ADDRESS OF CURRENT ASSIGNOR] (the "Assignor") for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto "Wells Fargo Bank, National Association, as Trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10" (the "Assignee"), having an office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 Attn: J.P. Morgan Commercial Mortgage Securities Corp., Series 2004-CIBC10, its successors and assigns, all right, title and interest of the Assignor in and to:

            That certain mortgage and security agreement, deed of trust and security agreement, deed to secure debt and security agreement, or similar security instrument (the "Security Instrument"), and that certain Promissory Note (the "Note"), for each of the Mortgage Loans shown on the Mortgage Loan Schedule attached hereto as Exhibit B, and that certain assignment of leases and rents given in connection therewith and all of the Assignor's right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Note.

            IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the [__] day of [_____________], 2004.

                                       [NAME OF CURRENT ASSIGNOR]

                                       By:______________________________________
                                          Name:
                                          Title:

                                   EXHIBIT I-1

                    FORM OF REGULATION S TRANSFER CERTIFICATE
                            DURING RESTRICTED PERIOD

Wells Fargo Bank, National Association
  as Trustee and Paying Agent
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  J.P. Morgan Chase Commercial Mortgage Securities Corp.,
            Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 Class ___
            -----------------------------------------------------------------

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02(b) of the Pooling and Servicing Agreement, dated November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer Lennar Partners, Inc., as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $__________________ [Certificate
Balance] [Notional Amount]of Certificates, in fully registered form (each, an "Definitive Certificate"), or a beneficial interest of such aggregate [Certificate Balance] [Notional Amount] in the Regulation S Book-Entry Certificate (the "Book-Entry Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            (2) [at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

            (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a person acting for the account or benefit of a U.S. Person, and upon completion of the transaction, the Transferred Interest will be held with the Depository through [Euroclear] [Clearstream];**

            (4) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Servicer and the Special Servicer.

                                       [Name of Transferor]

                                       By:____________________________________
                                          Name:
                                          Title:

                                       Dated:

___________________
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

** Select appropriate depository.

                                   EXHIBIT I-2

                    FORM OF REGULATION S TRANSFER CERTIFICATE
                             AFTER RESTRICTED PERIOD

Wells Fargo Bank, National Association
  as Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  J.P. Morgan Commercial Mortgage Securities Corp., Series
2004-CIBC10,

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 Class __
            -----------------------------------------------------------------

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02(b) the Pooling and Servicing Agreement, dated November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Class __ (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to _________________ (the "Transferee") of $__________________ [Certificate
Balance][Notional Amount] of Certificates, in fully registered form (each, an "Definitive Certificate"), or a beneficial interest of such aggregate [Certificate Balance][Notional Amount] in the Regulation S Book-Entry Certificate (the "Book-Entry Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            (2) [at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Servicer and the Special Servicer.

                                       [Name of Transferor]

                                       By:____________________________________
                                          Name:
                                          Title:

                                          Dated:
___________________
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

                                    EXHIBIT J

                         FORM OF PURCHASE OPTION NOTICE

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  J.P. Morgan Chase Commercial Mortgage Corporation
            Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10

GMAC Commercial Mortgage Corporation
118 Welsh Road
Horsham, PA 19044

JPMorgan Chase Bank
4 New York Plaza
New York, New York 10004

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York  10017

      Re: J.P. Morgan Chase Commercial Mortgage Corporation Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10
            ------------------------------------------------------

Ladies and Gentlemen:

            The undersigned hereby acknowledges that it is the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ____ from the Trust Fund, pursuant to Section 3.18 of the pooling and servicing agreement, dated November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor ("Depositor"), GMAC Commercial Mortgage Corp., as Servicer ("Servicer"), Lennar Partners, Inc., as special servicer ("Special Servicer"), and Wells Fargo Bank, National Association, as Trustee ("Trustee") and Paying Agent "Paying Agent"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

            The undersigned, holder of the Purchase Option (the "Option Holder"), [is the Controlling Class Certificateholder] [acquired its Purchase Option from the Controlling Class Certificateholder on ___________] [is the Special Servicer] [acquired its Purchase Option from the Special Servicer].

            The undersigned Option Holder is exercising its Purchase Option at the cash price of $______________, which amount equals or exceeds the Option Price, as defined in Section 3.18(a)(ii) of the Pooling and Servicing Agreement. Within ten (10) Business Days of its receipt of the Servicer's notice confirming that the exercise of its Purchase Option is effective, [the undersigned Option Holder] [______________, an Affiliate of the undersigned Option Holder] will deliver the Option Price to or at the direction of the Servicer in exchange for the release of the Mortgage Loan, the related Mortgaged Property and delivery of the related Mortgage File.

            The undersigned Option Holder agrees that it shall prepare and provide the Servicer with such instruments of transfer or assignment, in each case without recourse, as shall be reasonably necessary to vest in it or its designee the ownership of Mortgage Loan [__], together with such other documents or instruments as the Servicer shall reasonably require to consummate the purchase contemplated hereby.

            The undersigned Option Holder acknowledges and agrees that its exercise of its Purchase Option Notice may not be revoked and, further, that upon receipt of the Servicer' notice confirming that the exercise of its Purchase Option is effective, the undersigned Option Holder, or its designee, shall be obligated to close its purchase of Mortgage Loan ___ in accordance with the terms and conditions of this letter and of the Pooling and Servicing Agreement.

                                    Very truly yours,

                                    [Option Holder]

                                    By:

                                    Name:
                                    Title:

            [By signing this letter in the space provided below, the [Controlling Class Certificateholder] [Special Servicer] hereby acknowledges and affirms that it transferred its Purchase Option to the Option Holder identified above on [_________].

[_______________________]

By:______________________
Name:
Title:]

                                    EXHIBIT K

                        FORM OF TRANSFER CERTIFICATE FOR
                RULE 144A BOOK-ENTRY CERTIFICATE TO REGULATION S
               BOOK-ENTRY CERTIFICATE DURING THE RESTRICTED PERIOD

      (Pursuant to Section 5.02(b) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  J.P. Morgan Chase Commercial Mortgage Securities Corp.,
            Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 Class __

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates,
Series 2004-CIBC10. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[_______] aggregate [Certificate Balance][Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Book-Entry Certificate (CUSIP No. _________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Book-Entry Certificate (CUSIP No. __________) to be held with [Euroclear] [CEDEL]* (Common Code No.____________) through the Depositary.

            In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:

__________________
* Select appropriate depository.

            (1) the offer of the Certificates was not made to a person in the United States,

            (2) [at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States],*

            (3) the transferee is not a U.S. Person within the meaning of Rule 902(o) of Regulation S nor a Person acting for the account or benefit of a U.S. Person,

            (4) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable,

            (5) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act, and

            (6) upon completion of the transaction, the beneficial interest being transferred as described above will be held with the Depository through [Euroclear] [Clearstream].**

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Servicer and the Special Servicer.

                                       [Insert Name of Transferor]

                                       By:____________________________________
                                          Name:
                                          Title:

                                       Dated:
__________________
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

** Select appropriate depository.

                                    EXHIBIT L

                             CLASS X REFERENCE RATES


 Distribution    Reference
     Date           Rate
 ------------    ---------
December 2004     5.54977%
January 2005      5.54920%
February 2005     5.54915%
March 2005        5.54953%
April 2005        5.73385%
May 2005          5.54896%
June 2005         5.73373%
July 2005         5.54884%
August 2005       5.73361%
September 2005    5.73355%
October 2005      5.54868%
November 2005     5.73343%
December 2005     5.54856%
January 2006      5.54853%
February 2006     5.54850%
March 2006        5.54908%
April 2006        5.73323%
May 2006          5.54840%
June 2006         5.73316%
July 2006         5.54834%
August 2006       5.73310%
September 2006    5.73307%
October 2006      5.54824%
November 2006     5.73297%
December 2006     5.54815%
January 2007      5.54815%
February 2007     5.54813%
March 2007        5.54914%
April 2007        5.73283%
May 2007          5.54802%
June 2007         5.73276%
July 2007         5.54796%
August 2007       5.73269%
September 2007    5.73266%
October 2007      5.54787%
November 2007     5.73259%
December 2007     5.54781%
January 2008      5.73252%
February 2008     5.54774%
March 2008        5.54817%
April 2008        5.73241%
May 2008          5.54763%
June 2008         5.73234%
July 2008         5.54756%
August 2008       5.73226%
September 2008    5.73223%
October 2008      5.54746%
November 2008     5.73215%
December 2008     5.54746%
January 2009      5.54740%
February 2009     5.54735%
March 2009        5.54805%
April 2009        5.73194%
May 2009          5.54717%
June 2009         5.73051%
July 2009         5.54581%
August 2009       5.73281%
September 2009    5.73275%
October 2009      5.54062%
November 2009     5.73078%
December 2009     5.54999%
January 2010      5.56201%
February 2010     5.56199%
March 2010        5.56329%
April 2010        5.74753%
May 2010          5.56112%
June 2010         5.74745%
July 2010         5.56104%
August 2010       5.74737%
September 2010    5.74733%
October 2010      5.56093%
November 2010     5.74725%
December 2010     5.56086%
January 2011      5.56081%
February 2011     5.56077%
March 2011        5.56211%
April 2011        5.74741%
May 2011          5.56100%
June 2011         5.74732%
July 2011         5.56290%
August 2011       5.74928%
September 2011    5.73081%
October 2011      5.54878%
November 2011     5.72923%

                                    EXHIBIT M

           Controlling Class Certificateholder's Reports Checklist

         Information                          Format           Frequency
--------------------------                --------------  ----------------------
Property Operating            Actual       PDF/TIF        As received/Quarterly
  Statement (Servicer)*
Property Rent Roll            Actual       PDF/TIF        As received/Quarterly
  (Servicer)*
Other Financials as
  required by loan            Actual       PDF/TIF        As received
  documents (Servicer)
Property Inspection           Actual       PDF/TIF        As received/Quarterly
  (Servicer)*
Payments Received After
  Determination Date          Monthly      Excel          P&I Advance Date
  Report (Servicer)((1))
Mortgage Loans
  Delinquent Report           Monthly      Excel          30th of each month
  (Servicer)((2))
Interest on Advance
  Reconciliation              Monthly      Excel          Distribution Date
  (Servicer)
CMSA Setup File               CMSA IRP     Access/Excel   Monthly/Distribution
  (Issuer/Servicer)                                         Date
CMSA Property File            CMSA IRP     Access/Excel   Monthly/Distribution
  (Servicer)                                                Date
CMSA Loan Periodic            CMSA IRP     Access/Excel   Monthly/Distribution
  Update File (Servicer)                                    Date
CMSA Financial File           CMSA IRP     Access/Excel   Monthly/Distribution
  (Servicer)                                                Date
Distribution Statement        Monthly      Excel/PDF      Monthly/Distribution
  (Paying Agent)                                            Date
CMSA Bond File (Paying        CMSA IRP     Access/Excel   Monthly/Distribution
  Agent)                                                    Date
CMSA Collateral File          CMSA IRP     Access/Excel   Monthly/Distribution
  (Trustee)                                                 Date
CMSA Supplemental             CMSA IRP     Access/Excel   Monthly/Distribution
  Reports (Servicer)                                        Date
Operating Statement
  Analysis Report             CMSA IRP     Access/Excel   Monthly/Distribution
  (Servicer)*                                               Date
NOI Adjustment Worksheet      CMSA IRP     Access/Excel   Monthly/Distribution
  (Servicer)*                                               Date
Documentation Exceptions      Quarterly    Access/Excel   Monthly/Distribution
  Report (Trustee)                                          Date

* Submit electronically with ARCap Naming Convention.

Footnotes:

(1) On the P&I Advance Date following the Determination Date for the related Bond Certificateholder Distribution, a list of all mortgage loans which are delinquent as to the applicable Distribution Period on the P&I Advance Date. This list should represent all delinquent loans that required a P&I Advance be made.

(2) On the last day of the month (30th), for all delinquencies reported in #1 above, a list of a) all mortgage loans which remain delinquent for such Distribution period (along with the number of days delinquent) accompanied with any reason, in Servicer's opinion, for the mortgage loans continued delinquency, along with an explanation of Servicer's attempts to cure.

(3) [_____], Inc. requests that the above information be organized in ascending Prospectus Loan I.D. order and forwarded on each of the above listed dates via E-Mail to the following address. CMSA reports and data files shall be available via the Servicer's or Paying Agent's Website.

            [_____]                                  [_____]

                                    EXHIBIT N

                        FORM OF TRANSFER CERTIFICATE FOR
                RULE 144A BOOK-ENTRY CERTIFICATE TO REGULATION S
                 BOOK-ENTRY CERTIFICATE AFTER RESTRICTED PERIOD

      (Pursuant to Section 5.02(b) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  J.P. Morgan Chase Commercial Mortgage Securities Corp.,
            Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Class
            ------------------------------------------------------------------

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates,
Series 2004-CIBC10. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[________] aggregate [Certificate Balance] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Rule 144A Book-Entry Certificate (CUSIP No. ________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Book-Entry Certificate (Common Code No. _____).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States;

            (2) [at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States] [the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States];*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act,

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Servicer and the Special Servicer.

                                       [Insert Name of Transferor]

                                       By:____________________________________
                                          Name:
                                          Title:

                                    Dated:
____________________
* Insert one of these two provisions, which come from the definition of "off-shore transaction" in Regulation S.

                                    EXHIBIT O

                         FORM OF TRANSFER CERTIFICATE OF
                    FROM REGULATION S BOOK-ENTRY CERTIFICATE
                   TO RULE 144A GLOBAL BOOK-ENTRY CERTIFICATE
                            DURING RESTRICTED PERIOD

      (Pursuant to Section 5.02(b) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
  as Trustee and Paying Agent
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  J.P. Morgan Chase Commercial Mortgage Securities Corp.,
            Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Class__
            ------------------------------------------------------------------

Ladies and Gentlemen:

            Reference is hereby made to the Pooling and Servicing Agreement, dated November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee and as Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $[________] aggregate [Certificate Balance] [Notional Amount] of Certificates (the "Certificates") which are held in the form of the Regulation S Book-Entry Certificate (CUSIP No. _______) with [Euroclear] [Clearstream]* (Common Code No.__________) through the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Book-Entry Certificate (CUSIP No.____________).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is a "qualified institutional buyer" within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any jurisdiction.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Servicer, the Special Servicer and Initial Purchasers of the offering of the Certificates.

                                       [Insert Name of Transferor]

                                       By:____________________________________
                                          Name:
                                          Title:

                                       Dated:

_____________
*Select appropriate depository.

                                    EXHIBIT P

                  FORM OF TRANSFER CERTIFICATE FOR REGULATION S
                 BOOK-ENTRY CERTIFICATE DURING RESTRICTED PERIOD

Wells Fargo Bank, National Association
  as Certificate Registrar
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  J.P. Morgan Chase Commercial Mortgage Securities Corp.,
            Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attention: Real Estate Structured Finance - Securitization Group

      Re: Transfer of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10, Class__

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02(b) of the Pooling and Servicing Agreement, dated November 23, 2004 (the "Pooling and Servicing Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Paying Agent, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 in connection with the transfer by _______________ of a beneficial interest of $___________ [Certificate Balance] [Notional Amount] in a Book-Entry Certificate during the Restricted Period to the undersigned (the "Transferee"). The Transferee desires to beneficially own such transferred interest in the form of the Regulation S Book-Entry Certificate. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            In connection with such transfer, the Transferee does hereby certify that it is not a "U.S. Person" (within the meaning of Rule 902 Regulation S under the Securities Act of 1933, as amended). This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Paying Agent, the Servicer and the Special Servicer.

                                                   [Insert Name of Transferor]

                                     By:
                                        Name:
                                        Title:
                                        Dated:

                                    EXHIBIT Q

                            FORM CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K

                                  CERTIFICATION
                                  -------------

        J.P.Morgan Chase Commercial Mortgage Securities Corp. Commercial
                       Mortgage Pass-Through Certificates
                        Series 2004-CIBC10 (the "Trust")

            I, Steven Z. Schwartz, the President and Chief Executive Officer of J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor into the above-referenced Trust, certify that:

1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of the Trust;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the paying agent by the servicer and the special servicer under the pooling and servicing agreement for inclusion in these reports is included in these reports;

4. Based on my knowledge and upon the annual compliance statement included in this annual report and required to be delivered to the paying agent in accordance with the terms of the pooling and servicing agreement, and except as disclosed in this annual report, the servicer and the special servicer have fulfilled their obligations under the pooling and servicing agreement; and

5. This annual report discloses all significant deficiencies relating to the servicer's or special servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing agreement, that is included in this annual report.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [_____].

Date: _________________________

_________________________________________
 President and Chief Executive Officer
 J.P. Morgan Chase Commercial Mortgage
           Securities Corp.

                                   EXHIBIT R-1

                           FORM OF CERTIFICATION TO BE
                      PROVIDED TO DEPOSITOR BY PAYING AGENT

                                  CERTIFICATION
                                  -------------

        J.P.Morgan Chase Commercial Mortgage Securities Corp. Commercial
                       Mortgage Pass-Through Certificates
                        Series 2004-CIBC10 (the "Trust")

            I, [identify the certifying individual], a [title] of [_____], certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1. I have reviewed the annual report on Form 10-K for the fiscal year [2004], and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by that annual report, of the Trust;

2. Based on my knowledge, the distribution information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by that annual report; and

3. Based on my knowledge, the distribution or servicing information provided to the paying agent by the servicer under the pooling and servicing agreement, for inclusion in these reports is included in these reports.

Date: _________________________

______________________________________
                [Title]
                [_____]

                                   EXHIBIT R-2

                           FORM OF CERTIFICATION TO BE
                        PROVIDED TO DEPOSITOR BY Servicer

                                  CERTIFICATION
                                  -------------

        J.P.Morgan Chase Commercial Mortgage Securities Corp. Commercial
                       Mortgage Pass-Through Certificates
                     Series 2004-CIBC10 (the "Certificates")

            I, [identify the certifying individual], a [title] of GMAC Commercial Mortgage Corporation, certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the pooling and servicing agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the pooling and servicing agreement), that:

1. I have reviewed the servicing reports relating to the trust fund delivered by the Servicer to the Paying Agent covering the fiscal year 2004;

2. Based on my knowledge, the servicing information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by these servicing reports;

3. Based on my knowledge, the servicing information required to be provided to the Paying Agent by the Servicer under the pooling and servicing agreement for inclusion in the reports to be filed by the Trustee is included in the servicing reports delivered by the Servicer to the Trustee;

4. I am responsible for reviewing the activities performed by the Servicer under the pooling and servicing agreement and based upon my knowledge and the annual compliance review required under section 3.13 of the pooling and servicing agreement with respect to the Servicer, and except as disclosed in the compliance certificate delivered by the Servicer under section 3.13 of the pooling and servicing agreement, the Servicer has fulfilled, in all material respects, its obligations under the pooling and servicing agreement; and

5. The accountant's statement delivered pursuant to section 3.14 of the pooling and servicing agreement discloses all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing agreement.

Date: _________________________

_______________________________________
                [Title]
                 [___]

                                   EXHIBIT R-3

                           FORM OF CERTIFICATION TO BE
                    PROVIDED TO DEPOSITOR BY SPECIAL SERVICER

                                  CERTIFICATION
                                  -------------

        J.P.Morgan Chase Commercial Mortgage Securities Corp. Commercial
                       Mortgage Pass-Through Certificates
                     Series 2004-CIBC10 (the "Certificates")

            I, [identify the certifying individual], a [title] of [_____], certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the pooling and servicing agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in the pooling and servicing agreement), that:

1. I have reviewed the servicing reports or information relating to the trust fund delivered by the Special Servicer to the Servicer covering the fiscal year 2004;

2. Based on my knowledge, the servicing information in these reports delivered by the Special Servicer, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by these servicing reports;

3. Based on my knowledge, the servicing information required to be provided to the Servicer by the Special Servicer under the pooling and servicing agreement for inclusion in the reports to be filed by the Paying Agent is included in the servicing reports delivered by the Special Servicer to the Servicer;

4. I am responsible for reviewing the activities performed by the Special Servicer under the pooling and servicing agreement and based upon my knowledge and the annual compliance review required under section 3.13 of the pooling and servicing agreement with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under section 3.13 of the pooling and servicing agreement, the Special Servicer has fulfilled its obligations under the pooling and servicing agreement in all material respects in the year to which such review applies; and

5. The accountant's statement delivered pursuant to section 3.14 of the pooling and servicing agreement discloses all significant deficiencies relating to the Special Servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing agreement.

Date: _________________________

_______________________________________
                [Title]
                [_____]

                                  EXHIBIT S

                            INITIAL COMPANION HOLDERS

            The Teachers Insurance and Annuity Association of America shall be the initial Companion Holder for the Highland Hotel Portfolio Companion Loan. Delaware Securities Holdings, Inc. shall be the initial Companion Holder for the Poipu Shopping Village Companion Loan. CBA Mezzanine Capital Finance, LLC shall be the initial Companion Holder for the URS Office Tower Companion Loan, South Shore Lakes Companion Loan, Shafer Crossing Phase II Companion Loan, Frisco Gate Shopping Center Companion Loan, Northwood and Gypsy Lane Manor Apartments Companion Loan, University Commons Companion Loan, Durango Crossing II Companion Loan and Maple Crossing Companion Loan.

                                    EXHIBIT T

                                     FORM OF
                            NOTICE AND CERTIFICATION
                      REGARDING DEFEASANCE OF MORTGAGE LOAN

            To:   Standard & Poor's Ratings Services
                  55 Water Street
                  New York, New York 10041
            Attn: Commercial Mortgage Surveillance

            From: GMAC Commercial Mortgage Corporation, in its capacity as Servicer (the "Servicer") under the Pooling and Servicing Agreement dated as of November 23, 2004 (the "Pooling and Servicing Agreement"), among the Servicer, Wells Fargo Bank, National Association, as Trustee, and others.

Date:    _________, 20___

            Re:   J.P. Morgan Commercial Mortgage Securities Corp.,
            Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10

            Mortgage Loan (the "Mortgage Loan") identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________

                   ____________________

            Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

            As Servicer under the Pooling and Servicing Agreement, we hereby:

            (a) Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

            ____ a full defeasance of the entire principal balance of the Mortgage Loan; or

            ____ a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

            (b) Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

            (i) The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

            (ii) The defeasance was consummated on __________, 20__.

            (iii) The defeasance collateral consists of securities that (i) constitute "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as "Qualified Investments for `AAA' Financings" under Paragraphs 1, 2 or 3 of "Cash Flow Approach" in Standard & Poor's Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) are rated `AAA' by S&P, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption.

            (iv) The Servicer received an opinion of counsel (from counsel approved by Servicer in accordance with the Servicing Standards) that the defeasance will not result in an Adverse REMIC Event.

            (v) The Servicer determined that the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that is a Single-Purpose Entity (as defined in Standard & Poor's Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

            (vi) The Servicer received written confirmation of the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee.

            (vii) The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Servicer's collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the "Scheduled Payments"), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

            (viii) The Servicer received written confirmation from a firm of independent certified public accountants, who were approved by Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

            (ix) The Mortgage Loan is not among the ten (10) largest loans in the pool. The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Trustee's Distribution Date Statement received by us (the "Current Report").

            (x) [The Servicer has received opinions of counsel stating that the Trustee possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.]

            (xi) The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the aggregate Certificate Balance of the Certificates as of the date of the Current Report.

            (c) Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

            (d) Certify that the individual under whose hand the Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

            (e) Agree to provide copies of all items listed in Exhibit B to you upon request.

            IN WITNESS WHEREOF, the Servicer has caused this Notice and Certification to be executed as of the date captioned above.

                                       GMAC COMMERCIAL MORTGAGE CORPORATION

                                       By:  __________________________________
                                            Name:
                                            Title:

                                    EXHIBIT U

   INFORMATION REQUEST FROM CERTIFICATEHOLDER, BENEFICIAL OWNER OR PROSPECTIVE
                                    PURCHASER

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road

Columbia, Maryland 21045
Attention: J.P. Morgan Chase Commercial Mortgage Securities Corp. - JPMCC Series 2004-CIBC10

      Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10
            ------------------------------------------------------

            Pursuant to the Pooling and Servicing Agreement, dated as of November 23, 2004 (the "Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Paying Agent, with respect to the J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            The undersigned is a [Holder] [Certificate Owner] [prospective purchaser] of $___________ aggregate [Certificate Balance/Notional Amount] of the Class ____ Certificates.

            The undersigned is requesting access to the information (the
                  "Information") on the Paying Agent's Internet Website pursuant to Section 4.02 of the Agreement.

            In consideration of the Paying Agent's disclosure to the
                  undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in evaluating the Information), and such Information will not, without the prior written consent of the Trustee, be disclosed by the undersigned or by its officers, directors, partners employees, agents or representatives in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that is contemplating the purchase of any Certificate, but only if such person or entity confirms in writing such prospective ownership interest and agrees to keep it confidential; and provided that the undersigned may provide all or any part of the Information to its auditors, legal counsel and regulators.

            The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act or under any other applicable law.

            Capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                          ____________________________________
                                          [HOLDER] [CERTIFICATE OWNER]
                                          [PROSPECTIVE PURCHASER]

                                       By:____________________________________
                                          Name:
                                          Title:
                                          Telephone No.:

                                    EXHIBIT V

                     TRUSTEE CERTIFICATION/EXCEPTION REPORT

                                     [DATE]

To the Persons Listed on the attached Schedule A

      Re: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC10
            ------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section 2.02 of the Pooling Servicing Agreement, dated as of November 23, 2004 (the "Agreement"), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, GMAC Commercial Mortgage Corp., as Servicer, Lennar Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Paying Agent, the undersigned, as Trustee, hereby certifies that, except as noted on the attached Trustee Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Trustee has, subject to Section 2.02(e) of the Pooling and Servicing Agreement, reviewed the documents delivered to it pursuant to Section
2.01 of the Pooling and Servicing Agreement and has determined that (i) all documents specified in clauses (i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and the required officer's certificate), if any, of the definition of "Mortgage File," as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv),
(vi) and (viii)(c) in the definition of "Mortgage Loan Schedule" is correct.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Trustee

                                       By:_____________________________
                                          Name:
                                          Title:

                            TRUSTEE EXCEPTION REPORT

                    (Available upon request to the Trustee.)

                              TRUSTEE CERTIFICATION

                                   SCHEDULE A

            J.P. Morgan Chase Commercial Mortgage Securities Corp. 270 Park Avenue, 10th Floor
            New York, New York 10017

            Lennar Partners, Inc.
            1601 Washington Avenue, Suite 700
            Miami Beach, Florida 33139

            Standard & Poor's Ratings Services,
            a division of the McGraw-Hill Companies, Inc.
            55 Water Street, 41st Floor
            New York, NY  10041

            Moody's Investors Service, Inc.
            99 Church Street
            New York, New York  10007

            JPMorgan Chase Bank
            270 Park Avenue, 10th Floor
            New York, New York 10017

                                    EXHIBIT W

            Monthly Additional Report on Recoveries and Reimbursement

Securitization Name
Advance Interest Reconciliation Report
As of
Determination Date

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                                                                      Property
                                            P&I           T&I        Protection
                                          Advances     Advances       Advances                          Late Charges     Net Advance
GMACCM Loan #  Property Name   UPB      Outstanding   Outstanding    Outstanding     Advance Interest    Collected         Interest
------------------------------------------------------------------------------------------------------------------------------------

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-------------  -------------  --------- ------------ ------------- --------------- -------------------- -------------- -------------

-------------  -------------  --------- ------------ ------------- --------------- -------------------- -------------- -------------

-------------  -------------  --------- ------------ ------------- --------------- -------------------- -------------- -------------

-------------  -------------  --------- ------------ ------------- --------------- -------------------- -------------- -------------

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
Questions or comments contact Investor Relations at GMACCM at (800) 734-0797.

                                    EXHIBIT X

                               Realized Loss Form